As filed with the Securities and Exchange Commission on June 29, 2017.

Registration No. 333-218449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIZENS COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6021	20-5120010
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2174 EastRidge Center

Eau Claire, WI 54701

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Bianchi

Chief Executive Officer

Citizens Community Bancorp, Inc.

2174 EastRidge Center

Eau Claire, WI 54701

Phone: (715) 836 9994

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Joseph T. Kinning, Esq. Briggs and Morgan, PA 2200 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402 (612) 977-8400	John J. Spidi, Esq. Jones Walker LLP Suite 200 1227 25th Street NW Washington, D.C. 20037 (202) 434-4670

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	756,196(1)	N/A	$6,656,710(2)	$771.51(3)(4)

(1)	This registration statement covers the estimated maximum number of shares of common stock, par value $0.01 per share, of the registrant to be issued upon completion of the merger described in this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act, based on $49.84 per share, the average of the high and low prices reported on the OTCQB Marketplace for a share of Wells Financial Corp. common stock on May 25, 2017, multiplied by the 780,388 shares of Wells Financial Corp. common stock less the $32,237,828.28 being paid in cash in exchange for such shares of Wells Financial Corp. common stock.
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $771.51, which is equal to 0.0001159 multiplied by the proposed maximum aggregate offering price of $6,656,709.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Citizens Community Bancorp, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Citizens Community Bancorp, Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED JUNE 29, 2017

SUBJECT TO COMPLETION

WELLS FINANCIAL CORP.

MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

Dear Fellow Stockholder:

On March 17, 2017, Citizens Community Bancorp, Inc., or CCBI, and Wells Financial Corp., or Wells, entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” under which CCBI will acquire Wells in a stock and cash transaction.

Under the terms of the merger agreement, Wells will merge with and into CCBI, which we refer to as the “merger,” with CCBI being the surviving corporation in the merger. Immediately after the merger, Wells Federal Bank, Wells’ wholly owned bank subsidiary, will merge with and into Citizens Community Federal N.A. (“CCBI Bank”), CCBI’s wholly owned bank subsidiary, which we refer to as the “bank merger,” with CCBI Bank being the surviving entity in the bank merger. These transactions, if completed, will result in the combination of two community banking organizations focused on customer service, building relationships and enhancing stockholder value.

If the merger is completed, you will have the right to receive, for each share of Wells common stock you own, (i) $41.31 in cash and (ii) 0.7636 shares of CCBI common stock. The stock consideration is subject to a pricing collar adjustment in certain circumstances based on the average of the price of the CCBI common stock for a 20 trading day period prior to the closing. Therefore, the number of shares of CCBI common stock to be received in exchange for each share of Wells common stock may be higher or lower than the 0.7636 exchange ratio.

While the value of the cash consideration is fixed at $41.31 per share of Wells common stock, the value of the stock consideration will fluctuate as the market price of CCBI common stock fluctuates before the completion of the merger, and may be more or less than the value of the stock consideration on the date of the special meeting. In addition, the number of shares ultimately received may change. Based on the closing stock price of CCBI common stock on the NASDAQ Global Market, which we refer to as the “NASDAQ,” on March 16, 2017, the last full trading day before the public announcement of the merger, of $12.92, the value of the stock consideration was $9.87. You should obtain current stock price quotations for CCBI common stock and Wells common stock before you vote at the special meeting. CCBI common stock is listed on the NASDAQ and quoted under the symbol “CZWI.” Wells common stock is listed on the OTCQB Marketplace operated by OTC Markets Group, Inc. and quoted under the symbol “WEFP.”

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wells common stock entitled to vote thereon at the special meeting of Wells stockholders to be held on August 14, 2017, at 10:00 a.m., Central Time, at Wells’ corporate offices located at 53 First Street, SW, Wells, Minnesota 56097.

Your vote is very important, regardless of the number of shares of Wells common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. Failure to vote has the same effect as a vote AGAINST the merger agreement.

Wells’ board of directors unanimously recommends that Wells stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, if there are insufficient votes to approve the merger agreement. In considering the recommendation of the board of directors of Wells, you should be aware that certain directors and executive officers of Wells have interests in the merger that may be different from, or in addition to, the interests of Wells stockholders generally. See the section entitled “Interests of Wells’ Directors and Executive Officers in the Merger” beginning on page 94 of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus describes the special meeting of Wells stockholders, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 36, for a discussion of the risks relating to the proposed merger, and the Annexes to this proxy statement/prospectus.

If you have any questions regarding the merger or the accompanying proxy statement/prospectus, you may contact Wells’ proxy solicitor: Laurel Hill Advisory Group, LLC toll free at (888) 742-1305.

Sincerely,

James D. Moll

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS, NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying proxy statement/prospectus is dated June         , 2017 and is first being mailed to Wells stockholders on or about July         , 2017.

WELLS FINANCIAL CORP.

53 FIRST ST SW

P.O. BOX 310

WELLS, MINNESOTA 56097

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 14, 2017

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Wells Financial Corp. (a Minnesota corporation), or “Wells,” will be held on August 14, 2017, at 10:00 a.m., Central Time, at Wells’ corporate offices located at 53 First Street, SW, Wells, Minnesota 56097, to consider and vote upon the following matters:

1.	a proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2017, as it may be amended from time to time, which we refer to as the “merger agreement,” between Wells Financial Corp. or “Wells” and Citizens Community Bancorp, Inc., a Maryland corporation, or “CCBI,” providing for CCBI’s acquisition of Wells through the merger of Wells with and into CCBI, which we refer to as the “merger;” and

2.	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The record date for the special meeting is June 28, 2017. Only stockholders of record as of the close of business on June 28, 2017 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Wells common stock entitled to vote thereon at the special meeting. Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, whether or not a quorum is present. Wells stockholders must approve the merger proposal in order for the merger to occur.

Wells’ board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Wells and its stockholders, and unanimously recommends that Wells stockholders vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve an adjournment of the special meeting if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In considering the recommendation of the board of directors of Wells, you should be aware that certain directors and executive officers of Wells have interests in the merger that may be different from, or in addition to, the interests of Wells stockholders generally. See the section entitled “Interests of Wells’ Directors and Executive Officers in the Merger” beginning on page 94 of the accompanying proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF WELLS COMMON STOCK THAT YOU OWN. WE CANNOT COMPLETE THE MERGER UNLESS THE WELLS STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WELLS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET PRIOR TO THE SPECIAL MEETING TO ENSURE THAT YOUR SHARES OF WELLS COMMON STOCK WILL BE REPRESENTED AT THE SPECIAL MEETING. FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER AGREEMENT.

If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. Street name holders may not vote in person at the special meeting unless they obtain a “legal proxy” from their bank, brokerage firm or other nominee. If you fail to submit a proxy or attend the special meeting and vote in person, or you fail to provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Wells common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “against” the adoption of the merger agreement.

Under the Minnesota Business Corporation Act (“MBCA”), Wells stockholders who do not vote in favor of adoption of the merger agreement and who have properly exercised dissenters’ rights in the time and manner provided in Sections 471 and 473 of the MBCA, and, as of the effective time, have neither effectively withdrawn nor lost their dissenters’ rights under the MBCA, will not be converted into the right to receive the merger consideration, but will, by virtue of the merger, be entitled to only such consideration as shall be determined pursuant to Section 473 of the MBCA. Section 471 and Section 473 of the MBCA are reproduced in their entirety in Annex C to the accompanying proxy statement/prospectus.

If you have any questions regarding the merger or the accompanying proxy statement/prospectus, you may contact Wells’ proxy solicitor: Laurel Hill Advisory Group, LLC, toll free at (888) 742-1305.

By Order of the Board of Directors,

Richard Mueller

Secretary

Wells, Minnesota

Dated: June         , 2017

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed by CCBI with the Securities and Exchange Commission, which we refer to as the “SEC,” constitutes a prospectus of CCBI under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of CCBI common stock to be issued pursuant to the Agreement and Plan of Merger, dated as of March 17, 2017, between CCBI and Wells, as it may be amended from time to time. This document also constitutes a notice of meeting with respect to the special meeting at which Wells stockholders will be asked to consider and vote upon the adoption of the merger agreement.

CCBI has supplied all information contained in this proxy statement/prospectus relating to CCBI, and Wells has supplied all information contained in this proxy statement/prospectus relating to Wells.

You should rely only on the information contained in this proxy statement/prospectus. CCBI and Wells have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated June         , 2017, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Neither the mailing of this proxy statement/prospectus to Wells stockholders nor the issuance of CCBI common stock pursuant to the merger agreement will create any implication to the contrary.

i

WHERE YOU CAN FIND MORE INFORMATION

CCBI files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that CCBI files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) 732-0330 for further information on the public reference room. In addition, CCBI file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information under the “Filings” link and then under the heading “Company Filings Search.” You will also be able to obtain these documents, free of charge, from CCBI by accessing CCBI’s website at http://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=4091023 by clicking the “SEC Filings” heading, or by directing a request to CCBI’s CEO, Stephen Bianchi at sbianchi@ccf.us. The information on CCBI’s website is not part of this proxy statement/prospectus and references to the website in this proxy statement/prospectus are intended to serve as textual references only.

CCBI has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

CCBI common stock is traded on the NASDAQ under the symbol “CZWI,” and Wells common stock is traded on OTCQB Market under the symbol “WEFP.”

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are questions that you may have about the merger agreement, the merger and the special meeting of Wells stockholders, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote at the special meeting. Additional important information is also contained in the Annexes to this document. Please see “Where You Can Find More Information” beginning on page ii of this proxy statement/prospectus.

Q:	What is the Merger Agreement and the Merger About?

A:	Wells Financial Corp., a Minnesota corporation, which we refer to as “Wells,” and Citizens Community Bancorp, Inc., a Maryland corporation, which we refer to as “CCBI,” have entered into an Agreement and Plan of Merger, dated as of March 17, 2017, as it may be amended from time to time, which we refer to as the “merger agreement.” The merger agreement provides for CCBI’s acquisition of Wells through the merger of Wells with and into CCBI, with CCBI continuing as the surviving corporation, which we refer to as the “merger.” Immediately after the merger, Wells Federal Bank, Wells’ wholly owned bank subsidiary, will merge with and into Citizens Community Federal N.A. which we refer to as “CCBI Bank,” CCBI’s wholly owned bank subsidiary, with CCBI Bank continuing as the surviving entity, which we refer to as the “bank merger.”

Q:	Why am I receiving this proxy statement/prospectus and proxy card?

A:	Wells is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of common stock, par value $0.10 per share, of Wells, which we refer to as the “Wells common stock,” with respect to adoption of the merger agreement and the other matters to be considered at the special meeting. The merger cannot be completed unless Wells stockholders vote to adopt the merger agreement. Information about the special meeting, the merger and other business to be considered by the stockholders at the special meeting is contained in this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and you should read the information contained in this proxy statement/prospectus, including the merger agreement, carefully and in its entirety to help you decide how to vote at the special meeting. The enclosed proxy card allows Wells stockholders to vote their shares without attending the special meeting in person.

This document constitutes both a proxy statement of Wells and a prospectus of CCBI. It is a proxy statement because the board of directors of Wells, which we refer to as the “Wells board,” is soliciting proxies from its stockholders using this document. It is a prospectus because CCBI, in connection with the merger, will be issuing shares of its common stock, par value $0.01 per share, which we refer to as the “CCBI common stock,” as part of the merger consideration to be received by the Wells stockholders.

Q:	What am I being asked to vote on at the special meeting?

A:	Wells is holding the special meeting to ask its stockholders to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement, which we refer to as the “merger proposal;” and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. We refer to this as the “meeting adjournment proposal.”

Q:	Does my vote matter?

A:

Yes. The merger cannot be completed unless the merger agreement is approved by the Wells stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or if your shares are held in “street name” and you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “against” the merger proposal. The Wells board unanimously recommends that stockholders vote “FOR” approval of the merger proposal.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	The vote requirements for each of the proposals to be considered at the special meeting are as follows:

Merger proposal:

Approval requirement: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Wells common stock entitled to vote on the proposal at the special meeting.

Effect of abstentions and broker non-votes: If you mark “abstain” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or if your shares are held in “street name” and you fail to provide voting instructions to your bank, brokerage firm or other nominee with respect to the merger proposal, it will have the same effect as a vote “against” the proposal.

Meeting adjournment proposal:

Approval requirement: Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “abstain” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or if your shares are held in “street name” and you fail to provide voting instructions to your bank, brokerage firm or other nominee with respect to the meeting adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the outcome of the proposal.

See the section entitled, “Information About the Special Meeting—Vote Required” beginning on page 50 of this proxy statement/prospectus.

Q:	How does the Wells board recommend that I vote at the special meeting?

A:	The Wells board unanimously recommends that you vote “FOR” approval of the merger proposal and “FOR” approval of the meeting adjournment proposal. See the section entitled “The Merger—Recommendation of the Wells Board and Reasons for the Merger” beginning on page 60 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or over the Internet. Information and applicable deadlines for voting by telephone or over the Internet are set forth in the enclosed proxy card instructions.

If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee how to vote in accordance with the instructions you have received from them. “Street name” stockholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What will I receive if the merger is completed?

A:	If the merger is completed, each share of Wells common stock outstanding immediately prior to the effective time of the merger, except for shares of Wells common stock with respect to which dissenters’ rights have been properly exercised, which we refer to as “Wells dissenting shares,” and shares of Wells common stock held by Wells as treasury stock or owned by CCBI, will be converted into the right to receive (i) $41.31 in cash, without interest, which we refer to as the “cash consideration,” and (ii) 0.7636 shares of CCBI common stock, which we refer to as the “stock consideration.” The stock consideration is subject to a pricing collar adjustment which may result in an increase or decrease in the number of shares of CCBI common stock to be received in certain circumstances based on CCBI’s common stock price for a 20 trading period prior to the time of closing. We refer to the cash consideration and the stock consideration together as the “merger consideration.”

Cash will be paid in lieu of fractional shares of CCBI common stock that would otherwise be issued as part of the stock consideration. See the sections entitled “The Merger Agreement—Merger Consideration;” and “The Merger Agreement—Fractional Shares” beginning on pages 76 and 77 respectively, of this proxy statement/prospectus.

Q:	What is the exchange ratio?

A:	The exchange ratio is used to determine the number of shares of CCBI common stock that Wells stockholders who receive the stock consideration will be entitled to receive for each of their shares of Wells common stock that are converted into the stock consideration. The exchange ratio is 0.7636, as set forth in the merger agreement, and means that a Wells stockholder will receive 0.7636 shares of CCBI common stock for each share of Wells common stock converted into the right to receive the stock consideration. The exchange ratio is subject to adjustment based upon the average closing price of CCBI common stock for the 20 trading days ending on the third business day preceding closing of the merger which we refer to as the CCBI Closing Price. No adjustment to the exchange ratio would occur if the CCBI Closing Price is equal to or greater than $11.42 (the “Floor”) or less than $13.96 (the “Ceiling”). If the CCBI Closing Price is less than the Floor but equal to or greater than $9.00 (the “Basement”) then the exchange ratio will be adjusted to equal the Floor Stock Value divided by the CCBI Closing Price. The “Floor Stock Value” means the product of the Floor and 0.7636 (the unadjusted exchange ratio). If the CCBI Closing Price is less than the Basement, then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the Basement. If the CCBI Closing Price is greater than the Ceiling but equal to or less than $16.38 (the “Attic”), then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the CCBI Closing Price. The “Ceiling Stock Value” means the product of the Ceiling and 0.7636 (the unadjusted exchange ratio). If the CCBI Closing Price is greater than the Attic, then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the Attic. See the table included in the section entitled “The Merger Consideration” beginning on page 55 for a hypothetical display of the exchange ratio and total merger consideration to be received by Wells stockholders based on various CCBI Closing Prices.

Q:	What is the value of the per share merger consideration and will the value of the stock consideration fluctuate prior to completion of the merger?

A:	The value of the cash consideration is fixed at $41.31. However, the value of the stock consideration will fluctuate as the market price of CCBI common stock fluctuates before the completion of the merger and may be more or less than the price of the CCBI common stock at the date the merger agreement was approved by the Wells board and at the date of the special meeting. The precise number of shares to be received may also change depending on the CCBI Closing Price.

Based on the closing stock price of CCBI common stock on the NASDAQ Global Market, which we refer to as “NASDAQ,” on March 16, 2017, the last full trading day before the public announcement of the merger, of $12.92, the value of the stock consideration was $9.87 on that date. Based on the closing stock price of CCBI common stock on the NASDAQ on June 28, 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $13.65, the value of the stock consideration was $10.42 on that date assuming no change in the exchange ratio. We urge you to obtain current market quotations for shares of CCBI common stock and Wells common stock. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page 76 of this proxy statement/prospectus.

Q:	What happens if I am eligible to receive a fraction of a share of CCBI common stock as part of the per share stock consideration?

A:	If the aggregate number of shares of CCBI common stock that you are entitled to receive as part of the per share stock consideration includes a fraction of a share of CCBI common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page 77 of this proxy statement/prospectus.

Q:	What will happen to Wells as a result of the merger?

A:	If the merger is completed, Wells will be merged with and into CCBI, with CCBI surviving the merger as the surviving corporation. As a result of the merger, Wells’ corporate existence will cease and all of its assets, liabilities and obligations will become assets, liabilities and obligations of CCBI by operation of law. Following the merger, Wells common stock will be delisted from the OTCQB, which we refer to as the “OTC Market.”

Q:	What will happen to Wells Federal Bank as a result of the bank merger?

A:	Immediately after the merger, Wells Federal Bank, Wells’ wholly owned bank subsidiary, will merge with and into CCBI Bank, CCBI’s wholly owned bank subsidiary, with CCBI Bank being the surviving entity of the bank merger. As a result of the bank merger, Wells Federal Bank’s corporate existence will cease and all of its assets (including its loan portfolio), liabilities (including its deposit accounts) and other obligations will become assets, liabilities and obligations of CCBI Bank by operation of law.

Q:	What equity stake will Wells stockholders hold in CCBI immediately following the merger?

A:	Based on the number of issued and outstanding shares of CCBI common stock and Wells common stock as of the date of this proxy statement/prospectus, we expect that Wells stockholders immediately prior to the closing of the merger will hold, in the aggregate, approximately 11.31% of the issued and outstanding shares of CCBI common stock immediately following the closing of the merger (without giving effect to any shares of CCBI common stock held by Wells stockholders prior to the merger).

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the merger proposal by Wells stockholders at the special meeting, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals, the absence of any event, change or development prior to the merger that could have a material adverse effect on Wells or CCBI, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), CCBI’s and Wells’ performance of their respective obligations under the merger agreement in all material respects, and receipt of consents from counterparties to certain contracts of Wells that will continue in effect after the merger. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87 of this proxy statement/prospectus.

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described above, including the approval of the merger proposal by Wells stockholders at the special meeting and the receipt of all required regulatory approvals, CCBI and Wells expect that the merger will be completed during the third calendar quarter of 2017. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Q:	How will I receive the merger consideration to which I am entitled?

A:	As promptly as practicable (and no later than five (5) business days) after the effective time of the merger, Continental Stock Transfer & Trust, who we refer to as the “exchange agent,” will mail to each holder of record of shares of Wells common stock a letter of transmittal, which shall specify the procedures for exchanging your shares of Wells common stock for the stock consideration and cash consideration which you shall have become entitled to receive in accordance with the merger agreement, and any cash in lieu of fractional shares. More information on the documentation Wells stockholders are required to deliver to the exchange agent may be found under the captions “The Merger Agreement—Exchange and Payment Procedures” beginning on page 77 of this proxy statement/prospectus. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	What are the United States federal income tax consequences of the merger to Wells stockholders?

A:	The receipt of the merger consideration by Wells stockholders in exchange for Wells common stock is expected to be a taxable transaction for United States federal income tax purposes, and is not expected to qualify as a “tax-free reorganization” or other non-recognition transaction under any provision of the Internal Revenue Code of 1986, as amended (the “Code”). The Wells stockholders are, therefore, expected to recognize a gain or loss upon the exchange of their Wells common stock for the merger consideration. The United States federal income tax consequences described herein may not apply to all holders of Wells common stock. Wells stockholders are urged to consult with their own tax advisors in light of their particular circumstances regarding the potential United States federal income tax consequences of the merger. For further information, please refer to “Material United States Federal Income Tax Consequences” beginning on page 96 of this proxy statement/prospectus.

Q:	Will my shares of CCBI common stock acquired in the merger receive a dividend?

A:	After the closing of the merger, as a holder of CCBI common stock you will receive the same dividends on shares of CCBI common stock that all other holders of shares of CCBI common stock will receive with respect to any dividend with a record date after the merger is completed.

Until Wells stock certificates or book entry shares are surrendered to the exchange agent in accordance with the instructions provided in the transmittal materials, former Wells stockholders will not be entitled to be paid dividends with a record date after the closing of the merger. After the surrender of such Wells stock certificates, the holder thereof shall be entitled to receive any dividends, without interest, which previously had become payable with respect to CCBI common stock into which such Wells stock certificates were converted to the extent such dividends have a record date after the closing.

Any such payment of dividends by CCBI would require approval by the CCBI board of directors, which we refer to as the “CCBI board,” and the CCBI board may change its dividend policy at any time. See the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 32 of this proxy statement/prospectus for a comparison of the historical dividend practices of the two companies.

Q:	Do any of Wells’ directors or executive officers have interests in the merger that may differ from those of Wells stockholders generally?

A:

Wells directors and executive officers may have interests in the merger that are different from, or in addition to, those of Wells stockholders generally. The members of the Wells board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Wells stockholders adopt the merger agreement. For a description of these interests, refer to the section entitled “Interests of Wells’ Directors and Executive Officers in the Merger” beginning on page 94 of this proxy statement/prospectus.

Q:	Are there any voting agreements in place with Wells stockholders?

A:	Each member of the Wells Board and the non-director executive officer of Wells has entered into a letter agreement with CCBI whereby these individuals have agreed to vote their shares of Wells common stock for approval of the merger proposal and to not sell or otherwise dispose of their shares of Wells common stock until after the earlier of a favorable vote of the Wells stockholders with respect to the merger agreement, the termination of the merger agreement or the effective time of the merger.

Q:	When and where is the special meeting of Wells stockholders?

A:	The special meeting will be held on August 14, 2017 at 10:00 a.m., Central Time, at Wells’ corporate offices located at 53 First Street, SW, Wells, Minnesota 56097. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page 50 of this proxy statement/prospectus.

Q:	Who can vote at the special meeting?

A:	All holders of record of Wells common stock as of the close of business on June 28, 2017, the record date for the special meeting, which we refer to as the “record date,” are entitled to receive notice of, and to vote at, the special meeting.

Q:	How many votes do I have?

A:	Each Wells stockholder is entitled to one vote for each share of Wells common stock held of record as of the record date, subject to certain limitations that would apply in the case of any stockholder who is the beneficial owner of more than ten percent (10%) of the outstanding shares of Wells common stock as of the record date. As of the close of business on the record date, there were 780,388 outstanding shares of Wells common stock entitled to vote at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or represented by proxy, of stockholders with power to cast a majority of all votes entitled to be cast at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, will be counted as present for purposes of establishing a quorum.

Q:	How can I cast my vote?

A:	Stockholder of Record. If you are a stockholder of record, you may have your shares of Wells common stock voted on the matters to be presented at the special meeting in the following ways:

•	by telephone (toll-free) or Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. Proxies delivered by telephone or via the Internet must be submitted by 1:00 a.m., Eastern Time, on the day of the special meeting;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the special meeting in person and casting your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you to vote your shares. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Shares of Wells common stock held in the Wells Employee Stock Ownership Plan (“Wells ESOP”) will be voted by the plan trustee, ESOP Trustee Committee, pursuant to the instructions of the applicable participant. The plan trustee will vote any unallocated shares held by the ESOP and any allocated shares for which instructions have not been given by a participant in the same proportion For or Against the matter that it receives voting directions from participants to vote allocated shares For or Against the matter. The deadline for submission of voting directions to the plan trustee is August 9, 2017.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of Wells common stock are registered directly in your name with the transfer agent of Wells, Computershare, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant a proxy for your vote directly to Wells or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, information describing the procedure for voting your shares. You should follow those instructions to vote your shares. You are invited to attend the special meeting; however, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of Wells common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Wells common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the instructions provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Wells common stock. In accordance with the rules of the self-regulatory agencies, banks, brokerage firms and other nominees who hold shares of Wells common stock in street name for their customers typically only have authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are typically precluded from exercising their voting discretion with respect to non-routine matters, such as the merger proposal and meeting adjournment proposal. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees may not be empowered to vote shares of Wells common stock at the special meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of a “broker non-vote” will be the same as a vote “against” the merger proposal, and will not have an effect on the meeting adjournment proposal.

Q:	How can I change or revoke my vote?

A:

You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Wells stockholder of record, you can write to Wells’ Corporate Secretary, 53 First Street SW, PO Box 310, Wells Minnesota 56097, stating that you wish to revoke your proxy and requesting another proxy card. If you submitted your proxy by telephone or over the Internet, you can revoke your proxy by voting again by telephone or over the

Internet. If you hold your shares through a bank, brokerage firm or other nominee, you can revoke your proxy by contacting the bank, brokerage firm or other nominee and asking for a new proxy card. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance at the stockholder meeting alone will not of itself constitute a revocation of your proxy.

Q:	If I give a proxy, how will my shares of Wells common stock be voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Wells common stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Wells common stock should be voted “for” or “against” each of the proposals to be considered at the special meeting, or whether your shares should “abstain” from voting on, some or all of such proposals.

If you properly sign your proxy card but do not mark the boxes on a given proposal showing how your shares should be voted on that proposal, the shares represented by your properly signed proxy will be voted, as applicable, “FOR” approval of the merger proposal, and “FOR” approval of the meeting adjournment proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you hold shares of Wells common stock in “street name” and also directly as a record holder or otherwise, or if you hold shares of Wells common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Wells common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	How may I gain entry into the special meeting?

A:	If you plan to attend the special meeting, please vote your proxy ahead of time by mailing in your proxy card, or vote by telephone or Internet. If your shares of Wells common stock are held in the name of a bank, brokerage firm or other nominee, you will need proof of ownership of your shares of Wells common stock to attend the special meeting. A recent bank or brokerage account statement indicating your holdings of Wells common stock is an example of proof of ownership. Wells will admit you only upon verification that you are a Wells stockholder and upon presentation of a valid picture identification (such as driver’s license or passport). No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	What happens if I sell my shares of Wells common stock before the special meeting?

A:	The record date for the special meeting is earlier than both the date of the special meeting and the effective time of the merger. If you transfer your shares of Wells common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q:	Will I still be paid dividends on my Wells common stock prior to the merger?

A:

Wells has historically paid quarterly dividends to its stockholders. Under the terms of the merger agreement, Wells is entitled to continue paying its usual and customary cash dividends to its stockholders in amounts and at times consistent with past practice, which dividends shall not exceed $0.25 per share in the aggregate in any calendar quarter between the date hereof and the closing of the merger, subject to the discretion of the Wells board in declaring and paying such dividends.

Q:	Am I entitled to assert dissenters’ rights in connection with the merger?

A:	Yes, you are entitled to assert dissenters’ rights under Section 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which we refer to as the “MBCA,” provided that you follow the procedures and satisfy the conditions set forth in Sections 302A.471 and 302A.473 of the MBCA. More information regarding these dissenters’ rights is provided in this proxy statement/prospectus, and the provisions of Section 302A.471 and 302A.473 of the MBCA that grant dissenters’ rights and govern such procedures are attached in their entirety as Annex C to this proxy statement/prospectus. You should read these provisions carefully and in their entirety. See the section entitled “Dissenters’ Rights” beginning on page 108 of this proxy statement/prospectus.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Wells has engaged Laurel Hill Advisory Group, LLC, which we refer to as Laurel Hill, to act as its proxy solicitor and information agent and to assist in the solicitation of proxies for the special meeting. Wells has agreed to pay Laurel Hill approximately $5,500 plus certain fees and expenses for the services it will perform in connection with the special meeting and also will indemnify Laurel Hill against certain claims, costs, damages, liabilities, judgments and expenses. Wells may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Wells common stock.

Wells’ directors, officers and employees also may solicit proxies by telephone, email, facsimile, US mail, through the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Wells will also request that banks, brokerage firms and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Wells common stock.

Q:	Should I send in my stock certificates now?

A:	No, please do NOT return your stock certificate(s) with your proxy. You will be provided at a later date with an election form and instructions regarding the surrender of your stock certificates. You should then, prior to the election deadline, send your stock certificates to the exchange agent, together with your completed and signed election form.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results may be announced at the special meeting. In addition, Wells expects to issue a press release announcing the results of the meeting, and CCBI will also issue a Form 8-K announcing the results.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Wells will remain an independent public company, the Wells stockholders will continue to own their shares of Wells common stock and the common stock will continue to be listed and traded on the OTC Market. In the absence of the merger being completed, the Wells stockholders will not receive the merger consideration for their shares. Under specified circumstances, Wells may be required to pay CCBI a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Fee” beginning on page 90 of this proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Wells common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Wells’ proxy solicitor:

2 Robbins Lane, Suite 201

Jericho, NY 11753

1(888)-742-1305

Banks and Brokers please call 1(516) 933-3100

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Wells stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its Annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 54)

Wells Financial Corp.

53 First St., SW

P.O. Box 310

Wells, Minnesota 56097

(507) 553-3151

Wells Financial Corp. is a bank holding company organized in December 1994 and is incorporated in the State of Minnesota. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), Wells is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and by the Department of Commerce of the State of Minnesota (the “Department”). Wells owns 100% of the stock of Wells Federal Bank.

Wells Federal Bank is a Minnesota State-chartered banking corporation headquartered in Wells, Minnesota and subject to regulation and examination by the Department and the FDIC, which insures deposits to the maximum extent permitted by law. Wells Federal Bank has nine full service offices located in Wells, Blue Earth, Mankato, Fairmont, Albert Lea, St. Peter, Owatonna, St. James, and Minnesota Lake, Minnesota. Wells Federal Bank was founded in 1934 and its deposits are federally insured. Wells Federal Bank is a community oriented, full-service retail bank that attracts deposits from the general public and uses such deposits to invest in residential, commercial and agricultural real estate loans, commercial and agricultural operating loans, home equity and other consumer loans.

Wells Federal Bank has one subsidiary, Wells Insurance Agency. Wells Insurance Agency is a full service insurance agency that sells property, casualty, life, and health products.

As of March 31, 2017, Wells had total consolidated assets of $269.2 million, total consolidated loans and leases of $197.0 million, total consolidated deposits of $236.1 million and total consolidated stockholders’ equity of $32.4 million.

The Wells common stock is listed on the OTC Market under the symbol “WEFP.” Additional information about Wells, its business, financial condition and results of operations can be found on its website at www.wellsfinancialcorp.com. See the section entitled “Where You Can Find More Information” beginning on page ii of this proxy statement/prospectus.

Citizens Community Bancorp, Inc.

2174 EastRidge Center

Eau Claire, Wisconsin 54701

(715)-836-9994

Citizens Community Bancorp, Inc. (“CCBI”) is a Maryland corporation organized in 2004. CCBI is a bank holding company and is subject to regulation by the Federal Reserve Board. CCBI’s primary activities consist of holding the stock of CCBI’s wholly-owned subsidiary bank, CCBI Bank, and providing consumer, commercial and agricultural banking activities through CCBI Bank. At March 31, 2017, CCBI had approximately $668.5 million in total assets, $530.9 million in deposits, and $64.4 million in consolidated stockholders’ equity.

CCBI Bank is a federally chartered national bank with 16 full-service offices; 14 stand-alone locations and 2 in-store branches as of March 31, 2017. Subsequent to the two branch closures in June 2017, CCBI will operate through 14 branch locations. CCBI Bank is subject to regulation by the Office of the Comptroller of the Currency (”OCC”).

CCBI common stock is listed on the Nasdaq Global Markets under the symbol “CZWI.” Additional information about CCBI, its business, financial condition and results of operations can be found in documents CCBI files with the SEC. See the section entitled “Where You Can Find More Information” beginning on page ii of this proxy statement/prospectus.

The Merger and the Merger Agreement (Pages 55 and 75)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

If the merger agreement is adopted by the Wells stockholders and the merger is subsequently completed, Wells will merge with and into CCBI, with CCBI surviving the merger as the surviving corporation. Immediately thereafter, Wells Federal Bank, Wells’ wholly owned bank subsidiary, will merge with and into CCBI Bank, with CCBI Bank being the surviving entity in the bank merger.

Merger Consideration (Page 55)

Upon completion of the merger, each share of Wells common stock outstanding immediately prior to the effective time of the merger, except for Wells dissenting shares and shares of Wells common stock held by Wells as treasury stock or owned by CCBI, will be converted into the right to receive (i) the cash consideration consisting of $41.31 in cash and (ii) the stock consideration consisting of 0.7636 shares of CCBI common stock. The stock consideration is subject to adjustment based upon the average closing price of CCBI common stock for the 20 trading days ending on the third business day preceding closing of the merger (“CCBI Closing Price”). Set forth below is a table showing the value of the cash consideration and the hypothetical value of the stock consideration based on a range of values for the CCBI Closing Price. The table does not reflect the fact that cash will be paid instead of fractional shares of CCBI common stock.

Hypothetical CCBI Closing Prices	Stock Consideration Per Share		Cash Consideration Per Share	Total Consideration Per Share
	Shares of CCBI Common Stock	Hypothetical Value (1)
$17.00	0.6507	$11.06	$41.31	$52.37
$16.38(2)	0.6507	$10.66	$41.31	$51.97
$16.00	0.6662	$10.66	$41.31	$51.97
$15.00	0.7106	$10.66	$41.31	$51.97
$14.00	0.7614	$10.66	$41.31	$51.97
$13.96(3)	0.7636	$10.66	$41.31	$51.97
$13.00	0.7636	$9.93	$41.31	$51.24
$12.00	0.7636	$9.16	$41.31	$50.47
$11.42(4)	0.7636	$8.72	$41.31	$50.03
$11.00	0.7925	$8.72	$41.31	$50.03
$10.00	0.8721	$8.72	$41.31	$50.03
$9.00(5)	0.9690	$8.72	$41.31	$50.03
$8.00	0.9690	$7.75	$41.31	$49.06

(1)	Hypothetical value based on hypothetical average closing price for CCBI common stock on NASDAQ for the 20 trading days ending three business days prior to the closing of the merger.
(2)	Represents the “attic” as defined in the merger agreement, or the price point at which further increases to CCBI Closing Price no longer result in a decrease in the number of shares to be received by Wells stockholders.
(3)	Represents the “ceiling” as defined in the merger agreement, or the price point at which further increases to the CCBI Closing Price begin to result in a decrease in the number of shares to be received by Wells stockholders.
(4)	Represents the “floor” as defined in the merger agreement, or the price point at which further decreases to the CCBI Closing Price begin to result in increase in the number of shares to be received by Wells stockholders.
(5)	Represents the “basement” as defined in the merger agreement, or the price point at which further decreases to the CCBI Closing Price no longer result in an increase in the number of shares to be received by Wells stockholders.

The examples above are illustrative only. The value of the stock consideration that a Wells stockholder actually receives will be based on both the number of shares received and the market price. The number of shares received will depend on the CCBI Closing Price, and the value of such shares will fluctuate with the market. In addition, the CCBI common stock may trade at values above or below the range of the amounts set forth above. As a result, the actual value of the stock consideration per share of Wells common stock may not be shown in the above table.

Recommendation of the Wells Board; Reasons for the Merger (Page 60)

The Wells board unanimously recommends that Wells stockholders vote “FOR” approval of the merger proposal and “FOR” approval of the meeting adjournment proposal. For a detailed discussion of Wells’ reasons for the merger, see the section entitled “The Merger—Recommendation of the Wells Board and Reasons for the Merger” beginning on page 60 of this proxy statement/prospectus.

Opinion of Wells’ Financial Advisor (Page 62)

In connection with the merger, Wells’ financial advisor, McAuliffe Financial, LLC, which we refer to as “McAuliffe,” delivered a written opinion, dated March 17, 2017, to the Wells board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Wells common stock in the merger, based upon and subject to the limitations and assumptions set forth in the opinion. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by McAuliffe in preparing the opinion, is attached as Annex B to this proxy statement/prospectus.

The McAuliffe opinion speaks only as of the date of the opinion. The opinion was directed to the Wells board in connection with its consideration of the merger agreement and is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Wells common stock. The McAuliffe opinion does not constitute a recommendation to any holder of Wells common stock as to how such holder of Wells common stock should vote at any meeting of stockholders called to consider and vote upon the merger agreement. It does not address the underlying business decision of Wells to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Wells or the effect of any other transaction in which Wells might engage.

See the section entitled “The Merger—Opinion of Wells’ Financial Advisor” beginning on page 62 of this proxy statement/prospectus and Annex B to this proxy statement/prospectus.

Information About the Special Meeting (Page 50)

Time, Place and Purpose of the Special Meeting (Page 50)

The special meeting to consider and vote upon the adoption of the merger agreement and other matters related to the merger will be held on August 14, 2017, at 10:00 a.m. Central Time, at Wells’ corporate offices located at 53 First Street, SW, Wells, Minnesota 56097.

At the special meeting, Wells stockholders will be asked to consider and vote upon:

•	a proposal to adopt the merger agreement, or the “merger proposal;” and

•	a proposal to adjourn of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, or the “meeting adjournment proposal.”

Record Date and Quorum (Page 50)

You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Wells common stock as of the close of business on June 28, 2017, the record date. On the record date, there were 780,388 shares of Wells common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Wells common stock that you owned on the record date. However, certain limits on the one vote per share rule apply in the case of any stockholder who is the beneficial owner, as determined in accordance with Wells’ articles of incorporation, of more than ten percent (10%) of the outstanding shares of Wells common stock as of the record date, with any such holder being ineligible to vote any shares held in excess of the ten percent (10%) beneficial ownership limit.

The presence, in person or represented by proxy, of stockholders with power to cast a majority of all votes entitled to be cast at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are considered to be present for purposes of establishing a quorum at the special meeting.

Vote Required to Approve Proposals; Effect of Abstentions and Failure to Vote (Page 50)

Merger proposal:

Approval requirement: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Wells common stock entitled to vote on the proposal at the special meeting.

Effect of abstentions and broker non-votes: If you mark “abstain” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or if your shares are held in “street name” and you fail to provide voting instructions to your bank, brokerage firm or other nominee with respect to the merger proposal, it will have the same effect as a vote “against” the proposal.

Meeting adjournment proposal:

Approval requirement: Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, whether or not a quorum is present.

Effect of abstentions and broker non-votes: If you mark “abstain” on your proxy card, fail to submit a proxy card or vote in person at the special meeting, or if your shares are held in “street name” and you fail to provide voting instructions to your bank, brokerage firm or other nominee with respect to the meeting adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the outcome of the proposal.

As of the record date, the directors and non-director executive officers of Wells and their affiliates beneficially owned and were entitled to vote approximately 114,457 shares of Wells common stock representing approximately 14.67% of the shares of Wells common stock outstanding on that date. These individuals have agreed with CCBI to vote their shares of Wells common stock in favor of the merger proposal.

Proxies and Revocations (Page 51)

Any Wells stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by attending the special meeting. If your shares of Wells common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Wells common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Wells common stock may not be voted on the merger proposal, which would have the same effect as a vote “against” the merger proposal, and your shares of Wells common stock will not have an effect on the meeting adjournment proposal.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Wells stockholder of record, you can write to Wells’ Corporate Secretary, 53 First Street, SW, Wells, Minnesota 56097, stating that you wish to revoke your proxy and requesting another proxy card. If you submitted your proxy by telephone or over the Internet, you can vote again by voting by telephone or over the Internet. If you hold your shares through a bank, brokerage firm or other nominee, you can revoke your proxy by contacting the bank, brokerage firm or other nominee and asking for a new proxy card. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance at the special meeting will not of itself constitute a revocation of your proxy. Street name holders may only attend the special meeting and vote in person if they first obtain a legal proxy from the bank, brokerage firm or other nominee holding their shares.

Shares of Wells common stock held in the Wells Federal Bank Employee Stock Ownership Plan will be voted by the plan trustee, ESOP Trustee Committee, pursuant to the instructions of the applicable participant. The plan trustee will vote any unallocated shares held by the ESOP and any allocated shares for which instructions have not been given by a participant in the same proportion For or Against the matter that it receives voting directions from participants to vote allocated shares For or Against the matter.

Material United States Federal Income Tax Consequences (Page 96)

The receipt of the merger consideration by Wells stockholders in exchange for Wells common stock is expected to be a taxable transaction for United States federal income tax purposes, and is not expected to qualify as a “tax-free reorganization” or other non-recognition transaction under any provision of the Code. The Wells stockholders are, therefore, expected to recognize a gain or loss upon the exchange of their Wells common stock for the merger consideration. The United States federal income tax consequences described herein may not apply to all holders of Wells common stock. Wells stockholders are urged to consult with their own tax advisors in light of their particular circumstances regarding the potential United States federal income tax consequences of the merger. For further information, please refer to “Material United States Federal Income Tax Consequences” beginning on page 96 of this proxy statement/prospectus.

Interests of Wells Directors and Executive Officers in the Merger (Page 94)

Directors and executive officers of Wells may have interests in the merger that are different from, or in addition to, interests of Wells stockholders generally. These interests include, among others, certain payments and benefits payable under employment, change in control and retention agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by Wells as the surviving corporation for acts or omissions occurring prior to the merger. The Wells board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby, and (ii) recommend the adoption of the merger agreement to Wells stockholders. See the section entitled “Interests of Wells Directors and Executive Officers in the Merger” beginning on page 94 of this proxy statement/prospectus for a more detailed description of these interests.

Regulatory Approvals (Page 72)

Completion of the merger and the bank merger are subject to the receipt of all regulatory approvals or waivers required to complete the transactions contemplated by the merger agreement, including from the OCC, the Minnesota Department of Commerce and the Federal Reserve, and expiration or termination of any applicable statutory waiting periods in respect thereof. As of the date of this proxy statement/prospectus, the OCC has approved the transaction and the Federal Reserve has waived its requirement that an application be submitted.

Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. CCBI and Wells have agreed to use their reasonable best efforts to obtain the required regulatory approvals and CCBI, Wells and/or their respective bank subsidiaries have filed applications to obtain these regulatory approvals.

Conditions to Completion of the Merger (Page 87)

In addition to the adoption of the merger agreement by the requisite vote of Wells stockholders, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement on Form S-4 containing this proxy statement/prospectus, approval of the listing on the NASDAQ of the CCBI common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, receipt of consents of counterparties to certain contracts of Wells that will continue in effect after the merger, the absence of any event, change or development between the date of signing the merger agreement and completion of the merger that could have a material adverse effect on Wells or CCBI, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, and delivery of officer certificates by the other party certifying satisfaction of its conditions precedent.

Neither CCBI nor Wells can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87 of this proxy statement/prospectus.

No Solicitation (Page 85)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, Wells has agreed not to initiate, solicit, knowingly encourage, induce or facilitate any inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that Wells may participate in discussions or negotiations regarding an alternative acquisition proposal or furnish nonpublic information regarding Wells in response to an unsolicited bona fide written acquisition proposal, under specific circumstances, including the Wells board’s determination (in accordance with the merger agreement and after consultation with Wells’ outside legal counsel and financial advisor) that such proposal is reasonably expected to lead to a superior proposal and the failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law. For a more complete summary of Wells’ non-solicitation obligations, see the section entitled “The Merger Agreement—No Solicitation” beginning on page 85 of this proxy statement/prospectus. Under certain circumstances, Wells may terminate the merger agreement to accept a superior proposal but such termination would result in it being obligated to pay CCBI the termination fee. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages 89 and 90 respectively.

Withdrawal of Recommendation (Page 84)

The merger agreement requires Wells to use its reasonable best efforts to solicit from Wells stockholders proxies in favor of the merger proposal, including by communicating to Wells stockholders the recommendation of the Wells board that stockholders vote to approve the merger proposal. However, the Wells board may withdraw its recommendation for stockholders’ approval of the merger proposal if (i) in response to a superior proposal (as defined in the merger agreement) the Wells board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would reasonably be expected to violate its fiduciary duties to the Wells stockholders under applicable law; (ii) the Wells board provides three (3) business days’ prior written notice to CCBI of its intention to take such action and specifying the reasons therefore; (iii) during such three (3) business day period, the Wells board negotiates with CCBI in good faith to make such changes to the merger agreement as would enable the Wells board to proceed with its recommendation of the merger; and (iv) the Wells board takes into account any amendment or modification to the merger agreement proposed by CCBI and determines in good faith, after consultation with its outside legal counsel and financial advisor, that such amendment or modification proposed by CCBI remains less favorable to the Wells stockholders than the terms of the alternative acquisition proposal, after giving effect to payment of the termination fee under the terms of the merger agreement. For more information, see the section entitled “The Merger Agreement—Wells Stockholder Meeting; Withdrawal of Recommendation; Restructuring” beginning on page 84 of this proxy statement/prospectus.

Termination; Termination Fee (Page 90)

Termination

Wells and CCBI may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, the merger agreement may also be terminated as follows:

•	by either party, if there has been a breach of any representation or covenant made by the other party under the merger agreement, such that a condition to completion of the merger cannot be satisfied and such breach is either not curable or, if curable, is not cured after 30 days written notice from the other party provided that the party seeking to terminate is not itself in material breach of the merger agreement;

•	by either party, if: (i) the merger has not been completed by October 31, 2017, subject to an automatic extension of sixty (60) days if the failure to complete the merger is due to the absence of certain required regulatory approvals as specified under the merger agreement; provided that, the party seeking to terminate may not be the party whose failure to fulfill any of its obligations contained in the merger agreement has been the cause of the delay; or (ii) any court or governmental entity having jurisdiction over one of the parties has issued an order enjoining or otherwise prohibiting the merger or the bank merger and such order has become final and nonappealable;

•	by either party, if the Wells stockholders do not approve the merger proposal at the special meeting, subject to certain conditions imposed on Wells’ right to exercise termination in this event;

•	by CCBI, if the Wells board fails to comply with the provisions of the merger agreement with respect to an alternative acquisition proposal or the Wells board changes its recommendation to the Wells stockholders to approve the merger proposal or recommended a superior proposal; or a tender or exchange offer for 10% or more of the outstanding shares of Wells common stock has been commenced and the Wells board does not recommend against it; or

•	by Wells, if an alternative acquisition proposal is received prior to the approval and adoption of the merger agreement at the special meeting that the Wells board determines to be superior to the terms of the proposed merger, the Wells board has complied with the provisions of the merger agreement relating to such alternative acquisition proposal and Wells pays a termination fee of $1.6 million to CCBI upon termination of the merger agreement.

Termination Fee (Page 90)

Wells will be required to pay CCBI a termination fee of $1.6 million, which we refer to as the “termination fee,” if:

•	the merger agreement is terminated by CCBI because there has been a breach of any representation or covenant made by Wells under the merger agreement, such that a condition to completion of the merger cannot be satisfied and such breach is either not curable or, if curable, is not cured after 30 days written notice from CCBI, and (i) a superior proposal (as defined in the merger agreement) existed prior to the date of termination of the merger agreement and (ii) within twelve (12) months of such termination, Wells consummates the superior proposal or enters into a letter of intent, agreement in principal or definitive agreement with respect to the superior proposal;

•	the merger agreement is terminated by either party because the Wells stockholders failed to approve the merger proposal at the special meeting, and (i) a superior proposal (as defined in the merger agreement) existed prior to the date of termination of the merger agreement and (ii) within twelve (12) months of such termination, Wells consummates the superior proposal or enters into a letter of intent, agreement in principal or definitive agreement with respect to the superior proposal;

•	the merger agreement is terminated by Wells because the merger was not completed by October 31, 2017 (subject to an automatic extension of sixty (60) days due to certain outstanding regulatory approvals), and (i) a superior proposal existed prior to the date of termination of the merger agreement and (ii) within twelve (12) months of such termination, Wells consummates the superior proposal or enters into a letter of intent, agreement in principal or definitive agreement with respect to the superior proposal;

•	the merger agreement is terminated by CCBI due to: (i) a breach by Wells of certain provisions of the merger agreement relating to superior proposals; (ii) the Wells board shall have changed its recommendation to the Wells stockholders to approve the merger proposal or shall have otherwise taken actions inconsistent with recommending the merger proposal; (iii) the Wells board recommends a superior proposal; or (iv) the Wells board fails to recommend against acceptance of certain tender offers made by a third party for Wells common stock; or

•	the merger agreement is terminated by Wells prior to the special meeting in connection with the receipt of a superior proposal and (i) the Wells board has complied with its obligations under the merger agreement with respect to such superior proposal, and (ii) the termination fee is paid upon termination of the merger agreement.

For more information, please see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages 89 and 90, respectively, of this proxy statement/prospectus.

Dissenters’ Rights (Page 108)

Wells stockholders are entitled to assert dissenters’ rights under Section 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which we refer to as the “MBCA,” provided that they follow the procedures and satisfy the conditions set forth in Sections 302A.471 and 302A.473 of the MBCA. More information regarding these dissenters’ rights is provided in this proxy statement/prospectus, and the provisions of Section 302A.471 and 302A.473 of the MBCA that grant dissenters’ rights and govern such procedures are attached in their entirety as Annex C to this proxy statement/prospectus. You should read these provisions carefully and in their entirety. See the section entitled “Dissenters’ Rights” beginning on page 108 of this proxy statement/prospectus and Annex C.

Comparison of Stockholders’ Rights (Page 99)

The rights of Wells stockholders are governed by Wells’ articles of incorporation, which we refer to as the “Wells charter,” its bylaws, which we refer to as the “Wells bylaws” and by Minnesota corporate law. Your rights as a stockholder of CCBI will be governed by CCBI’s articles of incorporation, as amended, which we refer to as the “CCBI charter,” its bylaws, as amended, which we refer to as the “CCBI bylaws” and by Maryland corporate law. Your rights under the CCBI charter and the CCBI bylaws will differ in some respects from your rights under the Wells charter and the Wells bylaws. For more detailed information regarding a comparison of your rights as a Wells stockholder and as a CCBI stockholder, see the section entitled “Comparison of Stockholders’ Rights” beginning on page 99 of this proxy statement/prospectus.

Litigation Related to the Merger (Page 73)

On March 22, 2017, Paul Parshall, a purported Wells stockholder, filed a putative stockholder class action and derivative complaint in the District Court of Faribault County, Minnesota captioned Paul Parshall v. Wells Financial Corp., et al. The complaint was subsequently amended on June 15, 2017. The lawsuit names as defendants Wells, each of the current members of the Wells board and CCBI. The amended complaint asserts that the director defendants breached their fiduciary duties by initiating a process to sell Wells that undervalues Wells; by agreeing to the merger agreement at a price that does not reflect Wells’ true value; by either failing to inform themselves of Wells’ true value or disregarding such value; by entering into a preclusive merger agreement; and by failing to make adequate disclosure in the registration statement on Form S-4 as filed on June 2, 2017. The amended complaint further asserts that Wells and CCBI aided and abetted the purported breaches of fiduciary duty. The amended complaint seeks (i) a declaration that the action may be maintained as a class action; (ii) injunctive relief to prevent the consummation of the merger; (iii) in the event the merger is consummated, rescission of the transaction or rescissionary damages; (iv) an order directing the defendants to account to the plaintiff for damages because of alleged wrongdoing; (v) an award to plaintiff of costs and disbursements including attorneys’ and experts’ fees; and (vi) other relief as may be just and proper. The defendants believe this lawsuit is without merit and intend to vigorously defend against the allegations.

Other potential plaintiffs may also file similar lawsuits challenging the proposed transaction. If the above-referenced case, and any additional cases, are not resolved, these lawsuits could prevent or delay completion of the merger and result in significant costs to Wells and CCBI, including costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect CCBI’s business, financial condition and results of operations.

Risk Factors (Page 36)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals to be considered at the special meeting. In particular, you should consider the factors described under the Section entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CCBI

The following table summarizes selected historical consolidated financial information of CCBI for the periods and as of the dates indicated. This information has been derived from CCBI’s consolidated financial statements filed with the SEC. Historical financial information as of and for the six months ended March 31, 2017 and 2016 is unaudited and includes, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of CCBI. You should not assume the results of operations for past periods and for the six months ended March 31, 2017 and 2016 is indicative of results for any future period.

You should read this information in conjunction with CCBI’s consolidated financial statements and related notes thereto as of and for the fiscal years ended September 30, 2016 and 2015, and for the six months ended March 31, 2017, which are included elsewhere in this proxy statement/prospectus.

SELECTED FINANCIAL DATA

	Year ended September 30, (dollars in thousands, except per share data)
	2016	2015 (As Restated)	2014 (As Restated)	2013	2012
Selected Results of Operations Data:
Interest income	25,084	$23,004	$24,033	$24,575	$27,085
Interest expense	5,007	4,438	4,275	5,312	6,591

Net interest income	20,077	18,566	19,758	19,263	20,494
Provision for loan losses	75	656	1,910	3,143	4,440

Net interest income after provision for loan losses	20,002	17,910	17,848	16,120	16,054
Fees and service charges	2,923	3,006	2,868	2,584	2,068
Net impairment losses recognized in earnings	—	—	(78)	(797)	(1,332)
Net gain (loss) on sale of available for sale securities	63	60	(168)	552	243
Other non-interest income	929	847	794	712	693

Non-interest income	3,915	3,913	3,416	3,051	1,672

Non-interest expense	20,058	17,403	17,224	17,489	17,359

Income before provision for income taxes	3,859	4,420	4,040	1,682	367
Income tax provision	1,286	1,614	1,530	635	161

Net income	$2,573	$2,806	$2,510	$1,047	$206

Per Share Data: (1)
Net income per share (basic) (1)	$0.49	$0.54	$0.49	$0.20	$0.04
Net income per share (diluted) (1)	$0.49	$0.54	$0.48	$0.20	$0.04
Cash dividends per common share	$0.12	$0.08	$0.04	$—	$—
Book value per share at end of period	$12.27	$11.74	$11.23	$10.51	$10.73
Tangible book value per share at end of period	$11.22	$11.72	$11.20	$10.47	$10.68

CITIZENS COMMUNITY BANCORP, INC.

FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA (CONTINUED)

	Year ended September 30, (dollars in thousands, except per share data)
	2016	2015 (As Restated)	2014 (As Restated)	2013	2012
Selected Financial Condition Data:
Total assets	$695,865	$580,148	$569,815	$554,521	$530,183
Investment securities	86,792	87,933	70,974	79,695	67,111
Total loans, net of deferred costs (fees)	574,439	450,510	470,366	440,863	427,789
Total deposits	557,677	456,298	449,767	447,398	422,058
Short-term FHLB borrowings	45,461	33,600	20,000	7,500	22,100
Other FHLB borrowings	13,830	25,291	38,891	42,500	27,150
Other borrowings (2)	11,000	—	—	—	—
Total shareholders’ equity	64,544	61,454	58,019	54,185	55,103
Weighted average common shares outstanding	5,241,458	5,208,708	5,163,373	5,151,413	5,133,707
Performance Ratios:
Return on average assets	0.40%	0.49%	0.45%	0.19%	0.04%
Return on average total shareholders’ equity	4.08%	4.70%	4.47%	1.92%	0.38%
Net interest margin (3)	3.27%	3.36%	3.61%	3.62%	3.94%
Net interest spread (3)
Average during period	3.15%	3.24%	3.54%	3.51%	3.81%
End of period	3.31%	3.15%	3.58%	3.69%	3.84%
Net overhead ratio (4)	2.39%	2.35%	2.46%	2.66%	2.94%
Average loan-to-average deposit ratio	101.08%	101.63%	101.57%	99.91%	98.68%
Average interest bearing assets to average interest bearing liabilities	114.38%	114.15%	109.35%	109.92%	109.99%
Efficiency ratio (5)	83.60%	77.42%	74.08%	75.67%	73.87%
Asset Quality Ratios:
Non-performing loans to total loans (6)	0.62%	0.27%	0.34%	0.59%	1.05%
Allowance for loan losses to:
Total loans (net of unearned income)	1.06%	1.44%	1.38%	1.40%	1.34%
Non-performing loans	169.92%	532.02%	410.47%	236.96%	127.44%
Net charge-offs to average loans	0.10%	0.14%	0.35%	0.62%	0.84%
Non-performing assets to total assets	0.62%	0.37%	0.46%	0.66%	0.95%
Capital Ratios:
Shareholders’ equity to assets (7)	9.28%	10.59%	10.18%	9.77%	10.39%
Average equity to average assets (7)	9.87%	10.39%	9.98%	10.08%	10.12%
Tier 1 capital (leverage ratio) (8)	9.3%	10.6%	10.1%	9.9%	10.2%
Total risk-based capital (8)	14.1%	16.8%	16.3%	16.3%	15.4%

(1)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(2)	Consists of a term note from First Tennessee Bank National Association to finance the acquisition of CBN and matures on May 15, 2021.
(3)	Net interest margin represents net interest income as a percentage of average interest earning assets, and net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.

(4)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(5)	Efficiency ratio represents non-interest expense, divided by the sum of net interest income and non-interest income, excluding impairment losses from OTTI.
(6)	Non-performing loans are either 90+ days past due or nonaccrual. Non-performing assets consist of non-performing loans plus other real estate owned plus other collateral owned.
(7)	Presented on a consolidated basis.
(8)	For CCBI Bank only.

	March 31, 2017	March 31, 2016 (As Restated)
Selected Financial Condition Data:
Total assets	$668,453	$601,800
Investment securities	85,353	93,541
Total loans, net of deferred costs (fees)	534,808	466,492
Total deposits	530,929	473,833
Short-term FHLB borrowings	56,491	40,983
Other FHLB borrowings	4,000	20,491
Other borrowings (2)	11,000	—
Total shareholders’ equity	64,380	62,951
Average diluted shares outstanding	5,306,463	5,259,806

Selected Results of Operations Data

	Six Months Ended
	March 31, 2017	March 31, 2016
Interest income	13,487	11,416
Interest expense	2,706	2,236

Net interest income	10,781	9,180
Provision for loan losses	—	75

Net interest income after provision for loan losses	10,781	9,105

Net gains on available for sale securities	29	4
Service charges on deposit accounts	740	754
Loan fees and service charges	897	584
Settlement proceeds	283	—
Other	568	418

Non-interest income	2,517	1,760

Non-interest expense	10,498	8,525

Income before provision for income taxes	2,800	2,340
Income tax provision	926	818

Net income	$1,874	$1,522

Per share information:
Net income per share (basic)	$0.36	$0.29

Net income per share (diluted)	$0.35	$0.29

Cash dividends per common share	$0.16	$0.12

Book value per share at end of period	$12.22	$12.00

Tangible book value per share at end of period	$11.19	$11.85

SELECTED HISTORICAL FINANCIAL INFORMATION OF WELLS

The summary financial information presented below is derived from Wells’ consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information as of December 31, 2016 and 2015 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at December 31, 2014, 2013 and 2012 and for the years then ended is derived from Wells’ audited financial statements that do not appear in this proxy statement/prospectus. Information at or for the three months ended March 31, 2017 and 2016 is derived from the condensed consolidated financial statements that appear elsewhere in this proxy statement/prospectus which were not audited, but in the opinion of management reflects all adjustments necessary for a fair presentation of this period. The information presented below reflects Wells on a consolidated basis.

You should read this information in conjunction with Wells’ consolidated financial statements and related notes thereto. See “Wells Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

(dollars in thousands, except per share amounts)

Financial Condition

	At March 31, 2017	At December 31,
		2016	2015	2014	2013	2012
	(unaudited)
Total assets	$269,192	$268,475	$274,779	$251,826	$243,801	$244,195
Loans held for sale	2,189	1,338	1,337	1,707	1,952	6,911
Loans receivable, net	197,025	197,086	197,595	182,050	165,401	157,901
Securities available for sale	31,186	33,632	34,450	34,177	41,569	23,068
Certificates of deposit	11,595	13,582	9,543	4,181	3,695	9,631
Cash and cash equivalents (1)	16,424	11,677	21,159	16,373	17,625	34,000
Deposits	231,996	233,010	239,950	221,972	214,370	214,928
Borrowed funds	—	—	—	—	—	150
Stockholders’ equity	32,448	32,075	31,300	26,619	26,083	26,157

Summary of Operations

	Three Months Ended
	March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)	(unaudited)
Interest income	$2,570	$2,426	$9,879	$9,548	$8,818	$8,475	$9,390
Interest expense	84	89	355	450	597	798	1,238
Net interest income	2,486	2,337	9,524	9,098	8,221	7,677	8,152
Provision for loan losses	—	20	40	70	520	640	840
Noninterest income	875	938	3,928	6,796	3,569	4,151	5,287
Noninterest expense	2,609	2,364	9,704	9,686	9,344	9,216	9,950
Net income	507	566	2,387	4,894	1,303	1,186	1,592

Other Selected Data

(dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)	(unaudited)
Return on average assets	0.75%	0.83%	0.88%	1.87%	0.52%	0.48%	0.66%
Return on average equity	6.27%	7.21%	7.53%	17.02%	4.93%	4.52%	6.23%
Stockholders’ equity to assets	12.05%	11.95%	11.95%	11.39%	10.57%	10.70%	10.71%
Net interest rate spread (2)	3.89%	3.62%	3.70%	3.68%	3.53%	3.33%	3.70%
Nonperforming assets to total loans (3)	1.93%	1.87%	1.73%	1.85%	2.54%	3.37%	4.76%
Allowance for loan losses to total loans	1.00%	1.05%	0.96%	1.01%	1.17%	1.03%	1.09%
Allowance for loan losses to nonperforming assets (3)	52.14%	56.53%	55.8%	53.8%	46.3%	30.6%	22.8%
Basic earnings per share	$0.65	$0.71	$3.04	$6.35	$1.72	$1.54	$2.03
Diluted earnings per share	$0.65	$0.71	$3.04	$6.35	$1.72	$1.54	$2.03
Cash dividends declared per share	$0.25	$0.25	$1.00	$0.72	$0.60	$0.60	$0.25

(1)	Includes Federal Funds Sold.
(2)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3)	Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma financial information about the financial condition and results of operations of the combined company, including per share data, after giving effect to the merger and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting, and that the assets and liabilities of Wells will be recorded by CCBI at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the merger had occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2016 and for the six months ended March 31, 2017 gives effect to the transaction as if the merger had become effective at October 1, 2015. CCBI’s fiscal year end is September 30 while Wells’ fiscal year end is December 31. The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of CCBI, which are included in this proxy statement/prospectus in the section entitled “CCBI Consolidated Financials” beginning on page F-72, the consolidated financial statements and related notes of Wells, which are provided in the section entitled “Wells Consolidated Financials” beginning on page F-1.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma combined financial information also does not consider any potential effects of changes in market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies or asset dispositions, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus. In addition, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

Citizens Community Bancorp, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet

As of March 31, 2017

(dollars in thousands)

	CCBI	Wells	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined Entity
	(as reported)
Assets
Cash and cash equivalents	$19,850	$5,424	$(32,238)	(1)	$13,036
			20,000	(7)
Other interest-bearing deposits	745	11,595	—		12,340
Federal funds sold	—	11,000	—		11,000
Securities available for sale	79,369	31,186	—		110,555
Securities held to maturity	5,984	—	—		5,984
Non-marketable equity securities, at cost	4,412	1,849	—		6,261
Loans held for sale	—	2,189	—		2,189
Loans receivable	534,808	199,024	(3,956)	(8)	729,876
Allowance for loan losses	(5,835)	(1,999)	1,999	(3)	(5,835)

Loans receivable, net	528,973	197,025	(1,957)		724,041
Office properties and equipment, net	5,163	3,717	—		8,880
Accrued interest receivable	1,982	900	—		2,882
Intangible assets	791	1,917	1,684	(4)	4,742
			350	(9)
Goodwill	4,663	—	1,032	(5)	5,695
Foreclosed and repossessed assets, net	692	1,678	—		2,370
Other assets	15,829	712	497	(6)	17,038

TOTAL ASSETS	$668,453	$269,192	$(10,632)		$927,013

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$530,929	$236,039	$(5,745)	(10)	$761,223
Federal Home Loan Bank advances	60,491	—	—		60,491
Other borrowings	11,000	—	20,000	(7)	31,000
Other liabilities	1,653	704	—		2,357

Total liabilities	604,073	236,743	14,255		855,071
Stockholders’ equity:
Common stock	53	214	6	(1)	59
			(214)	(2)
Additional paid-in capital	55,032	18,133	7,556	(1)	62,588
			(18,133)	(2)
Retained earnings	10,138	14,176	(14,176)	(2)	10,138
Unearned deferred compensation	(190)	(66)	66	(2)	(190)
Accumulated other comprehensive loss	(653)	(8)	8	(2)	(653)

Total stockholders’ equity	64,380	32,449	(24,887)		71,942

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$668,453	$269,192	$(10,632)		$927,013

See “Notes to Unaudited Pro Forma Financial Information” below.

Citizens Community Bancorp, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Six Months Ended March 31, 2017

(dollars in thousands)

	CCBI	Wells	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined Entity
	(as reported)
Total interest and dividend income	$13,487	$5,029	$396	(11)	$18,912
Total interest expense	2,706	170	575	(12)	3,451

Net interest income before provision for loan losses	10,781	4,859	(179)		15,461
Provision for loan losses	—	—	—		—

Net interest income after provision for loan losses	10,781	4,859	(179)		15,461
Total non-interest income	2,517	1,822	—		4,339
Total non-interest expense	10,498	5,112	184	(13)	15,742
			(52)	(14)

Income before provision for income taxes	2,800	1,569	(363)		4,006
Provision for income taxes	926	539	(127)	(15)	1,338

Net income attributable to common stockholders	$1,874	$1,030	$(236)		$2,668

Basic earnings per share	$0.36				$0.46
Diluted earnings per share	$0.35				$0.45
Average shares outstanding—basic	5,263,674		595,904		5,859,578
Average shares outstanding—diluted	5,299,595		595,904		5,895,499

See “Notes to Unaudited Pro Forma Financial Information” below.

Citizens Community Bancorp, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Years Ended September 30, 2016 and December 2016

(dollars in thousands)

	9/30/2016 CCBI	12/31/2016 Wells	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined Entity
	(as reported)
Total interest and dividend income	$25,084	$9,879	$791	(11)	$35,754
Total interest expense	5,007	355	1,149	(12)	6,511

Net interest income before provision for loan losses	20,077	9,524	(358)		29,243
Provision for loan losses	75	40	—		115

Net interest income after provision for loan losses	20,002	9,484	(358)		29,128
Total non-interest income	3,915	3,928	—		7,843
Total non-interest expense	20,058	9,704	368	(13)	30,130
			(105)	(14)

Income before provision for income taxes	3,859	3,708	(726)		6,841
Provision for income taxes	1,286	1,321	(254)	(15)	2,353

Net income attributable to common stockholders	$2,573	$2,387	$(472)		$4,488

Basic earnings per share	$0.49				$0.77
Diluted earnings per share	$0.49				$0.77
Average shares outstanding—basic	5,241,458		595,904		5,837,362
Average shares outstanding—diluted	5,257,304		595,904		5,853,208

See “Notes to Unaudited Pro Forma Financial Information” below.

Citizens Community Bancorp, Inc.

Notes to Unaudited Pro Forma Financial Information

(dollars in thousands, except share and per share data)

(1)	Entry to record purchase price consideration of $51.00 per share of Wells common stock, consisting of $41.31 per share in cash and 0.7636 of a share of CCBI common stock resulting in a total of 595,904 shares issued at $12.69 per share and $0.01 par value per share.

CCBI common shares issued at par value	$6
Additional Paid in Capital on shares issued	7,556

Total capital consideration	7,562
Cash consideration paid to Wells shareholders	32,238

Total purchase price consideration	$39,800

(2)	Entry to eliminate Wells equity.

(3)	Entry to reverse Wells’ allowance for loan losses.

(4)	Entry to reverse the core deposit intangible of Wells of $158 related to a prior acquisition and record estimated core deposit intangible of $1,842 created by the merger.

(5)	Entry to record estimated goodwill of $1,032 created by this business combination.

(6)	Entry to record tax impact of purchase accounting adjustments at a 35% tax rate.

(7)	Entry to record issuance of $5,000 of senior debt and $15,000 of subordinated debt.

(8)	Entry to record estimate of the fair value of the loan portfolio, resulting in a discount of $3,956.

(9)	Entry to record estimate of the fair value of Wells’ mortgage servicing asset of $350.

(10)	Entry to record estimate of the fair value of Wells’ deposits of $5,745.

(11)	Entry to record accretion of loan discount on a straight-line basis over 5 years.

(12)	Entry to record estimate of additional interest expense. On May 30, 2017, CCBI entered into a Subordinated Note Purchase Agreement with EJF Debt Opportunities Master Fund, LP (“EJF”), pursuant to which EJF agreed to purchase 6.75% fixed-to-floating subordinated notes in the aggregate principal amount of $15 million. In addition, on May 30, 2017, CCBI entered into the Second Amended and Restated Loan Agreement with FTB whereby FTB extended a $5 million term loan facility to CCBI with a floating interest rate that is the London interbank offered rate plus 270 basis points.

(13)	Entry to record amortization of core deposit intangible on a straight-line basis over 5 years.

(14)	Entry to reverse amortization of Wells’ core deposit intangible related to a prior acquisition.

(15)	Entry to record the income tax effect of the pro forma adjustments using a rate of 35%.

Pro Forma Purchase Price Allocation to the Fair Value of Assets Acquired and  Liabilities Assumed

(dollars in thousands, except per share data)

Purchase Price:
Wells’ common shares outstanding (as of March 31, 2017)	780,388
Price per share to be paid in cash	$41.31

Cash consideration	$32,238
Common shares to be issued, based on 0.7636 exchange ratio	595,904
Assumed share price of CCBI	$12.69

Total share consideration	$7,562

Total pro forma purchase price	$39,800

CCBI has performed a preliminary valuation analysis on the fair market value of Wells’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of March 31, 2017:

Fair value of assets acquired:
Cash and cash equivalents	$5,424
Other interest bearing deposits	11,595
Federal funds sold	11,000
Securities available for sale “AFS”	31,186
Non-marketable equity securities, at cost	1,849
Loans held for sale	2,189
Loans receivable	195,068
Office properties and equipment, net	3,717
Accrued interest receivable	900
Intangible assets	3,951
Foreclosed and repossessed assets, net	1,678
Other assets	1,209

Total assets	269,766

Fair value of liabilities assumed:
Liabilities:
Deposits	230,294
Other liabilities	704

Total liabilities	230,998

Net assets acquired	$38,768

Preliminary pro forma goodwill	$1,032

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations. The final purchase price allocation will be determined when CCBI has completed the detailed valuations and necessary calculations.

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth basic earnings, diluted earnings, cash dividends and book value per share data for CCBI and Wells on a historical basis and on a pro forma combined basis, for the six months ended March 31, 2017, and basic earnings, diluted earnings and cash dividend per share data for the fiscal year ended September 30, 2016. The unaudited pro forma data was derived by combining the historical financial information of CCBI and Wells using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations.

The pro forma equivalent per share amounts are calculated by multiplying the pro forma combined book value per share, cash dividends per share and net income per share by the exchange ratio of 0.7636 so that the per share amounts equate to the respective values for one share of Wells common stock. No effect is given for the cash portion of the merger consideration to be received.

The unaudited pro forma data below should be read in conjunction with CCBI’s and Wells’ audited financial statements for the fiscal years ended September 30, 2016 and December 31, 2016, respectively, and their respective unaudited financial statements for the six and three months ended March 31, 2017, respectively and the “Unaudited Pro Forma Condensed Combined Financial Information.” This information is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

For the six months ended March 31, 2017	CCBI Historical	Wells Historical	Pro Forma Combined	Pro Forma Equivalent
Income from operations attributable to common shareholders per share—basic (2)	$0.36	$1.32	$0.46	$0.35
Income from operations attributable to common shareholders per share—diluted (2)	0.35	1.32	0.45	0.34
Dividends per common share (3)	0.16	0.50	0.16	0.12
Book value per common share (4)	12.22	41.58	12.27	9.37

For the year ended September 30, 2016[1]	CCBI Historical	Wells Historical	Pro Forma Combined	Pro Forma Equivalent
Income from operations attributable to common shareholders per share—basic (2)	$0.49	$3.04	$0.77	$0.59
Income from operations attributable to common shareholders per share—diluted (2)	0.49	3.04	0.77	0.59
Dividends per common share (3)	0.12	1.00	0.12	0.09

(1)	Fiscal year ended December 31, 2016 for Wells.
(2)	The pro forma combined basic and diluted earnings per share of CCBI common stock is based on the pro forma combined net income for the combined entities divided by the total pro forma basic and diluted shares of the combined entities.
(3)	Pro forma dividends per share represent CCBI’s historical dividends per share.
(4)	The pro forma combined book value per share of CCBI common stock is based on the pro forma combined common stockholders’ equity for the combined entity divided by total pro forma shares of common stock of the combined entity.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

CCBI common stock trades on the NASDAQ under the symbol “CZWI”, and Wells common stock trades on OTC Markets Croup’s OTCQB under the symbol “WEFP.” The OTC Market is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Global Market. The following tables set forth the high and low reported trading prices per share of CCBI and Wells common stock and high and low reported trading prices per share of CCBI and Wells common stock, and the cash dividends declared per share for the periods indicated.

CCBI

Quarter Data	High	Low	Dividend Declared
First Quarter Fiscal Year 2015	$9.43	$8.59	$—
Second Quarter Fiscal Year 2015	9.50	8.60	0.08
Third Quarter Fiscal Year 2015	9.50	8.56	—
Fourth Quarter Fiscal Year 2015	9.40	8.80	—
First Quarter Fiscal Year 2016	9.49	8.81	—
Second Quarter Fiscal Year 2016	9.73	8.84	0.12
Third Quarter Fiscal Year 2016	11.60	8.80	—
Fourth Quarter Fiscal Year 2016	11.32	9.26	—
First Quarter Fiscal Year 2017	12.55	10.80	—
Second Quarter Fiscal Year 2017	14.05	12.05	0.16
Third Quarter Fiscal Year 2017 (through June 28, 2017)	14.34	12.73	—

Wells

Quarter Data	High	Low	Dividend Declared
First Quarter Fiscal Year 2015	$29.15	$26.00	$0.18
Second Quarter Fiscal Year 2015	29.15	27.00	0.18
Third Quarter Fiscal Year 2015	34.00	28.20	0.18
Fourth Quarter Fiscal Year 2015	34.50	31.10	0.18
First Quarter Fiscal Year 2016	32.96	30.33	0.25
Second Quarter Fiscal Year 2016	38.74	32.00	0.25
Third Quarter Fiscal Year 2016	38.65	34.70	0.25
Fourth Quarter Fiscal Year 2016	39.99	37.40	0.25
First Quarter Fiscal Year 2017	50.00	39.25	0.25
Second Quarter Fiscal Year 2017 (through June 28, 2017)	50.00	49.55	0.25

As of June 28, 2017, CCBI had approximately 330 stockholders of record. The holders of CCBI common stock are entitled to receive such dividends when and as declared by the CCBI Board. In determining the payment of cash dividends, the CCBI Board considers CCBI’s earnings, capital and debt servicing requirements, the financial ratio guidelines of regulators, CCBI’s financial condition and other relevant factors.

CCBI’s ability to pay dividends on its common stock is dependent on the dividend payments it receives from CCBI Bank, since CCBI receives substantially all of its revenue in the form of dividends from CCBI Bank. Future dividends are not guaranteed and will depend on CCBI’s ability to pay them.

CCBI is a legal entity separate and distinct from its banking subsidiary. As a bank holding company, CCBI is subject to certain restrictions on its ability to pay dividends under applicable banking laws and regulations. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In particular, federal bank regulators have stated that paying dividends that deplete a banking organization’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

CCBI’s ability to pay dividends is also subject to the terms of its Second Amended and Restated Loan Agreement with First Tennessee Bank National Association dated May 30, 2017, which prohibits CCBI from making dividend payments while an event of default has occurred and is continuing under the loan agreement or from allowing payment of a dividend which would create an event of default.

The following table reflects the annual cash dividend paid in the fiscal years ended September 30, 2016 and 2015 and interim period ended March 31, 2017:

	2017	2016	2015
Cash dividends per share	$0.16	$0.12	$0.08
Stockholder record date	3/9/17	03/11/2016	03/13/2015
Dividend payment date	3/23/17	03/25/2016	03/27/2015

As of the record date for the special meeting, there were approximately 188 registered holders of Wells common stock.

The following table presents the closing prices of CCBI common stock and Wells common stock on March 16, 2017, the last trading day before the public announcement of the merger agreement, and on June 28, 2017, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated equivalent per share stock consideration and the cash consideration with respect to each share of Wells common stock on the relevant date.

Date	CCBI Closing Price	Wells Closing Price	Exchange Ratio	Value Stock Consideration	Cash Consideration	Estimated Total Per Share Value
3/16/17	$12.92	$40.20	0.7636	$9.87	$41.31	$51.18
6/28/17	$13.65	$50.00	0.7636	$10.42	$41.31	$51.73

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Wells stockholders in determining whether to approve the merger proposal. Wells stockholders are urged to obtain current market quotations for shares of CCBI common stock and Wells common stock and to review carefully the other information contained in this proxy statement/prospectus in considering whether to approve the merger proposal. The exchange ratio is subject to adjustment based upon the CCBI Closing Price and may be increased to a maximum of 0.9690 or reduced to a minimum of 0.6507. See the table included in the section entitled “The Merger—The Merger Consideration” beginning on page 55 for a hypothetical display of the exchange ratio and total merger consideration to be received by Wells stockholders based on various CCBI Closing Prices. The market prices of CCBI common stock and Wells common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of CCBI common stock or Wells common stock before or after the effective date of the merger. Changes in the market price of CCBI common stock prior to the completion of the merger will affect the market value of the merger consideration that Wells stockholders will receive upon completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving CCBI’s or Wells’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of CCBI, Wells or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on CCBI’s and Wells’ current expectations and projections about future events. There are important factors that could cause CCBI’s and Wells’ actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in CCBI’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	inability to close the merger and the bank merger in a timely manner;

•	failure to complete the merger due to the failure of the Wells stockholders to approve the merger proposal;

•	failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•	difficulties and delays in integrating Wells’ business into CCBI’s operations or fully realizing cost savings and other benefits;

•	potential impact of announcement or consummation of the merger with Wells on relationships with third parties, including customers, employees and competitors;

•	CCBI’s potential exposure to unknown or contingent liabilities of Wells;

•	challenges of integrating, retaining and hiring key personnel;

•	failure to retain existing customers in the manner anticipated;

•	outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in system failures or disruptions in customer service;

•	business disruption following the merger;

•	changes in CCBI’s stock price prior to completion of the merger, including as a result of the financial performance of Wells; and

•	economic, competitive, governmental, regulatory, technological and geopolitical factors affecting CCBI’s or Wells’ operations, pricing and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond CCBI’s or Wells’ control.

For any forward-looking statements made in this proxy statement/prospectus, CCBI and Wells claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Except to the extent required by applicable law, CCBI and Wells do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to CCBI, Wells or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained in or incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page 34, you should consider the following risk factors carefully in deciding whether to vote to approve the merger proposal. Additional risks and uncertainties not presently known to CCBI or Wells, if they materialize, also may adversely affect the merger and CCBI as the surviving corporation in the merger.

Risk Factors Relating to the Merger

Because the market price of CCBI common stock will fluctuate prior to completion of the merger, you cannot be certain of the precise value of the stock consideration you may receive in the merger.

At the time the merger is completed, each issued and outstanding share of Wells common stock, except for Wells dissenting shares and shares of Wells common stock held by Wells as treasury stock or owned by CCBI, will be converted into the right to receive (i) $41.31 in cash, without interest, and (ii) 0.7636 shares of CCBI common stock. The stock consideration is subject to a pricing collar, which is based on the price of CCBI Closing Price. Depending on the CCBI closing price, the exchange ratio may be increased or decreased. In addition, the value of the stock consideration will vary as the market price of the CCBI common stock fluctuates prior to completion of the merger. See “The Merger—Merger Consideration” beginning on page 55 for further information regarding the pricing collar.

There will be a lapse in time between each of the date of this proxy statement/prospectus, the date on which Wells stockholders vote to approve the merger proposal at the special meeting and the date on which Wells stockholders actually receive the merger consideration upon completion of the merger. The market value of CCBI common stock may fluctuate during these periods as a result of a variety of factors, including the following:

•	developments in CCBI’s business or in the financial services sector generally;

•	operating results that vary from the expectations of CCBI management or of securities analysts and investors;

•	regulatory or legislative changes affecting CCBI’s business and operations or the financial services industry generally;

•	operating and securities price performance of companies that investors consider to be comparable to CCBI;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by CCBI or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside of the control of CCBI and Wells. Consequently, at the time Wells stockholders must decide whether to approve the merger proposal they will not know the precise number or market value of the shares of CCBI common stock they may receive when the merger is completed. The value of the cash consideration is fixed at $41.31, but the precise number and actual value of the shares of CCBI common stock received by the Wells stockholders will depend on the CCBI Closing Price and the market value of shares of CCBI common stock on that date. This value will not be known at the time of the special meeting and may be more or less than the current price of CCBI common stock or the price of CCBI common stock at the time of the special meeting.

The market price for CCBI common stock may be affected by factors different from those that historically have affected the market price of Wells common stock.

Upon completion of the merger, Wells stockholders will become holders of CCBI common stock. CCBI’s business differs from that of Wells and, accordingly, the financial condition and results of operations of CCBI will be affected by some factors that are different from those currently affecting the financial condition and results of operations of Wells. For example, CCBI conducts operations over a broader number of retail locations than does Wells. Accordingly, the results of operations of CCBI will be affected by economic, business and other developments in those localities in which it conducts operations but Wells does not to a larger extent than will the operations of Wells. For a discussion of the businesses of CCBI and Wells and some of the important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” beginning on page 54 of this proxy statement/prospectus.

Wells stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Currently, Wells stockholders have the right to vote in the election of the members of the Wells board and the power to approve or reject any matters requiring stockholder approval under Minnesota law and the Wells charter and bylaws. Upon the completion of the merger, each Wells stockholder will become a stockholder of CCBI with a percentage ownership of CCBI that is smaller than the stockholder’s current percentage ownership of Wells. After the merger, Wells stockholders in the aggregate are expected to become owners of approximately 10.2% of the outstanding shares of CCBI common stock (without giving effect to any shares of CCBI common stock held by Wells stockholders prior to the merger). Because of this, the Wells stockholders, as a group, will have significantly less influence on the board of directors, management and policies of CCBI, as the surviving corporation of the merger, than they now have on the Wells board, management and policies of Wells.

The success of the merger and integration of Wells into CCBI’s operations will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including, without limitation:

•	CCBI’s ability to integrate the branch offices acquired from Wells Federal Bank in the bank merger into CCBI Bank’s current operations;

•	CCBI’s ability to limit the outflow of deposits held by its new customers in the acquired branch offices and to successfully retain and manage loans acquired in the merger;

•	CCBI’s ability to control the incremental non-interest expenses from the acquired branch offices;

•	CCBI’s ability to reduce expenses by select branch closures; and

•	CCBI’s ability to retain and attract the appropriate personnel to staff the acquired branch offices.

Integrating the acquired branch offices will be a significant undertaking, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. No assurance can be given that CCBI will be able to integrate the acquired branch offices successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect CCBI’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. CCBI may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect CCBI’s existing profitability, that CCBI will be able to achieve results in the future similar to those achieved by its existing banking business, or that CCBI will be able to manage any growth resulting from the merger effectively.

Combining CCBI and Wells may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

CCBI and Wells have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on CCBI’s ability to successfully combine and integrate the businesses of CCBI and Wells in a manner that permits growth opportunities, and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect CCBI’s ability to successfully conduct its business, which could have an adverse effect on CCBI’s financial results and the value of its common stock. If CCBI experiences difficulties with the integration process and attendant systems conversion, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause CCBI and/or Wells to lose customers or cause customers to remove their accounts from CCBI and/or Wells and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of CCBI and Wells during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The combined company may be unable to retain CCBI and/or Wells personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CCBI and Wells. It is possible that these employees may decide not to remain with CCBI or Wells, as applicable, while the merger is pending or with the combined company after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Wells to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, CCBI and Wells may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, various approvals must be obtained from bank regulatory and other governmental authorities. The requisite approval of the Minnesota Department of Commerce, Financial Institutions Division has not been received. CCBI has received a letter from the Legal Division of the Federal Reserve Board indicating that, subject to certain conditions, including the receipt by CCBI, CCBI Bank, Wells and Wells Federal Bank of all other necessary regulatory approvals in connection with the merger; compliance with any terms and conditions imposed by such approvals; and no material changes in the facts presented, it would not recommend to the Federal Reserve Board that it take action requiring CCBI to file a formal application in connection with the merger. CCBI received the OCC’s approval of its merger application on June 28, 2017. In determining whether to grant these approvals, the regulatory authorities consider a variety of factors, including the regulatory standing of each party, the effect of the merger on competition within their relevant jurisdiction and other factors described under the section entitled “The Merger—Regulatory Approvals.” Neither CCBI nor Wells can provide any assurance that any conditions, terms, obligations or restrictions imposed by regulators will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency that would prohibit or make illegal the completion of the merger or the bank merger. See the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 72 of this proxy statement/prospectus.

The Unaudited Pro Forma Combined Financial Information Included in This Document is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. This unaudited pro forma combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the date(s) indicated, which are based upon preliminary estimates, to record Wells’ identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this information is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of Wells’ assets and liabilities as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 25 of this proxy statement/prospectus.

The merger agreement contains provisions that may discourage other parties from trying to acquire Wells for a higher price.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Wells that might result in greater value to Wells’ stockholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Wells than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Wells from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Wells board, entering into discussions with any third party regarding, an acquisition proposal or offers for competing transactions. In addition, Wells may be required to pay CCBI a termination fee of $1.6 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination Fee” beginning on pages 85 and 90, respectively, of this proxy statement/prospectus.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: the approval of the merger proposal by the Wells stockholders, the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, absence of any order prohibiting completion of the merger, receipt of consents of counterparties to certain Wells contracts that will continue in effect after the merger, the absence of any event, change or development between the date of signing the merger agreement and completion of the merger that could have a material adverse effect on Wells, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), and CCBI’s and Wells’ performance of their respective obligations under the merger agreement in all material respects. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by October 31, 2017 (subject to extension under certain circumstances), either CCBI or Wells may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, CCBI and Wells may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Wells may be required to pay a termination fee of $1.6 million to CCBI. See the section entitled “The Merger Agreement—Termination of Merger Agreement” beginning on page 89 of this proxy statement/prospectus for a more detailed description of these circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Wells.

If the merger is not completed for any reason, including as a result of Wells stockholders declining to approve the merger proposal at the special meeting, the ongoing business of Wells may be adversely affected and, without realizing any of the benefits of having completed the merger, Wells would be subject to a number of risks, including the following:

•	Wells may experience negative reactions from the financial markets, including negative impacts on its stock price (to the extent that the current market price reflects a market assumption that the merger will be completed);

•	Wells may experience negative reactions from its customers, vendors and employees;

•	Wells will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of Wells’ business prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of CCBI (not to be unreasonably withheld), may prevent CCBI from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Wells Business Prior to Completion of the Merger” beginning on page 80 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Wells); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Wells management, which would otherwise have been devoted to other opportunities that may have been beneficial to Wells as an independent company.

In addition to the above risks, if the merger agreement is terminated and the Wells board seeks another merger or business combination, Wells stockholders cannot be certain that Wells will be able to find a party willing to offer equivalent or more attractive consideration than the consideration CCBI has agreed to provide in the merger, or that such other merger or business combination will be completed.

Wells will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Wells and, consequently, on CCBI as the surviving corporation. These uncertainties may impair Wells’ ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Wells to seek to change their existing business relationships with Wells. Employee retention at Wells may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the surviving corporation following the merger. In connection with the entry into the merger agreement, certain Wells employees entered into retention and stay bonus agreements, but there can be no guarantee that these agreements will cause employees to remain with Wells. If key employees depart because of issues relating to the uncertainty and difficulty of integration or desire not to remain with the business, CCBI’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Wells from making certain acquisitions and taking other specified actions without the consent of CCBI, and generally requires Wells to continue its operations in the ordinary course, until the merger closes. These restrictions may prevent Wells from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Wells Business Prior to Completion of the Merger” beginning on page 80 of this proxy statement/prospectus for a description of the restrictive covenants to which Wells is subject.

Directors and executive officers of Wells may have interests in the merger that are different from, or in addition to, the interests of Wells stockholders.

Directors and executive officers of Wells have interests in the merger that are different from, or in addition to, interests of Wells stockholders generally. These interests include, among others, certain payments and benefits payable under employment, change in control and stay bonus agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. The Wells board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby, and (ii) recommend the adoption of the merger agreement to Wells stockholders. See the section entitled “Interests of Wells’ Directors and Executive Officers in the Merger” beginning on page 94 of this proxy statement/prospectus for a more detailed description of these interests.

Shares of CCBI common stock to be received by Wells stockholders as a result of the merger will have rights different from the shares of Wells common stock.

Upon completion of the merger, the rights of former Wells stockholders will be governed by the CCBI charter and bylaws in lieu of the Wells charter and bylaws. CCBI is governed by Maryland corporate law whereas Wells is governed by Minnesota law. There are differences between the rights associated with CCBI common stock under the CCBI charter and bylaws and Maryland law and the rights associated with Wells common stock under the Wells charter and bylaws and Minnesota law. Please see the section entitled “Comparison of Stockholders’ Rights” beginning on page 99 of this proxy statement/prospectus for a discussion of the different rights associated with CCBI common stock.

The merger may not be accretive, and may be dilutive, to CCBI’s earnings per share, which may negatively affect the market price of CCBI common stock received in the merger.

Because shares of CCBI common stock will be issued in the merger, it is possible that the merger may be dilutive to CCBI earnings per share, which could negatively affect the market price of shares of CCBI common stock.

In connection with the completion of the merger, based on the current number of issued and outstanding shares of Wells common stock, CCBI expects to issue approximately 595,899 shares of CCBI common stock, subject to adjustment based on the pricing collar, which could cause CCBI to issue a maximum of 756,196 shares or a minimum of 507,824 shares. The issuance of these new shares of CCBI common stock could have the effect of depressing the market price of shares of CCBI common stock through dilution of earnings per share or otherwise. In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, CCBI earnings per share could cause the price of shares of CCBI common stock to decline or grow at a reduced rate.

CCBI will incur significant transaction and merger-related costs in connection with the merger.

CCBI has incurred, and expects to continue to incur, a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving the desired synergies. These fees and costs have been, and will continue to be, substantial. CCBI will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Other significant non-recurring transaction costs related to the merger include, but are not limited to, fees paid to legal, financial and accounting advisors, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. CCBI continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although CCBI expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow CCBI to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The opinion of Wells’ financial advisor has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinion.

The opinion delivered to the Wells board by McAuliffe, financial advisor to Wells, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Wells common stock in the proposed merger speaks only as of March 17, 2017, the date of such opinion. Changes in the operations and prospects of CCBI or Wells, general market and economic conditions and other factors which may be beyond the control of CCBI or Wells, and on which McAuliffe’s opinion was based, may have altered the value of Wells or the prices of CCBI common stock or Wells common stock as of the date of this proxy statement/prospectus, or may alter such value and prices by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. McAuliffe does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Wells does not currently anticipate asking McAuliffe to update its opinion to address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Wells board’s recommendation that Wells stockholders vote to approve the merger proposal, however, is made as of the date of this proxy statement/prospectus. See the section entitled “The Merger—Opinion of Wells’ Financial Advisor” beginning on page 62 of this proxy statement/prospectus and Annex B to this proxy statement/prospectus.

Litigation relating to the merger could require CCBI and Wells to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

Following the public announcement of the execution of the merger agreement, a purported stockholder of Wells filed a putative class action lawsuit against Wells, its directors and CCBI challenging the proposed transaction. The outcome of this litigation is uncertain. Other potential plaintiffs may also file additional lawsuits challenging the merger. If the above-referenced case, or any future cases, are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to CCBI and Wells, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or other legal restraint or prohibition preventing the completion of the merger shall be in effect. As such, if a plaintiff is successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect CCBI’s business, financial condition, results of operations and cash flows. For more information, see the section entitled “The Merger—Litigation Related to the Merger” beginning on page 73 of this proxy statement/prospectus.

Risk Factors Relating to CCBI’s Business

CCBI’s internal controls and procedures may fail or be circumvented.

Management regularly reviews and updates internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable assurances that the objectives of the system are met. Any (a) failure or circumvention of CCBI’s controls and procedures, (b) failure to adequately address any internal control deficiencies, or (c) failure to comply with regulations related to controls and procedures could have a material effect on CCBI’s business, consolidated financial condition and results of operations. CCBI management identified a material weakness in connection with the preparation of the consolidated financial statements for fiscal year 2016, which led to a restatement of consolidated financial statements for the fiscal years ended September 30, 2014 and 2015 as well as revised quarterly results of operations for the fiscal years ended September 30, 2015 and 2016. Although CCBI management concluded that, for the period ended March 31, 2017, it had remediated the material weakness, there can be no guarantee that CCBI will not experience control issues in the future.

CCBI’s business may be adversely affected by conditions in the financial markets and economic conditions generally.

CCBI operates primarily in the Wisconsin, Minnesota and Michigan markets. As a result, CCBI’s financial condition, results of operations and cash flows are significantly impacted by changes in the economic conditions in those areas. In addition, CCBI’s business is susceptible to broader economic trends within the United States economy. From December 2007 to June 2009, the United States economy experienced the worst economic downturn since the Great Depression, resulting in a general reduction of business activity and growth across industries and regions as well as significant increases in unemployment. Many businesses experienced serious financial difficulties due to the lack of consumer spending and liquidity in the credit markets. The financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes. General declines in home prices and the resulting impact on sub-prime mortgages, and eventually, all mortgage and real estate classes as well as equity markets resulted in continued widespread shortages of liquidity across the financial services industry. Moreover, the country and CCBI’s geographic region experienced high rates of unemployment which negatively impacted the creditworthiness of CCBI’s borrowers and customer base.

Although the economy has been in the recovery phase since 2009, there can be no assurance that the economy will not enter into another recession, whether in the near term or long term. Another economic downturn or sustained, high unemployment levels may negatively impact CCBI’s operating results. Additionally, adverse changes in the economy may also have a negative effect on the ability of CCBI’s borrowers to make timely repayments of their loans. These factors could expose CCBI to an increased risk of loan defaults and losses and could have an adverse impact on earnings.

Deterioration in the markets for residential real estate, including secondary residential mortgage loan markets, could reduce net income and profitability.

During the severe recession that lasted from 2007 to 2009, softened residential housing markets, increased delinquency and default rates, and volatile and constrained secondary credit markets negatively impacted the mortgage industry. CCBI’s financial results were adversely affected by these effects including changes in real estate values, primarily in Wisconsin, Minnesota and Michigan, and net income declined as a result. Decreases in real estate values adversely affected the value of property used as collateral for loans as well as investments in CCBI’s portfolio. Continued slow growth in the economy since 2009 has resulted in increased competition and lower rates, which has negatively impacted net income and profits.

The foregoing changes could affect CCBI’s ability to originate loans and deposits, the fair value of CCBI’s financial assets and liabilities and the average maturity of CCBI’s securities portfolio. An increase in the level of interest rates may also adversely affect the ability of certain of CCBI’s borrowers to repay their obligations. If interest rates paid on deposits or other borrowings were to increase at a faster rate than the interest rates earned on loans and investments, net income would be adversely affected.

CCBI is subject to interest rate risk.

CCBI’s profitability depends in large part on its net interest income, which is the difference between interest earned from interest-earning assets, such as loans and mortgage-backed securities, and interest paid on interest-bearing liabilities, such as deposits and borrowings. CCBI Bank’s net interest income will be adversely affected if market interest rates change such that the interest we pay on deposits and borrowings increase faster than the interest earned on loans and investments. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time due to many factors that are beyond CCBI’s control, including but not limited to: general economic conditions and government policy decisions, especially policies of the Federal Reserve Board. Accordingly, CCBI’s results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of assets and liabilities. The risk associated with changes in interest rates and CCBI’s ability to adapt to these changes is known as interest rate risk.

CCBI is subject to lending risk.

There are inherent risks associated with CCBI’s lending activities. These risks include the impact of changes in interest rates and changes in the economic conditions in the markets we serve, as well as those across the United States. An increase in interest rates or weakening economic conditions (such as high levels of unemployment) could adversely impact the ability of borrowers to repay outstanding loans, or could substantially weaken the value of collateral securing those loans. Downward pressure on real estate values could increase the potential for problem loans and thus have a direct impact on CCBI’s consolidated results of operations.

CCBI’s allowance for loan losses may be insufficient.

To address risks inherent in CCBI’s loan portfolio, we maintain an allowance for loan losses that represents management’s best estimate of probable losses that exist within the loan portfolio. The level of the allowance reflects management’s continuing evaluation of various factors, including specific credit risks, historical loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio. Determining the appropriate level of the allowance for loan losses involves a high degree of subjectivity and requires us to make estimates of significant credit risks, which may undergo material changes. In evaluating CCBI’s impaired loans, management assesses repayment expectations and determine collateral values based on all information that is available. However, CCBI must often make subjective decisions based on assumption about the creditworthiness of the borrowers and the values of collateral securing these loans.

Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of CCBI’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically examine CCBI’s allowance for loan losses and may require an increase in the allowance or the recognition of further loan charge-offs, based on judgments different from those of CCBI management.

If charge-offs in future periods exceed CCBI’s allowance for loan losses, CCBI will need to take additional loan loss provisions to increase the allowance for loan losses. Any additional loan loss provision will reduce net income or increase net loss, which could have a direct material adverse effect on CCBI’s financial condition and results of operations.

Changes in the fair value or ratings downgrades of CCBI’s securities may reduce CCBI’s stockholders’ equity, net earnings, or regulatory capital ratios.

At March 31, 2017, $79.4 million of CCBI’s securities, were classified as available for sale and $6.0 million were classified as held to maturity. The estimated fair value of CCBI’s available for sale securities portfolio may increase or decrease depending on market conditions. CCBI’s available for sale securities portfolio is comprised primarily of fixed-rate securities. CCBI increases or decreases stockholders’ equity by the amount of the change in unrealized gain or loss (the difference between the estimated fair value and amortized cost) of CCBI’s available for sale securities portfolio, net of the related tax benefit or provision, under the category of accumulated other comprehensive income/loss. Therefore, a decline in the estimated fair value of this portfolio will result in a decline in reported stockholders’ equity, as well as book value per common share and tangible book value per common share. This decrease will occur even though the securities are not sold. In the case of debt securities, if these securities are never sold, the decrease may be recovered over the life of the securities.

CCBI conducts a periodic review and evaluation of its securities portfolio to determine if the decline in the fair value of any security below its cost basis is other-than-temporary (“OTTI”). Factors which CCBI considers in its analysis include, but are not limited to, the severity and duration of the decline in fair value of the security, the financial condition and near-term prospects of the issuer, whether the decline appears to be related to issuer conditions or general market or industry conditions, CCBI’s intent and ability to retain the security for a period of time sufficient to allow for any anticipated recovery in fair value and the likelihood of any near-term fair value recovery. CCBI generally view changes in fair value caused by changes in interest rates as temporary, which is consistent with CCBI’s experience. If CCBI deems such decline to be OTTI related to credit losses, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of non-interest income in the period in which the decline in value occurs.

CCBI has, in the past, recorded OTTI charges, principally arising from investments in non-agency mortgage-backed securities. CCBI continues to monitor its securities portfolio as part of its ongoing OTTI evaluation process. No assurance can be given that CCBI will not need to recognize OTTI charges related to securities in the future. Future OTTI charges would cause decreases to both Tier 1 and Risk-based capital levels which may expose CCBI and/or CCBI Bank to additional regulatory restrictions.

The capital that CCBI is required to maintain for regulatory purposes is impacted by, among other factors, the securities ratings on CCBI’s portfolio. Therefore, ratings downgrades on securities may also have a material adverse effect on CCBI’s risk-based regulatory capital levels.

Competition may affect CCBI’s results.

CCBI faces strong competition in originating loans, in seeking deposits and in offering other banking services. CCBI competes with commercial banks, trust companies, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. CCBI’s market area is also served by commercial banks and savings associations that are substantially larger than us in terms of deposits and loans and have greater human and financial resources. This competitive climate can make it difficult to establish, maintain and retain relationships with new and existing customers and can lower the rate CCBI is able to charge on loans, increase the rates we must offer on deposits, and affect CCBI’s charges for other services. Those factors can, in turn, adversely affect results of operations and profitability.

CCBI may not have sufficient pre-tax net income in future periods to fully realize the benefits of CCBI’s net deferred tax assets.

Assessing the need for, or the sufficiency of, a valuation allowance with respect to the net deferred tax asset requires management to evaluate all available evidence. Based on future pre-tax net income projections and the planned execution of existing tax planning strategies, CCBI believes that it is more likely than not that it will fully realize the benefits of CCBI’s net deferred tax assets. However, CCBI’s current assessment is based on assumptions and judgments that may or may not reflect actual future results. If a valuation allowance becomes necessary, it could have a material adverse effect on CCBI’s consolidated results of operations and financial condition.

Maintaining or increasing market share may depend on lowering prices and market acceptance of new products and services.

CCBI’s success depends, in part, on its ability to adapt CCBI’s products and services to evolving industry standards and customer demands. CCBI faces increasing pressure to provide products and services at lower prices, which can reduce net interest margin and revenues from CCBI’s fee-based products and services. In addition, the widespread adoption of new technologies, including internet and mobile banking services, could require CCBI to make substantial expenditures to modify or adapt existing products and services. Also, these and other capital investments in CCBI’s business may not produce expected growth in earnings anticipated at the time of the expenditure. CCBI may not be successful in introducing new products and services, achieving market acceptance of CCBI products and services, or developing and maintaining loyal customers, which in turn, could adversely affect results of operations and profitability.

Acts or threats of terrorism and political or military actions by the United States or other governments could adversely affect general economic industry conditions.

Geopolitical conditions may affect CCBI’s earnings. Acts or threats of terrorism and political actions taken by the United States or other governments in response to terrorism, or similar activity, could adversely affect general or industry conditions and, as a result, CCBI’s consolidated financial condition and results of operations.

CCBI operates in a highly regulated environment, and are subject to changes, which could increase the cost structure or have other negative impacts on operations.

The banking industry is extensively regulated at the federal and state levels. Insured depository institutions and their holding companies are subject to comprehensive regulation and supervision by financial regulatory authorities covering all aspects of their organization, management and operations. Specifically, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) has resulted in the elimination of the Office of Thrift Supervision, tightening of capital standards, and the creation of the Consumer Financial Protection Bureau. Moreover, it has resulted, or is likely to result, in new laws, regulations and regulatory supervisors that increase CCBI’s cost of operations impose limits on fees CCBI can charge and increase regulation of consumer mortgage loan origination and risk retention. The change, in July 2011 to the Office of the Comptroller of the Currency (“OCC”) as CCBI’s primary regulator resulted in interpretations different from those formerly provided by the Office of Thrift Supervision and, in May 2014, CCBI became subject to a different set of regulations when it converted to a national banking association. In addition to its regulatory powers, the OCC also has significant enforcement authority that it can use to address banking practices that it believes to be unsafe and unsound, violations of laws, and capital and operational deficiencies. Regulation includes, among other things, capital and reserve requirements, permissible investments and lines of business, dividend limitations, limitations on products and services offered, loan limits, geographical limits, consumer credit regulations, community reinvestment requirements and restrictions on transactions with affiliated parties. The system of supervision and regulation applicable to us establishes a comprehensive framework for CCBI’s operations and is intended primarily for the protection of the Deposit Insurance Fund, CCBI’s depositors and the public, rather than CCBI stockholders. CCBI is also subject to regulation by the SEC. Failure to comply with applicable laws, regulations or policies could result in sanction by regulatory agencies, civil monetary penalties, and/or damage to CCBI’s reputation, which could have a material adverse effect on CCBI’s business, consolidated financial condition and results of operations. In addition, any change in government regulation could have a material adverse effect on CCBI’s business.

CCBI is subject to increases in FDIC insurance premiums and special assessments by the FDIC, which will adversely affect earnings.

CCBI is generally unable to control the premium rates that CCBI is required to pay for FDIC insurance. For example, during 2008 and 2009, higher levels of bank failures dramatically increased resolution costs of the FDIC and depleted the Deposit Insurance Fund. On July 21, 2010, President Barack Obama signed into law the Dodd-Frank Act, which, in part, permanently raised the current standard maximum deposit insurance amount to $250,000 per customer (up from $100,000). These programs placed additional stress on the Deposit Insurance Fund. In order to maintain a strong funding position and restore reserve ratios of the Deposit Insurance Fund, the FDIC increased assessment rates of the insured institutions. If additional bank or financial institution failures increase, or if the cost of resolving prior failures exceeds expectations, we may be required to pay even higher FDIC premiums than the current levels. Any future increases or required prepayments of FDIC insurance premiums may adversely impact CCBI’s earnings and financial condition.

Customers may decide not to use banks to complete their financial transactions, which could result in a loss of income to CCBI.

Technology and other changes are allowing customers to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, customers can now pay bills and transfer funds directly without going through a bank. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits.

CCBI could experience an unexpected inability to obtain needed liquidity.

Liquidity measures the ability to meet current and future cash flow needs as they become due. The liquidity of a financial institution reflects its ability to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. The ability of a financial institution to meet its current financial obligations is a function of its balance sheet structure, its ability to liquidate assets and its access to alternative sources of funds. CCBI seeks to ensure its funding needs are met by maintaining an appropriate level of liquidity through asset/liability management. If CCBI becomes unable to obtain funds when needed, it could have a material adverse effect on CCBI’s business and, in turn, CCBI’s consolidated financial condition and results of operations. Moreover, it could limit CCBI’s ability to take advantage of what it believes to be good market opportunities for expanding CCBI’s loan portfolio.

Future growth, operating results or regulatory requirements may require CCBI to raise additional capital but that capital may not be available.

CCBI is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. To the extent CCBI’s future operating results erode capital or CCBI elects to expand through loan growth or acquisition, CCBI may be required to raise additional capital.

CCBI’s ability to raise capital will depend on conditions in the capital markets, which are outside of CCBI’s control, and on CCBI’s financial performance. Accordingly, CCBI cannot be assured of its ability to raise capital when needed or on favorable terms. If CCBI cannot raise additional capital when needed or if CCBI is subject to material unfavorable terms for such capital, CCBI may be subject to increased regulatory supervision and the imposition of restrictions on CCBI’s growth and business. These actions could negatively impact CCBI’s ability to operate or further expand operations and may result in increases in operating expenses and reductions in revenues that could have a material adverse effect on CCBI’s consolidated financial condition and results of operations.

CCBI may not be able to attract or retain key people.

CCBI’s success depends, in part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by us can be intense and CCBI may not be able to hire people or retain them. The unexpected loss of services of one or more of CCBI’s key personnel could have a material adverse impact on CCBI’s business because of their skills, knowledge of CCBI’s local markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

CCBI continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology driven by new or modified products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. CCBI’s future success depends, in part, upon its ability to address the needs of customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in operations. Many of CCBI’s competitors have substantially greater resources to invest in technological improvements. CCBI may not be able to effectively implement new technology driven products and services or be successful in marketing these products and services to customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on CCBI’s business and, in turn, financial condition and results of operations.

CCBI relies on network and information systems and other technologies, and, as a result, CCBI is subject to various Cybersecurity risks.

Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack, or damage. CCBI’s business involves the storage and transmission of customers’ personal information. While CCBI has internal policies and procedures designed to prevent or limit the effect of a failure, interruption or security breach of information systems, as well as contracts and service agreements with applicable outside vendors, CCBI cannot be assured that any such failures, interruptions or security breaches will not occur or, if they do, that they will be addressed adequately. Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of CCBI’s computer systems or otherwise, could severely harm CCBI’s business. Although CCBI has implemented measures to prevent security breaches, cyber incidents and other security threats, CCBI’s facilities and systems, and those of third party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human error, or other similar events that could have a material adverse effect on CCBI’s business. Furthermore, the storage and transmission of such data is regulated at the federal and state level. Privacy information security laws and regulation changes, and compliance therewith, may result in cost increases due to system changes and the development of new administrative processes. If CCBI fails to comply with applicable laws and regulations or experience a data security breach involving the misappropriation, loss or other unauthorized disclosure of confidential information, whether by CCBI or its vendors, CCBI’s reputation could be damaged, possibly resulting in lost future business, and CCBI could be subject to fines, penalties, administrative orders and other legal risks as a result of a breach or non-compliance.

The acquisition of bank assets, bank branches and other entities involves risks.

In addition to the pending transaction with Wells, CCBI recently acquired through merger, Community Bank of Northern Wisconsin (“CBN”). In the future, CCBI may acquire additional banks, bank assets, bank branches or other entities. Although the integration of CBN into CCBI’s operations has been successfully completed, we cannot assure you that we will be able to adequately or profitably manage any such future acquisitions, including the merger with Wells. The acquisition of banks, bank assets, bank branches and other entities involves risk, including exposure to unknown or contingent liabilities, the uncertainties of asset quality assessment, the difficulty and expense of integrating the operations and personnel of the acquired companies with CCBI’s, the potential negative effects on other operations of the diversion of management’s time and attention, and the possible loss of key employees and customers of the acquired companies. CCBI’s failure to execute its internal growth strategy or acquisition strategy could adversely affect CCBI’s business, results of operations, financial condition, and future prospects.

CCBI is subject to changes in accounting principles, policies or guidelines.

CCBI’s financial performance is impacted by accounting principles, policies and guidelines. Some of these policies require the use of estimates and assumptions that may affect the value of CCBI’s assets or liabilities and financial results. Some of CCBI’s accounting policies are critical because they require management to make subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying CCBI’s financial statements are incorrect, CCBI may experience material losses.

From time to time, the FASB and the SEC change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of CCBI’s financial statements. These changes are beyond CCBI’s control, can be difficult to predict and could materially impact how CCBI reports its financial condition and results of operations. Changes in these standards are continuously occurring, and given recent economic conditions, more drastic changes may occur. The implementation of such changes could have a material adverse effect on CCBI’s financial condition and results of operations.

CCBI’s ability to pay dividends depends primarily on dividends from its banking subsidiary, CCBI Bank, which is subject to regulatory and other limitations.

CCBI is a bank holding company and its operations are conducted primarily by its banking subsidiary, CCBI Bank. Since CCBI receives substantially all of its revenue from dividends from CCBI Bank, CCBI’s ability to pay dividends on the CCBI common stock depends on CCBI’s receipt of dividends from CCBI Bank.

CCBI is a legal entity separate and distinct from its banking subsidiary. As a bank holding company, CCBI is subject to certain restrictions on its ability to pay dividends under applicable banking laws and regulations. Federal bank regulators are authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In particular, federal bank regulators have stated that paying dividends that deplete a banking organization’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

The ability of CCBI Bank to pay dividends to CCBI is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. CCBI Bank may not be able to generate adequate cash flow to pay CCBI dividends in the future. CCBI’s ability to pay dividends is also subject to the terms of its Second Amended and Restated Loan Agreement with First Tennessee Bank National Association (“FTB”) dated May 30, 2017, which prohibits CCBI from making dividend payments while an event of default has occurred and is continuing under the loan agreement or from allowing payment of a dividend which would create an event of default. CCBI has pledged 100% of the CCBI Bank stock as collateral for the loan and credit facilities with FTB. The inability to receive dividends from CCBI Bank could have an adverse effect on CCBI’s business and financial condition.

Furthermore, holders of CCBI common stock are only entitled to receive the dividends as the CCBI Board may declare out of funds legally available for such payments. Although CCBI has historically paid cash dividends on common stock, CCBI is not required to do so and the CCBI Board could reduce or eliminate the common stock dividend in the future. This could adversely affect the market price of CCBI common stock.

CCBI’s shares of common stock are thinly traded and CCBI’s stock price may be more volatile.

Because CCBI common stock is thinly traded, its market price may fluctuate significantly more than the stock market in general or the stock prices of similar companies, which are exchanged, listed or quoted on the NASDAQ Stock Market. CCBI believes there are 4,804,963 shares of CCBI common stock held by nonaffiliates as of June 28, 2017. Thus, CCBI’s common stock will be less liquid than the stock of companies with broader public ownership, and as a result, the trading prices for CCBI common stock may be more volatile. Among other things, trading of a relatively small volume of CCBI common stock may have a greater impact on the trading price of CCBI stock than would be the case if CCBI’s public float were larger. On August 31, 2016, CCBI announced its intention to repurchase up to 525,200 shares of its common stock, or approximately 10 percent of the current outstanding shares from time to time through October 1, 2017, however, CCBI’s share repurchase plan does not obligate it to acquire any specific number of shares. In addition, price volatility over a given period may cause the average price at which CCBI repurchases its own stock to exceed the stock’s price at a given point in time.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to Wells stockholders as part of the solicitation of proxies by the Wells board for use at the special meeting to be held on August 14, 2017 at 10:00 a.m., Central Time, at Wells’ corporate offices located at 53 First Street, SW, Wells, Minnesota 56097 or at any postponement or adjournment thereof.

At the special meeting, Wells stockholders will be asked to consider and vote upon (i) a proposal to adopt the merger agreement, or the “merger proposal” and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, or the “meeting adjournment proposal.”

Wells stockholders must approve the merger proposal in order for the merger to occur. If Wells stockholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Recommendation of Wells Board

The Wells board has determined that the merger is advisable and in the best interest of Wells and its stockholders and has unanimously approved and adopted the merger agreement. The Wells board unanimously recommends that Wells stockholders vote “FOR” the merger proposal and “FOR” the meeting adjournment proposal. See the section entitled “The Merger—Recommendation of the Wells Board and Reasons for the Merger” beginning on page 60 of this proxy statement/prospectus for a more detailed discussion of the Wells board recommendation.

Record Date and Quorum

Wells has set the close of business on June 28, 2017 as the record date for the special meeting, and only holders of record of Wells common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Wells common stock as of the close of business on the record date. Wells stockholders will have one vote on all matters properly coming before the special meeting for each share of Wells common stock owned on the record date. However, certain limits on the one vote per share rule apply in the case of any Wells stockholder who is the beneficial owner, as determined in accordance with the Wells charter, of more than ten percent (10%) of the outstanding shares of Wells common stock as of the record date, with any such holder being ineligible to vote any shares held in excess of the ten percent (10%) beneficial ownership limit.

The presence, in person or represented by proxy, of stockholders with power to cast a majority of the outstanding shares of Wells common stock constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

Vote Required

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Wells common stock entitled to vote thereon at the special meeting. You may vote “for,” “against” or “abstain.” Votes to abstain will not be counted as votes cast in favor of the approval of the merger proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to “abstain”, it will have the same effect as a vote “against” the merger proposal.

If your shares of Wells common stock are registered directly in your name with the transfer agent of Wells, Computershare, you are considered, with respect to those shares of Wells common stock, to be the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Wells.

If your shares of Wells common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Wells common stock held in “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Wells common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

In accordance with the rules of the self-regulatory agencies, banks, brokerage firms and other nominees who hold shares of Wells common stock in street name for their customers typically only have authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are typically precluded from exercising their voting discretion with respect to non-routine matters, such as the merger proposal. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees may not be empowered to vote shares of Wells common stock at the special meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of a “broker non-vote” will be the same as a vote “against” the merger proposal, and will not have an effect on the vote with respect to the meeting adjournment proposal. If your shares of Wells common stock are held in “street name” through a bank, brokerage firm or other nominee and you fail to provide voting instructions to your bank, brokerage firm or other nominee such that a “broker non-vote” is entered with respect to your shares, this will have the same effect as a vote “against” the merger proposal.

Shares Held by Wells Directors and Executive Officers

As of the record date, the directors and executive officers of Wells and their affiliates beneficially owned and were entitled to vote approximately 114,457 shares of Wells common stock representing approximately 14.67% of the shares of Wells common stock outstanding on that date. In addition, each director and non-director executive officers of Wells have entered into stockholder voting agreements with CCBI whereby such persons have agreed to vote the shares of Wells common stock beneficially owned by them in favor of approval of the merger proposal and to not sell or otherwise dispose of their shares of Wells common stock until the Wells shareholders approve the merger, the merger agreement is no longer in effect or the merger closes. Approximately 14.67% of the outstanding shares of Wells common stock are subject to the stockholder voting agreements and will be voted in favor of the merger proposal at the special meeting. See the section entitled “Voting Agreements with Certain Wells Stockholders” beginning on page 92 of this proxy statement/prospectus.

Proxies and Revocations

If you are a stockholder of record, you may have your shares of Wells common stock voted on matters presented at the special meeting in the following ways:

•	by telephone (toll-free) or Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or Internet. Proxies delivered by telephone or via the Internet must be submitted by 1:00 a.m., Eastern Time, on the day of the special meeting;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	By attending the special meeting in person and casting your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Wells common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting by telephone or over the Internet. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Secretary of Wells by the time the special meeting begins. Please do not send in your stock certificates with your proxy card.

If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of Wells common stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Wells common stock should be voted “for” or “against” or to “abstain” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes on a given proposal showing how your shares of Wells common stock should be voted on that proposal, the shares of Wells common stock represented by your properly signed proxy will be voted, as applicable, “for” approval of the merger proposal and “for” approval of the meeting adjournment proposal.

You have the right to revoke a proxy, whether delivered by telephone or over the Internet or by mail, at any time before it is exercised, and your last vote is the vote that will be counted. If you are a Wells stockholder of record, you can write to Wells Corporate Secretary, 53 First Street SW, P.O. Box 310, Wells, Minnesota 56097, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a bank, brokerage firm or other nominee, you can revoke your proxy by contacting the bank, brokerage firm or other nominee and asking for a new proxy card. If you submitted your proxy by telephone or Internet, you can vote again by voting by telephone or over the Internet. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the stockholder meeting alone will not of itself constitute a revocation of your proxy.

Shares of Wells common stock held in the Wells ESOP will be voted by the plan trustee, ESOP Trustee Committee, pursuant to the instructions of the applicable participant. The plan trustee will vote any unallocated shares held by the ESOP and any allocated shares for which instructions have not been given by a participant in the same proportion For or Against the matter that it receives voting directions from participants to vote allocated shares For or Against the matter. The deadline for submitting a voting direction to the plan trustee is August 9, 2017.

If you have any questions or need assistance voting your shares, please contact Wells’ proxy solicitor:

2 Robbins Lane, Suite 201

Jericho, NY 11753

1(888)-742-1305

Banks and Brokers please call 1(516) 933-3100

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF WELLS COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE

PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY REQUESTING A REVOCATION OF THEIR SUBMITTED PROXY AND VOTING IN PERSON.

Solicitation of Proxies; Payment of Solicitation Expenses

Wells has engaged Laurel Hill to act as its proxy solicitor and information agent and to assist in the solicitation of proxies for the special meeting. Wells has agreed to pay Laurel Hill approximately $5,500 plus certain fees and expenses for the services it will perform in connection with the special meeting and also will indemnify Laurel Hill against certain claims, costs, damages, liabilities, judgments and expenses.

Wells directors, officers and employees also may solicit proxies by telephone, by email, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Wells will also request that banks, brokerage firms and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Wells common stock.

Attending the Special Meeting

All Wells stockholders, including holders of record and stockholders who hold their shares through banks, brokerage firms or other nominees are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares, such as a bank, brokerage firm or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must be the record holder of your shares or have proof of ownership of your shares such as a recent bank or brokerage account statement reflecting your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. Wells reserves the right to refuse admittance to any person without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communication devices or any similar equipment during the special meeting is prohibited without Wells’ express written consent.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Wells common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Wells’ proxy solicitor:

2 Robbins Lane, Suite 201

Jericho, NY 11753

1(888)-742-1305

Banks and Brokers please call 1(516) 933-3100

THE PARTIES TO THE MERGER

Wells Financial Corp.

53 First St., SW

P.O. Box 310

Wells, Minnesota 56097

(507) 553-3151

Wells is a bank holding company organized in December 1994 and is incorporated in the State of Minnesota. As a bank holding company registered under the BHCA, Wells is subject to regulation and supervision by the Federal Reserve Board and by the Department. Wells owns 100% of the stock of Wells Federal Bank.

Wells Federal Bank is a Minnesota state-chartered banking corporation headquartered in Wells, Minnesota and subject to regulation and examination by the Department and the FDIC, which insures deposits to the maximum extent permitted by law. Wells Federal Bank has nine full service offices located in Wells, Blue Earth, Mankato, Fairmont, Albert Lea, St. Peter, Owatonna, St. James, and Minnesota Lake, Minnesota. Wells Federal Bank was founded in 1934 and its deposits are federally insured. Wells Federal Bank is a community oriented, full-service retail bank that attracts deposits from the general public and uses such deposits to invest in residential, commercial and agricultural real estate loans, commercial and agricultural operating loans, home equity and other consumer loans.

Wells Federal Bank has one subsidiary, Wells Insurance Agency. Wells Insurance Agency is a full service insurance agency that sells property, casualty, life, and health products.

As of March 31, 2017, Wells had total consolidated assets of $269.2 million, total consolidated loans and leases of $197.0 million, total consolidated deposits of $236.1 million and total consolidated stockholders’ equity of $32.4 million.

Wells common stock is listed on the OTC Market under the symbol “WEFP.” Additional information about Wells, its business, financial condition and results of operations can be found on its website at www.wellsfinancialcorp.com. See the section entitled “Where You Can Find More Information” beginning on page ii of this proxy statement/prospectus.

Citizens Community Bancorp, Inc.

2174 EastRidge Center

Eau Claire, Wisconsin 54701

(715)-836-9994

CCBI is a Maryland corporation organized in 2004. CCBI is a bank holding company and is subject to regulation by the Federal Reserve Board. CCBI’s primary activities consist of holding the stock of CCBI wholly-owned subsidiary bank, CCBI Bank, and providing consumer, commercial and agricultural banking activities through CCBI Bank. At March 31, 2017, CCBI had approximately $668.5 million in total assets, $530.9 million in deposits, and $64.4 million in consolidated stockholders’ equity.

CCBI Bank is a national bank with 16 full-service offices; 14 stand-alone locations and 2 in-store branches as of March 31, 2017. Subsequent to the two branch closures in June 2017, CCBI will operate through 14 branch locations.

CCBI common stock is listed on the Nasdaq Global Market under the symbol “CZWI.” Additional information about CCBI, its business, financial condition and results of operations can be found in documents CCBI files with the SEC. See the section entitled “Where You Can Find More Information” beginning on page ii of this proxy statement/prospectus.

THE MERGER

This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about CCBI or Wells. Such information can be found elsewhere in this proxy statement/prospectus.

Transaction Structure

Pursuant to the merger agreement, Wells will merge with and into CCBI with CCBI surviving the merger as the surviving corporation. Immediately thereafter, Wells Federal Bank, Wells’ wholly owned bank subsidiary, will merge with and into CCBI Bank, CCBI’s wholly owned bank subsidiary, with CCBI Bank continuing as the surviving entity of the bank merger. CCBI will also continue to operate Wells Bank’s insurance subsidiary, Wells Insurance Agency, Inc. following closing.

As a result of the merger, the separate corporate existence of Wells will cease and all of the assets, debts, liabilities and obligations of Wells will become assets, debts, liabilities and obligations of CCBI as the surviving corporation, as provided in Maryland and Minnesota corporate law. The articles of incorporation and bylaws of CCBI, as in effect immediately prior to the merger, will continue as the articles of incorporation and bylaws of CCBI as the surviving corporation until thereafter changed or amended as provided therein or by applicable law, and the directors and officers of CCBI serving immediately prior to the merger will continue as the directors and officers of CCBI as the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. As a result of the bank merger, the corporate existence of Wells Federal Bank will cease and all of the assets, debts, liabilities and obligations of Wells Federal Bank will become assets, debts, liabilities and obligations of CCBI Bank as the surviving bank entity in the bank merger, as provided in the applicable Minnesota and Federal law. The articles of association and bylaws of CCBI Bank, as in effect immediately prior to the bank merger, will continue as the articles of association and bylaws of CCBI Bank as the surviving entity in the bank merger until the same shall be amended and changed as provided by law, and the directors and executive officers of CCBI Bank, serving immediately prior to the bank merger will continue as the directors and executive officers of CCBI Bank as the surviving entity of the bank merger until their respective successors are duly elected or appointed and qualified.

Merger Consideration

Upon completion of the merger, each share of Wells common stock outstanding immediately prior to the effective time of the merger, except for Wells dissenting shares and shares of Wells common stock held by Wells as treasury stock or owned by CCBI, will be converted into the right to receive the following without interest: (i) $41.31 in cash and (ii) 0.7636 shares of CCBI common stock (the “exchange ratio”). The exchange ratio is subject to adjustment based upon the average closing price of CCBI common stock for the 20 trading days (only a day on which the CCBI common stock actually trades is considered a trading day) ending on the third business day preceding closing of the merger (“CCBI Closing Price”). No adjustment to the exchange ratio would occur if the CCBI Closing Price is equal to or greater than $11.42 (the “Floor”) or less than $13.96 (the “Ceiling”). If the CCBI Closing Price is less than the Floor but equal to or greater than $9.00 (the “Basement”) then the exchange ratio will be adjusted to equal the Floor Stock Value divided by the CCBI Closing Price. The “Floor Stock Value” means the product of the Floor and 0.7636 (the unadjusted exchange ratio). If the CCBI Closing Price is less than the Basement, then the exchange ratio shall be adjusted to equal the Floor Stock Value divided by the Basement. If the CCBI Closing Price is greater than the Ceiling but equal to or less than $16.38 (the “Attic”), then the exchange ratio shall be adjusted to equal the Ceiling Stock Value divided by the CCBI Closing Price.

The “Ceiling Stock Value” means the product of the Ceiling and 0.7636 (the unadjusted exchange ratio). If the CCBI Closing Price is greater than the Attic, then the exchange ratio shall be adjusted to equal the Ceiling Stock Value divided by the Attic. See “Merger Consideration” on page 76 for a numerical depiction of the range of consideration to be received by Wells stockholders, based on the CCBI Closing Price.

If, after the date of the merger agreement and prior to the effective time of the merger, the outstanding shares of CCBI common stock or Wells common stock change in number or type as a result of a reclassification, reorganization, recapitalization, stock split, reverse stock split, stock dividend or other similar change in capitalization, or if there is any extraordinary dividend or distribution, then the merger consideration and the Ceiling, Basement, Floor and Attic will be adjusted to provide the holders of Wells common stock the same economic effect as contemplated by the merger agreement.

Wells stockholders will not receive any fractional shares of CCBI common stock that would otherwise be issued as merger consideration. Instead, such stockholders will receive a cash payment based on the CCBI Closing Price. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page 77 of this proxy statement/prospectus.

Under Minnesota law, stockholders of Wells are entitled to exercise dissenters’ rights of appraisal. Wells dissenting shares will not receive the merger consideration; instead the holder of such shares shall be entitled only to such rights as are granted by the applicable provisions of the MBCA, provided such holder complies in all respects with the procedures set forth in Section 473 of the MBCA. Any holder who fails to comply with these procedures, such that the holder’s shares no longer qualify as Wells dissenting shares, will be entitled to receive the merger consideration in accordance with the terms of the merger agreement. See the section entitled “Dissenters’ Rights” beginning on page 108 of this proxy statement/prospectus.

Background of the Merger

Wells’ board of directors and senior management have periodically reviewed and evaluated available strategic options with the goals of identifying opportunities for growth consistent with safe and sound banking operations and enhancing long term shareholder value.

In June 2016, Wells’ board of directors held a board meeting to discuss Wells’ strengths, weaknesses, executive and director succession planning and strategic business planning. In July 2016, the board of directors invited a guest speaker from the Minnesota Bankers Association to attend the regular board meeting to discuss the financial and regulatory compliance challenges facing, and opportunities for growth available to, community banks like Wells Federal Bank located in Southern Minnesota. Subsequently, the board directed senior management to contact Wells’ counsel to discuss the strategic direction of Wells and the process involved in exploring strategic alternatives.

On September 21, 2016, the board of directors met to continue the process begun in June 2016 of exploring the strategic alternatives of Wells which would be in the best interests of Wells’ shareholders and that will maximize shareholder value in Wells. McAuliffe Financial LLC (“McAuliffe”), a financial consulting firm that is regularly engaged in the financial valuations and analyses of business enterprises and financial institutions in connection with mergers and acquisitions and strategic planning, was invited to the meeting to discuss the mergers and acquisitions market generally and potential business combination opportunities for Wells to consider and the process of exploring strategic alternatives, including the potential sale of Wells. McAuliffe discussed financial and market trends and prospects in the financial institutions industry and the current mergers and acquisitions landscape, including recent transactions. There was also preliminary discussion regarding potential financial effects of a business combination of Wells with several Midwest area financial institutions. McAuliffe briefed the board on the status of the market for bank mergers and acquisitions, with a particular focus on community merger transactions in the Midwest in a similar peer group as Wells. McAuliffe had not previously acted as financial advisor to Wells in any business transactions. McAuliffe was engaged by the Trustees of the Wells

Federal Bank Employee Stock Ownership Plan (“ESOP”) to conduct the annual valuation at December 31, 2013 and December 31, 2015 of Wells’ common stock held by the ESOP at annual cost of approximately $3,500.

The meeting was also attended by representatives of legal counsel, Jones Walker LLP, Washington, DC. Jones Walker discussed and reviewed matters related to the fiduciary duties of the Wells board of directors related to the exploration of strategic alternatives and the negotiation of a potential transaction and related matters. There was further discussion regarding the confidentiality of the process to be followed. At that board meeting, the board of directors authorized James D. Moll, President and CEO and senior management, with the assistance of McAuliffe and Jones Walker, to assist the Board in continuing to explore the strategic direction and alternatives for Wells, including a potential sale of Wells, which are designed to maximize shareholder value in Wells, and to enter into any agreements with, including the hiring of, any and all professionals and financial advisors to assist Wells in these matters. After review and negotiation of the proposed terms of McAuliffe’s engagement by James Moll, on September 29, 2016, McAuliffe Financial LLC was retained by Wells as its financial advisor to assist Wells in evaluating its strategic alternatives.

During October and November 2016, Wells management, with the assistance of McAuliffe, prepared for a potential decision by the Wells board related to undertaking a process to explore strategic alternatives including a potential sale of Wells. As part of this process, management of Wells and McAuliffe prepared a confidential information memorandum and identified financial institutions that might potentially be interested in a merger with Wells. President and CEO Moll and McAuliffe reviewed strategies, the preparations being undertaken in connection with a potential sale of Wells and discussed the financial institutions that could potentially be interested in a merger with Wells. Potential merger partners were identified based on publicly available information, including acquisition histories of specific financial institutions, proximity to Wells’ market area and general information regarding recent transactions involving financial institutions.

Between November 2, 2016 and November 16, 2016, in accordance with the Wells board’s directives, McAuliffe began contacting potential parties, distributed non-disclosure agreements and furnished copies of the confidential information memorandum to parties that completed the non-disclosure agreement. Such non-disclosure agreements included a typical standstill provision which provide that such party would not directly or indirectly acquire or assist any third-party in acquiring any assets or equity securities of Wells in a transaction that was not approved by the board of directors of Wells or request the other party to amend, waive or terminate any provision of the standstill provision. A total of nine financial institutions were contacted to ascertain their interest in a possible business combination. Eight of the institutions that were contacted, including CCBI, executed confidentiality agreements. Thereafter, McAuliffe provided those eight interested parties with a copy of the confidential information memorandum.

On November 23, 2016, written expressions of interest were received from CCBI and two other potential merger partners (“Party A” and “Party B”). On November 29, 2016, McAuliffe prepared a detailed analysis and comparison of the three expressions of interest for the board of directors. Party A provided a 60% stock and 40% cash offer resulting in an estimated value of $44.97 per share. Party B provided a cash offer based on a set premium over tangible book value at the time of closing. The estimated consideration was $50.11 per share. CCBI provided a mixture of 50% stock and 50% cash based on a multiple of tangible book value up to a set percentage level of capital. Their offer was estimated at $47.70 pursuant to a fixed exchange ratio. On November 30, 2016, the board of directors met to consider, review, analyze and discuss the expressions of interest and McAuliffe’s detailed analysis and comparison. McAuliffe and Jones Walker attended the board meeting by teleconference. At the board meeting, the President and Chief Executive Officer of Wells was authorized and directed, with the assistance of McAuliffe and Jones Walker, to pursue further negotiations with all three interested bidders in order to solicit each party to improve the pricing and other terms included in each of their expressions of interest, and to permit all three bidders to conduct detailed due diligence on Wells. All three potential merger parties were allowed to conduct further due diligence and invited to submit revised indications of interest by December 23, 2016. From December 1, 2016 to December 7, 2016, all of the interested parties that executed confidentiality agreements and submitted written expressions of interest were given physical access and access in an electronic data room to information regarding Wells’ operations. The information included a review of Wells’ loan portfolio, securities portfolio and other assets, certain legal documents and obligations, and discussions with senior management team. CCBI conducted its due diligence, including meeting with Wells senior management and McAuliffe, on December 12 and 13, 2016. Two other parties conducted similar due diligence during December 2016. The meetings between Wells’ senior management and members of the management teams of each of the three potential merger partners allowed Wells to learn more about the operating styles, cultures and financial prospects for the future of each of the parties and their respective integration plans for Wells.

All three interested parties submitted revised written expressions of interest by December 23, 2016. Between December 26, 2016 and December 30, 2016, the revised expressions of interest were reviewed by senior management of Wells, McAuliffe and Jones Walker. In the revised expressions of interest, Party A provided a 60% stock and 40% cash offer resulting in an increased estimated value of $48.82 per share. Party B maintained their cash offer based on a set premium over tangible book value at the time of closing. With clarification on certain treatment of transaction expenses and other capital adjustments, the total consideration was estimated at $49.80 per share. CCBI provided a mixture of 19% stock and 81% cash based on a multiple of tangible book value up to a set percentage level of capital. Their offer increased to an estimated $50.00 per share pursuant to a fixed exchange ratio. After consulting with senior management regarding the revised expressions of interest, McAuliffe invited all three interested parties to make additional changes or clarifications and provide their best and final offers. By January 11, 2017, all three parties submitted best and final offers. Party A and Party B confirmed their standing offers and CCBI again increased its offer to approximately $51.00 per share, with a mixture of 19% stock and 81% cash based on a multiple of tangible book value up to a set percentage level of capital.

On January 16, 2017, the Wells board met to review the three best and final offers that had been received from potential merger partners. The meeting was also attended by teleconference by McAuliffe and Jones Walker. The Wells board received an update on the current market for bank mergers and acquisitions. McAuliffe provided a review of the process undertaken to that point and discussed the terms of the three updated non-binding expressions of interest that had been received. The Wells board reviewed the key terms and characteristics of each proposal, including the amount and type of consideration offered. The financial performance of each of these potential merger partners was discussed, as well as their branch networks and their acquisition histories. The revised expression of interest from CCBI provided for a proposed price of approximately $51.00 for each share of Wells common stock, and was higher than the revised expressions of interest that Wells received from the other two interested parties. CCBI proposed merger consideration of 81% in the form of cash and 19% in the form of CCBI common stock. The merger consideration proposed by one other interested parties (Party A) was also in the form of a mixture of 60% stock and 40% cash, and one interested party (Party B) proposed merger consideration of all cash. Following a discussion of the three proposals during the meeting, the board determined to narrow its consideration to the proposal from CCBI. The Wells board concluded after further discussion that it was reasonably likely that the alternative of maintaining independence, pursuing a longer-term strategy of growth and potentially pursuing possible future acquisitions would likely not yield more favorable results to the shareholders of Wells in the long term than the merger proposed by CCBI. The Wells board discussed the use of a fixed exchange ratio for the stock to be received as the merger consideration versus a floating exchange ratio, and that CCBI expressed preference for a fixed exchange ratio to be set prior to signing of the merger agreement with some price protection based upon changes in the value of CCBI stock immediately prior to the transaction closing. The Wells board concluded that such fixed exchange ratio for the common stock consideration along with the cash consideration representing 81% of the aggregate merger consideration and some limited additional price protection based upon changes in the value of the CCBI stock immediately prior to the transaction closing was an acceptable form of consideration for Wells’ shareholders and delivered more value to shareholders than the all-cash offer. As a result, the Wells board authorized Wells’ representatives to continue discussions with CCBI and to conduct reciprocal due diligence. Based upon the foregoing considerations, the Wells board determined at that time to negotiate exclusively with CCBI. However, the board instructed counsel use its best efforts to negotiate a shorter than 60-day exclusivity period that was included in CCBI’s expression of interest with the understanding that if CCBI substantially modified its proposal adversely during subsequent negotiations, Wells could resume discussions with other parties upon the expiration of the exclusivity period. Wells’ board then authorized management and its counsel to commence negotiations of a definitive merger agreement between CCBI and Wells and to report back to the Board at a later date, with a view towards reaching a definitive merger agreement for the board’s consideration and approval. The board of directors also authorized management to take additional actions including, among others, on site and electronic review of CCBI’s operations.

On January 23, 2017, Wells and CCBI entered into a 30-day exclusivity agreement. On January 31, 2017, Wells received the first draft of a proposed definitive merger agreement with CCBI. On February 6, 2017, senior management of Wells met with Jones Walker and McAuliffe by teleconference to review the first draft of the definitive merger agreement. On February 8, 2017, President and CEO Moll, Jones Walker and McAuliffe conducted reverse off-site due diligence on CCBI. Such due diligence included a review of certain legal documents, regulatory and accounting matters, legal obligations, and discussions with CCBI’s President and CEO. In addition, during the month of February 2017, Wells reviewed documentation on selected CCBI loans, employee benefits and benefit plans, and publicly available business and financial information related to CCBI’s loan portfolio, securities portfolio and other assets.

The management of Wells and CCBI, along with their respective legal counsel and financial advisors, continued to negotiate and finalize the terms of the merger agreement and related documents during the next two weeks. Among other things, the parties continued to work to finalize provisions of the merger agreement regarding the determination of the exchange ratio and potential pricing protection, certain covenants of the parties, the conditions to the parties’ obligations to complete the transaction, certain employee compensation arrangements, and the contents of Wells’ and CCBI’s disclosure schedules.

During the course of negotiations between Wells and CCBI, Wells negotiated and received from CCBI a number of revisions to the terms of the proposed merger agreement favorable to Wells, including, among others, a price of $51.00 per share, a reduction in the amount of the termination fee from over 5% of the aggregate transaction value to approximately 4% of the transaction value, a less restrictive non-solicitation provision and termination provisions more favorable to Wells. As part of this process, CCBI agreed to restrict the circumstances under which Wells would be required to pay a termination fee, including in the event that Wells accepts a superior proposal and a reduction in such potential termination fee. CCBI also agreed to provide Wells shareholders with greater protection regarding the value of the CCBI stock to be received in the Merger. In addition, CCBI agreed to provide Wells with additional representations and disclosures related to the terms of the merger agreement.

On March 8, 2017, a substantially complete draft of the merger agreement, the voting agreements and other ancillary documents were circulated to the members of Wells’ board of directors, and the board was notified of a special meeting of the board to be held on March 17, 2017 to review and consider the merger agreement and related ancillary documents. On March 15, 2017, the board of directors held its regular meeting of the board. At that meeting, the board considered and reviewed the substantially complete draft of the merger agreement and related ancillary documents.

Wells’ board of directors met again on March 17, 2017. At the meeting, Wells’ legal counsel presented a summary of the legal terms of the merger agreement that had been negotiated with CCBI and discussed the shareholder and regulatory approvals that would be required to complete the transaction, including the possible timeframe for obtaining such approvals. Matters discussed at this meeting included the merger consideration to be paid, including the cash portion and the stock component, potential pricing protection regarding the stock component to be received, the termination fee to be paid in the event that a superior proposal was received and accepted by Wells, the process undertaken by Wells in obtaining and reviewing expressions of interest from potential strategic partners, the severance and retention arrangements to be provided by CCBI for employees of Wells, and the voting agreements required to be signed by all Wells directors and executive officers as a condition by CCBI to agreeing to enter into the transaction and various other transaction terms and limitations. Wells’ board of directors also considered the CCBI proposal in the context of the potential risks to Wells in the event of an unanticipated delay or inability of CCBI to consummate the merger and how such risks might be mitigated through employee retention payments. At this meeting, McAuliffe reviewed the financial aspects of the proposed merger and rendered a written opinion dated March 17, 2017, to the Wells board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by McAuliffe as set forth in such opinion, the merger consideration in the proposed merger was fair from a financial point of view to the holders of Wells common stock.

At the meeting, McAuliffe also presented an analysis of the financial terms of the CCBI proposal, including the value of the transaction to Wells’ shareholders, the form of consideration, the impact on dividends to be received by Wells’ shareholders following the merger, the historical performance of CCBI’s stock, the potential effects of the proposed merger on CCBI, CCBI’s business and financial condition, CCBI’s asset and deposit mixes and retail profile and CCBI’s branch network and overlap with Wells’ s branches. McAuliffe’s presentation included a discussion of the matters described under “The Merger—Opinion of Wells’ Financial Advisor” beginning on page 62 of this proxy statement/ prospectus. McAuliffe noted that CCBI’s proposal including a mixture of 81% cash and 19% common stock (with cash to be paid in lieu of fractional shares) had a value as of March 14, 2017 of approximately $51.00 per share of Wells’ common stock, representing approximately a 27.5% premium over Wells’ closing stock price of $40.00 per share on March 14, 2017.

Following these discussions and extensive review and discussion among Wells’ directors, including consideration of the factors described below under “The Merger—Recommendation of the Wells Board and Reasons for the Merger” and consideration of McAuliffe’s presentation, including McAuliffe’s analyses of transaction ratios, the trading histories of Wells common stock and CCBI common stock, financial results of comparable companies, selected merger transactions, discounted dividend analysis on a stand-alone basis, and the pro forma impact of the proposed merger with CCBI, Wells’ board of directors unanimously approved the merger agreement with CCBI and the transactions contemplated thereby. See “The Merger—Opinion of Wells’ Financial Advisor” beginning on page 62 of this proxy statement/prospectus. Later in the afternoon on March 17, 2017, the parties executed the merger agreement. The transaction was announced by a press release late in the afternoon on March 17, 2017.

Recommendation of the Wells Board and Reasons for the Merger

After careful consideration, Wells’ board of directors determined that the merger is in the best interests of Wells and its shareholders. Wells’ board of directors therefore unanimously recommends that the Wells shareholders vote “FOR” the approval of the merger agreement and the merger.

In reaching the determination to approve the merger agreement and the merger, Wells’ board of directors evaluated the merger agreement and the merger in consultation with Wells’ senior management and Wells’ financial and legal advisors, and drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of Wells and CCBI, as well as current economic, regulatory and market conditions. In connection with its review and approval of the merger agreement and the merger, and in the course of its deliberations, Wells’ board of directors considered numerous factors that weighed in favor of the merger, including the following:

•

Merger Consideration. Wells’ board of directors considered the value of the consideration offered by CCBI and determined that the CCBI offer delivered more value to the shareholders of Wells than all of the other proposals. The merger consideration represented an approximate 26.9% premium over the closing market price of Wells’ common stock on March 16, 2017, the last trading day before the merger agreement and the merger were approved, and an approximate 36.8% premium over the 52-week average trading price. Wells’ board of directors also considered the adequacy of the merger consideration, not only in relation to the market price of Wells’ common stock, but also in relation to the historical, present and anticipated future operating results and financial position of Wells as an independent entity. Wells’ board of directors also considered the price level of the CCBI common stock in relation to its price level in recent years and in relation to its peers and that Wells stockholders would have the opportunity to participate in future stock price growth of CCBI. In its evaluation of the merger consideration, Wells’ board of directors also considered the certainty associated with the cash portion constituting 81% of the merger consideration, the potential adjustment in the stock portion of the merger consideration based upon the trading price of CCBI common stock prior to the merger closing and the anticipated period of time between the execution of the merger agreement and the consummation of the merger.

•	Strategic Alternatives. Wells’ board of directors carefully considered the strategic alternatives available to Wells, including pursuing a business combination with a third party and remaining an independent entity. In this context, Wells’ board of directors considered the economic and competitive pressures facing smaller financial institutions, including, without limitation, increasing risks and regulatory burdens and the potential need to make substantial additional investments in personnel, technology and compliance. The board of directors also considered the lack of management and board succession alternatives available to Wells and the illiquid nature of the Wells common stock. Wells’ board of directors discussed these alternatives in its deliberations and consulted with senior management and McAuliffe, Wells’ financial advisor. Wells’ board of directors concluded that the execution of Wells’ business plan under the best case scenarios as an independent entity was not likely to create greater present value for Wells shareholders than the value to be paid by CCBI.

•	The Sale Process. Wells’ board of directors considered the extent and breadth of the sale process conducted by Wells, with the assistance of McAuliffe and its legal advisors, in soliciting, evaluating and responding to potential bidders likely to be interested in acquiring Wells.

•	Future Prospects. Wells’ board of directors evaluated the business, operations, financial condition, earnings, management and future prospects of CCBI and Wells and believed that a business combination with CCBI would enable Wells’ shareholders to participate in a combined company that would have enhanced future prospects as compared to those that Wells was likely to achieve on a stand-alone basis. In reaching its conclusion, Wells’ board of directors took into consideration, among other things, the following benefits of a merger with CCBI: enhanced revenue, increased market capitalization and lending limitations, the stronger overall capital position of the combined companies, funding capabilities and liquidity position, cost savings through integration and synergies and, as a result, improved capabilities to cope with potential challenges and risks.

•	Opinion of Wells’ Financial Advisor. Wells’ board of directors considered the opinion, dated March 17, 2017, and financial analyses of McAuliffe, described under the heading “The Merger—Opinion of Wells’ Financial Advisor,” as to the fairness, from a financial point of view, of the merger consideration in the merger to be received by the holders of Wells common stock.

•	Likelihood of Prompt Regulatory Approval. Wells’ board of directors considered the likelihood that CCBI and Wells would receive the necessary regulatory approvals to complete the transactions contemplated in the merger agreement, including the merger of CCBI and Wells and the merger of Wells Federal Bank with and into CCBI Bank, in a timely fashion.

•	Terms and Conditions of the Merger Agreement Relating to Closing. Wells’ board of directors believed the terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions, provided adequate assurances as to CCBI’s obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions. In particular, the board considered the fact that there was no financing contingency included in the merger agreement on the part of CCBI to complete the transaction.

In the course of its deliberation regarding the merger with CCBI, Wells’ board of directors also considered the following factors, which it determined did not outweigh the expected benefits of the merger to Wells and its shareholders:

•	Provisions and Covenants Contained in the Merger Agreement. Wells’ board of directors considered the restrictions on the operation of Wells’ business during the period between signing of the merger agreement and consummation of the merger, as well as other covenants and agreements of Wells contained in the merger agreement. Wells’ board of directors also considered the provisions of the merger agreement relating to payment of the termination fee upon certain events, and the limitations on Wells’ ability to discuss alternative transactions during the pendency of the merger.

•	Completion Risks. Wells’ board of directors considered the risks and costs associated with the merger not being completed in a timely manner or at all, including as a result of any failure to obtain requisite regulatory approvals. Wells’ board of directors considered that these risks and costs included the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and potential litigation brought by shareholders of Wells arising from the merger agreement or the transactions contemplated thereby.

•	Integration Risks. Wells’ board of directors considered the challenges of combining the businesses, assets and workforces of Wells and CCBI, which could affect the post-merger success and the ability to achieve anticipated cost savings and other potential synergies. Wells’ board of directors considered the prior experience of CCBI in integrating its prior acquisitions.

•	Insider Interests. Wells’ board of directors considered the fact that the interests of Wells’ directors and executive officers with respect to the merger may be different from those of other Wells shareholders in certain limited circumstances. See “Interests of Wells’ Directors and Executive Officers in the Merger” beginning on page 94 of this proxy statement prospectus.

•	Taxation of Merger Consideration. Wells’ board of directors considered the tax consequences of the merger to the Wells shareholders. Specifically, the value of the merger consideration received, both cash and stock, may be taxable to the Wells shareholders See “Material United States Federal Tax Consequences” beginning on page 96 of this proxy statement prospectus.

•	Dissenters’ Rights of Appraisal. Wells’ board of directors considered that Wells shareholders have the right to dissent from the Merger and be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. See “Dissenters’ Rights” beginning on page 108 of this proxy statement prospectus.

The reasons set forth above are not intended to be exhaustive, but include the material considerations of Wells’ board of directors in approving the merger agreement. In reaching its determination to approve and recommend the transaction, Wells’ board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. AFTER CONSIDERING, AMONG OTHER THINGS, THE MATTERS DISCUSSED ABOVE, WELLS’ BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF WELLS AND ITS SHAREHOLDERS AND, THEREFORE, UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE WELLS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

It should be noted that this explanation of the reasoning of Wells’ board of directors (and some other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Wells’ board unanimously recommends that Wells shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Wells’ Financial Advisor

Wells engaged McAuliffe Financial to render financial advisory and investment banking services to Wells, including an opinion to the Wells board of directors as to the fairness, from a financial point of view, to the holders of Wells common stock, of the merger consideration in the proposed merger of Wells with and into CCBI. Wells selected McAuliffe Financial because McAuliffe Financial is a recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its business, McAuliffe Financial is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of McAuliffe Financial attended the meeting of the Wells board of directors held on March 17, 2017, at which the Wells board evaluated the proposed merger. At this meeting, McAuliffe Financial reviewed the financial terms of the proposed merger and rendered an opinion that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by McAuliffe Financial as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Wells common stock. The Wells board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by McAuliffe Financial in preparing the opinion.

McAuliffe Financial’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Wells board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion is not an appraisal. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Wells common stock. It did not address the underlying business decision of Wells to engage in the merger or enter into the merger agreement or constitute a recommendation to the Wells board in connection with the merger, and it does not constitute a recommendation to any Wells shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

In the course of rendering their opinion, McAuliffe Financial reviewed, discussed, compared, analyzed and relied upon material bearing upon the financial and operating condition of Wells and CCBI and the merger, including, among other things:

•	a draft, dated March 17, 2017, of the merger agreement (the most recent draft then made available to McAuliffe Financial);

•	the audited financial statements of Wells for the fiscal years ended December 31, 2013 through December 31, 2015,

•	unaudited consolidated and unconsolidated financial statements for the year ended December 31, 2016 as provided by Wells,

•	a preliminary draft of the audited financial statements for the year ended December 31, 2016 as provided by Wells’ auditors,

•	the Federal Deposit Insurance Corporation (“FDIC”) quarterly call reports covering the periods through December 31, 2016, the latest available period,

•	other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

•	Wells’ most recent strategic plan and budget report;

McAuliffe Financial’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses including, among others, the following:

•	Wells’ Annual Report on Form 10-K for fiscal 2015 which provides a discussion of Wells’ business and operations and reviews various financial data and trends;

•	discussion with executive management of Wells about the business, operations, recent financial condition and operating results and future prospects of Wells;

•	a comparison of Wells’ financial condition and operating results to those of banks operating in the Midwest, and banks operating in the U.S. and with similar asset sizes;

•	a comparison of Wells’ financial condition and operating performance to the published financial statements and market price data of publicly-traded banks in general, and publicly-traded banks in the Midwest region in the U.S. specifically;

•	the relevant market information regarding the shares of common stock of Wells including trading activity and volume;

•	such other financial and pricing analyses and investigations as deemed necessary, including a comparative financial analysis and review of the financial terms of other pending or completed acquisitions of companies considered to be generally similar to Wells;

•	Wells’ economic operating environment and the competitive environment of Wells’ market area;

•	the present value of the projected after-tax cash flows through December 31, 2022 on a stand-alone basis;

•	the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of Wells and CCBI, including cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses;

•	discussions with the management of CCBI concerning the business, operations, assets, liabilities, financial condition and prospects of CCBI and have undertaken such other analyses and investigations as we deemed appropriate.

•	CCBI’s recent operating results and pricing ratios as compared with those of certain other publicly traded banks in the U.S.;

•	CCBI’s 2015, 2016 and 2017 SEC filings pursuant to the requirements of the Exchange Act, through the date of the opinion;

•	such other analyses deemed appropriate.

In performing its review and preparing the opinion, McAuliffe Financial assumed and relied upon the accuracy and completeness of all financial and other information made available to it for purposes of the opinion, and has not independently verified such information nor has it undertaken an independent evaluation of the assets and liabilities of Wells. With respect to the strategic plan and budget reviewed with management, McAuliffe Financial assumed, with Wells’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management and expressed no opinion as to the conclusions reached or the assumptions on which they are based. McAuliffe Financial further assumed, with Wells’ consent, that the merger will be consummated as set forth in the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof, and that, in the course of obtaining any regulatory or third party consents, approvals or agreement in connection with the merger agreement, no limitations, restrictions or conditions will be imposed on Wells. McAuliffe Financial also assumed for purposes of this opinion that there has been no material change in the financial condition of Wells from that reflected in the unaudited statements for the period ended December 31, 2016.

McAuliffe Financial’s opinion is based on market, economic, financial and other circumstances and conditions existing and disclosed to it as of the date hereof. Any material change in such circumstances and conditions would require a reevaluation of the opinion, which McAuliffe Financial is under no obligation to undertake.

McAuliffe Financial has been engaged by Wells to act as its financial advisor in connection with the merger and will receive a fee from Wells for providing its services, a significant portion of which is contingent upon the consummation of the merger. McAuliffe Financial will also receive a fee for rendering its opinion. McAuliffe Financial’s opinion fee is not contingent upon the consummation of the merger or the conclusions reached in the opinion. Wells has also agreed to indemnify McAuliffe Financial against certain liabilities and reimburse it for certain expenses in connection with their services.

In conducting its investigation and analyses and in arriving at its opinion, McAuliffe Financial took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of Wells and certain other publicly held companies in businesses they believed to be comparable to Wells; (ii) the current and projected financial position and result of operations of Wells; (iii) financial and operating information concerning selected business combinations which they deemed comparable in whole or in part; and (iv) the general conditions of the securities markets.

In arriving at its opinion, McAuliffe Financial did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. It is understood that the fairness opinion is for the information of Wells in evaluating the proposed Agreement. The letter should not be construed as creating any fiduciary duty on the part of McAuliffe Financial to any such party. The opinion is not to be quoted or referred to, in whole or in part, without its prior written consent, which consent will not unreasonably withheld. Notwithstanding the foregoing, the opinion may be referred to or included in any regulatory filing that Wells or CCBI are required to make in connection with the merger if such reference or inclusion is required by applicable law including this proxy statement/prospectus.

The following is a summary of the material financial analyses performed by McAuliffe Financial in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by McAuliffe Financial to the Wells board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The financial analyses summarized below include information presented in tabular format. Accordingly, McAuliffe Financial believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of its analyses, McAuliffe Financial utilized the implied value of the merger consideration of $51.00 per share of Wells common stock, consisting of, (i) $41.31 in cash and (ii) .7636 shares of CCBI common stock to be exchanged for each share of Wells common stock. The precise exchange number of shares of CCBI common stock to be received for each share of Wells common stock will be based on the average closing price of CCBI common stock for the twenty trading days ending on the third business day preceding the closing of the merger.

Selected Companies Analysis. Using publicly available information, McAuliffe Financial compared the financial performance, financial condition and market performance of Wells to 13 selected banks, bank holding companies and thrifts traded on NASDAQ or the New York Stock Exchange and headquartered in the Midwest with total assets less than $700 million. Mutual holding companies, merger targets and thrifts that converted into publicly owned thrifts after January 1, 2016 were excluded from the selected companies.

The selected companies included in Wells’ “peer” group were:

Central Federal Corporation Citizens First Corporation Guaranty Federal Bancshares, Inc. IF Bancorp, Inc. Poage Bankshares, Inc. United Community Bancorp Wolverine Bancorp, Inc.	Bancorp, Inc. Equitable Financial Corp. HMN Financial, Inc. Jacksonville Bancorp, Inc. United Bancshares, Inc. Wayne Savings Bancshares, Inc.

To perform this analysis, McAuliffe Financial used last-twelve-months (“LTM”) and other financial information as of the most recent completed quarter available and market price information as of March 15, 2017. Certain financial data prepared by McAuliffe Financial, and as referenced in the tables presented below, may not correspond to the data presented in Wells’ historical financial statements as a result of the different periods and the assumptions and methods used by McAuliffe Financial to compute the financial data presented. McAuliffe Financial’s analysis showed the following concerning the financial performance of Wells and the selected companies in its “peer” group:

	Wells Financial	Peer Group
		Minimum	Average	Median	Maximum
LTM Core Return on Average Assets (1)	0.90%	0.43%	0.73%	0.72%	1.14%
LTM Core Return on Average Equity (1)	7.75%	2.94%	6.10%	5.90%	10.13%
LTM Net Interest Margin	3.70%	2.78%	3.45%	3.44%	4.04%
LTM Efficiency Ratio	70.83%	57.09%	71.94%	72.94%	78.30%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses and assumesa 35% tax rate.

McAuliffe Financial’s analysis also showed the following concerning the financial condition of Wells and the selected companies in its “peer” group:

	Wells Financial	Peer Group
		Minimum	Average	Median	Maximum
Tangible Common Equity / Tangible Assets	11.89%	8.44%	11.57%	10.97%	15.45%
Loans / Deposits	85.40%	62.88%	93.75%	94.65%	117.60%
Loan Loss Reserve / Gross Loans	0.95%	0.68%	1.42%	1.35%	2.82%
Nonperforming Assets / Assets	2.07%	0.51%	1.18%	1.05%	2.46%
LTM Net Charge-Offs / Average Loans	0.06%	-0.16%	0.04%	0.02%	0.28%

In addition, McAuliffe Financial’s analyses showed the following concerning the market performance of Wells and the selected companies in its “peer” group:

	Wells Financial	Peer Group
		Minimum	Average	Median	Maximum
YTD Stock Price Change	1.91%	(7.03)%	4.98%	3.99%	18.86%
Stock Price / Book Value per Share	97.32%	94.54%	109.87%	108.12%	124.09%
Stock Price / Tangible Book Value per Share	97.87%	95.50%	114.87%	112.66%	129.48%
Stock Price / LTM EPS	13.16x	11.14x	21.89x	18.41x	41.60x
Dividend Yield (1)	2.50%	0.00%	1.49%	1.25%	4.91%
LTM Dividend Payout (2)	32.90%	9.64%	33.58%	29.17%	74.07%

(1)	Represents current dividend annualized excluding special dividends.
(2)	Represents current dividend annualized excluding special dividends as a percentage of LTM EPS.

Using publicly available information, McAuliffe Financial then compared the financial performance, financial condition and market performance of CCBI to 14 selected banks, bank holding companies and thrifts traded on NASDAQ or the New York Stock Exchange and headquartered in the Midwest with total assets between $500 million and $2.0 billion. Mutual holding companies, merger targets and thrifts and thrift holding companies that converted into publicly traded thrifts after January 1, 2016 were excluded from the selected companies.

The selected companies included in CCBI “peer” group were:

Centrue Financial Corporation	County Bancorp, Inc.
First Capital, Inc.	First Savings Financial Group, Inc.
Guaranty Federal Bancshares, Inc.	HMN Financial, Inc.
HopFed Bancorp, Inc.	IF Bancorp, Inc.
Landmark Bancorp, Inc.	Porter Bancorp, Inc.
Southern Missouri Bancorp, Inc.	United Bancshares, Inc.
United Community Bancorp	Westbury Bancorp, Inc.

To perform this analysis, McAuliffe Financial used LTM and other financial information as of the most recently-completed quarter available and market price information as of March 15, 2017. Certain financial data prepared by McAuliffe Financial, and as referenced in the tables presented below, may not correspond to the data presented in CCBI’s historical financial statements as a result of the different periods and the assumptions and methods used by McAuliffe Financial to compute the financial data presented.

McAuliffe Financial’s analyses showed the following concerning the financial performance of CCBI and the selected companies in its “peer” group:

		Peer Group
	CCBI	Minimum	Average	Median	Maximum
LTM Core Return on Average Assets (1)	0.63%	0.27%	0.79%	0.85%	1.35%
LTM Core Return on Average Equity (1)	6.66%	2.81%	7.52%	7.63%	12.43%
LTM Net Interest Margin	3.31%	2.78%	3.45%	3.43%	4.04%
LTM Efficiency Ratio	74.09%	46.60%	70.09%	69.06%	86.04%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses and assumesa 35% tax rate.

McAuliffe Financial’s analyses also showed the following concerning the financial condition of CCBI and the selected companies in its “peer” group:

		Peer Group
	CCBI	Minimum	Average	Median	Maximum
Tangible Common Equity / Tangible Assets	8.57%	3.45%	9.94%	10.01%	14.21%
Loans / Deposits	102.58%	57.42%	84.79%	86.92%	107.65%
Loan Loss Reserve / Gross Loans	1.08%	0.87%	1.22%	1.22%	1.76%
Nonperforming Assets / Assets	1.37%	0.47%	1.30%	1.12%	2.46%
LTM Net Charge-Offs / Average Loans	0.10%	-0.16%	0.08%	0.09%	0.28%

In addition, McAuliffe Financial’s analyses showed the following concerning the market performance of CCBI and the selected companies in its “peer” group:

			Peer Group
	CCBI		Minimum		Average		Median		Maximum
YTD Stock Price Change	2.98%		(23.78)%		2.60%		3.77%		20.80%
Stock Price / Book Value per Share	105.52%		94.54%		132.29%		125.24%		202.84%
Stock Price / Tangible Book Value per Share	115.42%		95.50%		140.46%		129.47%		214.55%
Stock Price / LTM EPS	24.15	x	12.43	x	18.54	x	16.62	x	30.40	x
Dividend Yield (1)	0.94%		0.00%		1.22%		1.13%		2.67%
2014 Dividend Payout (2)	22.64%		13.04%		24.85%		27.57%		40.98%

(1)	Represents current dividend annualized excluding special dividends.
(2)	Represents current dividend annualized excluding special dividends as a percentage of LTM EPS.

No company used as a comparison in the above selected companies analyses is identical to Wells or CCBI. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. McAuliffe Financial reviewed publicly available information related to all bank and thrift merger transactions announced since January 1, 2016 with specific focus on acquired companies headquartered in the Midwest and total assets between $150 million and $400 million. Terminated transactions and transactions deemed mergers of equals were excluded from the selected transactions. The selected focused transactions included in the group were:

Acquirer:	Acquired Company:

Citizens Community Bancorp, Inc.	Community Bank of Northern Wisconsin
County Bank Corp.	Capac Bancorp, Inc.
Stupp Bros., Inc.	Breman Bancorp, Inc.
Fentura Financial, Inc.	Community Bancorp, Inc.
RCB Holding Company, Inc.	Cornerstone Alliance, Ltd.
United Community Bancorp.	Illini Corporation
Wintrust Financial Corporation	First Community Financial Corporation
OakStar Bancshares, Inc.	Bancshares of Urbana, Inc.
Arbor Bancorp, Inc.	Birmingham Bloomfield Bancshares, Inc.
Middlefield Banc Corp.	Liberty Bank, National Association
Monona Bankshares, Inc.	MCB Bankshares, Inc.
First Defiance Financial Corp	Commercial Bancshares, Inc.
United Community Financial Corp.	Ohio Legacy Corp.
United Community Bancorp, Inc.	Liberty Bancshares, Inc.
Southern Missouri Bancorp, Inc.	Tammcorp, Inc.
Investor Group	Bank Management, Inc.
First Merchants Corporation	Arlington Bank

For each selected transaction, McAuliffe Financial derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case, based on the acquired company’s then-latest publicly available financial statements prior to the announcement of the acquisition:

•	LTM EPS of the acquired company;

•	tangible book value per share of the acquired company;

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000); and

•	total assets per share of the acquired company.

McAuliffe Financial also reviewed the one month market premium for each selected transaction. The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $51.00 per share of Wells common stock and using historical financial information for Wells as of December 31, 2016 and the closing price of Wells common stock common stock one month prior to March 15, 2017.

The results of the analysis are set forth in the following table:

	CCBI/ Wells Merger		Selected Transactions
			Minimum		Average		Median		Maximum
Transaction Price to:
LTM EPS	16.67	x	8.83	x	17.49	x	17.25	x	31.53	x
Tangible Book Value	124.78%		88.84%		131.97%		134.37%		216.31%
Core Deposit Premium	3.40%		(1.64)%		4.68%		3.92%		19.86%
Total Assets	14.82%		8.07%		13.17%		12.06%		24.82%
Price Change Since One-Month Prior	1.91%		(9.00)%		0.89%		1.00%		13.43%

No company or transaction used as a comparison in the above selected transaction analyses is identical to Wells or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis. McAuliffe Financial performed a discounted cash flow analysis to estimate a range for the implied equity value of Wells. In this analysis, McAuliffe Financial used its projections relating to the earnings and assets of Wells and assumed discount rates ranging from 9.0% to 11.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows (cash flow less any capital expenditures) that Wells could generate over the five-year period from 2017 to 2022 as a standalone company, and (ii) the present value of Wells’ implied terminal value at the end of such period. McAuliffe Financial assumed that Wells would realize asset growth of 1.53% (which equals the compound annual growth rate of Wells since its mutual-to-stock conversion in 1995) annually and generate earnings equal to 0.85% of average assets. In calculating the terminal value of Wells, McAuliffe Financial divided terminal year net income by the discount rate less the growth rate. This discounted cash flow analysis resulted in a range of implied terminal value of $24.3 million to $30.8 million for Wells common stock.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Wells.

Forecasted Pro Forma Financial Impact Analysis. McAuliffe Financial performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CCBI and Wells. Using closing balance sheet as of December 31, 2016 for CCBI and Wells, earnings estimates for CCBI prepared by McAuliffe Financial, a 2017 earnings estimate prepared by McAuliffe Financial and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by CCBI management, McAuliffe Financial analyzed the potential financial impact of the merger on certain projected financial results of CCBI. This analysis indicated the merger could be accretive to CCBI’s estimated 2017 EPS and could be dilutive to CCBI’s estimated tangible book value per share after consummation of the transaction. Furthermore, the analysis indicated that each of CCBI’s pro forma tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio could be lower. For all of the above analyses, the actual results achieved by CCBI’s following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. McAuliffe Financial acted as financial advisor to Wells in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, McAuliffe Financial is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions and valuations for various other purposes. As specialists in the securities of banking companies, McAuliffe Financial has experience in, and knowledge of, the valuation of banking enterprises.

Pursuant to the McAuliffe Financial engagement agreement, Wells agreed to pay McAuliffe Financial a total cash fee, equal to 1.5% of the aggregate merger consideration, McAuliffe Financial received an initial retainer payment of $25,000 and subsequent retainer payments of $8,500 per month in the fourth, fifth and six month following the signing of such engagement agreement. In addition, a fee of $100,000 became payable to McAuliffe Financial upon the rendering of the opinion upon the Board’s approval of the Merger Agreement. The balance of the 1.5% fee payable to McAuliffe Financial is contingent upon the consummation of the merger. The total fees to be paid are expected to be approximately $597,000 of which approximately $446,500 remains contingent upon the consummation of the proposal transaction Wells also agreed to reimburse McAuliffe Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify McAuliffe Financial against certain liabilities relating to or arising out of McAuliffe Financial’s engagement or McAuliffe Financial’s role in connection therewith. In the past two years, McAuliffe Financial has not provided investment banking and financial advisory services to CCBI. McAuliffe Financial may in the future provide investment banking and financial advisory services to Wells or CCBI and receive compensation for such services.

CCBI’s Reasons for the Merger

In reaching the determination to approve the merger agreement and the merger, CCBI’s board of directors evaluated the merger agreement and the merger in consultation with CCBI’s senior management and CCBI’s financial and legal advisors. The CCBI board considered a number of factors, including, but not limited to:

•	the merger agreement terms, structure and consideration to be paid to Wells stockholders;

•	the pricing collar adjustment with respect to the exchange ratio for the stock consideration;

•	the sources of funding and ability to raise debt financing if necessary to satisfy any regulatory requirements;

•	the representations and warranties, pre-closing covenants and termination rights provided for in the merger agreement;

•	the non-solicitation terms within the merger agreement along with the exceptions thereto;

•	the provision permitting CCBI to match a superior proposal;

•	the termination fee payable under certain circumstances;

•	the letter agreements entered into with Wells’ directors and non-director executive officers to vote their shares in favor of the merger;

•	the business, operations, financial condition, earnings and prospects of CCBI and of Wells;

•	the results of previous due diligence efforts;

•	the current environment in the community banking industry

•	expected synergies to be realized by the combined company

•	the financial terms of the merger as described by FIG Partners in its presentation to the CCBI board of directors;

•	the likelihood that regulatory and other approvals would be received in a timely manner and without unacceptable conditions;

The CCBI board also considered possible risk factors associated with the merger, including:

•	that the merger agreement would divert management focus and resources from other strategic opportunities and operational matters;

•	the possibility of losses of key customers and employees of Wells;

•	the possible effects of announcing the merger and steps taken to consummate it;

•	the possibility of litigation challenging the merger;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period;

•	risks associated with the integration of the two companies;

•	risks that the deal may not close because of

•	CCBI’s failure to perform its covenants in the merger agreement;

•	failure to receive regulatory approval;

•	a material adverse change to CCBI or Wells;

•	governmental action challenging the transaction;

•	failure to close the merger by October 31, 2017 as extended in certain circumstances;

•	and inability to raise sufficient funds to satisfy possible regulatory requirements for approval of the merger.

After considering the above factors, CCBI’s board of directors unanimously approved the merger agreement and the merger. This discussion of the factors considered by CCBI’s board of directors does not list every factor considered by the board but includes the most material factors considered by the board. In reaching its determination to approve and adopt the merger agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the merger will take place on the first Friday that is a business day following the second business day on which the last of the conditions to closing of the merger is satisfied or waived. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87 of this proxy statement/prospectus for a more complete description of the conditions that must be satisfied prior to closing. The date on which the closing occurs sometimes is referred to in this proxy statement/prospectus as the “closing date’.

On the closing date, CCBI and Wells will effect the merger by filing articles of merger with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of Minnesota. The merger will become effective on the date and time of filing of the articles of merger or on such later date and time as may be specified in the articles of merger. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to receipt of certain approvals and consents from applicable governmental and regulatory authorities, provided that CCBI will not be required to agree to any condition or requirement in order to receive any such approval which would so materially and adversely affect the economic or business benefits to CCBI of the merger, that it would not have entered into the merger agreement had such condition or requirement been known. CCBI and Wells have each agreed to furnish the other party with such information as may be reasonably necessary or advisable in connection with any regulatory filing, notice or other application to be made by or on behalf of either CCBI or Wells. These approvals include, among others, approvals or waivers from the OCC, the Minnesota Department of Commerce, Financial Institutions Divisions and the Federal Reserve Board. CCBI has submitted a Streamlined Business Combination Application with the OCC, a Notice of Proposed Acquisition with the Department and a Waiver Request with the Federal Reserve Board.

Office of the Comptroller of the Currency

CCBI Bank is subject to primary regulation by the OCC. The merger of Wells Federal Bank with and into CCBI Bank requires prior approval of the OCC pursuant to Section 3 of the National Bank Consolidation and Merger Act, as amended. In evaluating an application for such approval, the OCC takes into consideration a number of factors, including (i) the competitive impact of the transaction in the relevant markets; (ii) the financial and managerial resources of the banks both on a current and pro forma basis; (iii) the convenience and needs of the communities to be served and the record of the banks under the CRA, including their CRA ratings; (iv) the banks’ effectiveness in combatting money laundering activities and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. CCBI has requested expedited processing form the OCC and, to that end, on April 28, 2017 submitted a Streamlined Business Combination Application with the OCC. CCBI received the OCC’s approval of its merger application on June 28, 2017.

Minnesota Department of Commerce

Wells Federal Bank is a state bank chartered, regulated and supervised by the Department. The bank merger requires a Notice of Proposed Acquisition to be filed with the Department under applicable Minnesota banking laws. The matters required to be addressed in the Notice of Proposed Acquisition are generally similar to matters to be addressed in the application to the OCC. CCBI filed the Notice of Proposed Acquisition on May 24, 2017. The Department has 60 days (subject to extension for an additional 30 days) to object to the Notice of Proposed Acquisition.

Federal Reserve Board

CCBI is a bank holding company regulated and supervised by the Federal Reserve Board under the BHCA. On May 16, 2017, CCBI, pursuant to 12 C.F.R. § 225.12(d)(2), submitted a request that the Federal Reserve Board waive its prior approval of the transactions contemplated by the merger agreement. On June 1, 2017, CCBI received a letter from the Legal Division of the Federal Reserve Board indicating that, subject to certain conditions, including the receipt by CCBI, CCBI Bank, Wells and Wells Federal Bank of all other necessary regulatory approvals in connection with the merger; compliance with any terms and conditions imposed by such approvals; and no material changes in the facts as presented, it would not recommend to the Federal Reserve Board that it take action requiring CCBI to file a formal application in connection with the merger.

Additional Regulatory Approvals and Notices

CCBI and Wells believe that neither the merger nor the bank merger raise substantial antitrust or other significant regulatory concerns and that the parties will be able to obtain all requisite regulatory approvals. However, neither

CCBI nor Wells can provide any assurance that the closing of the merger will occur within the prescribed time of any of the approvals obtained, the timing of any such further approvals as may be required if the closing of the merger does not occur within such prescribed time, their ability to obtain any such further approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that may be deemed to impose a material burden on CCBI.

Neither CCBI nor Wells are aware of any material governmental approvals or actions that are required for completion of the merger or the bank merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of CCBI will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Wells will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the fair value of the CCBI common stock to be issued to former Wells stockholders, exceeds the fair value of the net assets including identified intangible assets of Wells on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of Wells being included in the operating results of CCBI beginning from the date of completion of the merger.

NASDAQ Market Listing

The shares of CCBI common stock to be issued in the merger will be listed for trading on the NASDAQ Global Market.

Delisting of Wells Common Stock

If the merger is completed, Wells common stock will be delisted from the OTC Market.

Dividends/Distributions

From and after the date of the merger agreement, Wells may not, and may not permit its subsidiaries to, without the prior written consent of CCBI, make any dividend payments or distributions other than (i) regular quarterly cash dividends by Wells at a rate not in excess of $0.25 per share of Wells common stock in the aggregate in any calendar quarter, or (ii) dividends paid by any subsidiary to Wells.

No dividends or other distributions declared or made with respect to CCBI common stock after closing of the merger will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Wells common stock until such holder properly surrenders such shares. See the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 77 of this proxy statement/prospectus.

Litigation Related to the Merger

On March 22, 2017, Paul Parshall, a purported Wells stockholder, filed a putative stockholder class action and derivative complaint in the District Court of Faribault County, Minnesota captioned Paul Parshall v. Wells

Financial Corp., et al. The complaint was subsequently amended on June 15, 2017. The lawsuit names as defendants Wells, each of the current members of the Wells board and CCBI. The amended complaint asserts that the director defendants breached their fiduciary duties by initiating a process to sell Wells that undervalues Wells; by agreeing to the merger agreement at a price that does not reflect Wells’ true value; by either failing to inform themselves of Wells’ true value or disregarding such value; by entering into a preclusive merger agreement; and by failing to make adequate disclosure in the registration statement on Form S-4 as filed on June 2, 2017. The amended complaint further asserts that Wells and CCBI aided and abetted the purported breaches of fiduciary duty. The amended complaint seeks (i) a declaration that the action may be maintained as a class action; (ii) injunctive relief to prevent the consummation of the merger; (iii) in the event the merger is consummated, rescission of the transaction or rescissionary damages; (iv) an order directing the defendants to account to the plaintiff for damages because of alleged wrongdoing; (v) an award to plaintiff of costs and disbursements including attorneys’ and experts’ fees; and (vi) other relief as may be just and proper. The defendants believe this lawsuit is without merit and intend to vigorously defend against the allegations.

Other potential plaintiffs may also file similar lawsuits challenging the proposed transaction. If the above-referenced case, and any additional cases, are not resolved, these lawsuits could prevent or delay completion of the merger and result in significant costs to Wells and CCBI, including costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect CCBI’s business, financial condition and results of operations.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This section does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about CCBI or Wells. Such information can be found elsewhere in this proxy statement/prospectus beginning on page 111 of this proxy statement/prospectus

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CCBI and Wells contained in this proxy statement/prospectus or in the public reports of CCBI filed with the SEC may supplement, update or modify the factual disclosures about CCBI contained in the merger agreement. The merger agreement contains representations and warranties by CCBI, on the one hand, and by Wells, on the other hand, made solely for the benefit of the other party. The representations, warranties and covenants made in the merger agreement by CCBI and Wells were qualified and subject to important limitations agreed to by CCBI and Wells in connection with negotiating the terms of the merger agreement. In particular, during your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to understand that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that CCBI and Wells each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about CCBI or Wells at the time they were made or otherwise.

Merger Consideration

Upon completion of the merger, each share of Wells common stock outstanding immediately prior to the effective time of the merger, except for Wells dissenting shares and shares of Wells common stock held by Wells as treasury stock or owned by CCBI, will be converted into the right to receive (i) the cash consideration consisting of $41.31 in cash and (ii) the stock consideration consisting of 0.7636 shares of CCBI common stock. The stock consideration is subject to adjustment based upon the CCBI Closing Price. Set forth below is a table showing the value of the cash consideration and the hypothetical value of the stock consideration based on a range of values for the CCBI Closing Price. The table does not reflect the fact that cash will be paid instead of fractional shares of CCBI common stock.

Hypothetical CCBI Closing Price		Stock Consideration Per Share		Cash Consideration Per Share	Total Consideration Per Share
		Shares of CCBI Common Stock	Hypothetical Value (1)
$17.00		0.6507	$11.06	$41.31	$52.37
$16.38	(2)	0.6507	$10.66	$41.31	$51.97
$16.00		0.6662	$10.66	$41.31	$51.97
$15.00		0.7106	$10.66	$41.31	$51.97
$14.00		0.7614	$10.66	$41.31	$51.97
$13.96	(3)	0.7636	$10.66	$41.31	$51.97
$13.00		0.7636	$ 9.93	$41.31	$51.24
$12.00		0.7636	$ 9.16	$41.31	$50.47
$11.42	(4)	0.7636	$ 8.72	$41.31	$50.03
$11.00		0.7925	$ 8.72	$41.31	$50.03
$10.00		0.8721	$ 8.72	$41.31	$50.03
$9.00	(5)	0.9690	$ 8.72	$41.31	$50.03
$8.00		0.9690	$ 7.75	$41.31	$49.06

(1)	Hypothetical value based on hypothetical average closing price for CCBI common stock on NASDAQ for the 20 trading days ending three business days prior to the closing of the merger.
(2)	Represents the Attic or the price point at which further increases to the CCBI Closing Price no longer result in a decrease in the number of shares to be received by Wells stockholders.
(3)	Represents the Ceiling, or the price point at which further increases to the CCBI Closing Price begin to result in a decrease in the number of shares to be received by Wells stockholders.
(4)	Represents the Floor, or the price point at which further decreases to the CCBI Closing Price begin to result in an increase in the number of shares to be received by Wells stockholders.
(5)	Represents the Basement, or the price point at which further decreases to the CCBI Closing Price no longer result in an increase in the number of shares to be received by Wells stockholders.

The examples above are illustrative only. The stock consideration that a Wells stockholder actually receives will be based on the CCBI Closing Price, which may be outside the range of the amounts set forth above and, as a result, the actual value of the stock consideration per share of Wells common stock may not be shown in the above table.

If, after the date of the merger agreement and prior to the effective time, the outstanding shares of CCBI common stock or Wells common stock change in number or type as a result of a reclassification, reorganization, recapitalization, stock split, reverse stock split, stock dividend or other similar change in capitalization, or if there is any extraordinary dividend or distribution, then the merger consideration, the Ceiling, Basement, Floor and Attic will be adjusted to provide the holders of Wells common stock the same economic effect as contemplated by the merger agreement.

Fractional Shares

CCBI will not issue any fractional shares of CCBI common stock in the merger. Instead, a Wells stockholder who otherwise would have received a fraction of a share of CCBI common stock will receive an amount in cash (rounded to the nearest cent), without interest, determined by multiplying (i) the CCBI Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of CCBI common stock that such holder would otherwise have been entitled to receive pursuant to the merger agreement.

Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation

Effect of the Merger

The merger agreement provides for the merger of Wells with and into CCBI, with CCBI surviving the merger as the surviving corporation. We sometimes refer to CCBI following the merger as the “surviving corporation.”

As a result of the merger, there will no longer be any publicly held shares of Wells common stock. Wells stockholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of CCBI common stock. All of the other incidents of direct ownership of Wells common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Wells, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of Wells shall vest in the surviving corporation, and all debts, duties and liabilities of Wells shall become the debts, duties and liabilities of the surviving corporation.

Effective Time

The merger will be effected by filing the articles of merger with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of Minnesota. The merger will become effective as of the date and time of the filing of the articles of merger or such later date and time specified in such articles of merger, which we refer to as the “effective time.”

Organizational Documents of the Surviving Corporation

The charter and bylaws of CCBI that are in effect immediately prior to the effective time will be the charter and bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. The surviving corporation will continue to exist under the name “Citizens Community Bancorp, Inc.”

Exchange and Payment Procedures

No later than one (1) business day prior to the closing of the merger transaction, CCBI will deposit, or cause to be deposited, with the exchange agent, for the benefit of the holders of shares of Wells common stock, sufficient cash and CCBI common stock to be exchanged in accordance with the merger agreement, which amounts we refer to as the “exchange fund.” As promptly as practicable after the effective time, but in no event later than five (5) business days thereafter, CCBI will cause the exchange agent to mail to each record holder, as of immediately prior to the effective time, of shares of Wells common stock, a letter of transmittal for use in connection with the exchange, which shall include a statement that delivery shall be effected, and risk of loss and title to the Wells stock certificates shall pass, only upon delivery of the Wells stock certificates to the exchange agent, and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration. From and after the effective time, Wells stockholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive, for each Wells share, the merger consideration, which they have become entitled to receive, plus any cash payable in lieu of any fractional shares of CCBI common stock, and any dividends or distributions on CCBI common stock such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration, cash in lieu of fractional shares, or any dividends or distributions.

Distributions with Respect to Unsurrendered Shares

No dividends or other distributions declared or made with respect to CCBI common stock after closing of the merger will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Wells common stock until such holder properly surrenders such shares in accordance with the merger agreement. Subject to applicable law, after such surrender, the holder will be entitled to receive the per share merger consideration, the fractional share cash amount to which such holder is entitled and any dividends or other distributions that have been payable or become payable with respect to the holder’s whole shares of CCBI common stock. No interest will be payable on the foregoing.

Transfers Following the Effective Time

From and after the effective time, the stock transfer books of Wells will be closed and there will be no further registration of transfers of shares of Wells common stock on the records of Wells, except for the cancellation of such shares in connection with the merger. Except for dissenting shares, from and after the effective time, the holders of certificates or book entry shares that evidenced ownership of shares of Wells common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. Any bona fide certificates or book entry shares presented to the surviving corporation after the effective time will be canceled and exchanged in accordance with the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund that has not been disbursed to Wells stockholders after the date that is one year following the effective time will be paid to the surviving corporation. From and after such time, any former holders of Wells common stock who have not properly surrendered their shares may thereafter seek from CCBI (subject to abandoned property, escheat and other similar laws) the merger consideration payable in respect of such shares of Wells common stock, any cash payable in lieu of any fractional shares of CCBI common stock and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. Neither the surviving corporation nor the exchange agent will be liable to any holder of shares of Wells common stock for any shares of CCBI common stock (or any related dividends or distributions) or cash from the exchange fund that is properly delivered in to any public official pursuant to any applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of Wells common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by CCBI, the posting by such person of a bond in such amount as CCBI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent or CCBI, as applicable, will issue in exchange for the lost, stolen or destroyed certificate the applicable merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the shares of Wells common stock represented by that certificate pursuant to the merger agreement.

Withholding Rights

Each of CCBI, the exchange agent and the surviving corporation will be entitled to deduct and withhold from any amounts payable pursuant to the merger agreement to any holder of Wells common stock such amounts as CCBI, the exchange agent or the surviving corporation, as applicable, are required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the merger agreement as having been paid to the holder of Wells common stock from whom such amounts were deducted or withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by CCBI and Wells. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	capitalization;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	stockholder and shareholder approvals required, if any

•	compliance with SEC filing requirements;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	internal controls over financial reporting and disclosure controls and procedures, to the extent applicable;

•	broker/finder fees;

•	operation in the ordinary course of business and absence of material adverse changes (since September 30, 2016 with respect to CCBI and since December 31, 2015 with respect to Wells);

•	loan portfolios;

•	certain tax matters;

•	involvement in litigation or the existence of any orders issued by governmental authorities;

•	compliance with applicable laws and permits;

•	loan portfolio;

•	agreements with regulatory agencies; and

•	accuracy of the information supplied for inclusion in registration statement/proxy statement/prospectus.

Wells made additional representations and warranties to CCBI in the merger agreement relating to, among other things:

•	material contracts;

•	certain employee benefit matters, including matters relating to employee benefit plans;

•	labor relations and employment matters;

•	certain environmental matters;

•	Wells’ deposits and investment portfolio;

•	matters relating to its owned and leased property;

•	intellectual property;

•	inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

•	the receipt of an opinion from Wells’ financial advisor regarding the fairness, from a financial point of view, of the consideration to be paid to holders of Wells common stock in the merger;

•	insurance coverage;

•	related party transactions; and

•	interest rate risk management instruments.

Some of the representations and warranties contained in the merger agreement are qualified as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge, after due investigation.

For purposes of the merger agreement, a “material adverse effect” with respect to CCBI or Wells, as the case may be, means any fact, event or circumstance that individually or when taken together with all other facts, events or circumstances is or could reasonably be expected to be materially adverse to the business, assets, reputation, results of operations, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the applicable party and its subsidiaries, taken as a whole.

However, a material adverse effect will not be deemed to include any fact, event or circumstance to the extent caused by:

•	changes in the United States or global economy or capital, financial or securities markets generally;

•	changes in applicable laws or GAAP or regulatory accounting principles, or authoritative interpretation thereof after the signing of the merger agreement that affect in general the banking industry;

•	the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

•	changes in the industry in which Wells operates generally;

•	public disclosure or consummation of the transactions contemplated by or actions expressly required by the merger agreement in contemplation of the transactions contemplated by the merger agreement including the expenses incurred as a result of the negotiation and compliance with the terms of the merger agreement;

•	the failure, in and of itself, of Wells to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics;

•	actions taken by third parties following public announcement of the merger agreement;

•	actions or omissions with the prior written consent of the other party; or

•	changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration of the credit markets generally and including changes to any previously correctly applied asset marks.

so long as, in the case of the first, second, third, fourth and ninth bullets above, Wells and its subsidiaries, are not materially disproportionately affected thereby.

Conduct of Wells Business Prior to Completion of the Merger

Under the merger agreement, Wells has agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the merger agreement to the effective time. In general, Wells is required to, and to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it.

The following is a summary of the more significant restrictions imposed upon Wells. Subject to the exceptions set forth in the merger agreement, Wells will not, and will cause its subsidiaries not to, without CCBI’s prior written consent:

•	declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions from its subsidiaries to Wells, except Wells may pay its usual and customary quarterly cash dividend to its stockholders in amounts and at times consistent with past practice, provided that such dividend may not exceed $.25 per share in the aggregate in any calendar quarter;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ capital stock or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

•	authorize for issuance or otherwise issue, deliver, sell, encumber or transfer any shares of its capital stock or any equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the same, except as otherwise permitted by the merger agreement;

•	amend any of its governing documents or alter the corporate structure or ownership of Wells or its subsidiaries;

•	change its credit, loan interest rate or fee pricing policies with respect to its deposits or loans;

•	agree to accept public fund deposits in excess of $10,000,000

•	amend, terminate, waive or modify any of the terms of any loan or deposit in excess of $250,000 except in the ordinary course of business consistent with past practice and applicable policies;

•	enter into any new line of business or product marketing campaign;

•	amend, modify or waive its lending, mortgage servicing process, investment, underwriting, risk and asset liability management, loan, personnel, risk management or other banking and operating policies;

•	make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable law and in compliance with existing policies and procedures;

•	introduce any new loan or credit products;

•	acquire or make any deposits into new account Certificate of Deposit Account Registry Service (CDARS) deposits;

•	enter into or approve any loan or a group of related loans in excess of $500,000 in the aggregate, or enter into or approve any renewal or extension of any existing secured loan or group of related secured loans in excess of $750,000 in the aggregate, or enter into or approve any unsecured loan in excess of $100,000, or enter into or approve any renewal or extension of any unsecured loan or group of related unsecured loans in excess of $250,000, or enter into or approve any loan that would be a classified loan, as defined in the merger agreement;

•	purchase or invest in any securities or other investments other than in the ordinary course of business, consistent with past practice;

•	close, sell, consolidate, or relocate any of Wells Federal Bank’s branches;

•	make any material change in any information technology system utilized by Wells or its subsidiaries, except those required to maintain integrity of the systems or to protect against cyber-attacks;

•	acquire or agree to acquire any business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to Wells and its subsidiaries, taken as a whole;

•	make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000;

•	sell, transfer, lease, license (as licensor), mortgage, encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice and not material to it and its subsidiaries, taken as a whole;

•	acquire, lease (as lessee) or sell or lease (as lessor) any real property other than the acquisition of real property as the result of foreclosure or receipt of a deed in lieu of foreclosure, or the disposition of Other Real Estate Owned (OREO) in the ordinary course of business consistent with past practice;

•	incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for any such indebtedness or other obligations of another person or make any loans or advances (other than loans made by Wells and its subsidiaries) or capital contributions to, any other person, other than indebtedness, loans, advances, capital contributions and investments between Wells and its subsidiaries and other than borrowings by Wells Federal Bank from the Federal Home Loan Bank with maturities not exceeding six (6) months, in each case in the ordinary course of business consistent with past practice;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of Wells or its subsidiaries;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person;

•	except as required by the merger agreement or pursuant to existing agreements with Wells officers or employees or with respect to the retention bonuses and stay bonuses described under “Employee Matters” beginning on page 86 of this proxy statement/prospectus, grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any employee benefit plan of Wells, except in a manner which is consistent with Wells’ normal and customary past practices or as required by law or by any written contract or any employee benefit plan of Wells in existence on the date of the merger agreement;

•	except as required by the merger agreement or pursuant to existing agreements with Wells officers or employees or with respect to the retention bonuses and stay bonuses described under “Employee Matters” beginning on page 86 of this proxy statement/prospectus, establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under any agreement, plan or arrangement that would constitute an employee benefit plan of Wells if it were in existence on the date of the merger agreement, except as required by law or by any written contract or any employee benefit plan of Wells in existence on the date of the merger agreement;

•	terminate without cause the employment of or hire any employee whose annual compensation exceeded or is reasonably expected to exceed $50,000 annually;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed upon Wells or its subsidiaries by any applicable law;

•	make or adopt any change to its (i) credit, loan or risk policies; (ii) methodology for determining its allowance for loan and lease losses (except as may be required by any law or any directive of any governmental entity); or (iii) accounting methods, practices, or policies (other than actions required to be taken by GAAP);

•	make any material change in internal control over financial reporting;

•	fail to ensure that the charge-offs, write-downs and OREO and other owned property valuations established on Wells’ or any of its subsidiaries’ books and records between the date hereof and the closing of the merger will be established in accordance with the requirements of GAAP, consistently applied to Wells’ and its subsidiaries’ past practice, and will properly reflect the losses incurred on outstanding loans (including accrual interest receivable);

•	prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, except as required by law; settle or compromise any claim relating to taxes; enter into any closing agreement or similar agreement relating to taxes, otherwise settle any dispute relating to taxes; or request any ruling or similar guidance with respect to taxes;

•	enter into, amend, modify or terminate any material contract, waive, release or assign any rights under any material contract or enter into, renew, or become subject to any interest rate risk management arrangements or derivative instruments whether for the account of Wells or any of its subsidiaries or any of their respective customers;

•	enter into or amend any contract that would, after the effective time, restrict CCBI or any of its subsidiaries (including Wells and its subsidiaries) with respect to engaging in any line of business or in any geographical area or that contains exclusivity, most favored nation pricing or other provisions, or non-solicitation provisions;

•	waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and applicable Wells Federal Bank’s policies or in accordance with their terms, of liabilities reflected or reserved against in the most recent filings by Wells with the OTC Markets or incurred in the ordinary course of business consistent with past practice;

•	initiate, settle or compromise any actions, claims, disputes, litigation or other proceedings;

•	except as permitted by the merger agreement, take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the merger or the other transactions contemplated by the merger agreement; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract to do any of the foregoing.

Regulatory Matters

CCBI and Wells have agreed to use reasonable best efforts to take and do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger, the bank merger and the other transactions contemplated by the merger agreement. This includes using their reasonable best efforts to take all commercially reasonable actions to cause the conditions precedent in the merger agreement to be satisfied, to obtain all permits, consents, approvals and authorizations, to make all necessary registrations, declarations and other filings and to take all commercially reasonable steps as may be necessary to avoid any claim, action or other proceeding by any governmental entity. CCBI and Wells have also agreed to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any other party to the merger agreement or any of its subsidiaries with or to any third party or governmental entity in connection with the transactions contemplated by the merger agreement.

CCBI has agreed to use its reasonable best efforts to take and do all things necessary to enable the listing of shares of CCBI’s common stock on the NASDAQ no later than the effective time, subject to official notice of issuance, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement (other than to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

However, nothing in the merger agreement (i) requires CCBI or Wells to contest any final action or decision taken by any governmental entity challenging the consummation of the transactions contemplated by the merger agreement, or (ii) requires CCBI or any of its affiliates to agree to any condition or requirement to the receipt of regulatory approval that would so materially and adversely affect the economic or business benefits to CCBI of the merger, that had such condition been known, CCBI would not in its reasonable judgment have entered into the merger agreement.

See also “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87 of this proxy statement/prospectus.

Wells Stockholder Meeting; Withdrawal of Recommendation; Restructuring

Wells has agreed, as soon as practicable following the effectiveness of the SEC Form S-4 Registration Statement of which this proxy statement/prospectus forms a part and receipt of the required regulatory authorizations and approvals as set forth in the merger agreement, in consultation with CCBI, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering the approval and adoption of the merger agreement. Except as set forth below, Wells, through its board of directors, is required to recommend to its stockholders approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and is required to use reasonable best efforts to solicit such approval and adoption by its stockholders. Except as set forth below, Wells’ board of directors or committee thereof, may not withdraw or modify in a manner adverse to CCBI its recommendation to its stockholders or its declaration that the merger agreement and merger are advisable, which we refer to as an “adverse recommendation change.” Each director and non-director executive officer of Wells has entered into a stockholder voting agreement, in the form of Exhibit A to the merger agreement, pursuant to which, among other things, such persons have agreed to vote shares of Wells common stock owned by them in favor of the merger.

Notwithstanding the foregoing, subject to certain restrictions in the merger agreement, Wells’ board of directors may make an adverse recommendation change in response to a Superior Proposal (as defined below) made after the date of the merger agreement and which shall not have been withdrawn if the board of directors determines in good faith (after consultation with outside counsel and its outside financial advisor) that the failure to do so would reasonably be expected to violate the fiduciary duties of the board of directors to Wells’ stockholders under applicable law. Notwithstanding the foregoing, Wells’ board of directors may not make such adverse recommendation change if Wells or its board of directors did not comply with the non-solicitation provision of the merger agreement, and no adverse recommendation change may be made until after the third (3rd) business day after Wells’ board of directors provides notice to CCBI of its intent to take such action and its reasoning, including the terms and conditions of the applicable Superior Proposal, identifying the person making such proposal and providing copies of any agreements intended to effect such Superior Proposal and representing that Wells has complied with the merger agreement provisions applicable to such Superior Proposal. During this three (3) business day period, Wells and its advisors must negotiate with CCBI in good faith to make such adjustments to the terms and conditions of the merger agreement as would enable Wells’ board of directors to proceed with its recommendation of the merger agreement, including the merger. Wells’ board of directors may not make an adverse recommendation change if, prior to the expiration of such three (3) business day period, CCBI makes a proposal to adjust the terms and conditions of the merger agreement that Wells’ board of directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the $1,600,000 termination fee.

A “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (as defined below) to acquire more than (i) 50% of the outstanding voting securities of Wells or (ii) 50% of the consolidated assets of Wells and its subsidiaries, in either case on terms that, in the reasonable good faith judgment of Wells’ board of directors, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the termination fee, a description of the third party sufficient to permit an evaluation of the relative merits of the proposal and the conditions for completion of such proposal, is more favorable, from a financial point of view, to Wells stockholders than the merger, taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by CCBI in response to such proposal or otherwise).

A “Takeover Proposal” means an inquiry, offer or proposal by a person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder) other than CCBI and its affiliates relating to any transaction or series of related transactions other than the merger and the bank merger involving: (i) any acquisition or purchase from Wells by any such persons of more than a 10% interest in the total outstanding voting securities of Wells or any of its subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in such persons, or any other person, beneficially owning 10% or more of the total outstanding voting securities of Wells or any of its subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving Wells pursuant to which the stockholders of Wells immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (iv) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets (based on the fair market value thereof) of Wells or any of its subsidiaries; or (v) any liquidation or dissolution of Wells or any of its subsidiaries. We refer to the matters set forth in (i) through (v) of this paragraph as an “Acquisition Transaction.”

See also “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages 89 and 90, respectively, of this proxy statement/prospectus.

No Solicitation

The merger agreement prohibits Wells, its subsidiaries and any of their respective officers, directors, employees, financial advisors, attorneys or other representatives prior to the effective time from, directly or indirectly, soliciting, initiating or knowingly facilitating, inducing or encouraging the submission of any Takeover Proposal (as defined above in section “The Merger Agreement—Wells Stockholder Meeting; Withdrawal of Recommendation; Restructuring” beginning on page 84 of this proxy statement/prospectus) or any proposal that could reasonably be expected to lead to a Takeover Proposal, entering into any letter of intent, agreement in principle, or other agreement relating to a Takeover Proposal, participating in any discussions or negotiations with any third party with respect to a Takeover Proposal, or furnishing any third party with any information with respect to Wells or its subsidiaries in connection with or in response to a Takeover Proposal.

Notwithstanding the foregoing, prior to the meeting of Wells’ stockholders to approve the merger, Wells and its board of directors may participate in discussions or negotiations with any third party with respect to a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, and may furnish any third party with any information with respect to Wells or its subsidiaries in connection with a Takeover Proposal if it was an unsolicited bona fide written Takeover Proposal by such third party, and only if Wells’ board of directors has determined, in its reasonable good faith judgment after consultation with its outside financial and legal advisors, that (i) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal (as defined above in section “Wells Stockholder Meeting; Withdrawal of Recommendation; Restructuring”

beginning on page 84 of this proxy statement/prospectus), (ii) the failure to take such action would reasonably be expected to violate the fiduciary duties of Wells’ board of directors to Wells’ stockholders under applicable law, and (iii) prior to engaging in such actions, Wells’ board of directors receives from such third party an executed confidentiality agreement substantially equivalent to the confidentiality agreement existing between Wells and CCBI. Wells must also provide CCBI with notices and certain information with respect to such Takeover Proposal before participating in discussions or negotiations with any third party with respect to a Takeover Proposal, or to furnish any third party with any information with respect to Wells or its subsidiaries in connection with a Takeover Proposal, as set forth below.

In all events, the merger agreement requires Wells to promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, or any written request for information regarding Wells or its subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise CCBI orally and in writing of such Takeover Proposal or request, including providing a description of the third party sufficient to permit an evaluation of the relative merits of the Takeover Proposal or request, and, if it is in writing, the material terms of such Takeover Proposal and any related draft agreements, and, if it is oral, a reasonably detailed summary thereof. Wells is required to keep CCBI informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Takeover Proposal, and is required to provide to CCBI any non-public information concerning Wells and its subsidiaries concurrent with or before providing the same to such third party to the extent not previously provided to CCBI.

See also “The Merger Agreement—Wells Stockholder Meeting; Withdrawal of Recommendation; Restructuring” beginning on page 84 of this proxy statement/prospectus.

Expenses

Except as otherwise provided in the merger agreement, including the $1,600,000 termination fee payable by Wells to CCBI under certain circumstances, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement, the bank merger and the transactions contemplated thereby will be paid by the party incurring such expenses. For a description of the termination fee, see “The Merger Agreement—Termination Fee” beginning on page 90 of this proxy statement/prospectus.

Employee Matters

CCBI has agreed that the surviving corporation after the effective time will honor all employment contracts entered into between Wells and its employees to the extent disclosed in a disclosure letter delivered by Wells to CCBI in connection with the merger agreement (we refer to such employees herein as “eligible employees”). This does not guarantee employment for any employee of Wells or its subsidiaries, or restrict the right of the surviving corporation or its subsidiaries to terminate any employee at any time for any or no reason with or without notice. However, if an eligible employee is terminated without cause before the first anniversary of the closing date, CCBI is required to provide severance benefits consisting of 1.25 weeks of pay for each full year of service the eligible employee had with Wells or its subsidiaries, with a minimum of two weeks’ salary and a maximum of 26 weeks’ salary. In addition, certain executive officers will receive alternative severance payments in the event of their termination of employment, see “Interests Of Wells’ Directors And Executive Officers In The Merger” beginning on page 94 of this of this proxy statement/prospectus.

CCBI has agreed to cause employees of Wells and its subsidiaries to be eligible to participate in any employee benefit plan, program or arrangement maintained by CCBI or its affiliates and to recognize their prior service with Wells or its subsidiaries as service with CCBI and its affiliates for purposes of eligibility, vesting and vacation benefits under the applicable employee benefit plan, program or arrangement (but without duplication of benefits), but not for any other purposes, including for purposes of determining benefit accruals or early retirement subsidies under any defined benefit plan. CCBI has also agreed to use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under any such employee benefit plan, program or arrangement, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous employee benefit plan, program or arrangement of Wells in which such employee participated immediately prior to the effective time, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such employee benefit plan, program or arrangement, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of CCBI’s insurers.

Each employee of Wells or its subsidiaries who is listed in a specific section of a disclosure letter delivered by Wells to CCBI in connection with the merger agreement will be eligible to receive the retention bonus set forth in such specific section. Each employee of Wells or its subsidiaries who is listed in a specific section of a disclosure letter delivered by Wells to CCBI in connection with the merger agreement will be eligible to receive the stay bonus set forth in such specific section of such letter.

Indemnification and Insurance

CCBI has agreed that all rights to indemnification, advancement of expenses and exculpation by Wells or its subsidiaries existing in favor of any person who is at such time, or has been at any time prior to such date or who becomes prior to the closing date, an officer or director of Wells or its subsidiaries, will survive the closing of the merger and continue in full force and effect in accordance with their terms.

Wells and its subsidiaries are required to obtain as of the closing date directors’ and officers’ liability “tail” insurance policies with a claims period of six years from the closing date providing coverage for claims arising out of or relating to events which occurred on or prior to the closing date, with at least the same coverage and limits, and containing at least as advantageous terms and conditions as the policies in place immediately prior to the closing date. However, Wells and its subsidiaries are not required to pay an annual premium for such coverage in excess of 200% of the last annual premium paid by them for such insurance prior to the date of the merger agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, Wells and its subsidiaries must obtain such insurance as is obtainable for an annual premium equal to such maximum amount.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the listing of shares of CCBI common stock to be issued in the merger, coordination with respect to litigation relating to the merger, transition and integration matters, state takeover laws, certain transition services, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Each of CCBI’s and Wells’ obligation to complete the transactions contemplated by the merger agreement is subject to fulfillment of certain conditions, including:

•	approval of the merger agreement by the requisite vote of Wells stockholders;

•	no court or other governmental entity having jurisdiction over Wells, CCBI or their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect prohibiting or having the effect of making illegal the consummation of the merger or the bank merger, and no governmental entity shall have instituted any proceeding that is pending seeking such an order; and

•	the Form S-4 of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and no stop order suspending the effectiveness shall be in effect;

•	all “blue sky” or state securities approvals shall have been obtained;

•	CCBI common stock, including the shares to be issued in the merger, shall continue to be listed on NASDAQ; and

•	certain regulatory approvals, which we refer to as “specified requisite regulatory approvals” shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired. Specified requisite regulatory approvals include the approval by the OCC of an interagency bank merger act application, notice required to be filed with the OCC with respect to Wells’ insurance agency subsidiary, the approval by the Department of CCBI Bank’s application, pursuant to Minnesota Statute 46.048, after the filing of a notice of proposed acquisition of control, the approval of the Federal Reserve Board under certain provisions of the BHCA.

CCBI’s obligation to complete the transactions contemplated by the merger agreement is also subject to fulfillment of certain conditions, including:

•	performance in all material respects by Wells of each of its agreements contained in the merger agreement required to be performed on or prior to the effective time;

•	material accuracy of Wells’ representations and warranties in the merger agreement as of the effective time (other than representations and warranties addressing matters only as of a certain date which must be accurate as of such certain date), except for inaccuracies that do not meet the materiality standards set forth in the merger agreement;

•	nonoccurrence of any event that has had or would be reasonably expected to have a material adverse effect on Wells;

•	Wells shall have obtained certain third-party consents required by Wells’ contracts listed on the disclosure letter provided by Wells;

•	nonexistence of any instituted, pending or threatened proceeding by a governmental entity relating to the merger agreement or its contemplated transactions or that would have, individually or in the aggregate, a material adverse effect on Wells or CCBI;

•	delivery by Wells to CCBI of certain documents, including, officer’s certificates, certified governing documents and resolutions, good standing certificates, certain third party consents and regulatory approvals; and

•	no more than 15% of the issued and outstanding shares of Wells common stock shall have exercised dissenters rights under Minnesota law.

Wells’ obligation to complete the transactions contemplated by the merger agreement is also subject to fulfillment of certain conditions, including:

•	performance in all material respects by CCBI of each of its agreements contained in the merger agreement required to be performed on or prior to the effective time;

•	nonexistence of any event, occurrence, fact, condition, change or development that has had or would be reasonably expected to have a material adverse effect on CCBI;

•	material accuracy of CCBI’s representations and warranties in the merger agreement as of the effective time (other than representations and warranties addressing matters only as of a certain date which must be accurate as of such certain date), except for inaccuracies that do not meet the materiality standards in the aggregate merger agreement; and

•

delivery by CCBI to Wells of certain documents, including, officer’s certificates, certified governing documents and resolutions, good standing certificates, certain third party consents and regulatory approvals, and the certificate from the exchange agent certifying receipt of sufficient cash and stock to pay the aggregate merger consideration.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time in the following circumstances:

•	by mutual written consent of CCBI and Wells;

•	by CCBI or Wells, provided that the party seeking to terminate is not in material breach of the merger agreement, if there has been a breach of any representation, warranty, covenant, undertaking or other agreement made by Wells in the merger agreement, or any such representation or warranty shall have become untrue after the date of the merger agreement, in each case such that certain closing conditions in the merger agreement would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the terminating party to the other party;

•	by either CCBI or Wells if: (i) the merger has not been effected on or prior to the close of business on October 31, 2017, which we refer to as the “termination date,” except that the termination date may be extended by 60 calendar days if the merger has not been effected because certain regulatory approvals have not been obtained (but CCBI or Wells, as applicable, cannot terminate the merger agreement if they caused the failure to obtain the approval through failure to fulfill obligations under the merger agreement); or (ii) any court or other governmental entity having jurisdiction over a party to the merger agreement has issued or enacted an order or law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the merger or the bank merger and such order, law or other action shall have become final and non-appealable;

•	by either CCBI or Wells if the stockholders of Wells do not adopt the merger agreement at the special meeting or at any adjournment or postponement thereof, except that Wells may not so terminate the merger agreement if it fails to comply with certain obligations in the merger agreement related to its non-solicitation agreement or shareholder meeting provisions;

•	by CCBI if: (i) Wells breached the non-solicitation, or stockholder meeting provisions of the merger agreement; (ii) Wells’ board of directors or a committee thereof shall have effected an adverse recommendation change or shall have taken any other action or made any other statement in connection with the special meeting inconsistent with the board of directors recommending the merger; (iii) Wells’ board of directors or any committee thereof shall have recommended to Wells stockholders any Superior Proposal; or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Wells is commenced, and Wells’ board of directors fails to recommend against acceptance of, or takes no position with respect to, such tender offer or exchange offer by its stockholders; or

•	by Wells if, prior to the approval and adoption of the merger agreement by its stockholders, (i) Wells’ board of directors has received a Superior Proposal, (ii) Wells has complied with its non-solicitation covenants under the merger agreement, (iii) Wells’ board of directors has made an adverse recommendation change, and (iv) at the time of such termination, CCBI receives the $1,600,000 termination fee and Wells enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) both CCBI and Wells will remain liable for any willful breach of a representation or warranty or the breach of any covenant contained in the merger agreement, and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

Wells will be required to pay CCBI a termination fee of $1,600,000 if the merger agreement is terminated:

•	by CCBI if Wells breaches a representation or warranty that constitutes a CCBI condition to closing, and such breach is either incurable or has not been cured following 30 days’ written notice by CCBI to Wells, and (i) a “Superior Proposal” (as defined in “Wells Stockholder Meeting; Withdrawal of Recommendation; Restructuring” beginning on page 84 of this proxy statement/prospectus) existed between the date of the merger agreement and termination thereof and (ii) concurrently with or within twelve months after any such termination the transactions contemplated by such Superior Proposal are consummated or Wells or its subsidiaries have entered into any agreement, letter of intent, agreement in principal or definitive agreement with respect to such Superior Proposal;

•	by Wells or CCBI if the Wells stockholders do not approve the merger and (i) a Superior Proposal existed between the date of the merger agreement and termination thereof and (ii) concurrently with or within twelve months after any such termination the Superior Proposal is consummated or Wells or its subsidiaries have entered into any agreement, letter of intent, agreement in principal or definitive agreement with respect to the Superior Proposal;

•	by Wells if the if the merger is not effected prior to close of business on October 31, 2017 (subject to possible extension as provided in the merger agreement) and (i) a Superior Proposal (as existed between the date of the merger agreement and termination thereof and (ii) concurrently with or within twelve months after any such termination the transactions contemplated by such Superior Proposal are consummated or Wells or its subsidiaries have entered into any agreement, letter of intent, agreement in principal or definitive agreement with respect to such Superior Proposal;

•	by CCBI if: (i) Wells breached the non-solicitation, or stockholder meeting provisions of the merger agreement; (ii) Wells’ board of directors or a committee thereof shall have effected an adverse recommendation change or shall have taken any other action or made any other statement in connection with the special meeting inconsistent with the board of directors recommending the merger; (iii) Wells’ board of directors or any committee thereof shall have recommended to Wells’ stockholders any Superior Proposal; or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Wells is commenced, and Wells’ board of directors fails to recommend against acceptance of, or takes no position with respect to, such tender offer or exchange offer by its stockholders; or

•	by Wells if prior to the approval and adoption of the merger agreement by its stockholders, (i) Wells’ board of directors has received a Superior Proposal, (ii) Wells has complied with its non-solicitation covenants under the merger agreement, (iii) Wells’ board of directors has made an adverse recommendation change, and (iv) at the time of such termination, CCBI receives the $1,600,000 termination fee and Wells enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

Amendment and Modification

The merger agreement may be amended by the parties to the merger agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement proposal by the Wells stockholders, in a writing signed on behalf of each of the parties. However, after any approval of the transactions contemplated by the merger agreement by the Wells stockholders, the parties may not amend the merger agreement without further approval of such stockholders if such amendment requires further approval under applicable law.

At any time prior to the effective time of the merger, a party to the merger agreement may, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or any related document, or (iii) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement that may be legally waived.

Governing Law; Jurisdiction; Waiver of Jury Trial

The merger agreement is to be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its principles of conflict of laws. The parties to the merger agreement have waived their right to a jury trial with respect to any proceeding arising out of or relating to the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur if any provision of the merger agreement were not performed in accordance with the terms thereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by the merger agreement were not consummated), and that the parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the obligation of the parties to consummate the transactions contemplated by the merger agreement, and the obligation of CCBI to pay, and Wells’ stockholders’ right to receive, the consideration payable to them pursuant to the transactions contemplated by the merger agreement).

VOTING AGREEMENTS WITH CERTAIN WELLS STOCKHOLDERS

In order to induce CCBI to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on March 17, 2017, each of the directors and non-director executive officers of Wells, who we refer to as the “significant stockholders,” entered into a voting agreement with CCBI. As of the record date, the directors and officers beneficially owned, in the aggregate, 114,457 shares of Wells common stock, or approximately 14.67% of the outstanding shares of Wells common stock.

The following is a summary description of the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. The summary of the material terms of the voting agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the form of the voting agreement which appears as Exhibit 99.1 to the Current Report on Form 8-K of CCBI filed on March 17, 2017.

Under the terms of the voting agreement, each significant stockholder has agreed as follows:

•	at the Wells special meeting (or any adjournment thereof), or under any other circumstances in which a vote, consent or other approval with respect to the merger proposal is sought, the significant stockholder will vote (or cause to be voted) his or her shares of Wells common stock in favor of the merger proposal;

•	at any meeting of Wells stockholders, or under any other circumstance in which a vote, consent or other approval is sought, the significant stockholder will vote (or cause to be voted) his or her shares of Wells common stock against: (i) any merger (other than the merger with CCBI), sale of substantial assets, reorganization, dissolution or similar transaction or alternative acquisition proposal involving Wells or any of its subsidiaries; (ii) any amendment of the Wells charter or bylaws that would impede, prevent or nullify the merger or any of the other transactions contemplated by the merger agreement or result in a breach of the merger agreement, or change in any manner the voting rights of any class of capital stock of Wells; or (iii) the election of any person as a director of Wells who is not a member of the Wells board as of the date the merger agreement was executed;

•	to not directly, or indirectly through any affiliate, director, officer, employee, investment banker or other advisor: (i) solicit, initiate or knowingly encourage the submission of any alternative acquisition proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that may reasonably be expected to lead to an alternative acquisition proposal (subject, however, to Wells’ rights and obligations under the merger agreement with respect to alternative acquisition proposals);

•	to use his or her reasonable best efforts to take, or cause to be taken, all actions to assist and cooperate with CCBI in doing all things necessary, appropriate or advisable to support and consummate the merger and the other transactions contemplated by the merger agreement; and

•	to not: (i) sell, transfer, pledge, assign or otherwise dispose of his or her shares of Wells common stock or enter into any agreement to do any of the foregoing unless such transferee agrees to be bound by the terms of the voting agreement, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to his or her shares of Wells common stock, except with respect to the voting agreement with CCBI in support of the merger.
Each voting agreement and all obligations of the significant stockholder thereunder will terminate upon the earliest of: (i) the favorable vote of Wells stockholders with respect to the merger, (ii) the effective time of the merger, or (iii) the termination of the merger agreement in accordance with its terms.

MEETING ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies in favor of the merger proposal.

If, at the special meeting, the number of shares of Wells common stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, Wells intends to move to adjourn the special meeting in order to enable the Wells board to solicit additional proxies for the approval of the merger proposal. In accordance with the Wells bylaws, a vote to approve the meeting adjournment proposal may be taken in the absence of a quorum.

In the adjournment proposal, Wells is asking its stockholders to authorize the holder of any proxy solicited by the Wells board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Wells stockholders approve the adjournment proposal, Wells could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Wells stockholders who have previously voted. Wells does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal is approved at the special meeting.

Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, whether or not a quorum is present. For the meeting adjournment proposal, you may vote “for,” “against” or “abstain.” If your shares are not present at the special meeting, it will have no effect on the outcome of the meeting adjournment proposal. If you abstain, your abstention will also have no effect on the outcome of the meeting adjournment proposal.

The Wells board unanimously recommends that Wells stockholders vote “FOR” the meeting adjournment proposal.

INTERESTS OF WELLS’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

General. Wells’ officers and directors have financial and other interests in the merger as individuals in addition to, or different from, their interests as shareholders of Wells, including, but not limited to, payments under their existing employment or change in control severance agreements (for certain officers noted below) and continuation of indemnification and insurance coverage (for officers and directors) to be provided by CCBI after the merger. The Wells board of directors was aware of these interests and considered them in its decision to approve the merger agreement. These interests are discussed below.

Severance Payments to Wells Management. Wells Federal Bank previously entered into an employment agreement with James D. Moll, President and Chief Executive Officer of Wells Federal Bank, effective as of June 17, 2015. In the event of his termination of employment upon a change of control transaction or within 18 months thereafter, Mr. Moll will receive a severance payment equal to the product of 150% times the sum of his base salary in effect at the date of such change in control plus the highest annual cash bonus paid to him within twenty-four months prior to the date of such change in control. Said sum shall be paid in one (1) lump sum as of the date of such termination of employment, and such payments shall be in lieu of any other future payments that he would be otherwise entitled to receive under such employment agreement. Such severance payment is estimated to be approximately $383,360 plus any accrued but unused paid time off pay as of the date of such termination of employment. In addition, Mr. Moll shall be reimbursed for the cost of him obtaining all health, life, disability, and other benefits which he (and his dependents) would be eligible to participate in for a period of eighteen months following such termination of employment based upon the benefit levels substantially equal to those being provided to him at the date of termination of employment. Such benefits cost reimbursement is estimated to equal an additional $46,720. Notwithstanding the foregoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to Mr. Moll by Wells Federal Bank or Wells shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and regulations promulgated thereunder. It is not anticipated that aggregate payment to be made to Mr. Moll will require any reduction as a result of this Section 280G limitation.

Wells Federal Bank previously entered into a change in control severance agreement with Patrick Scott, Treasurer and Chief Financial Officer in October 2016. In the event of the termination of Mr. Scott upon a change in control event or within 24 months thereafter, Mr. Scott will receive a lump-sum severance payment in the amount equal to 50% of the annual base compensation (both salary and bonus) in effect during the 12 months immediately prior to the change in control. Such severance payment is estimated to be $84,700 plus any accrued but unused paid time off pay as of the date of termination of employment. Notwithstanding the foregoing, CCBI Bank may require Mr. Scott to continue to work for a period of three months following his notice of termination of employment. In addition to such severance payment, Mr. Scott is eligible to receive reimbursement for the insurance premiums necessary to continue participation under the group medical and dental insurances for himself and his family for a period of 18 months following his termination of employment. Such reimbursement is estimated at $16,809. It is not anticipated that aggregate payment to be made to Mr. Scott will require any reduction as a result of the Section 280G limitation.

Further, upon the effective time of the merger, Mr. Moll will immediately vest in 543 shares of Wells common stock previously awarded under the Wells Federal Bank Restricted Stock Bonus Plan which would otherwise vest as of December 17, 2017.

Mr. Moll and Mr. Scott do not anticipate continuation of employment with CCBI Bank for any extended period of time following the merger.

Employee Stock Ownership Plan. The Wells Federal Bank ESOP is a tax-qualified plan that covers substantially all of the employees of Wells Federal Bank who have completed at least 1,000 hours of service during a consecutive one year period. The ESOP current holds 2,982 shares of Wells common stock which are unallocated and pledged as collateral on a loan held by the ESOP, and such shares are allocated annually to ESOP participant accounts as the loan is repaid. Prior to the effective time of the merger, the outstanding ESOP loan will be repaid by the ESOP by causing the ESOP Trustees to tender to Wells as payment on the ESOP debt a number of unallocated shares of Wells common stock held by the ESOP necessary to repay the outstanding indebtedness to Wells in full, after accounting for any loan repayments by the ESOP in the ordinary course. Any unallocated shares remaining (after the repayment of the outstanding ESOP loan) will be allocated to plan participants in accordance with the Wells Federal Bank ESOP terms. Immediately prior to the effective time of the merger, the Wells Federal Bank ESOP will be terminated, and thereafter, all allocated shares of Wells common stock held by the ESOP will be converted into the merger consideration in the same manner as all other shares of Wells common stock.

As a result of the foregoing, Wells’ and Wells Federal Bank’s executive officers, as well as Wells Federal Bank’s other employees who participate in the ESOP, would receive an estimated benefit in connection with the ESOP’s termination to the extent that the stock price of Wells common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares. Based on account balances as of the end of the 2017 plan year, and a stock price of $51, the estimated value of the additional benefit that would be payable to the executive officers under the Wells Federal Bank ESOP upon the effective time of the merger resulting from the allocation of the remaining unallocated shares held in the ESOP after the ESOP debt is repaid is as follows: Mr. Moll – $7,936, Mr. Scott – $3,100.

Retention Bonuses. CCBI has agreed to pay retention bonuses to certain selected employees of Wells Federal Bank who continue employment with CCBI Bank after the merger and remain employees through a specified date. These bonuses are intended to aid in the transition and were discussed between CCBI Bank and such Wells Federal Bank employees after the merger was publicly announced. Such retention bonuses will not exceed $60,000 in the aggregate. Mr. Scott and Mr. Moll will not be receiving any such retention bonuses.

Board of Directors. Directors of Wells and Wells Federal Bank are not anticipated to serve as members of the Board of Directors of CCBI or CCBI Bank after the merger, and such Directors will not receive any severance payments or other benefits upon termination of their service as directors of Wells or Wells Federal Bank.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Wells common stock that exchange their shares of Wells common stock for a combination of cash and shares of CCBI common stock. This discussion does not address any state, local or foreign tax consequences, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, United States Treasury Regulations promulgated under the Code and published ruling and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Wells common stockholders that hold their shares of Wells common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Wells stockholder in light of that stockholder’s particular circumstances or that may be applicable to a Wells stockholder who is subject to special treatment under the United States federal income tax laws, including without limitation:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Wells common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Wells common stock that received Wells common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Wells common stock that holds Wells common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the merger to a particular Wells stockholder may be complex and will depend on such stockholder’s specific situation and on factors that are not within the control of Wells or CCBI. Accordingly, you should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, a ‘‘U.S. Holder’’ is a beneficial owner of Wells common stock that is, for United States federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or (iv) a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Wells common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Wells common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The receipt of the cash consideration and the stock consideration by Wells stockholders in exchange for their shares of Wells common stock is expected to be a taxable transaction for United States federal income tax purposes, and is not expected to qualify as a tax-free reorganization or other non-recognition transaction under any provision of the Code. In addition, the receipt of cash in lieu of any fractional CCBI common stock to which such holder would otherwise be entitled, is also expected to be a taxable transaction for United States federal income tax purposes.

Wells stockholders generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the fair market value of CCBI common stock and the cash consideration received by such stockholder and any cash received in lieu of any fractional CCBI common stock to which such holder may otherwise be entitled, and (2) such stockholder’s adjusted tax basis in the Wells common stock surrendered in exchange therefor. For this purpose, U.S. Holders of Wells common stock must calculate gain or loss separately for each identified block of Wells common stock exchanged (that is, Wells common stock acquired at the same cost in a single transaction).

A Wells stockholder’s gain or loss in Wells common stock generally will be capital gain or loss. Non-corporate U.S. Holders, including individuals, who have held the Wells common stock for more than one year will generally be eligible for reduced long-term capital gains tax rates. The deductibility of capital losses is subject to limitations.

For United States federal income tax purposes, a Wells stockholder’s aggregate tax basis in CCBI common stock received pursuant to the merger will be equal to the fair market value of the CCBI common stock received by such stockholder on the date the Wells common stock are exchanged pursuant to the merger agreement, and a stockholder’s holding period with respect to such CCBI common stock will begin on the day following the date such stockholder’s Wells common stock shares are exchanged pursuant to the merger agreement.

United States federal income tax law does not specify how U.S. Holders should determine the fair market value of the CCBI common stock on the date of exchange. Fair market value generally is the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the facts. Wells stockholders should consult their tax advisors with respect to the determination of the fair market value of the CCBI common stock as of the date of the exchange.

A holder that is an individual may be subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding

Wells stockholders may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. Such Wells stockholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number, certify that such Wells stockholders are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal such Wells stockholders will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that such Wells stockholders are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against such Wells stockholders’ United States federal income tax liability, provided such Wells stockholders timely furnish the required information to the IRS.

THIS SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PROPOSES ONLY AND IS NOT TAX ADVICE. TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR WELLS STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER’S PARTICULAR SITUATION. WELLS STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING REPORTING REQUIREMENTS AND THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

COMPARISON OF STOCKHOLDERS’ RIGHTS

CCBI is incorporated under the laws of the State of Maryland, and, accordingly, the rights of its stockholders are governed under Maryland law, including the Maryland General Corporation Law (the “MGCL”). Wells is incorporated under the laws of the State of Minnesota, and, accordingly, the rights of its stockholders are governed by Minnesota law, including the Minnesota Business Corporation Act (“MBCA”). After the effective time of the merger, the rights of former Wells stockholders will be governed by Maryland law and determined by reference to CCBI’s organizational documents.

The following is a summary comparison between (i) the current rights of Wells stockholders under the Wells charter and the Wells bylaws, and (ii) the current rights of CCBI stockholders under the CCBI charter and the CCBI bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to CCBI’s and Wells’ governing documents and the provisions of the MGCL and MBCA, respectively, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page ii of this proxy statement/prospectus.

CCBI	Wells
Authorized Capital Stock

CCBI is authorized to issue 31,000,000 shares, divided into two (2) classes consisting of:

(i)     1,000,000 shares of preferred stock, par value $0.01 per share;

(ii)    30,000,000 shares of common stock, par value $0.01 per share;

The CCBI board is authorized to issue the preferred stock in one or more series.

Wells is authorized to issue 7,500,000 shares, divided into two (2) classes consisting of:

(i)     500,000 shares of preferred stock, no par value per share;

(ii)    7,000,000 shares of common stock, par value $0.10 per share;

The Wells board is authorized to issue the preferred stock in one or more series.

Voting Rights

Each holder of CCBI common stock is entitled to one vote for each share held of record. The affirmative vote of a 80% of the voting power of the then-outstanding shares of capital stock is required to amend, alter or repeal the provisions of the CCBI charter covering the capital stock, directors, bylaws, approval of certain business combinations, acquisitions of equity securities from interested persons, indemnification of directors and officers, limitations of liability or amendment of the charter.

All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or the CCBI charter, all other matters are determined by a majority of the votes cast. Holders of CCBI common stock do not have cumulative voting rights with respect to the election of directors.

Each holder of Wells common stock is entitled to one vote for each share held of record with the exception that no record owner of Wells common stock that is beneficially owned by person owning in excess of 10% of the outstanding shares may not be voted. The affirmative vote of a 80% of the voting power of the then-outstanding shares of capital stock is required to amend, alter or repeal the provisions of the Wells charter covering the cumulative voting, the provisions governing director nominations and stockholder proposals, directors, removal of directors, the 10% limitation on voting rights, approval of certain business combinations, certain fair price requirements, the provision permitting the board to consider other constituencies when evaluating offers to acquire Wells, elimination of director liability, indemnification of directors and officers, amendment of the bylaws or amendment of certain provisions of the charter.

CCBI	Wells

All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or Wells charter, all other matters are determined by a majority of the votes cast. Holders of Wells common stock do not have cumulative voting rights with respect to the election of directors.

Quorum
Except as otherwise provided by law or the CCBI charter, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at a stockholder meeting, present in person or represented by proxy, constitutes a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, constitutes a quorum to take action with respect to that vote on that matter.	Except as otherwise provided by law or the Wells charter, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at a stockholder meeting, present in person or represented by proxy, constitutes a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, constitutes a quorum to take action with respect to that vote on that matter.

Rights of Preferred Stock

The CCBI charter authorizes the board to issue from time to time in one or more series, to provide the issuance of, and to fix and determine the relative rights, voting powers, preferences, limitations and designations of preferred stock.

Unless otherwise provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of CCBI preferred stock, the exclusive voting power shall be vested in the CCBI common stock.

Subject to the rights of the holders of any series of CCBI preferred stock, the number of authorized shares of any class or series of CCBI preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of the CCBI common stock.

As of the date of this proxy statement/prospectus, no shares of CCBI preferred stock were outstanding.

The Wells charter authorizes the board to issue from time to time in one or more series, to provide the issuance of, and to fix and determine the relative rights, voting powers, preferences, limitations and designations of preferred stock.

Unless otherwise provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Wells preferred stock, the exclusive voting power shall be vested in the Wells common stock.

As of the date of this proxy statement/prospectus, no shares of Wells preferred stock were outstanding.

Number of Directors

The CCBI charter provides that the board of directors shall initially consist of six directors, subject to increase or decrease as provided in the CCBI bylaws, which permits the board of directors to fix the number of directors on the board as governed by Section 3-804(b) of the MGCL

There are currently 6 members of the CCBI board.

The Wells charter provides that the board of directors shall consist of no less than three and no more than 15 directors. The Wells bylaws provide that the board shall consist of six members although there is currently one vacancy.

CCBI	Wells
Classified Board
The directors of CCBI are divided into three classes, each serving staggered three-year terms, so that one-third of the directors is elected at each annual meeting of stockholders.	The directors of Wells are divided into three classes, each serving staggered three-year terms, so that one-third of the directors is elected at each annual meeting of stockholders.

Election of Directors
The directors are elected by the stockholders each year at the annual meeting of stockholders and hold office until the next election of the class for which such director was chosen and until each director’s successor has been duly elected and qualified or until a director’s earlier resignation or removal.	The directors are elected by the stockholders each year at the annual meeting of stockholders and hold office until the next election of the class for which such director was chosen and until each director’s successor has been duly elected and qualified or until a director’s earlier resignation or removal.

Filling Vacancies on the Board of Directors
Under the CCBI bylaws, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office. Each director so chosen will hold office until the next election of the class of directors of the director which such director replaced.	Under the Wells charter, any vacancy occurring on its board of directors may be filled by a two-thirds vote of the directors then in office. Each director so chosen will hold office until the next election of the class of directors of the director which such director replaced.

Removal of Directors
Under the CCBI charter, any director or the entire board of directors may be removed, but only with cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors.	Under the Wells charter, any director or the entire board of directors may be removed, but only with cause and only by the affirmative vote of two-thirds of the board of directors or by the holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

Stockholder Proposals

The CCBI bylaws provide that for business to be properly brought before a meeting by a stockholder, the stockholder must give timely written notice to the CCBI principal executive office, in addition to any notice required by applicable law.

To be timely, notice must be given (i) in the case of an annual meeting, at least 90 days and no more than 120 days before the first anniversary of the date of the preceding year’s annual meeting of stockholders or (ii) in the case of a special meeting called for electing persons to the board of directors, not later than the 10th day following the day on which the first public notice of the date for such special meeting and the nominees proposed by the board of directors is made.

Notwithstanding the notice period specified above, in the event that the date of an annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date of the preceding year’s

The Wells charter provide that for business to be properly brought before a meeting by a stockholder, the stockholder must give timely written notice to the Wells principal executive office, in addition to any notice required by applicable law.

Stockholder notice for proposals must be received at Wells principal executive office at least 60 days’ prior to the anniversary date of the prior year’s annual meeting. To be brought before a meeting the notice of proposal must contain the following (in addition to any information required by applicable law): (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business, as they appear on Wells’ books, and, to the extent known, any other stockholders known to be supporting such proposal; (iii) the class and number of shares of Wells’ capital

CCBI	Wells

annual meeting, notice by a stockholder must be received by the later of 90 days prior to the meeting date or the 10th day following the date the meeting date is first publicly announced.

Stockholder notice for proposals to be brought before a meeting must contain the following (in addition to any information required by applicable law): (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business, as they appear on CCBI’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of CCBI’s capital stock that are beneficially owned or of record by such stockholder and beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. The Chairman of the Board or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the CCBI bylaws.

The foregoing does not apply to stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act stock that are beneficially owned or of record by such stockholder and beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. The Chairman of the Board or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Wells bylaws.

Director Nominations by Stockholders
The CCBI bylaws provide that for stockholder nominations of directors to be properly brought before a stockholder meeting, in addition to the information generally required in a written notice of a stockholder proposal (as set forth above), such notice must set forth (i) as to each person whom such stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or regulation; and (ii) as to the stockholder giving the notice: (A) the name and address of such stockholder as they appear on CCBI’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number	The Wells charter provides that for stockholder nominations of directors to be properly brought before a stockholder meeting, notice of any proposed nomination must be received not less than 60 days prior to the anniversary of the previous annual meeting. Such notice must set forth as to each person whom such stockholder proposes to nominate for election as a director, (i) the name, age and business address of such nominee, (ii) the principal occupation ore employment of such person, (iii) the class or number of shares of Well capital stock owned by such person, and (iv) any other information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (ii) as to the

CCBI	Wells
of shares of capital stock of CCBI which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The officer of CCBI or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.	stockholder giving the notice: (A) the name and address of such stockholder as they appear on Wells’ books and of any other stockholders known to be supporting the nomination, (B) the class or series and number of shares of capital stock of Wells which are owned beneficially or of record by such stockholder and, to the extent known, any other stockholder supporting the nomination.

Stockholder Action by Written Consent
The CCBI bylaws provide that any action required or permitted to be taken by the stockholders of CCBI may be taken without a meeting by unanimous written consent of each stockholder entitled to vote on the matter.	The Wells charter provides that any action required or permitted to be taken by the stockholders of Wells may be taken without a meeting by unanimous written consent of each stockholder entitled to vote on the matter.

Amendments to Articles of Incorporation and Bylaws
The CCBI charter requires a vote of 80% of the voting power of all of the then outstanding shares of capital stock of CCBI entitled to vote generally in the election of directors voting together as a single class in order to amend or repeal Sections C, D or E of Article 5 and Articles 7, 8, 9, 11, 12, 13 or 14 or to amend the CCBI bylaws.	The Wells charter requires a vote of 80% of the voting power of all of the then outstanding shares of capital stock of Wells entitled to vote generally in the election of directors voting together as a single class in order to amend or repeal Articles IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX, XX or to amend the Wells bylaws.

Special Meetings of Stockholders
Special meetings of CCBI stockholders may be called only by the president or by the board of directors pursuant to a resolution adopted by a majority of the total number of director positions including vacancies, if any.	Special meetings of Wells stockholders may be called only by the chief executive officer or by a majority of the board of directors. Stockholders do not have the right to call special meetings.

Notice of Meetings of Stockholders
The CCBI bylaws provide that a written notice of the time, date, and place of all stockholder meetings must be given to each stockholder entitled to vote at the meeting not less than ten (10) days nor more than ninety (90) days prior to the meeting.	The Wells bylaws provide that a written notice of the time, date, and place of all stockholder meetings must be given to each stockholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

CCBI	Wells
Proxies
The CCBI bylaws provide that each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period.	The Wells bylaws provide that each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period.

Indemnification and Limitation of Liability of Directors and Officers

The CCBI charter provides that CCBI shall indemnify: (1) its current and former directors and officers, whether serving CCBI or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law; and (2) other employees and agents to such extent as shall be authorized by the board of directors and permitted by law; provided, however, that, except as provided in Section B of Article 12 of the CCBI charter, with respect to proceedings to enforce rights to indemnification, CCBI shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of CCBI.

The CCBI charter provides that an officer or director of CCBI, as such, shall not be liable to CCBI or its stockholders for money damages, except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of CCBI shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

The Wells charter provides that Wells shall indemnify its current and former directors, officers or employees, whether serving Wells or at its request any other entity, if, with respect to the acts or omissions of the person complained about in the proceeding, the indemnitee: (i) has not been indemnified by another organization or benefit plan with respect to the matter, (ii) acted in good faith, (iii) received no improper personal benefit and the applicable standard under Minnesota law has been satisfied, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring while serving as a director or officer of Wells, reasonably believed the conduct was in the best interests of Wells or, if the official conduct complained about resulted from serving as a trustee or in an official capacity of another organization at the request of Wells, the conduct is not considered to be opposed to the best interests of Wells.

The Wells charter provides that a director of Wells, as such, shall not be liable to Wells or its stockholders for money damages for a breach of a fiduciary duty, except: (i) for any breach of the director’s duty of loyalty to Wells, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under certain provisions of Minnesota law, or (iv) for any transaction from which the director derived an improper personal benefit. If Minnesota law is amended to further eliminate or limit the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by Minnesota law.

Transactions with Interested Persons
The CCBI charter requires an affirmative vote of at least 80% of the voting power of the then outstanding shares of stock of CCBI entitled to vote in the election of directors voting together as a single class to enter into a business combination with or to acquire equity securities of with an “interested stockholder” (defined generally as a 10% stockholder); such 80% vote excludes the shares held by such interested stockholder.	The Wells charter requires an affirmative vote of at least 80% of the voting power of the then outstanding shares of stock of Wells entitled to vote in the election of directors voting together as a single class to enter into a business combination with or to acquire equity securities of with an “interested stockholder” (defined generally as a 10% stockholder); such 80% vote excludes the shares held by such interested stockholder.

DESCRIPTION OF CCBI CAPITAL STOCK

The following description of CCBI’s capital stock is a summary of the material terms of CCBI’s charter and bylaws, as amended. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which are filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part, and applicable law.

General

CCBI’s authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, which we have referred to herein as the “CCBI common stock” and 1,000,000 shares of preferred stock, par value $0.01 per share, which we refer to as the “CCBI preferred stock.” As of June 28, 2017, there were 5,270,895 shares of CCBI common stock issued and outstanding, and no shares of CCBI preferred stock were issued and outstanding. The authorized but unissued shares of CCBI’s capital stock will be available for future issuance without stockholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of CCBI’s issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable.

CCBI Common Stock

Subject to the rights and preferences granted to holders of CCBI’s preferred stock then outstanding, if any, and except with respect to voting rights, conversion rights and certain distributions of CCBI’s capital stock, holders of CCBI common stock will rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information distributed by CCBI with respect to such meetings.

Dividends

Holders of CCBI common stock are entitled to receive ratably such dividends as may be declared from time to time by the CCBI board out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock are treated equally and identically. The ability of the CCBI board to declare and pay dividends on CCBI common stock is subject to the laws of the state of Maryland, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) CCBI may then have outstanding. CCBI’s principal source of income is dividends that are declared and paid by its wholly owned banking subsidiary, CCBI Bank, on its capital stock. Therefore, CCBI’s ability to pay dividends is dependent upon the receipt of dividends from CCBI Bank.

Voting Rights

Each holder of CCBI common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of CCBI preferred stock. Holders of CCBI common stock are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. In addition to any other vote required by law, the affirmative vote of 80% of the voting power of all of the then-outstanding shares of capital stock of CCBI entitled to vote generally in the election of directors is required to the provisions of the CCBI charter covering the capital stock, directors, bylaws, approval of certain business combinations, acquisitions of equity securities from interested persons, indemnification of directors and officers, limitations of liability or amendment of the charter or to amend or repeal any provision of the CCBI bylaws.

Liquidation Rights

In the event of CCBI’s liquidation, dissolution or winding up, holders of CCBI common stock are entitled to share ratably in all of CCBI’s assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding CCBI preferred stock. Because CCBI is a bank holding company, CCBI’s rights and the rights of CCBI’s creditors and stockholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of CCBI’s subsidiary’s creditors, except to the extent that CCBI may be a creditor with recognized claims against its subsidiary.

Preemptive and Other Rights

Holders of CCBI common stock are not entitled to any preemptive, subscription or redemption rights except as may be established by the CCBI board of directors.

CCBI Preferred Stock

CCBI’s charter authorizes the CCBI board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of CCBI preferred stock will be available for issuance without further action by the stockholders. The CCBI board is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions. The number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the CCBI common stock, without a vote of the holders of the preferred stock. Without stockholder approval, CCBI could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of CCBI’s stockholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Authorized but Unissued CCBI Capital Stock

The MGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NASDAQ, which would apply so long as the CCBI common stock remains listed on the NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

One of the effects of the existence of unissued and unreserved CCBI common stock or preferred stock may be to enable the CCBI board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of CCBI by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of CCBI’s management and possibly deprive CCBI’s stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their CCBI common stock over the market price of the common stock.

Anti-Takeover Effects of Provisions of Applicable Law and the CCBI Charter and CCBI Bylaws

The business combination provisions of the MGCL, the control share acquisition provisions of the MGCL, the Subtitle 8 provisions of the MGCL and the supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals may have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for shares of CCBI common stock or otherwise be in the best interests of CCBI stockholders.

Federal Banking Law

The ability of a third party to acquire CCBI’s stock is also limited under applicable U.S. banking laws, including regulatory approval requirements including any applicable approval requirements of the OCC under the National Bank Consolidation and Merger Act, as amended and any applicable approval requirements of the Federal Reserve Board under the BHCA.

Classified Board; Director Removal

The CCBI charter provides that the CCBI board of directors shall be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the CCBI board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the CCBI board. Further, CCBI directors may only be removed for cause and with an affirmative vote of 80% of the voting power of the then outstanding shares of stock CCBI entitled to vote in the election of directors, voting together as a single class.

Limits on Written Consents

The CCBI charter provides that any action to be taken by the stockholders that the stockholders are required or permitted to take must be effected at a duly called annual or special meeting of stockholders or by unanimous written consent of the stockholders.

Annual Meetings; Limits on Special Meetings

CCBI’s 2017 annual meeting of stockholders was held on February 8, 2016. Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) the CCBI’s president, (ii) the CCBI board of directors, and (iii) CCBI’s secretary upon the written request of the holders of a majority of all shares outstanding and entitled to vote on the business to be transacted at the meeting.

Listing

The CCBI common stock is listed on the NASDAQ Global Market under the symbol “CZWI.”

Transfer Agent and Registrar

The transfer agent and registrar for the CCBI common stock and non-voting common stock is Continental Stock Transfer & Trust.

DISSENTERS’ RIGHTS

The following summary of dissenter’s rights available to Wells stockholders identifies and discusses information necessary to perfect dissenter’s rights. However, this summary is not intended to be a complete statement of applicable Minnesota law and is qualified in its entirety by reference to the relevant provisions of the MBCA, §302A.471 and §302A.473, which are set forth in their entirety in Annex C.

PURSUANT TO THE MERGER AGREEMENT, CCBI IS NOT OBLIGATED TO CLOSE THE MERGER IF HOLDERS OF MORE THAN 15% OF THE ISSUED AND OUTSTANDING SHARES OF WELLS COMMON STOCK DISSENT AND SEEK PAYMENT FOR THEIR SHARES IN ACCORDANCE WITH APPROPRIATE LAW.

IN ORDER TO EXERCISE DISSENTERS’ RIGHTS A WELLS STOCKHOLDER MUST FULLY AND EXACTLY COMPLY WITH THE STATUTORY REQUIREMENTS DISCUSSED BELOW AND SET FORTH IN ANNEX C. CCBI AND WELLS URGE STOCKHOLDERS TO READ AND UNDERSTAND THIS DISCUSSION AND THE STATUTORY PROVISIONS ATTACHED AS ANNEX C.

Right to Dissent

Wells stockholders and beneficial owners of Wells common stock as of the record date for the special meeting are entitled to dissent from the merger and obtain payment of the fair value of their shares if and when the merger is effectuated. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the merger.

A stockholder may not assert dissenters’ rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

A beneficial owner of shares who is not the stockholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting stockholder if the beneficial owner submits to Wells at the time of or before the assertion of the rights a written consent of the stockholder of record.

Procedure for Asserting Dissenters’ Rights

The notice of special meeting of the stockholders of Wells accompanying this proxy statement/prospectus states that stockholders of Wells have the right to dissent. In addition, a copy of §302A.471 and §302A.473 is attached as Annex C hereto. A Wells stockholder who wishes to assert dissenters’ rights must file with Wells before the vote on the proposed merger at the special meeting a written notice of intent to demand the fair value of the shares owned by the stockholder and must not vote the shares in favor of the proposed action. A Wells stockholder who does not satisfy the foregoing requirements will not be entitled to demand payment for his or her shares under the MBCA. Please note that a Wells stockholder who submits a valid proxy but fails to indicate how the shares are to be voted will have the shares voted FOR approval of the merger and the merger agreement and will thereby lose the right to demand the fair value of the shares owned.

Notice of the Procedure for Deposit of the Shares

If the merger is approved at the special meeting, Wells (or CCBI if the merger has been completed) will send written notice to dissenters who are entitled to demand payment for their shares. The required notice will set forth (a) the address at which Wells (or CCBI if the merger has been completed) will receive payment demands and the address of a place where certificates must be sent to obtain payment and the date by which they must be received, (b) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (c) a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and (d) a copy of Sections 301A.471 and 302A.473 of the MBCA and a brief description of the procedures to be taken under these sections. In order to receive the fair value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by the paragraph above was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Payment; Return of Shares

After the corporate action takes effect, or after Wells (or CCBI if the merger has been completed) receives a valid demand for payment, whichever is later, CCBI, as the surviving corporation in the merger shall remit to each dissenting stockholder who has complied with the MBCA, the amount it estimates to be the fair value of the shares, plus interest, accompanied by: (a) Wells’ closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements; (b) an estimate of the fair value of the shares and a brief description of the method used to reach the estimate; and (c) a copy of Sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedure to be followed in demanding supplemental payment.

CCBI may withhold the payment described above from a stockholder who was not a stockholder on the date the merger agreement and the merger was first announced or who is dissenting on behalf of a person who was not a beneficial owner on that date. In such instance, CCBI must forward to the stockholder who has otherwise complied with the procedure the materials described above and a statement of the reason for withholding payment. CCBI must also offer to pay its estimate of the fair value if such stockholder accepts the payment in full satisfaction. The dissenter may decline to accept the offer and make a demand for supplemental payment.

If CCBI fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it must return all certificates and cancel all transfer restrictions. However, it may again give notice and require deposits of shares or imposition of transfer restrictions.

Demand for Supplemental Payment

If a dissenter believes that the amount remitted is less than the fair value of the shares plus interest, the dissenter may give written notice to CCBI as the surviving corporation of the merger of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after CCBI mails the remittance and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by CCBI.

Judicial Appraisal of Shares

If CCBI receives a demand, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with CCBI or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the District Court of the County of Faribault, Minnesota, the county in Minnesota where Wells’ registered office is located. The petition shall name as parties all dissenters who have demanded payment and who have not reached agreement with CCBI. CCBI shall, after filing the petition, serve all parties with a summons and copy of the petition, The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the stockholder or stockholders in question have fully complied with the requirements of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Wells or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted but shall not be liable to CCBI for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

Court and Counsel Fees

The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against CCBI; except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against CCBI and in favor of the dissenters if the court finds that Wells or CCBI did not substantially comply with their obligations under the dissenter’s rights statute, or (b) against either CCBI or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the MBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against CCBI, the court may award to such counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefited.

Any written notice required to be sent to Wells by a Wells stockholder electing to exercise his or her dissenters’ rights under the MBCA, Dissenter’s Rights, §302A.471, §302A.473 should be sent to the Corporate Secretary at the offices of Wells Financial Corp., 53 First St SW, P.O. Box 310 Wells, Minnesota 56097.

Failure to follow the steps required by the MBCA to dissent may result in the loss of dissenters’ rights. In view of the complexity of the MBCA, stockholders who may wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

BUSINESS OF CCBI

General

CCBI is a Maryland corporation organized in 2004. CCBI is a bank holding company and is subject to regulation by the Federal Reserve Board. CCBI’s primary activities consist of holding the stock of CCBI’s wholly-owned subsidiary bank, CCBI Bank, and providing consumer, commercial and agricultural banking activities through CCBI Bank. At March 31, 2017, CCBI had approximately $668 million in total assets, $531 million in deposits, and $64 million in equity. Unless otherwise noted herein, all monetary amounts in this discussion of the business of CCBI, other than share, per share and capital and capital ratio amounts, are stated in thousands.

CCBI Bank

CCBI Bank is a federally chartered national bank with 16 full-service offices: 14 stand-alone locations and 2 in-store branches. Subsequent to the two branch closures in June 2017, CCBI will operate through 14 branch locations.

On May 16, 2016, CCBI successfully completed the acquisition through merger of Community Bank of Northern Wisconsin (“CBN”), with CCBI Bank surviving the merger. The merger expanded CCBI’s presence in the Rice Lake, Wisconsin market with five additional branches. Under the terms of the merger agreement, the total purchase price was $17,447, which represented a $16,762 book value of CBN as of April 30, 2016, less a capital dividend of $4,342 declared by CBN, plus a $5,000 fixed premium and daily interest through May 16, 2016 in the amount of $27. The acquisition resulted in the following increases to CCBI’s balance sheet as of the acquisition date: approximately $112,000 in loans, $151,000 in deposits, $4,228 of goodwill, $11,000 of debt, and $607 in a core deposit intangible.

In August 2016, CCBI announced the closing of four in-store branches located in Eastern Wisconsin, effective November 2016, and on March 27, 2017, CCBI announced that it would close two additional branch offices, effective June 28 and June 30, 2017, respectively. As of March 31, 2017, CCBI Bank had 16 full-service offices. Subsequent to the previously announced 2 branch closures in June 2017, CCBI Bank will have 14 branches. CCBI intends to continue to review its branch network to deploy assets and capital in growth markets and exit markets where CCBI believes it has limited growth opportunities. Through all of CCBI’s branch locations in Wisconsin, Minnesota and Michigan, CCBI provides a variety of commercial and consumer banking products and services to customers, including online and mobile banking options.

Internet

CCBI maintains a website at www.ccf.us. CCBI makes available through that website, free of charge, copies of its Annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements for annual stockholders’ meetings and amendments to those reports or documents, as soon as reasonably practicable after CCBI electronically files those materials with, or furnishes them to, the Securities and Exchange Commission (“SEC”).

Lending

CCBI offers a variety of loan products including commercial loans, agricultural loans, residential mortgages, home equity lines-of-credit, commercial and industrial (C&I) loans and consumer loans. CCBI makes real estate, consumer, commercial and agricultural loans in accordance with the basic lending policies established by CCBI Bank management and approved by the CCBI Board. CCBI focuses its lending activities on individual consumers and small commercial borrowers within its market areas. CCBI’s lending has been historically concentrated primarily within Wisconsin, Minnesota and Michigan. Competitive and economic pressures exist in CCBI’s lending markets, and recent and any future developments in (a) the general economy, (b) real estate lending markets, and (c) the banking regulatory environment could have a material adverse effect on CCBI’s business and operations. These factors may impact the credit quality of CCBI’s existing loan portfolio, or adversely impact CCBI’s ability to originate sufficient high quality loans in the future.

CCBI’s total gross outstanding loans, before net deferred loan costs, as of March 31, 2017, were $534,877, consisting of $166,158 in residential real estate loans, $163,847 in commercial/agricultural real estate loans, $157,758 in consumer non-real estate loans, and $47,114 in commercial/agricultural non-real estate loans.

Investments

CCBI maintains a portfolio of investments, consisting primarily of U.S. Government sponsored agency securities, bonds and other obligations issued by states and their political subdivisions and mortgage-backed securities. CCBI attempts to balance its portfolio to manage interest rate risk, regulatory requirements, and liquidity needs while providing an appropriate rate of return commensurate with the risk of the investment.

Deposits

CCBI offers a broad range of deposit products through its branches, including demand deposits, various savings and money-market accounts and certificates of deposit. Deposits are insured by the Deposit Insurance Fund of the FDIC up to statutory limits. At March 31, 2017, CCBI Bank’s total deposits were $530,927 including interest bearing deposits of $485,268 and non-interest bearing deposits of $45,661.

Competition

CCBI competes with other financial institutions and businesses both in attracting and retaining deposits and making loans in all of its principal markets. CCBI believes the primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, technology, convenience of office locations and office hours. Competition for deposit products comes primarily from other banks, credit unions and non-bank competitors, including insurance companies, money market and mutual funds, and other investment alternatives. CCBI believes the primary factors in competing for loans are interest rates, loan origination fees, and the quality and the range of lending services. Competition for loans comes primarily from other banks, mortgage banking firms, credit unions, finance companies, leasing companies and other financial intermediaries. Some of CCBI’s competitors are not subject to the same degree of regulation as that imposed on national banks or federally insured institutions, and these other institutions may be able to price loans and deposits more aggressively. CCBI also faces direct competition from other banks and their holding companies that have greater assets and resources than CCBI.

Regulation and Supervision

CCBI Bank is examined and regulated by the Office of the Comptroller of Currency (OCC), and CCBI is examined and regulated by the Federal Reserve Board. CCBI Bank is a member of the Federal Reserve System and Federal Home Loan Bank of Chicago, which is one of the 12 regional banks in the Federal Home Loan Bank System. In addition, CCBI Bank’s deposit accounts are insured by the FDIC to the maximum extent permitted by law, and the FDIC has certain enforcement powers over CCBI Bank.

Capital Adequacy

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The OCC, Federal Reserve and the FDIC have substantially similar risk-based capital ratio and leverage ratio guidelines for banking organizations. The risk-based guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of assets and off-balance sheet financial instruments. Under the guidelines, banking organizations are required to maintain minimum ratios for Tier 1 capital and total capital to risk-weighted assets (including certain off-balance sheet items, such as letters of credit). For purposes of calculating the ratios, a banking organization’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. A depository institution’s or holding company’s capital, in turn, is classified in one of two tiers, depending on type:

Core Capital (Tier 1). Tier 1 capital includes common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual stock at the holding company level, minority interests in equity accounts of consolidated subsidiaries, qualifying trust preferred securities, less goodwill, most intangible assets and certain other assets; and

Supplementary Capital (Tier 2). Tier 2 capital includes, among other things, perpetual preferred stock and trust preferred securities not meeting the Tier 1 definition, qualifying mandatory convertible debt securities, qualifying subordinated debt, and allowances for possible loan and lease losses, subject to limitations.

New Capital Rules

In July 2013, the federal banking regulators issued new regulations relating to capital, referred to as the “Basel III Rules.” The Basel III Rules apply to both depository institutions and their holding companies. Although parts of the Basel III Rules apply only to large, complex financial institutions, substantial portions of the Basel III Rules apply to CCBI Bank and CCBI. The Basel III Rules include requirements contemplated by the Dodd-Frank Act as well as certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010.

The Basel III Rules include new risk-based and leverage capital ratio requirements and refine the definition of what constitutes “capital” for purposes of calculating those ratios. Effective January 1, 2015, the minimum capital level requirements applicable to CCBI and CCBI Bank under the Basel III Rules are: (i) a new common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. Common equity Tier 1 capital consists of retained earnings and common stock instruments, subject to certain adjustments, as well as accumulated other comprehensive income (“AOCI”) except to the extent that CCBI and CCBI Bank exercise a one-time irrevocable option to exclude certain components of AOCI.

The Basel III Rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum risk-based capital requirements. The conservation buffer, when added to the capital requirements, results in the following minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The new capital conservation buffer requirement was phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers if its capital level is below the buffered ratio. Although these new capital ratios do not become fully phased in until 2019, it is anticipated that the banking regulators will expect bank holding companies and banks to meet these requirements well ahead of that date.

The Basel III Rules also revise the prompt corrective action framework (as discussed below), which is designed to place restrictions on insured depository institutions, including CCBI Bank, if their capital levels do not meet certain thresholds. These revisions became effective January 1, 2015. The prompt correction action rules include a common equity Tier 1 capital component and increase certain other capital requirements for the various thresholds. As of January 1, 2015, insured depository institutions are required to meet the following capital levels in order to qualify as “well-capitalized:” (i) a new common equity Tier 1 risk-based capital ratio of 6.5%; (ii) a Tier 1 risk-based capital ratio of 8% (increased from 6%); (iii) a total risk-based capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from current rules).

The Federal Reserve Board may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. At this time, the bank regulatory agencies are more inclined to impose higher capital requirements to meet well-capitalized standards and future regulatory change could impose higher capital standards as a routine matter. CCBI Bank, as a matter of prudent management, targets as its goal the maintenance of capital ratios which exceed these minimum requirements and that are consistent with the Bank’s risk profile.

The Basel III Rules set forth certain changes in the methods of calculating certain risk-weighted assets, which in turn affect the calculation of risk based ratios. Under the Basel III Rules, higher or more sensitive risk weights are assigned to various categories of assets, including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures or credits that are 90 days past due or on nonaccrual, foreign exposures and certain corporate exposures. In addition, these rules include greater recognition of collateral and guarantees, and revised capital treatment for derivatives and repo-style transactions.

Employees

At March 31, 2017, CCBI had 154 full-time employees and 181 total employees, company-wide. CCBI has no unionized employees, and CCBI is not subject to any collective bargaining agreements.

Properties

Location	Owned or Leased	Lease Expiration Date	Net Book Value at March 31, 2017 (in thousands)
ADMINISTRATIVE OFFICES:
2174 EastRidge Center (4)	Lease	September 30, 2018
Eau Claire, WI 54701

BRANCH OFFICES
Hallie Traditional Branch (2)	Lease	October 31, 2026
2727 Commercial Boulevard
Chippewa Falls, WI 54729

Fairfax Branch	Owned	N/A	$735
219 Fairfax Street
Altoona, WI 54720

Rice Lake South Traditional Branch (10)	Lease	October 14, 2023
2850 Decker Drive
Rice Lake, WI 54868

Barron Branch (3)	Lease	January 31, 2021
436 E LaSalle Ave
Barron, WI 54821

Rice Lake North	Owned	N/A	$1,393
1204 W Knapp Street
Rice Lake, 54868

Brill Branch (6)	Lease	October 31, 2018
2789 22nd Street
Rice Lake, WI 54868

Ladysmith Branch (7)	Leased	April 30, 2018
810 Miner Ave W
Ladysmith, WI 54848

Location	Owned or Leased	Lease Expiration Date	Net Book Value at March 31, 2017 (in thousands)
Ridgeland Branch (12)	Owned	N/A	$438
101 Center Street
Ridgeland, WI 54763

Spooner Branch	Owned	N/A	$624
322 North River Street
Spooner, WI 54801

Full-Service ATM—Gordy’s County Market (9)	Leased	September 30, 2020
3310 E Hamilton Ave.
Eau Claire, WI 54701

Westside Branch	Owned	N/A	$228
2125 Cameron Street
Eau Claire, WI 54703

Lake Orion Branch (1)	Lease	February 28, 2017
688 S. LaPeer Road
Lake Orion, MI 48362

Rochester Hills Branch	Owned	N/A	$283
310 W Tienken Road
Rochester Hills, MI 48306

Faribault Branch (8)	Lease	January 31, 2019
150 Western Avenue
Faribault, MN 55021

Mankato Traditional Branch (5)	Lease	October 31, 2025
180 St. Andrews Drive
Mankato, MN 56001

Oakdale Branch (11)	Lease	September 30, 2020
7035 10th Street North
Oakdale, MN 55128

Red Wing Branch (8)	Lease	March 3, 2018
295 Tyler Road S
Red Wing, MN 55066

(1)	Effective March 1, 2007, CCBI Bank has a right to cancel this lease, with the cancellation to take effect 90 days after it exercises the right to cancel. As previously announced, this branch will be closing on June 28, 2017.
(2)	Leased Lake Hallie traditional location opened on September 22, 2016 with a predetermined rent increase each year and a lessee option to extend the lease by up to two five-year periods, each at predetermined rent rates.
(3)	Leased Barron location has a lessee option to extend the lease by one, five-year period at a predetermined rent rate.
(4)	Leased Eastridge Center location has a predetermined rent rate increase each year and a right to renew for two additional periods of three years, each at negotiated conditions.
(5)	Leased Mankato traditional location has a predetermined rent increase each year and a lessee option to extend the lease by up to two five-year periods, each at predetermined rent rates.
(6)	Leased Brill location has a lessee option to extend the lease by up to one, two-year period, at a negotiated amount.

(7)	Leased Ladysmith location is on a fixed monthly amount until expiration
(8)	On October 18, 2013, CCBI Bank exercised its first lessee option to extend all these leases up to one five-year period, each at predetermined rent rates. Leased Walmart locations each have a lessee option to extend the lease by up to one, five-year period, each at predetermined rent rates.
(9)	Leased Gordy’s branch location closed on September 23, 2015 and was replaced with a full-service ATM which accepts cash and check deposits. The leased ATM location within Gordy’s has a lessee option to extend the lease by up to one five-year period at a predetermined rent rate.
(10)	Leased Rice Lake South traditional location has a lessee option to extend the lease by up to two five-year periods, each at predetermined rent rates.
(11)	Leased Oakdale branch location has a predetermined rent rate increase each year.
(12)	As previously announced, the Ridgelance, Wisconsin branch will be closing on June 30, 2017.

Legal Proceedings

In the normal course of business, CCBI occasionally becomes involved in various legal proceedings. With the exception of the following, CCBI believes that any liability from such proceedings would not have a material adverse effect on the business or financial condition of CCBI:

On March 22, 2017, Paul Parshall, a purported Wells stockholder, filed a putative stockholder class action and derivative complaint in the District Court of Faribault County, Minnesota captioned Paul Parshall v. Wells Financial Corp., et al. The complaint was subsequently amended on June 15, 2017. The lawsuit names as defendants Wells, each of the current members of the Wells board and CCBI. The amended complaint asserts that the Wells director defendants breached their fiduciary duties by initiating a process to sell Wells that undervalues Wells; by agreeing to the merger agreement at a price that does not reflect Wells’ true value; by either failing to inform themselves of Wells’ true value or disregarding such value; by entering into a preclusive merger agreement; and by failing to make adequate disclosure in the registration statement on Form S-4 as filed on June 2, 2017. The amended complaint further asserts that Wells and CCBI aided and abetted the purported breaches of fiduciary duty. The amended complaint seeks: (i) a declaration that the action may be maintained as a class action; (ii) injunctive relief to prevent the consummation of the merger; (iii) in the event the merger is consummated, rescission of the transaction or rescissionary damages; (iv) an order directing the defendants to account to the plaintiff for damages because of alleged wrongdoing; (v) an award to plaintiff of costs and disbursements including attorneys’ and experts’ fees; and (vi) other relief as may be just and proper. The defendants believe this lawsuit is without merit and intend to vigorously defend against the allegations.

Other potential plaintiffs may also file similar lawsuits challenging the proposed transaction. If the above-referenced case, and any additional cases, are not resolved, these lawsuits could prevent or delay completion of the merger and result in significant costs to Wells and CCBI, including costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect CCBI’s business, financial condition and results of operations.

CCBI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

The following discussion sets forth management’s discussion and analysis of CCBI’s consolidated financial condition and results of operations that should be read in conjunction with CCBI’s consolidated financial statements, related notes, the selected financial data and the statistical information presented elsewhere in this proxy statement/prospectus for a more complete understanding of the following discussion and analysis. Unless otherwise noted, all monetary amounts in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, other than share, per share and capital ratio amounts, are stated in thousands, and years refer to CCBI’s fiscal years ended September 30, 2016 and 2015.

Restatement Summary

This proxy statement/prospectus includes a restatement of CCBI’s previously filed consolidated financial statements and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended September 30, 2014 and 2015 as well as revised quarterly results of operations for the fiscal years ended September 30, 2015 and 2016. The prior period errors were discovered in connection with the annual audit of consolidated financial statements for the fiscal year ended September 30, 2016. Management determined that certain professional and other expense accrual items were overstated during the fiscal years ended September 30, 2014 and 2015 resulting in understatement of CCBI’s net income for the quarterly and annual periods ended September 30, 2014 and 2015. During the fiscal year ended September 30, 2016, management reversed these overstated accrued expenses which resulted in an overstatement of quarterly and annual net income for the year ended September 30, 2016. The cumulative effect of the net over-accruals of certain expenses for the fiscal years ended September 30, 2014 and 2015 was that net income was understated by $726 and $192 respectively. The effect of these restatements on CCBI’s 2016 and 2015 quarterly consolidated statements of operations, as reported on Forms 10-Q, are as follows: Total non-interest expense decreased by $60 for the quarter ended September 30, 2015; and decreased by $85 for each of the quarters ended June 30, 2015; March 31, 2015 and December 31, 2014. Net income increased by $36 for the quarter ended September 30, 2015; and increased by $52 for each of the quarters ended June 30, 2015; March 31, 2015 and December 31, 2014. Total non-interest expense increased by $151, $43, and $21 for the quarters ended June 30, 2016; March 31, 2016 and December 31, 2015, respectively. Net income decreased by $92, $26, and $13 for the quarters ended June 30, 2016; March 31, 2016 and December 31, 2015, respectively. The effects of the restatements on CCBI’s balance sheets and statements of cash flows for the Restated Periods were not material.

Performance Summary

The following is a brief summary of some of the significant factors that affected CCBI’s operating results in fiscal 2016. See the remainder of this section for a more thorough discussion.

CCBI reported net income of $2,573 for the year ended September 30, 2016, compared to net income of $2,806 for the year ended September 30, 2015. Diluted earnings per share were $0.49 for 2016 compared to $0.54 for the year ended September 30, 2015. Return on average assets for the year ended September 30, 2016 was 0.40%, compared to 0.49% for the year ended September 30, 2015. The return on average equity was 4.08% for 2016 and 4.70% for 2015. An annual cash dividend in the amount of $0.12 per share and $0.08 per share was paid in the fiscal year ended September 30, 2016 and 2015, respectively.

Key factors behind the earnings results were:

•	Net interest income was $20,077 for 2016, an increase of $1,511, or 8.14% from $18,566 for 2015, due to an increase in the level of interest earning assets related to the acquisition of CBN. Interest income increased to $25,084 from $23,004, or 9.04% from 2015 to 2016. Meanwhile, interest expense increased to $5,007 from $4,438, or 12.82% from 2015 to 2016 due to an increase in certain liabilities assumed related to the acquisition of CBN.

•	The net interest margin for 2016 was 3.27% compared to 3.36% for 2015. The 9 basis point (“bp”) decrease in net interest margin was mainly attributable to a 7 bp decrease in the yield on interest earning assets during 2016. Yield on loans decreased 9 bps while yields on investment securities increased 5 bps year over year, respectively, during these two periods.

•	Provision for loan losses was reduced to $75 for fiscal 2016, compared to $656 for fiscal 2015, due to improved asset quality of CCBI’s originated loans.

•	Non-interest income, was $3,915 for 2016 and $3,913 for 2015.

•	Non-interest expense was $20,058 for 2016, an increase of $2,655 from an amount of $17,403 in 2015. The increased non-interest expense for 2016 was related to higher compensation and benefit costs, one-time merger related costs and branch closure costs.

•	CCBI recognized a tax provision of $1,286 and $1,614 for 2016 and 2015, respectively

•	Total loans were $574,439 at September 30, 2016, an increase of $123,929, or 27.51% from their levels at September 30, 2015. Total deposits were $557,677 as of September 30, 2016, compared to $456,298 at September 30, 2015, an increase of $101,379, or 22.22% from their levels at September 30, 2015. The increased loan and deposit balances largely relate to the CBN acquisition.

CRITICAL ACCOUNTING ESTIMATES

CCBI’s consolidated financial statements are prepared in accordance with Accounting Standards Generally Accepted in the United States of America (“GAAP”) as applied in the United States. In connection with the preparation of CCBI’s financial statements, CCBI is required to make assumptions and estimates about future events, and apply judgments that affect the reported amount of assets, liabilities, revenue, expenses and the related disclosures. CCBI bases its assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time its consolidated financial statements are prepared. Some of these estimates are more critical than others. Below is a discussion of CCBI’s critical accounting estimates.

Allowance for Loan Losses.

CCBI maintains an allowance for loan losses to absorb probable and inherent losses in its loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated probable incurred losses in CCBI’s loan portfolio. In evaluating the level of the allowance for loan loss, CCBI considers the types of loans and the amount of loans in CCBI’s loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, prevailing economic conditions and other relevant factors determined by management. CCBI follows all applicable regulatory guidance, including the “Interagency Policy Statement on the Allowance for Loan and Lease Losses,” issued by the Federal Financial Institutions Examination Council (FFIEC). CCBI believes that CCBI Bank’s Allowance for Loan Losses Policy conforms to all applicable regulatory requirements. However, based on periodic examinations by regulators, the amount of the allowance for loan losses recorded during a particular period may be adjusted.

CCBI’s determination of the allowance for loan losses is based on (1) specific allowances for specifically identified and evaluated impaired loans and their corresponding estimated loss based on likelihood of default, payment history, and net realizable value of underlying collateral. Specific allocations for collateral dependent loans are based on fair value of the underlying collateral relative to the unpaid principal balance of individually impaired loans. For loans that are not collateral dependent, the specific allocation is based on the present value of expected future cash flows discounted at the loan’s original effective interest rate through the repayment period; and (2) a general allowance on loans not specifically identified in (1) above, based on historical loss ratios, which are adjusted for qualitative and general economic factors. CCBI continues to refine its allowance for loan losses methodology, with an increased emphasis on historical performance adjusted for applicable economic and qualitative factors.

Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, any of which estimates may be susceptible to significant change. In CCBI’s opinion, the allowance, when taken as a whole, reflects estimated probable loan losses in CCBI’s loan portfolio.

Goodwill.

Goodwill resulting from the acquisition by merger of CBN was determined as the excess of the fair value of the consideration transferred, over the fair value of the net assets acquired, less liabilities assumed in the acquisition by merger, as of the acquisition date. Goodwill resulting from the selective purchase of loans and deposits from Central Bank in February 2016 was determined as the excess of the premium deposit less the core deposit intangible as of the acquisition date. Goodwill is determined to have an indefinite useful life, and is not amortized. Goodwill is tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.

Fair Value Measurements and Valuation Methodologies.

CCBI applies various valuation methodologies to assets and liabilities which often involve a significant degree of judgment, particularly when liquid markets do not exist for the particular items being valued. Quoted market prices are referred to when estimating fair values for certain assets, such as most investment securities. However, for those items for which an observable liquid market does not exist, management utilizes significant estimates and assumptions to value such items. Examples of these items include loans, deposits, borrowings, goodwill, core deposit intangible assets, other assets and liabilities obtained or assumed in business combinations, and certain other financial instruments. These valuations require the use of various assumptions, including, among others, discount rates, rates of return on assets, repayment rates, cash flows, default rates, and liquidation values. The use of different assumptions could produce significantly different results, which could have material positive or negative effects on CCBI’s results of operations, financial condition or disclosures of fair value information.

In addition to valuation, CCBI must assess whether there are any declines in value below the carrying value of assets that should be considered other than temporary or otherwise require an adjustment in carrying value and recognition of a loss in the consolidated statement of income. Examples include but are not limited to; loans, investment securities, goodwill, core deposit intangible assets and deferred tax assets, among others. Specific assumptions, estimates and judgments utilized by management are discussed in detail herein in management’s discussion and analysis of financial condition and results of operations and in notes 1, 2, 3, 4, 5, 6, 8 and 15 of Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Income Taxes.

Amounts provided for income tax expenses are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income taxes, which arise principally from temporary differences between the amounts reported in the financial statements and the tax basis of certain assets and liabilities, are included in the amounts provided for income taxes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies which will create taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and if necessary, tax planning strategies in making this assessment.

The assessment of tax assets and liabilities involves the use of estimates, assumptions, interpretations, and judgments concerning certain accounting pronouncements and application of specific provisions of federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be material to the consolidated results of CCBI’s operations and reported earnings. CCBI believes that the deferred tax assets and liabilities are adequate and properly recorded in the accompanying consolidated financial statements. As of March 31, 2017, management does not believe a valuation allowance related to the realizability of its deferred tax assets is necessary.

STATEMENT OF OPERATIONS ANALYSIS

Fiscal 2016 compared to Fiscal 2015

Net Interest Income. Net interest income represents the difference between the dollar amount of interest earned on interest bearing assets and the dollar amount of interest paid on interest bearing liabilities. The interest income and expense of financial institutions are significantly affected by general economic conditions, competition, policies of regulatory authorities and other factors.

Interest rate spread and net interest margin are used to measure and explain changes in net interest income. Interest rate spread is the difference between the yield on interest earning assets and the rate paid for interest bearing liabilities that fund those assets. Net interest margin is expressed as the percentage of net interest income to average interest earning assets. Net interest margin exceeds interest rate spread because non-interest bearing sources of funds (“net free funds”), principally demand deposits and stockholders’ equity, also support interest earning assets. The narrative below discusses net interest income, interest rate spread, and net interest margin.

Tax equivalent net interest income was $20,344 for 2016, compared to $18,698 for 2015. Interest income on tax exempt securities is computed on a tax equivalent basis. The net interest margin for 2016 was 3.27% compared to 3.36% for 2015. The 9 bp decrease in net interest margin was mainly attributable to a 9 bp decrease in yield on loans as many loans have repriced or been originated in a lower interest rate environment. Competitive pricing on new and refinanced loans resulted in loan volume at lower rates, as well as increased refinancing of one to four family loans due to the current low rate environment, both contributed to reduced loan yields in 2016. Partially offsetting the decline in loan yields, was a 5 bp increase in the yield on investment securities. The investment securities yield increased through the purchase of higher yielding non-taxable municipal investment grade securities.

The average cost of deposits increased slightly in 2016 to 0.88% from 0.87% in 2015. The slight increase reflects a larger balance of certificates of deposit acquired in the CBN acquisition.

Competitive pricing on new and refinanced loans resulted in loan volume at lower rates, as well as increased refinancing of one to four family loans due to the current low rate environment, both of which contributed to reduced loan yields in 2016. Certain FHLB advances were received, with shorter term maturities and lower interest rates than in the previous fiscal year, offset by longer term, higher rate borrowings used to finance the acquisition of CBN and certain deposits from closed branches were replaced with higher rate interest bearing deposits, causing the increase in rates on the interest-bearing liabilities.

As shown in the rate/volume analysis table below, positive volume changes resulted in a $1,987 increase in net interest income in fiscal 2016. Average loan volume increases were due to commercial real estate and non-real estate loan growth in the current fiscal year over the prior fiscal year, arising from management’s strategy to continue to diversify its credit portfolio. The increase and changes in the composition of interest earning assets resulted in a $2,215 increase in interest income for fiscal 2016, and a $569 increase in interest expense due to the composition change in interest bearing liabilities. Rate changes on interest earning assets caused a decrease in interest income by $309 and increased interest expense by $32, for a net impact of a $341 decrease in net interest income between fiscal 2016 and 2015.

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following table shows tax equivalent interest income from average interest earning assets, expressed in dollars and yields, and interest expense on average interest bearing liabilities, expressed in dollars and rates. Also presented is the weighted average yield on interest earning assets, rates paid on interest bearing liabilities and the resultant spread at September 30 for each of the last two fiscal years. Non-accruing loans have been included in the table as loans carrying a zero yield.

Average interest earning assets were $621,571 in fiscal 2016 compared to $556,937 in fiscal 2015. Average loans outstanding increased to $504,972 in 2016 from $457,707 in 2015. Interest income on loans increased $1,766, of which $2,198 related to the increase in average outstanding balances, offset by a reduction in interest income due to lower yields on such loans in the amount of $432.

Average interest bearing liabilities increased $55,528 in fiscal 2016 from their fiscal 2015 levels. The increase in average interest bearing liabilities was primarily due to deposits acquired in the CBN acquisition and borrowings used to facilitate the purchase. Average interest bearing deposits increased $41,870, or 9.61% to $477,571 in 2016. Interest expense on interest bearing deposits increased $370 during 2016 from the volume and mix changes and increased $22 from the impact of the rate environment, resulting in an aggregate increase of $392 in interest expense on interest bearing deposits.

	Year ended September 30, 2016			Year ended September 30, 2015
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$18,873	$70	0.37%	$19,456	$47	0.24%
Loans receivable	504,972	23,407	4.64%	457,707	21,641	4.73%
Interest bearing deposits	2,378	47	1.98%	1,495	30	2.01%
Investment securities (1)	90,565	1,655	1.83%	73,282	1,307	1.78%
Non-marketable equity securities, at cost	4,783	172	3.60%	4,997	111	2.22%

Total interest earning assets	$621,571	$25,351	4.08%	$556,937	$23,136	4.15%

Average interest bearing liabilities:
Savings accounts	$33,538	$43	0.13%	$27,608	$30	0.11%
Demand deposits	36,878	240	0.65%	20,797	156	0.75%
Money market accounts	141,938	585	0.41%	143,194	632	0.44%
CD’s	239,363	3,037	1.27%	221,827	2,727	1.23%
IRA’s	25,854	295	1.14%	22,275	263	1.18%

Total deposits	$477,571	$4,200	0.88%	$435,701	$3,808	0.87%
FHLB advances and other borrowings	65,857	807	1.23%	52,199	630	1.21%

Total interest bearing liabilities	$543,428	$5,007	0.92%	$487,900	$4,438	0.91%

Net interest income		$20,344			$18,698

Interest rate spread			3.16%			3.24%

Net interest margin			3.27%			3.36%

Average interest earning assets to average interest bearing liabilities			114.38%			114.15%

(1)	For the 12 months ended September 30, 2016 and 2015, the average balance of the tax exempt investment securities, included in investment securities, were $29,232 and $15,019 respectively. The interest income on tax exempt securities is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

Rate/Volume Analysis. The following table presents the dollar amount of changes in interest income and interest expense for the components of interest earning assets and interest bearing liabilities that are presented in the preceding table. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to: (1) changes in volume, which are changes in the average outstanding balances multiplied by the prior period rate (i.e. holding the initial rate constant); and (2) changes in rate, which are changes in average interest rates multiplied by the prior period volume (i.e. holding the initial balance constant). Changes due to both rate and volume which cannot be segregated have been allocated in proportion to the relationship of the dollar amounts of the change in each. As shown in the rate/volume analysis table below, positive volume changes resulted in a $1,987 increase in net interest income in 2016. Average loan volume increases were due largely to the acquisition of CBN. The increase and changes in the composition of interest earning assets resulted in a $2,215 increase in interest income for 2016, and a $569 increase in interest expense due to the acquisition. Rate changes on interest earning assets caused a decrease in interest income by $309 and increased interest expense by $32, for a net impact of a $341 decrease in net interest income between 2016 and 2015.

	Year ended September 30, 2016 v. 2015 Increase (decrease) due to
	Volume (1)	Rate (1)	Total Increase / (Decrease)
Interest income:
Cash and cash equivalents	$(1)	$24	$23
Loans receivable	2,198	(432)	1,766
Interest bearing deposits	17	—	17
Investment securities	315	33	348
Non-marketable equity securities, at cost	(5)	66	61

Total interest earning assets	$2,524	$(309)	$2,215

Interest expense:
Savings accounts	$7	$6	$13
Demand deposits	108	(24)	84
Money market accounts	(6)	(41)	(47)
CD’s	220	90	310
IRA’s	41	(9)	32

Total deposits	370	22	392
FHLB Advances and other borrowings	167	10	177

Total interest bearing liabilities	537	32	569

Net interest income (loss)	$1,987	$(341)	$1,646

(1)	the change in interest due to both rate and volume has been allocated in proportion to the relationship to the dollar amounts of the change in each.

Provision for Loan Losses. CCBI determines its provision for loan losses (“provision”, or “PLL”) based on its desire to provide an adequate allowance for loan losses (“ALL”) to reflect probable and inherent credit losses in its loan portfolio.

Net loan charge-offs for the years ended September 30, 2016 and 2015 were $503 and $666, respectively. Net charge-offs to average loans were 0.10% for fiscal 2016 compared to 0.14% for fiscal 2015. For 2016, non-performing loans increased by $2,350 to $3,571 from $1,221 at September 30, 2015. Refer to the “Risk Management and the Allowance for Loan Losses” section below for more information related to non-performing loans.

CCBI recorded provisions for loan losses of $75 and $656 for the years ended September 30, 2016 and 2015, respectively. Management believes that the provision taken for the year ended September 30, 2016 is adequate in view of the present condition of CCBI Bank’s loan portfolio and the sufficiency of collateral supporting non-performing loans. CCBI is continually monitoring non-performing loan relationships and will make provisions, as necessary, if the facts and circumstances change. In addition, a decline in the quality of the loan portfolio as a result of general economic conditions, factors affecting particular borrowers or CCBI market areas, or other factors could all affect the adequacy of the ALL. If there are significant charge-offs against the ALL, or CCBI otherwise determines that the ALL is inadequate, it will need to record an additional PLL in the future. See Note 1 “Nature of Business and Summary of Significant Accounting Policies—Allowance for Loan Losses” to CCBI’s consolidated financial statements for further analysis of the provision for loan losses.

Non-Interest Income. The following table reflects the various components of non-interest income for the years ended September 30, 2016 and 2015, respectively.

	Twelve months ended September 30,		Change:
	2016	2015	2016 over 2015
Noninterest Income:
Net gains on available for sale securities	$63	$60	5.00%
Service charges on deposit accounts	1,627	1,715	(5.13)%
Loan fees and service charges	1,296	1,291	0.39%
Other	929	847	9.68%

Total non-interest income	$3,915	$3,913	0.05%

Service charges on deposit accounts decreased $88 during 2016 mainly due to a decrease in electronic banking fee and NSF fee income. Loan fees and service charges increased $5 during 2016 mainly due to commercial loan origination and servicing fees.

Non-Interest Expense. The following table reflects the various components of non-interest expense for the years ended September 30, 2016 and 2015, respectively.

	Years ended September 30,		Change:
	2016	(As Restated) 2015	2016 over 2015
Noninterest Expense:
Salaries and related benefits	$9,866	$8,667	13.83%
Occupancy	2,826	2,872	(1.60)%
Office	1,225	1,105	10.86%
Data processing	1,802	1,590	13.33%
Amortization of core deposit	111	57	94.74%
Advertising, marketing and public relations	701	659	6.37%
FDIC premium assessment	394	390	1.03%
Professional services	1,368	887	54.23%
Other	1,765	1,176	50.09%

Total noninterest expense	$20,058	$17,403	15.26%

Noninterest expense (annualized) / Average assets	3.14%	3.03%

Salaries and related benefits increased due to the addition of personnel related to the CBN acquisition and severance costs associated with branch closures. Occupancy costs, consisting primarily of office rental and depreciation expenses, decreased during the current twelve month period over the same period in the prior year due in part to branch closures. The current year did not reflect a full year of depreciation related to the acquisition of CBN branch facilities. Data processing expenses increased in 2016 due to increased costs associated with converting the CBN system and expenses related to servicing a larger customer base. The amortization of core deposit expenses increased in 2016 due to the establishment of a core deposit intangible and its related amortization. Advertising, marketing and public relations expenses increased during 2016 over 2015 due to expenses associated with rebranding the CBN facilities and marketing the CBN customers. Professional services expense increased in the current year due to increased use of outside professionals in connection to the acquisition, relative to the prior year. Other expenses increased in the current twelve month period due to higher insurance costs and contract termination fees as a result of the CBN merger.

Income Taxes. Income tax provision was $1,286 for the year ended September 30, 2016, compared to $1,614 for the year ended September 30, 2015. The decrease in income tax provision resulted primarily from the decrease in pre-tax income to $3,859 for the year ended September 30, 2016 compared to pre-tax income of $4,420 for 2015. CCBI’s effective tax rate declined from 36.5% at September 30, 2015 to 33.3% at September 30, 2016, as a result of additional purchases of tax exempt security investments.

See Note 1, “Nature of Business and Summary of Significant Accounting Policies” and Note 15, “Income Taxes” in the accompanying Notes to Consolidated Financial Statements for a further discussion of income tax accounting. Income tax expense recorded in the accompanying Consolidated Statements of Operations involves interpretation and application of certain accounting pronouncements and federal and state tax codes and is, therefore, considered a critical accounting policy. CCBI undergoes examination by various taxing authorities. Such taxing authorities may require that changes in the amount of tax expense or the amount of the valuation allowance be recognized when their interpretations differ from those of management, based on their judgments about information available to them at the time of their examinations.

BALANCE SHEET ANALYSIS

Loans. Total loans outstanding, net of deferred loan fees and costs, increased to $574,439 at September 30, 2016, a 27.51% increase from their balance of $450,510 at September 30, 2015. The following table reflects the composition, or mix, of the CCBI loan portfolio at September 30, for the last five completed fiscal years:

	2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential real estate	$187,738	32.7%	$181,205	40.2%	$223,025	47.4%	$252,958	57.4%	$272,441	63.7%
Commercial/ Agricultural real estate	152,853	26.7%	63,265	14.1%	39,061	8.3%	12,531	2.8%	680	0.2%

Total real estate loans	$340,591	59.4%	$244,472	54.3%	$262,086	55.7%	$265,489	60.2%	$273,121	63.9%

Non-real estate loans:
Consumer non-real estate	188,009	32.7%	193,600	43.0%	199,157	42.3%	173,185	39.3%	153,658	35.9%
Commercial/ Agricultural non-real estate	45,648	7.9%	10,010	2.1%	6,076	1.3%	154	—%	68	—%

Total non-real estate loans	$233,657	40.6%	$203,608	45.1%	$205,233	43.6%	$173,339	39.3%	$153,726	35.9%

Gross loans	$574,248		$448,080		$467,319		$438,828		$426,847
Net deferred loan costs (fees)	$191	—%	$2,430	0.6%	$3,047	0.7%	$2,035	0.5%	$942	0.2%

Total loans (net of unearned income and deferred expense)	$574,439	100.0%	$450,510	100.0%	$470,366	100.0%	$440,863	100.0%	$427,789	100.0%

Allowance for loan losses	$(6,068)		$(6,496)		$(6,506)		$(6,180)		$(5,745)

Total loans receivable, net	$568,371		$444,014		$463,860		$434,683		$422,044

At September 30, 2016, real estate loans increased $96,119 or 39.3% from their balance at September 30, 2015 with the largest portion of the increase represented by commercial/agricultural real estate loans which increased $89,588. Residential real estate loans increased $6,533 to $187,738 at September 30, 2016. A substantial portion of the increase in real estate loans was related to the acquisition of CBN. Non-real estate loans increased $30,049, or 14.8% from September 30, 2015 to September 30, 2016. Consumer non-real estate loans totaled $188,009 at September 30, 2016, or a decrease of $5,591 from the prior year end. Beginning in the fiscal fourth quarter CCBI ceased originating loan volume through its indirect dealer network. Commercial non-real estate loans increased $35,638 to $45,648 from $10,010 one year earlier. The change in composition of the loan portfolio over the past year reflects the impact of the CBN acquisition and a termination of the origination of indirect consumer loan products.

The following table sets forth, for CCBI’s last five fiscal years, fixed and adjustable rate loans in the loan portfolio:

	2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Fixed rate loans:
Real estate loans:
Residential real estate	$173,051	30.1%	$177,708	39.5%	$219,977	46.8%	$250,718	56.9%	$269,368	63.0%
Commercial/Agricultural real estate	92,030	16.0%	47,837	10.6%	39,061	8.3%	12,531	2.8%	680	0.2%

Total fixed rate real estate loans	265,081	46.1%	225,545	50.1%	259,038	55.1%	263,249	59.7%	270,048	63.2%
Non-real estate loans:
Consumer non-real estate	188,009	32.7%	193,598	43.0%	199,157	42.3%	173,185	39.3%	153,658	35.9%
Commercial/Agricultural non-real estate	25,839	4.5%	5,031	1.1%	6,076	1.3%	154	—%	68	—%

Total fixed rate non-real estate loans	213,848	37.2%	198,629	44.1%	205,233	43.6%	173,339	39.3%	153,726	35.9%

Total fixed rate loans	478,929	83.4%	424,174	94.2%	464,271	98.7%	436,588	99.0%	423,774	99.1%

Adjustable rate loans:
Real estate:
Residential real estate	14,687	2.6%	3,498	0.8%	3,048	0.7%	2,240	0.5%	3,073	0.7%
Commercial/Agricultural real estate	60,823	10.6%	15,429	3.4%	—	0.0%	—	0.0%	—	0.0%

Total adjustable rate real estate loans	75,510	13.2%	18,927	4.2%	3,048	0.7%	2,240	0.5%	3,073	0.7%
Non-real estate loans:
Consumer non-real estate	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Commercial/Agricultural non-real estate	19,809	3.4%	4,979	1.1%	—	0.0%	—	0.0%	—	0.0%

Total adjustable rate non-real estate loans	19,809	3.4%	4,979	1.1%	—	0.0%	—	0.0%	—	0.0%

Total adjustable rate loans	95,319	16.6%	23,906	5.3%	3,048	0.7%	2,240	0.5%	3,073	0.7%

Gross loans	574,248		448,080		467,319		438,828		426,847
Net deferred loan costs	191	—%	2,430	0.5%	3,047	0.6%	2,035	0.5%	942	0.2%

Total loans (net of unearned income)	574,439	100.0%	450,510	100.0%	470,366	100.0%	440,863	100.0%	427,789	100.0%

Allowance for loan losses	(6,068)		(6,496)		(6,506)		(6,180)		(5,745)

Total loans receivable, net	$568,371		$444,014		$463,860		$434,683		$422,044

CCBI Bank offers loans with fixed and adjustable interest rates. At September 30, 2016, fixed rate loans were $478,929 while adjustable rate loans were $95,319. Though the balance of fixed rate loans increased due to the CBN acquisition, fixed rate loans declined to 83.4% of gross loans in 2016 compared to 94.2% in 2015. Consumer non-real estate loans represent the largest balance of fixed rate loans at $188,009 at September 30, 2016 followed by residential real estate loans at $173,051, commercial/agricultural real estate loans at $92,030 and commercial/agricultural non-real estate loans at $25,839. Residential real estate loans consist mainly of fixed-rate conventional home mortgages and home equity loans.

Adjustable rate loans increased $71,413 from $23,906 to $95,319 at September 30, 2016 with the increase due largely to acquired loans through the CBN acquisition. The largest component of the adjustable rate loan portfolio was represented by commercial/agricultural real estate loans at $60,823 at September 30, 2016.

CCBI’s loan portfolio is diversified by types of borrowers and industry groups within the market areas that it serves. Significant loan concentrations are considered to exist for a financial entity when the amounts of loans to multiple borrowers engaged in similar activities cause them to be similarly impacted by economic or other conditions. CCBI has identified certain loan types within its loan portfolio, including one to four family real estate loans and consumer loans secured by recreational collateral that represent concentrations in the CCBI portfolio. At September 30, 2016, one to four family real estate loans totaled $187,738 or 32.7% of total loans, compared to $181,206 or 40.2% at September 30, 2015. At September 30, 2016, consumer loans secured by recreational collateral totaled $108,253 or 18.9% of total loans, compared to $116,895 or 25.9% of total loans at September 30, 2015. CCBI Bank has ceased originating indirect consumer loans, and therefore will be decreasing its investment in this asset class.

In order to limit exposure to interest rate risk, CCBI has developed strategies to shorten the average maturity of its fixed rate loan portfolio by originating shorter term loans, offering new adjustable rate loan products and arranging loan sales of longer term fixed rate loans.

Loan amounts and their contractual maturities for the years presented are as follows:

	Real estate				Non-real estate
	Residential real estate		Commercial/ Agricultural real estate		Consumer non-real estate		Commercial/ Agricultural non-real estate		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2017 (1)	$8,596	4.65%	$28,912	5.09%	$2,244	8.81%	$20,296	4.31%	$60,048	4.90%
2018	3,417	4.69%	17,412	4.49%	3,571	7.16%	5,249	4.77%	29,649	4.89%
2019	8,726	4.95%	19,715	5.92%	58,290	4.66%	2,587	5.09%	89,318	4.98%
2020-2021	22,009	4.32%	28,130	4.72%	23,110	6.04%	7,174	5.23%	80,423	5.03%
2022-2023	19,971	3.73%	11,875	5.20%	14,232	6.12%	6,579	5.44%	52,657	4.92%
2024-2038	79,042	4.80%	43,024	4.98%	86,562	5.30%	3,763	3.32%	212,391	5.02%
2039 and after	45,977	4.81%	3,785	5.22%	—	—%	—	—%	49,762	4.84%

	$187,738	4.63%	$152,853	5.18%	$188,009	5.33%	$45,648	4.63%	$574,248	4.97%

(1)	Includes loans having no stated maturity and overdraft loans.

CCBI believes that the critical factors in the overall management of credit or loan quality are sound loan underwriting and administration, systematic monitoring of existing loans and commitments, effective loan review on an ongoing basis, recording an adequate allowance to provide for incurred loan losses, and reasonable non-accrual and charge-off policies.

Risk Management and the Allowance for Loan Losses. The loan portfolio is CCBI’s primary asset subject to credit risk. To address this credit risk, CCBI maintains an ALL for probable and inherent credit losses through periodic charges to earnings. These charges are shown in the accompanying consolidated statements of operations as provision for loan losses. See “Provision for Loan Losses” above. CCBI attempts to control, monitor and minimize credit risk through the use of prudent lending standards, a thorough review of potential borrowers prior to lending and ongoing and timely review of payment performance. Asset quality administration, including early identification of loans performing in a substandard manner, as well as timely and active resolution of problems, further enhances management of credit risk and minimization of loan losses. Any losses that occur and that are charged off against the ALL are periodically reviewed with specific efforts focused on achieving maximum recovery of both principal and interest on the affected loan.

At least quarterly, CCBI reviews the adequacy of the ALL. Based on an estimate computed pursuant to the requirements of ASC 450-10, “Accounting for Contingencies” and ASC 310-10, “Accounting by Creditors for Impairment of a Loan”, the analysis of the ALL consists of three components: (i) specific credit allocation established for expected losses relating to specific impaired loans for which the recorded investment in the loan exceeds its fair value; (ii) general portfolio allocation based on historical loan loss experience for significant loan categories; and (iii) general portfolio allocation based on qualitative factors such as economic conditions and other relevant factors specific to the markets in which CCBI operates. CCBI continues to refine its ALL methodology by introducing a greater level of granularity to its loan portfolio. CCBI currently segregates loans into pools based on common risk characteristics for purposes of determining the ALL. The additional segmentation of the portfolio is intended to provide a more effective basis for the determination of qualitative factors affecting CCBI’s ALL. In addition, management continually evaluates the ALL methodology to assess whether modifications in the methodology are appropriate in light of underwriting practices, market conditions, identifiable trends, regulatory pronouncements or other factors. CCBI believes that any modifications or changes to the ALL methodology would be to enhance the accuracy of the ALL. However, any such modifications could result in materially different ALL levels in future periods.

Changes in the ALL by loan portfolio segment for the years presented were as follows:

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer Non-real Estate	Commercial/ Agricultural Non-real Estate	Unallocated	Total
Year Ended September 30, 2016:
Allowance for Loan Losses:
Beginning balance, October 1, 2015	$2,364	$989	$1,620	$1,271	$252	$6,496
Charge-offs	(140)		(460)	(118)	—	(718)
Recoveries	11	—	204	—	—	215
Provision	30	10	35	—	—	75
Allowance allocation adjustment	(226)	884	67	(501)	(224)	—

Total Allowance on originated loans	$2,039	$1,883	$1,466	$652	$28	$6,068
Purchased credit impaired loans	—	—	—	—	—	—
Other acquired loans	—	—	—	—	—	—

Total Allowance on acquired loans	$—	$—	$—	$—	$—	$—

Ending balance, September 30, 2016	$2,039	$1,883	$1,466	$652	$28	$6,068

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer Non-real Estate	Commercial/ Agricultural Non-real Estate	Unallocated	Total
Year ended September 30, 2015
Allowance for Loan Losses:
Beginning balance, October 1, 2014	$2,759	$—	$3,747	$—	$—	$6,506
Charge-offs	(405)	—	(601)	—	—	(1,006)
Recoveries	69	—	271	—	—	340
Provision	382	16	258	—	—	656
Allowance allocation adjustment	(441)	973	(2,055)	1,271	252	—

Ending balance, September 30, 2015	$2,364	$989	$1,620	$1,271	$252	$6,496

The specific credit allocation for the ALL is based on a regular analysis of all originated loans that are considered impaired. In compliance with ASC 310-10, the fair value of the loan is determined based on either the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, or, if the loan is collateral dependent, the fair value of the underlying collateral less the expected cost of sale for such collateral. At September 30, 2016, CCBI had 109 such impaired loans, all secured by real estate or personal property with an aggregate recorded investment of $5,397 See Note 5, “Loans, Allowance for Loan Losses and Impaired Loans” of the accompanying consolidated financial statements for information on what CCBI considers to be impaired loans. The total for the 42 such individual loans where estimated fair value was less than their book value (i.e. where it was deemed an impairment existed) was $2,412 for which $605 in specific ALL was recorded as of September 30, 2016.

At September 30, 2016, there were 56 individual substandard loans, not considered TDRs, with an aggregate recorded investment of $1,664. The total for the 19 such individual loans where estimated fair value was less than their book value (i.e. CCBI deemed impairment to exist) was $297 for which $59 in specific ALL was recorded as of September 30, 2016.

	9/30/2016	6/30/2016	Quarters ended 3/31/16	12/31/2015	9/30/2015
Component 1—Specific credit allocation	$628	611	162	225	$582
Component 2—General and unallocated allowance	5,440	5,625	6,141	6,216	5,914

Allowance for loan losses	$6,068	$6,236	$6,303	$6,441	$6,496

At September 30, 2016, the allowance for loan losses was $6,068, or 1.06% of CCBI’s total loan portfolio, compared to an allowance for loan losses of $6,496, or 1.44% of the total loan portfolio at September 30, 2015. This level was based on CCBI’s analysis of the loan portfolio risk at each of September 30, 2016 and September 30, 2015, as discussed above. At September 30, 2016, the ALL was 1.44% of CCBI’s total loan portfolio, excluding the third party purchased consumer loans referenced elsewhere herein, compared to 1.58% of the total loan portfolio excluding these third party purchased consumer loans at September 30, 2015. CCBI has established a separate restricted reserve account for these third party purchased consumer loans. The funds in the reserve account are to be released to compensate CCBI Bank for any nonperforming purchased loans that are not purchased back by the seller of such loans or substituted with performing loans and are ultimately charged off by CCBI Bank.

CCBI Bank increased its commercial and agricultural loan portfolios from last year as part of its strategic plan. The increased loan volume and introduction of new loan products carries an elevated level of risk as CCBI Bank doesn’t have a long history in these business lines. However, CCBI believes the current ALL is adequate to cover probable losses in the current loan portfolio.

All of the nine factors identified in the FFIEC’s Interagency Policy Statement on the Allowance for Loan and Lease Losses are taken into account in determining the ALL. The impact of the factors in general categories are subject to change; thus the allocations are management’s estimate of the loan loss categories in which the probable and inherent loss has occurred as of the date of CCBI’s assessment. Of the nine factors, CCBI believes the following have the greatest impact on CCBI’s customers’ ability to repay loans and CCBI’s ability to recover potential losses through collateral sales: (1) lending policies and procedures; (2) economic and business conditions; and (3) the value of the underlying collateral. As loan balances and estimated losses in a particular loan type decrease or increase and as the factors and resulting allocations are monitored by management, changes in the risk profile of the various parts of the loan portfolio may be reflected in the allocated allowance. The general component of CCBI’s ALL covers non-impaired loans and is based on historical loss experience adjusted for these and other qualitative factors. In addition, management continues to refine the ALL estimation process as new information becomes available. These refinements could also cause increases or decreases in the ALL. The unallocated portion of the ALL is intended to account for imprecision in the estimation process or relevant current information that may not have been considered in the process.

The following table identifies the various components of non-performing assets as of the dates indicated below:

	September 30,
	2016	2015	2014	2013	2012
Nonperforming assets:
Nonaccrual loans	$3,191	$748	$1,184	$2,125	$4,508
Accruing loans past due 90 days or more	380	473	401	483	—

Total nonperforming loans (“NPLs”)	3,571	1,221	1,585	2,608	4,508
Other real estate owned	725	838	1,025	873	497
Other collateral owned	52	64	25	155	45

Total nonperforming assets (“NPAs”)	$4,348	$2,123	$2,635	$3,636	$5,050

Troubled Debt Restructurings (“TDRs”)	$3,733	$4,010	$5,581	$8,618	$8,135
Nonaccrual TDRs	$515	$332	$249	$1,108	$1,329
Average outstanding loan balance	$512,475	$460,438	$455,615	$434,326	$429,768
Loans, end of period (1)	574,439	450,510	470,366	440,863	427,789
Total assets, end of period	695,865	580,148	569,815	554,521	530,183
ALL, at beginning of period	6,496	6,506	6,180	5,745	4,898
Loans charged off:
Residential real estate	(140)	(405)	(1,238)	(1,525)	(1,984)
Commercial/Agricultural real estate	—	—	—	—	—
Consumer non-real estate	(460)	(601)	(689)	(1,494)	(1,965)
Commercial/Agricultural non-real estate	(118)	—	—	—	—

Total loans charged off	(718)	(1,006)	(1,927)	(3,019)	(3,949)

Recoveries of loans previously charged off:
Residential real estate	11	69	94	36	30
Commercial/Agricultural real estate	—	—	—	—	—
Consumer non-real estate	204	271	249	275	326
Commercial/Agricultural non-real estate	—	—	—	—	—

Total recoveries of loans previously charged off:	215	340	343	311	356

Net loans charged off (“NCOs”)	(503)	(666)	(1,584)	(2,708)	(3,593)

Additions to ALL via provision for loan losses charged to operations	75	656	1,910	3,143	4,440

ALL, at end of period	$6,068	$6,496	$6,506	$6,180	$5,745

Ratios:
ALL to NCOs (annualized)	1,206.36%	975.38%	410.73%	228.21%	159.89%
NCOs (annualized) to average loans	0.10%	0.14%	0.35%	0.62%	0.84%
ALL to total loans	1.06%	1.44%	1.38%	1.40%	1.34%
NPLs to total loans	0.62%	0.27%	0.34%	0.59%	1.05%
NPAs to total assets	0.62%	0.37%	0.46%	0.66%	0.95%
Total Assets:	$695,865	$580,148	$569,815	$554,521	$530,183

(1)	Total loans at September 30, 2016 included $49,221 in purchased indirect paper consumer loans purchased from a third party. See Note 5 in the accompanying Notes to Consolidated Financial Statements regarding the separate restricted reserve account established for these purchased consumer loans.

Loans 90 days or more past due decreased slightly during the year ended September 30, 2016 compared to the comparable prior year period, which management believes is indicative of stabilization of the loan portfolio with seasonal fluctuation, expected quarterly. Nonaccrual loans increased from $748 to $3,191 in fiscal 2016, primarily due to loans acquired in the CBN acquisition. CCBI believes its credit and underwriting policies continue to support more effective lending decisions by CCBI Bank, which increases the likelihood of maintaining loan quality going forward. Moreover, CCBI believes the favorable trends noted in previous quarters regarding its nonperforming loans and nonperforming assets reflect its continued adherence to improved underwriting criteria and practices along with improvements in macroeconomic factors in its credit markets.

For fiscal 2016, net loan charge-offs declined to $503 from $666 during the prior fiscal year. The majority of the charge-offs were consumer non-real estate loans as were the majority of the loan recoveries. Due to the improved credit quality of originated loans throughout the year, management believes lower reserves were needed in fiscal 2016. In the third quarter, CCBI Bank completed the acquisition of CBN which resulted in a higher level of non-performing assets. However, the assets were recorded at fair market value which lessened the need for additional reserves on the acquired assets as of September 30, 2016. Certain external factors may result in higher future losses but are not readily determinable at this time, including, but not limited to: unemployment rates, increased taxes and continuing increased regulatory expectations with respect to ALL levels. As a result, CCBI’s analysis may show a need to increase its ALL as a percentage of total loans and nonperforming loans in the near future. Loans charged-off are subject to periodic review and specific efforts are taken to achieve maximum recovery of principal, accrued interest and related expenses on the loans charged off.

Nonperforming Loans, Potential Problem Loans and Foreclosed Properties. CCBI employs early identification of non-accrual and problem loans in order to minimize the risk of loss. Non-performing loans are defined as either 90 days or more past due or non-accrual. The accrual of interest income is discontinued according to the following schedules:

•	Commercial/agricultural real estate loans, past due 90 days or more;

•	Commercial/agricultural non-real estate loans past due 90 days or more;

•	Closed ended consumer non-real estate loans past due 120 days or more; and

•	Residential real estate loans and open ended consumer non-real estate loans past due 180 days or more.

When interest accruals are discontinued, interest credited to income is reversed. If collection is in doubt, cash receipts on non-accrual loans are used to reduce principal rather than recorded as interest income. Restructuring a loan typically involves the granting of some concession to the borrower involving a loan modification, such as modifying the payment schedule or making interest rate changes. Restructured loans may involve loans that have had a charge-off taken against the loan to reduce the carrying amount of the loan to fair market value as determined pursuant to ASC 310-10. Restructured loans that comply with the restructured terms are considered performing loans.

Non-performing loans increased $2,350 during the year ended September 30, 2016 from their balances at 2015 fiscal year end. The increase related mostly to new assets acquired in the CBN transaction which were recorded at fair market value at the time of the acquisition, totaling $1,749. These non-performing loan relationships are secured primarily by collateral including residential real estate or the consumer assets financed by the loans.

Non-performing assets include non-performing loans, other real estate owned and other collateral owned. Non-performing assets were $4,348 at September 30, 2016, or 0.62% of total assets. This represented an increase from $2,123, or 0.37% of total assets, at September 30, 2015. The increase since September 30, 2015 was primarily due to an increase in non-performing loans acquired with CBN that were recorded at fair market value at the time of the acquisition.

Other real estate owned and other collateral owned is comprised of foreclosed collateral assets held by CCBI Bank until sold. Other real estate owned decreased by $114 and other collateral owned decreased by $12 during the year ended September 30, 2016 from their balances as of September 30, 2015. CCBI continues to aggressively liquidate its OREO and other collateral owned as part of the overall credit risk strategy.

Investment Securities. CCBI manages its securities portfolio in an effort to improve interest rate risk, enhance income, and provide liquidity. CCBI’s investment portfolio is comprised of securities available for sale and securities held to maturity.

Securities held to maturity (recorded at amortized cost) were $6,669 at September 30, 2016, compared with $8,012 at September 30, 2015. Securities available for sale (recorded at fair value), which represent the majority of CCBI’s investment portfolio, were $80,123 at September 30, 2016, compared with $79,921 at September 30, 2015.

The amortized cost and market values of CCBI’ investment securities by asset categories as of the dates indicated below were as follows:

Available for sale securities	Amortized Cost	Fair Value
September 30, 2016
U.S. government agency obligations	$16,388	$16,407
Obligations of states and political subdivisions	33,405	34,012
Mortgage-backed securities	28,861	29,247
Federal Agricultural Mortgage Corporation	70	81
Trust preferred securities	376	376

Total available for sale securities	$79,100	$80,123

September 30, 2015
U.S. government agency obligations	$15,240	$15,020
Obligations of states and political subdivisions	27,573	27,407
Mortgage-backed securities	37,451	37,440
Non-agency mortgage-backed securities	71	54

Total available for sale securities	$80,335	$79,921

Held to maturity securities	Amortized Cost	Fair Value
September 30, 2016
Obligations of states and political subdivisions	$1,315	$1,335
Mortgage-backed securities	5,354	5,609

Total held to maturity securities	$6,669	$6,944

September 30, 2015
Obligations of states and political subdivisions	$1,319	$1,318
Mortgage-backed securities	6,693	6,901

Total held to maturity securities	$8,012	$8,219

The amortized cost and fair values of CCBI’s investment securities by maturity, as of September 30, 2016 were as follows:

Available for sale securities	Amortized Cost	Estimated Fair Value
Due in one year or less	$230	$230
Due after one year through five years	14,463	14,546
Due after five years through ten years	28,289	28,798
Due after ten years	36,118	36,549

Total available for sale securities	$79,100	$80,123

Held to maturity securities	Amortized Cost	Estimated Fair Value
Due after one year through five years	$1,315	$1,335
Due after five years through ten years	1,504	1,559
Due after ten years	3,850	4,050

Total held to maturity securities	$6,669	$6,944

The following tables show the fair value and gross unrealized losses of securities with unrealized losses at September 30, 2016 and 2015, respectively, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Available for sale securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2016:
U.S. government agency obligations	$4,039	$4	$2,494	$25	$6,533	$29
Obligations of states and political subdivisions	2,885	7	1,338	15	4,223	22
Mortgage-backed securities	1,385	1	1,137	3	2,522	4
Federal Agricultural Mortgage Corporation	—	—	—	—	—	—

Total available for sale securities	$8,309	$12	$4,969	$43	$13,278	$55

September 30, 2015:
U.S. government agency obligations	$4,960	$14	$10,060	$206	$15,020	$220
Obligations of states and political subdivisions	13,864	155	2,234	92	16,098	247
Mortgage-backed securities	22,018	93	3,590	51	25,608	144
Federal Agricultural Mortgage Corporation	—	—	54	17	54	17

Total available for sale securities	$40,842	$262	$15,938	$366	$56,780	$628

	Less than 12 Months		12 Months or More		Total
Held to maturity securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2016:
Obligations of states and political subdivisions	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—	—	—

Total held to maturity securities	$—	$—	$—	$—	$—	$—

September 30, 2015:
Obligations of states and political subdivisions	$904	$4	$—	$—	$904	$4
Mortgage-backed securities	—	—	—	—	—	—

Total held to maturity securities	$904	$4	$—	$—	$904	$4

Unrealized losses reflected in the preceding tables have not been included in results of operations because the unrealized loss was not deemed other-than-temporary. Management has determined that more likely than not, CCBI neither intends to sell, nor will it be required to sell each debt security before its anticipated recovery, and therefore recovery of cost will occur.

The composition of CCBI’s investment securities portfolio by credit rating as of the periods indicated below was as follows:

	September 30,
	2016		2015
Available for sale securities	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Agency	$45,249	$45,654	$52,692	$52,460
AAA	730	747	734	735
AA	25,574	26,006	22,228	22,057
A	5,414	5,567	2,970	2,959
BBB	—	—	—	—
Below investment grade	—	—	—	—
Non-rated	2,133	2,149	1,711	1,710

Total available for sale securities	$79,100	$80,123	$80,335	$79,921

	September 30,
	2016		2015
Held to maturity securities	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Agency	$5,354	$5,609	$6,693	$6,901
AAA	—	—	—	—
AA	—	—	—	—
A	965	982	969	968
BBB	—	—	—	—
Below investment grade	—	—	—	—
Non-rated	350	353	350	350

Total held to maturity securities	$6,669	$6,944	$8,012	$8,219

At September 30, 2016, CCBI Bank had pledged certain of its U.S. Government Agency securities with a carrying value of $2,685 as collateral against a borrowing line of credit with the Federal Reserve Bank. However, as of September 30, 2016, there were no borrowings outstanding on this Federal Reserve Bank line of credit. As of September 30, 2016, the Bank has pledged certain of its U.S. Government Agency securities with a carrying value of $6,163 and mortgage-backed securities with a carrying value of $20,856 as collateral against specific municipal deposits.

Intangible Assets. CCBI has other intangibles of $872, comprised of core deposit intangible assets arising from various acquisitions from 2002 through 2016. Amortization expense, calculated on a straight line basis, was $111 and $57 for the years ended September 30, 2016 and 2015, respectively. Annually, CCBI assesses the reasonableness of the remaining useful life assumptions assigned to each core deposit intangible asset. No changes were made during 2016 in the remaining useful lives of CCBI core deposit intangibles, which originally ranged from approximately 7 to 15 years.

Deposits. Deposits are CCBI’s largest source of funds. Average total deposits for 2016 were $477,571, an increase of 9.61% from the level of average total deposits for 2015. Total deposits increased to $557,677 at September 30, 2016, from $456,298 at September 30, 2015, due primarily to deposits acquired in the CBN transaction totaling $151,020 and deposits purchased from Central Bank in Rice Lake and Barron, Wisconsin totaling $27,131, partially offset by deposit runoff in the markets where branch closures took place and a reduction in checking balances from insider accounts related to the CBN acquisition. As of September 30, 2016, the balance in the municipal money market accounts was approximately $32,016 and the balance in municipal certificate of deposit accounts was approximately $16,051.

CCBI’s objective is to grow core deposits and build customer relationships with convenience, customer service, and by expanding its deposit product offerings with competitive pricing. Management expects to continue to place emphasis on both retaining and generating additional core deposits in 2017 through competitive pricing of deposit products and through the branch delivery systems that it has already established, as well as through online and mobile banking options. CCBI anticipates CD and money market deposits from its closed branches to continue running off over time as experienced in the past.

Institutional certificates of deposit as a funding source decreased $9,277 from their balance as of September 30, 2015. Institutional certificates of deposit remain an important part of the deposit mix, as CCBI continues to pursue funding sources to lower CCBI Bank’s cost of funds.

Brokered deposits were $5,003 and $22,773 at September 30, 2016 and September 30, 2015. Brokered deposit levels are within all regulatory directives thereon.

Federal Home Loan Bank (FHLB) advances and other borrowings. FHLB advances were $59,291 and $58,891 at September 30, 2016 and September 30, 2015, respectively, as CCBI continues to utilize these advances, as necessary, to supplement core deposits to meet its funding and liquidity needs, and as CCBI evaluates all options to lower CCBI Bank’s cost of funds. On May 16, 2016, CCBI entered into a Loan Agreement with First Tennessee Bank National Association (“FTB”) evidencing an $11,000 term loan maturing on May 15, 2021. The proceeds from the loan were used by CCBI for the sole purpose of financing the acquisition, by merger, of CBN. On September 30, 2016, CCBI amended and restated the loan agreement with FTB whereby FTB extended a $3,000 revolving line of credit to CCBI for the purpose of financing the previously announced stock repurchase program, pursuant to which CCBI may purchase up to 525,200 shares of CCBI common stock, or approximately 10 percent of the outstanding shares from time to time through October 1, 2017. At September 30, 2016, the available and unused portion of this borrowing arrangement was $3,000. CCBI has pledged 100% of CCBI Bank’s stock as collateral for the FTB loan and credit facilities.

Stockholders’ Equity. Total stockholders’ equity was $64,544 at September 30, 2016, versus $61,453 at September 30, 2015. The increase resulted primarily from net income of $2,573 for the year ended September 30, 2016.

Liquidity and Asset / Liability Management. Liquidity management refers to the ability to ensure cash is available in a timely manner to meet loan demand and depositors’ needs, and meet other financial obligations as they become due without undue cost, risk or disruption to normal operating activities. CCBI manages and monitors its short-term and long-term liquidity positions and needs through a regular review of maturity profiles, funding sources, and loan and deposit forecasts to minimize funding risk. A key metric monitored is CCBI’s liquidity ratio, calculated as cash and investments with maturities less than one-year divided by deposits with maturities less than or equal to one-year. At September 30, 2016, CCBI’s liquidity ratio was 6.25 percent, which was below CCBI’s targeted liquidity ratio of 10 percent. CCBI views this as acceptable given its access to lines of credit totaling $115,500 as explained below.

CCBI’s primary sources of funds are: deposits; amortization, prepayments and maturities of outstanding loans; other short-term investments; and funds provided from operations. CCBI uses its sources of funds primarily to meet ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, and to fund loan commitments. While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Although $141,397 of CCBI’s $273,948 (51.6%) CD portfolio will mature within the next 12 months, CCBI has historically retained a majority of its maturing CD’s. However, due to strategic pricing decisions regarding rate matching and branch closures, CCBI’s retention rate may decrease in the future. Through new deposit product offerings to CCBI Bank branch and commercial customers, CCBI is currently attempting to strengthen customer relationships to attract additional non-rate sensitive deposits. In the present interest rate environment, and based on maturing yields, this should also improve its cost of funds.

CCBI maintains access to additional sources of funds including FHLB borrowings and lines of credit with the Federal Reserve Bank, US Bank, First Tennessee Bank, NA and Bankers’ Bank. CCBI utilizes FHLB borrowings to leverage CCBI’s capital base, to provide funds for its lending and investment activities, and to manage its interest rate risk. CCBI’s borrowing arrangement with the FHLB calls for pledging certain qualified real estate loans, and borrowing up to 75% of the value of those loans, not to exceed 35% of CCBI Bank’s total assets. Currently, CCBI has approximately $90,500 available under this arrangement. CCBI also maintain lines of credit of $3,500 with the Federal Reserve Bank, $5,000 with US Bank, $3,000 with First Tennessee Bank, NA and $13,500 with Bankers’ Bank as part of CCBI’s contingency funding plan.

In reviewing CCBI’s adequacy of liquidity, CCBI reviews and evaluate historical financial information, including information regarding general economic conditions, current ratios, management goals and the resources available to meet anticipated liquidity needs. Management believes that CCBI’s liquidity is adequate and, to management’s knowledge, there are no known events or uncertainties that will result or are likely to reasonably result in a material increase or decrease in CCBI’s liquidity.

Off-Balance Sheet Arrangements. In the ordinary course of business, CCBI Bank has entered into off-balance sheet financial instruments, issued to meet customer financial needs. Such financial instruments are recorded in the financial statements when they become payable. These instruments include unused commitments for lines of credit, overdraft protection lines of credit and home equity lines of credit, as well as commitments to extend credit. As of September 30, 2016, CCBI had approximately $28,476 in unused commitments, compared to approximately $24,097 in unused commitments as of September 30, 2015. See Note 12 “Financial Instruments with Off-Balance Sheet Risk” for further detail.

Capital Resources. As of September 30, 2016, CCBI’s Tier 1 and Risk-based capital levels exceeded levels necessary to be considered “Well Capitalized” under Prompt Corrective Action provisions for both CCBI Bank and CCBI.

Below are the amounts and ratios for the capital levels as of the dates noted below for CCBI Bank.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of September 30, 2016
Total capital (to risk weighted assets)	$72,345,000	14.1%	$41,189,000	> =	8.0%	$51,487,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	66,278,000	12.9%	30,892,000	> =	6.0%	41,189,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	66,278,000	12.9%	23,169,000	> =	4.5%	33,466,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	66,278,000	9.3%	28,428,000	> =	4.0%	35,535,000	> =	5.0%

As of September 30, 2015 (As Restated)
Total capital (to risk weighted assets)	$65,848,000	16.8%	$31,443,000	> =	8.0%	$39,304,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	60,915,000	15.5%	23,583,000	> =	6.0%	31,443,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	60,915,000	15.5%	17,687,000	> =	4.5%	25,548,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	60,915,000	10.6%	23,031,000	> =	4.0%	28,788,000	> =	5.0%

At September 30, 2016, CCBI Bank was categorized as “Well Capitalized” under Prompt Corrective Action Provisions, as determined by the OCC, CCBI’s primary regulator.

Below are the amounts and ratios for CCBI’s capital levels as of the dates noted below.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of September 30, 2016
Total capital (to risk weighted assets)	$64,811,000	12.6%	$41,189,000	> =	8.0%	$51,487,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	58,743,000	11.4%	30,892,000	> =	6.0%	41,189,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	58,743,000	11.4%	23,169,000	> =	4.5%	33,466,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	58,743,000	8.3%	28,428,000	> =	4.0%	35,535,000	> =	5.0%

As of September 30, 2015 (As Restated)
Total capital (to risk weighted assets)	$66,524,000	16.9%	$31,443,000	> =	8.0%	$39,304,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	61,591,000	15.7%	23,583,000	> =	6.0%	31,443,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	61,591,000	15.7%	17,687,000	> =	4.5%	25,548,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	61,591,000	10.7%	23,031,000	> =	4.0%	28,788,000	> =	5.0%

At September 30, 2016, CCBI was categorized as “Well Capitalized” under Prompt Corrective Action Provisions.

PERFORMANCE SUMMARY FOR THE PERIOD ENDED MARCH 31, 2017

The following table sets forth CCBI’s results of operations and related summary information for the three and six month periods ended March 31, 2017 and 2016, respectively:

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016 (As Restated)	2017	2016 (As Restated)
Net income	$934	$675	$1,874	$1,522
EPS—basic	$0.18	$0.13	$0.36	$0.29
EPS—diluted	$0.17	$0.13	$0.35	$0.29
Cash dividends paid	$0.16	$0.12	$0.16	$0.12
Return on average assets (annualized)	0.56%	0.45%	0.55%	0.52%
Return on average equity (annualized)	5.91%	4.33%	5.83%	4.44%
Efficiency ratio, as reported (1)	78.33%	81.13%	78.94%	77.93%

(1)	The efficiency ratio is calculated as non-interest expense divided by the sum of net interest income plus non-interest income. A lower ratio indicates greater efficiency.

Key factors behind these results were:

•	Net interest income was $5,224 and $10,781 for the three and six month periods ended March 31, 2017, an increase of $597 or 12.90% and $1,601 or 17.44% from the prior comparable three and six month periods. The increases were primarily due to the increase in loan balances due to the CBN acquisition on May 16, 2016.

•	The net interest margin of 3.31% and 3.34% for the three and six months ended March 31, 2017 represents a 3 bp and 9 bp increase from a net interest margin of 3.28% and 3.25% for the three and six months ended March 31, 2016 due to higher yields on earning assets.

•	Total loans were $534,808 at March 31, 2017, a decrease of $39,631, or 6.90%, from their balances at September 30, 2016, due primarily to CCBI’s increased focus on secondary market lending for one to four family residential loans and exiting the indirect lending business. Total deposits were $530,929 at March 31, 2017, a decrease of $26,748, or 4.80%, from their balances at September 30, 2016, mainly due to the announced closure of the four Eastern Wisconsin branches. Despite the decline in total deposits, demand deposits, both interest bearing and non-interest bearing, increased from their balances at September 30, 2016.

•	Net loan charge-offs decreased slightly from $268 for the six months ended March 31, 2016 to $233 for the six months ended March 31, 2017. Continued lower levels of net loan charge-offs in recent periods led to a decreased provision for loan losses of $0 for the six month period ended March 31, 2017, compared to $75 for the six months ended March 31, 2016. Annualized net loan charge-offs as a percentage of average loans were 0.08% for the six months ended March 31, 2017, compared to 0.12% for the six months ended March 31, 2016.

•	Non-interest income increased from $810 and $1,760 for the three and six months ended March 31, 2016 to $1,204 and $2,517 for the three and six months ended March 31, 2017, due to gains on payoffs from purchased credit impaired loans in the amount of $206, an increase in secondary market fee income generated from customer mortgage activity due to advantages over the ARM loan portfolio mortgage offerings, and an increase in commercial loan origination and servicing fee income. Additionally, in March 2017, CCBI Bank received litigation settlement proceeds from a JP Morgan Residential Mortgage Backed Security (RMBS) claim in the amount of $283. This JP Morgan RMBS was previously owned by CCBI Bank and sold in 2011.

•	Non-interest expense increased $625 and $1,973 for the three and six months ended March 31, 2017, compared to the three and six month periods ended March 31, 2016. During the three and six months ended March 31, 2017, salaries and related benefits costs increased $520 and $976 relative to the comparable prior year periods, primarily due to the addition of new employees related to the CBN acquisition. During the current six month period, occupancy expense increased primarily due to rent termination costs related to the four branch closures in Eastern Wisconsin during the first fiscal quarter of 2017. CCBI is continuing to focus on technology to provide progressive, online and mobile banking services that complement friendly, knowledgeable bankers in convenient community bank locations. As CCBI redefines and expands its footprint, CCBI expects data processing costs to continue to remain higher. Amortization of core deposit intangible expense increased due to the premium paid for the Central Bank selective deposits purchase and the CBN acquisition for the current three and six month periods ended March 31, 2017, compared to the same periods in the prior year. Professional fees and other non-interest expenses increased due to higher legal, audit, branch closure expenses and merger related costs due to the pending acquisition of Wells. In March 2017, CCBI Bank prepaid $9,830 in FHLB borrowings with an average rate of 2.10% and average remaining maturity of 13.17 months. The prepayment fee totaled $104 and is included in other non-interest expense for the current three and six months ended, March 31, 2017.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income. Net interest income represents the difference between the dollar amount of interest earned on interest-bearing assets and the dollar amount of interest paid on interest-bearing liabilities. The interest income and expense of financial institutions (including those of CCBI Bank) are significantly affected by general economic conditions, competition, policies of regulatory authorities and other factors.

Interest rate spread and net interest margin are used to measure and explain changes in net interest income. Interest rate spread is the difference between the yield on interest earning assets and the rate paid for interest-

bearing liabilities that fund those assets. Net interest margin is expressed as the percentage of net interest income to average interest earning assets. Net interest margin currently exceeds interest rate spread because non-interest bearing sources of funds (“net free funds”), principally demand deposits and stockholders’ equity, also support interest earning assets. The narrative below discusses net interest income, interest rate spread, and net interest margin for the three and six month periods ended March 31, 2017 and 2016, respectively.

Tax equivalent net interest income was $5,297 and $10,925 for the three and six months ended March 31, 2017, compared to $4,693 and $9,306 for the three and six months ended March 31, 2016, respectively. The net interest margin for the three and six month periods ended March 31, 2017 was 3.31% and 3.34%, compared to 3.28% and 3.25% for the three and six month periods ended March 31, 2016.

As shown in the rate/volume analysis in the following pages, volume changes resulted in an increase of $721 and $1,771 in net interest income for the three and six month periods ended March 31, 2017, compared to the comparable prior year periods. The increase and changes in the composition of interest earning assets resulted in an increase of $857 and $2,097 for the three and six month periods ended March 31, 2017, compared to the same periods in the prior year. Rate changes on interest earning assets decreased net interest income by $54 and $8 for the three and six month periods ended March 31, 2017, compared to the same periods in the prior year. Rate changes on interest-bearing liabilities increased interest expense by $63 and $144 over the same periods in the prior year, resulting in a net decrease of $117 and $152 in net interest income as a result of changes in interest rates due to competitive pricing during the three and six month periods ended March 31, 2017. Rate increases on investment securities are reflective of longer term investments at higher rates.

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following Net Interest Income Analysis table presents interest income from average interest earning assets, expressed in dollars and yields, and interest expense on average interest-bearing liabilities, expressed in dollars and rates on a tax equivalent basis. Shown below is the weighted average yield on interest earning assets, rates paid on interest-bearing liabilities and the resultant spread at or during the three and six month periods ended March 31, 2017, and for the comparable prior year three and six month periods. Non-accruing loans have been included in the table as loans carrying a zero yield.

Average interest earning assets were $649,084 and $656,509 for the three and six month periods ended March 31, 2017, and $575,037 and $572,132 for the three and six month periods ended March 31, 2016, respectively. Interest income on interest earning assets was $6,611 and $13,631 for the three and six month periods ended March 31, 2017, compared to $5,808 and $11,542 for the three and six month periods ended March 31, 2016, respectively. Interest income is comprised primarily of interest income on loans and interest income on investment securities adjusted for the tax benefit of tax-exempt securities. Interest income on loans was $6,072 and $12,602 for the three and six month periods ended March 31, 2017, compared to $5,301 and $10,551 for the three and six month periods ended March 31, 2016, respectively, The increase in loan interest income in the current year six month period was primarily due to an increase in loans due to the CBN acquisition. Interest income on investment securities was $451 and $881 for the three and six month periods ended March 31, 2017 compared to $429 and $853 for the three and six month periods ended March 31, 2016, respectively. The slight increase is due to an increase in rates on longer term investments.

Average interest-bearing liabilities were $565,245 and $570,563 for the three and six month periods ended March 31, 2017, compared to $500,031 and $498,718 for the three and six month periods ended March 31, 2016, respectively. Interest expense on interest-bearing liabilities was $1,314 and $2,706 for the three and six month periods ended March 31, 2017, compared to $1,115 and $2,236 for the three and six month periods ended March 31, 2016, respectively. Interest expense increased during the current three and six month periods compared to the comparable prior year periods, due to increases in deposit balances from the recent acquisition.

For the three and six months ended March 31, 2017, interest expense on interest-bearing deposits increased $80 and $213, from volume and mix changes and increased $19 and $49 from the impact of the rate environment, resulting in an aggregate increase of $99 and $262 in interest expense on interest-bearing deposits relative to March 31, 2016. Interest expense on FHLB advances and other borrowings increased $56 and $113 from volume and mix changes and increased $44 and $95 from the impact of the rate environment during the three and six month periods ended March 31, 2017 for an aggregate increase of $100 and $208 relative to the three and six month periods ended March 31, 2016.

NET INTEREST INCOME ANALYSIS ON A TAX EQUIVALENT BASIS

(Dollar amounts in thousands)

Three months ended March 31, 2017 compared to the three months ended March 31, 2016:

	Three months ended March 31, 2017			Three months ended March 31, 2016
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$17,695	$29	0.66%	$13,212	$18	0.55%
Loans	539,276	6,072	4.57%	459,465	5,301	4.64%
Interest-bearing deposits	745	4	2.18%	3,117	16	2.06%
Investment securities (1)	86,494	451	2.11%	94,617	429	1.82%
Non-marketable equity securities, at cost	4,874	55	4.58%	4,626	44	3.83%

Total interest earning assets	$649,084	$6,611	4.13%	$575,037	$5,808	4.06%

Average interest-bearing liabilities:
Savings accounts	$45,199	$16	0.14%	$28,308	$7	0.10%
Demand deposits	52,647	61	0.47%	26,625	46	0.69%
Money market	124,389	127	0.41%	138,248	141	0.41%
CD’s	234,842	771	1.33%	222,176	689	1.25%
IRA’s	27,777	75	1.10%	23,221	68	1.18%

Total deposits	484,854	1,050	0.88%	438,578	951	0.87%
FHLB Advances and other borrowings	80,391	264	1.33%	61,453	164	1.07%

Total interest-bearing liabilities	$565,245	$1,314	0.94%	$500,031	$1,115	0.90%

Net interest income		$5,297			$4,693

Interest rate spread			3.19%			3.16%

Net interest margin			3.31%			3.28%

Average interest earning assets to average interest-bearing liabilities			1.15			1.15

(1)	For the three months ended March 31, 2017 and 2016, the average balances of the tax exempt investment securities, included in investment securities, were $31,445 and $28,565, respectively. The interest income on tax exempt securities is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

Six months ended March 31, 2017 compared to the six months ended March 31, 2016:

	Six months ended March 31, 2017			Six months ended March 31, 2016
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$13,724	$41	0.60%	$17,188	$33	0.38%
Loans	550,611	12,602	4.59%	455,921	10,551	4.63%
Interest-bearing deposits	745	7	1.88%	3,063	33	2.15%
Investment securities (1)	86,439	881	2.04%	91,334	853	1.87%
Non-marketable equity securities, at cost	4,990	100	4.02%	4,626	72	3.11%

Total interest earning assets	$656,509	$13,631	4.16%	$572,132	$11,542	4.03%

Average interest-bearing liabilities:
Savings accounts	$44,559	$33	0.15%	$27,787	$15	0.11%
Demand deposits	50,824	135	0.53%	25,324	90	0.71%
Money market	127,408	261	0.41%	141,263	295	0.42%
CD’s	240,433	1,585	1.32%	221,064	1,372	1.24%
IRA’s	28,419	155	1.09%	22,925	135	1.18%

Total deposits	491,643	2,169	0.88%	438,363	1,907	0.87%
FHLB Advances and other borrowings	78,920	537	1.36%	60,355	329	1.09%

Total interest-bearing liabilities	$570,563	$2,706	0.95%	$498,718	$2,236	0.90%

Net interest income		$10,925			$9,306

Interest rate spread			3.21%			3.13%

Net interest margin			3.34%			3.25%

Average interest earning assets to average interest-bearing liabilities			1.15			1.15

(1)	For the six months ended March 31, 2017 and 2016, the average balances of the tax exempt investment securities, included in investment securities, were $31,738 and $27,455, respectively. The interest income on tax exempt securities is computed on a tax-equivalent basis using a tax rate of 34% for all periods presented.

Rate/Volume Analysis. The following table presents the dollar amount of changes in interest income and interest expense for the components of interest earning assets and interest-bearing liabilities that are presented in the preceding table. For each category of interest earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume, which are changes in the average outstanding balances multiplied by the prior period rate (i.e. holding the initial rate constant); and (2) changes in rate, which are changes in average interest rates multiplied by the prior period volume (i.e. holding the initial balance constant). Changes due to both rate and volume which cannot be segregated have been allocated in proportion to the relationship of the dollar amounts of the change in each category.

RATE / VOLUME ANALYSIS

(Dollar amounts in thousands)

Three months ended March 31, 2017 compared to the three months ended March 31, 2016:

	Increase (decrease) due to
	Volume	Rate	Net
Interest income:
Cash and cash equivalents	$7	$4	$11
Loans	900	(129)	771
Interest-bearing deposits	(13)	1	(12)
Investment securities	(39)	61	22
Non-marketable equity securities, at cost	2	9	11

Total interest earning assets	857	(54)	803

Interest expense:
Savings accounts	5	4	9
Demand deposits	36	(21)	15
Money market accounts	(14)	—	(14)
CD’s	40	42	82
IRA’s	13	(6)	7

Total deposits	80	19	99
FHLB Advances and other borrowings	56	44	100

Total interest bearing liabilities	136	63	199

Net interest income	$721	$(117)	$604

Six months ended March 31, 2017 compared to the six months ended March 31, 2016.

	Increase (decrease) due to
	Volume	Rate	Net
Interest income:
Cash and cash equivalents	$(8)	$16	$8
Loans	2,168	(117)	2,051
Interest-bearing deposits	(22)	(4)	(26)
Investment securities	(47)	75	28
Non-marketable equity securities, at cost	6	22	28

Total interest earning assets	2,097	(8)	2,089

Interest expense:
Savings accounts	11	7	18
Demand deposits	75	(30)	45
Money market accounts	(28)	(6)	(34)
CD’s	124	89	213
IRA’s	31	(11)	20

Total deposits	213	49	262
FHLB Advances and other borrowings	113	95	208

Total interest bearing liabilities	326	144	470

Net interest income (loss)	$1,771	$(152)	$1,619

Provision for Loan Losses. CCBI determines its provision for loan losses based on CCBI’s desire to provide an adequate allowance for loan losses to reflect probable and inherent credit losses in CCBI’s loan portfolio. Within the last year, CCBI has experienced lower levels of charge-offs and nonperforming loans. With both local and national unemployment rates improving slightly in recent quarters and improved asset quality due to CCBI’s stricter underwriting standards, CCBI anticipates actual charge-off experience to remain stable throughout the remainder of the fiscal year ending September 30, 2017.

Net loan charge-offs for the six-month period ended March 31, 2017 were $233, compared to $268, for the comparable prior year period. Annualized net charge-offs to average loans were 0.08% for the six months ended March 31, 2017, compared to 0.12% for the comparable period in the prior year. Non-accrual loans were $5,767 at March 31, 2017, compared to $3,191 at September 30, 2016. Of the $2,576 increase in non-accrual loans, $4,322 is attributable to the CBN acquisition. Even though CCBI is experiencing a slight increase in its nonperforming loans, it believes its credit and underwriting policies have supported more effective lending decisions by CCBI Bank. Long term, CCBI believes its loan servicing procedures will be able to manage delinquency efficiently and effectively. Refer to the “Allowance for Loan Losses” and “Nonperforming Loans, Potential Problem Loans and Foreclosed Properties” sections below for more information related to non-performing loans.

CCBI recorded no provision for loan losses and a provision of $75 for the six month periods ended March 31, 2017 and March 31, 2016, respectively. Management believes that no provision for the current year six month period is warranted in view of the present condition of the loan portfolio and the sufficiency of collateral supporting the non-performing loans. CCBI continually monitors non-performing loan relationships and will make adjustments to its provision, as necessary, if changing facts and circumstances require a change in the ALL. In addition, a decline in the quality of the loan portfolio as a result of general economic conditions, factors affecting particular borrowers or CCBI’s market areas, or otherwise, could all affect the adequacy of CCBI’s ALL. If there are significant charge-offs against the ALL, or CCBI otherwise determines that the ALL is inadequate, CCBI will need to record an additional provision in the future. See the section below captioned “Allowance for Loan Losses” in this discussion for further analysis of our provision for loan losses.

Non-interest Income. The following table reflects the various components of non-interest income for the three and six month periods ended March 31, 2017 and 2016, respectively.

	Three months ended March 31,		%	Six months ended March 31,		%
	2017	2016 (As Restated)	Change	2017	2016 (As Restated)	Change
Non-interest Income:
Net gain on available for sale securities	$—	$4	—%	$29	$4	—%
Service charges on deposit accounts	342	331	3.32	740	754	(1.86)%
Loan fees and service charges	294	263	11.79	897	584	53.60%
Settlement proceeds	283	—	NA	283	—	NA
Other	285	212	34.43	568	418	35.89%

Total non-interest income	$1,204	$810	48.64%	$2,517	$1,760	43.01%

The decrease of $14 in service charges on deposit accounts for the six month period ended March 31, 2017, was primarily due to a decrease in checking account-related service charges. Checking account-related service charges have decreased industry wide, as customers utilize online and mobile tools to better manage their finances, an industry trend CCBI has also experienced even though service charges on deposit accounts slightly increased, during the current three month period. Loan fees and service charges increased $313 during the six month period ended March 31, 2017, mainly due to gains on payoffs from purchased credit impaired loans in the amount of $206 during the first fiscal quarter of 2017, an increase in secondary market fee income generated from customer mortgage activity due to advantages over the ARM loan portfolio mortgage offerings and an increase in commercial loan origination and servicing fee income. Settlement proceeds increased $283 in the current three month period ended March 31, 2017. In March 2017, CCBI Bank received litigation settlement proceeds from a JP Morgan Residential Mortgage Backed Security (RMBS) claim in the amount of $283. This JP Morgan RMBS was previously owned by CCBI Bank and sold in 2011. Other non-interest income increased for the current three and six month periods ended March 31, 2017 over the comparable prior year periods, due to an increase in interchange income and bank owned life insurance income. Total non-interest income increased $394 and $757 during the current three and six-month periods ended March 31, 2017 over the comparable prior year periods.

Non-interest Expense. The following table reflects the various components of non-interest expense for the three and six month periods ended March 31, 2017 and 2016, respectively.

	Three months ended March 31,		%	Six months ended March 31,		%
	2017	2016 (As Restated)	Change	2017	2016 (As Restated)	Change
Non-interest Expense:
Salaries and related benefits	$2,708	$2,188	23.77%	$5,382	$4,406	22.15%
Occupancy—net	563	712	(20.93)	1,631	1,281	27.32
Office	312	262	19.08	593	514	15.37
Data processing	454	420	8.10	926	829	11.70
Amortization of core deposit intangible	38	21	80.95	81	35	131.43
Advertising, marketing and public relations	105	145	(27.59)	168	282	(40.43)
FDIC premium assessment	69	84	(17.86)	152	169	(10.06)
Professional services	435	284	53.17	836	456	83.33
Other	351	294	19.39	729	553	31.83

Total non-interest expense	$5,035	$4,410	14.17%	$10,498	$8,525	23.14%

Non-interest expense (annualized) / Average assets	2.95%	3.02%	11.74%	6.11%	2.89%	111.42%

During the three and six months ended March 31, 2017, salaries and related benefits costs increased $520 and $976 relative to the comparable prior year periods, primarily due to the addition of new employees related to the CBN acquisition. During the current six month period, occupancy expense increased primarily due to rent termination costs related to the four branch closures in Eastern Wisconsin during the first fiscal quarter of 2017. CCBI is continuing to focus on technology to provide progressive, online and mobile banking services that complement friendly, knowledgeable bankers in convenient community bank locations. As CCBI redefines and expands its footprint, management expects data processing costs to continue to remain higher. Amortization of core deposit intangible expense increased due to the premium paid for the Central Bank selective deposits purchase and the CBN acquisition for the current three and six month periods ended March 31, 2017, compared to the same periods in the prior year. Professional fees and other non-interest expenses increased due to legal, audit, branch closure expenses and merger related costs due to the pending acquisition of Wells. In March 2017, CCBI Bank prepaid $9,830 in FHLB borrowings with an average rate of 2.10% and average remaining maturity of 13.17 months. The prepayment fee totaled $104 and is included in other non-interest expense for the current three and six months ended, March 31, 2017. Total non-interest expense increased $625 and $1,973 for the three and six month periods ended March 31, 2017, compared to the same periods in the prior year.

Income Taxes. Income tax expense was $459 and $926 for the three and six months ended March 31, 2017, compared to $352 and $818 for the three and six months ended March 31, 2016, respectively. The effective tax rate decreased from 35.0% to 33.1% from the six month periods ended March 31, 2017 and March 31, 2016, respectively.

BALANCE SHEET ANALYSIS AS OF MARCH 31, 2017

Loans. Gross loan balances decreased by $39,631, or 6.90%, to $534,808 as of March 31, 2017 from $574,439 at September 30, 2016 mainly due CCBI’s increased focus on secondary market lending for one to four family residential loans and exiting the indirect lending business. At March 31, 2017, the loan portfolio was comprised of $330,005 of loans secured by real estate, or 61.7% of total loans including $163,847 in commercial and agricultural real estate loans, and $204,872 of consumer and other non-real estate loans, or 38.3% of total loans. Consumer and other loans include secured consumer originated indirect loans of $103,021 secured primarily by boats and travel trailers, $38,201 of third party purchased indirect loans secured primarily by household goods, and C&I and agricultural non-real estate loans totaling $47,114. At September 30, 2016, the loan portfolio mix included real estate loans of $340,591 or 59.3% of total loans including $117,138 in commercial and agricultural real estate loans, and consumer and other loans of $233,657, or 40.7% of total loans. Consumer and other loans include secured consumer loans of $119,073 in originated indirect loans, $49,221 of third party purchased indirect loans, and C&I and agricultural loans totaling $45,648.

Allowance for Loan Losses. The loan portfolio is CCBI’s primary asset subject to credit risk. To address this credit risk, CCBI maintains an ALL for probable and inherent credit losses through periodic charges to our earnings. These charges are shown in our consolidated statements of operations as PLL. See “Provision for Loan Losses” earlier in this quarterly report. CCBI attempts to control, monitor and minimize credit risk through the use of prudent lending standards, a thorough review of potential borrowers prior to lending and ongoing and timely review of payment performance. Asset quality administration, including early identification of loans performing in a substandard manner, as well as timely and active resolution of problems, further enhances management of credit risk and minimization of loan losses. Any losses that occur and that are charged off against the ALL are periodically reviewed with specific efforts focused on achieving maximum recovery of both principal and interest.

At least quarterly, CCBI reviews the adequacy of the ALL. Based on an estimate computed pursuant to the requirements of ASC 450-10, “Accounting for Contingencies” and ASC 310-10, “Accounting by Creditors for Impairment of a Loan”, the analysis of the ALL consists of three components: (i) specific credit allocation established for expected losses relating to specific impaired loans for which the recorded investment in the loan exceeds its fair value; (ii) general portfolio allocation based on historical loan loss experience for significant loan categories; and (iii) general portfolio allocation based on qualitative factors such as economic conditions and other relevant factors specific to the markets in which CCBI operates. CCBI continues to refine its ALL methodology by introducing a greater level of granularity to its loan portfolio. CCBI currently segregates loans into pools based on common risk characteristics for purposes of determining the ALL. The additional segmentation of the portfolio is intended to provide a more effective basis for the determination of qualitative factors affecting CCBI’s ALL. In addition, management continually evaluates CCBI’s ALL methodology to assess whether modifications in our methodology are appropriate in light of underwriting practices, market conditions, identifiable trends, regulatory pronouncements or other factors. Management believes that any modifications or changes to the ALL methodology would be to enhance the ALL. However, any such modifications could result in materially different ALL levels in future periods.

The specific credit allocation for the ALL is based on a regular analysis of all loans that are considered impaired. In compliance with ASC 310-10, the fair value of the loan is determined based on either the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, or, if the loan is collateral dependent, the fair value of the underlying collateral less the expected cost of sale for such collateral. At March 31, 2017 and September 30, 2016, CCBI had 133 and 109 such impaired loans, all secured by real estate or personal property with an aggregate recorded investment of $5,825 and $5,397, respectively. Of the impaired loans, respectively, there were 40 such individual loans where estimated fair value was less than their book value (i.e. we deemed impairment to exist) totaling $2,170 for which $465 in specific ALL was recorded as of March 31, 2017.

At March 31, 2017, the ALL was $5,835, or 1.09% of CCBI’s total loan portfolio, compared to the ALL of $6,068, or 1.06% of the total loan portfolio at September 30, 2016. This level was based on management analysis of the loan portfolio risk at March 31, 2017, taking into account the factors discussed above. At March 31, 2017, the ALL was 1.17% of CCBI’s total loan portfolio, excluding the third party purchased consumer loans referenced elsewhere herein, compared to 1.16% of the total loan portfolio excluding these third party purchased consumer loans at September 30, 2016. CCBI has established a separate restricted reserve account for these third party purchased consumer loans. The funds in the reserve account are to be released to compensate CCBI Bank for any nonperforming purchased loans that are not purchased back by the seller or substituted with performing loans and are ultimately charged off.

All of the nine factors identified in the FFIEC’s Interagency Policy Statement on the Allowance for Loan and Lease Losses are taken into account in determining the ALL. The impact of the factors in general categories are subject to change; thus the allocations are management’s estimate of the loan loss categories in which the probable and inherent loss has occurred as of the date of our assessment. Of the nine factors, management believes the following have the greatest impact on CCBI’s customers’ ability to repay loans and our ability to recover potential losses through collateral sales: (1) lending policies and procedures; (2) economic and business conditions; and (3) the value of the underlying collateral. As loan balances and estimated losses in a particular loan type decrease or increase and as the factors and resulting allocations are monitored by management, changes in the risk profile of the various parts of the loan portfolio may be reflected in the allocated allowance. The general component covers non-impaired loans and is based on historical loss experience adjusted for these and other qualitative factors. In addition, management continues to refine the ALL estimation process as new information becomes available. These refinements could also cause increases or decreases in the ALL. The unallocated portion of the ALL is intended to account for imprecision in the estimation process or relevant current information that may not have been considered in the process.

Nonperforming Loans, Potential Problem Loans and Foreclosed Properties. CCBI practices early identification of non-accrual and problem loans in order to minimize CCBI Bank’s risk of loss. Non-performing loans are defined as non-accrual loans and restructured loans that were 90 days or more past due at the time of their restructure, or when management determines that such classification is warranted. The accrual of interest income is discontinued on our loans according to the following schedule:

•	Commercial/agricultural real estate loans, past due 90 days or more;

•	Commercial/agricultural non-real estate loans, past due 90 days or more;

•	Closed ended consumer non-real estate loans past due 120 days or more; and

•	Residential real estate loans and open ended consumer non-real estate loans past due 180 days or more.

When interest accruals are discontinued, interest credited to income is reversed. If collection is in doubt, cash receipts on non-accrual loans are used to reduce principal rather than being recorded as interest income. A TDR typically involves the granting of some concession to the borrower involving a loan modification, such as modifying the payment schedule or making interest rate changes. TDR loans may involve loans that have had a charge-off taken against the loan to reduce the carrying amount of the loan to fair market value as determined pursuant to ASC 310-10.

The following table identifies the various components of non-performing assets and other balance sheet information as of the dates indicated below and changes in the ALL for the periods then ended:

	March 31, 2017 and Six Months Then Ended	September 30, 2016 and Twelve Months Then Ended
Nonperforming assets:
Nonaccrual loans	$5,767	$3,191
Accruing loans past due 90 days or more	576	380

Total nonperforming loans (“NPLs”) (1)	6,343	3,571
Other real estate owned (1)	647	725
Other collateral owned	45	52

Total nonperforming assets (“NPAs”)	$7,035	$4,348

Troubled Debt Restructurings (“TDRs”) Originated Loans	$3,471	$3,733
Nonaccrual TDRs—Originated Loans	$404	$515
Average outstanding loan balance	$554,624	$512,475
Loans, end of period (2)	$534,808	$574,439
Total assets, end of period	$668,453	$695,865
ALL, at beginning of period	$6,068	$6,496
Loans charged off:
Residential real estate	(110)	(140)
Commercial/Agricultural real estate	—	—
Consumer non-real estate	(239)	(460)
Commercial/Agricultural non-real estate	(2)	(118)

Total loans charged off	(351)	(718)
Recoveries of loans previously charged off:
Residential real estate	4	11
Commercial/Agricultural real estate	—	—
Consumer non-real estate	113	204
Commercial/Agricultural non-real estate	1	—

Total recoveries of loans previously charged off:	118	215

Net loans charged off (“NCOs”)	(233)	(503)
Additions to ALL via provision for loan losses charged to operations	—	75

ALL, at end of period	$5,835	$6,068

Ratios:
ALL to NCOs (annualized)	1,252.15%	1,206.36%
NCOs (annualized) to average loans	0.08%	0.10%
ALL to total loans	1.09%	1.06%
NPLs to total loans	1.19%	0.62%
NPAs to total assets	1.05%	0.62%

(1)	Total Nonperforming assets increased due to the CBN acquisition in Fiscal 2016. Acquired nonperforming loans were $4,322 and $1,778 at March 31, 2017 and September 30, 2016, respectively. Acquired other real estate owned property balances were $143 and $212 at March 31, 2017 and September 30, 2016, respectively.
(2)	Total loans at March 31, 2017, include $38,201 in consumer and other loans purchased from a third party. See Note 3 in the accompanying Condensed Consolidated Financial Statements regarding the separate restricted reserve account established for these purchased consumer loans.

An aging analysis of CCBI’s originated and acquired loans as of March 31, 2017 and September 30, 2016, respectively, was as follows

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days	Total Past Due	Nonaccrual Loans	Recorded Investment > 89 Days and Accruing
March 31, 2017
Originated loans	$2,777	$285	$1,735	$4,797	$1,445	$576
Acquired loans	352	35	2,591	2,978	4,322	—

Total	$3,129	$320	$4,326	$7,775	$5,767	$576

September 30, 2016
Originated loans	$1,677	$1,273	$1,372	$4,322	$1,600	$380
Acquired loans	100	96	1,491	1,687	1,591	—

Total	$1,777	$1,369	$2,863	$6,009	$3,191	$380

Management believes its credit and underwriting policies continue to support more effective lending decisions by CCBI Bank, which increases the likelihood of maintaining loan quality going forward. Moreover, management believes the favorable trends noted in previous quarters regarding nonperforming loans and nonperforming assets reflect CCBI’s continued adherence to improved underwriting criteria and practices along with improvements in macroeconomic factors in its credit markets. Management believes the current ALL is adequate to cover probable losses in our current loan portfolio.

Non-performing loans of $6,343 at March 31, 2017, which included $404 of non-accrual troubled debt restructured originated loans, reflected an increase of $2,772 from the non-performing loans balance of $3,571 at September 30, 2016. The increase was mainly due to acquired nonperforming loan balances. These non-performing loan relationships are secured primarily by collateral including residential real estate or the consumer assets financed by the loans.

Our non-performing assets were $7,035 at March 31, 2017, or 1.05% of total assets, compared to $4,348, or 0.62% of total assets at September 30, 2016. The increase in non-performing assets since September 30, 2016 was primarily due to the deterioration of two larger, acquired agricultural loans through the merger of CBN, as reported three months earlier.

Other real estate owned decreased by $78, from $725 at September 30, 2016 to $647 at March 31, 2017. Other collateral owned decreased $7 during the six months ended March 31, 2017 to $45 from the September 30, 2016 balance of $52. CCBI continues to aggressively liquidate OREO and other collateral owned as part of its overall credit risk strategy.

Net charge offs for the six month period ended March 31, 2017 were $233, compared to $268 for the same prior year period. The ratio of annualized net charge-offs to average loans receivable was 0.08% for the six month period ended March 31, 2017, compared to 0.10% for the twelve months ended September 30, 2016.

Investment Securities. CCBI manages its securities portfolio in an effort to enhance income and provide liquidity. CCBI’s investment portfolio is comprised of securities available for sale and securities held to maturity. The weighted average life of the investment portfolio was 4.9 years at March 31, 2017, compared with 4.0 years at September 30, 2016. The modified duration of the investment portfolio was 4.4 years at March 31, 2017, compared with 3.7 years at September 30, 2016.

Securities held to maturity were $5,984 at March 31, 2017, compared with $6,669 at September 30, 2016. Securities available for sale, which represent the majority of our investment portfolio, were $79,369 at March 31, 2017, compared with $80,123 at September 30, 2016.

The amortized cost and market values of CCBI’s available for sale securities by asset categories as of the dates indicated below were as follows:

Securities available for sale	Amortized Cost	Fair Value
March 31, 2017
U.S. government agency obligations	$15,125	$14,576
Obligations of states and political subdivisions	32,392	32,119
Mortgage-backed securities	32,491	32,181
Federal Agricultural Mortgage Corporation	70	114
Trust preferred securities	379	379

Totals	$80,457	$79,369

September 30, 2016
U.S. government agency obligations	$16,388	$16,407
Obligations of states and political subdivisions	33,405	34,012
Mortgage-backed securities	28,861	29,247
Federal Agricultural Mortgage Corporation	70	81
Trust preferred securities	376	376

Totals	$79,100	$80,123

The amortized cost and fair value of CCBI’s held to maturity securities by asset categories as of the dates noted below were as follows:

Securities held to maturity	Amortized Cost	Fair Value
March 31, 2017
Obligations of states and political subdivisions	$1,313	$1,329
Mortgage-backed securities	4,671	4,788

Totals	$5,984	$6,117

September 30, 2016
Obligations of states and political subdivisions	$1,315	$1,335
Mortgage-backed securities	5,354	5,609

Totals	$6,669	$6,944

The composition of CCBI’s available for sale portfolio by credit rating as of the dates indicated below was as follows:

	March 31, 2017		September 30, 2016
Securities available for sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government agency	$47,616	$46,757	$45,249	$45,654
AAA	727	727	730	747
AA	24,942	24,716	25,574	26,006
A	5,397	5,392	5,414	5,567
BBB	—	—	—	—
Below investment grade	—	—	—	—
Non-rated	1,775	1,777	2,133	2,149

Total	$80,457	$79,369	$79,100	$80,123

The composition of CCBI’s held to maturity portfolio by credit rating as of the dates indicated was as follows:

	March 31, 2017		September 30, 2016
Securities held to maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government agency	$4,671	$4,788	$5,354	$5,609
AAA	—	—	—	—
AA	—	—	—	—
A	963	971	965	982
BBB	—	—	—	—
Below investment grade	—	—	—	—
Non-rated	350	358	350	353

Total	$5,984	$6,117	$6,669	$6,944

At March 31, 2017, securities with a book value of $2,958 were pledged against a line of credit with the Federal Reserve Bank of Minneapolis. As of March 31, 2017, this line of credit had a zero balance. CCBI Bank has pledged U.S. Government Agency securities with a book value of $7,822 and mortgage-backed securities with a book value of $23,413 as collateral against specific municipal deposits.

Deposits. Deposits decreased to $530,929 at March 31, 2017, from $557,677 at September 30, 2016, largely due to the announced closure of the four Eastern Wisconsin branches.

The following is a summary of deposits by type at March 31, 2017 and September 30, 2016, respectively:

	March 31, 2017	September 30, 2016
Non-interest bearing demand deposits	$45,661	$45,408
Interest bearing demand deposits	53,848	48,934
Savings accounts	53,865	52,153
Money market accounts	122,080	137,234
Certificate accounts	255,475	273,948

Total deposits	$530,929	$557,677

Since December 2012, CCBI has closed sixteen branches and sold the deposits and loans in one retail branch, resulting in ten markets we have exited. As of September 30, 2016, the deposit account balances remaining in these ten exited markets totaled $85,395, including the four closed branches in Eastern Wisconsin. As of March 31, 2017, these deposit account balances have declined to $66,489. Management expects these deposit balances to continue to decline as certificates mature and accounts are closed.

CCBI’s objective is to grow core deposits and build customer relationships in our core markets by expanding the branch network, deposit product offerings, including Treasury Management, and providing excellent customer service. Management expects to continue to place emphasis on both retaining and generating additional core deposits in 2017 through competitive pricing of deposit products, our branch delivery systems that have already been established and electronic banking.

Institutional certificates of deposit as a funding source increased to $32,703 at March 31, 2017 from $22,822 as of September 30, 2016. Institutional certificates of deposit remain an important part of our deposit mix as we continue to pursue funding sources to lower CCBI Bank’s cost of funds.

CCBI Bank had $16,618 and $22,773 in brokered deposits at March 31, 2017 and September 30, 2016, respectively. Brokered deposit levels are within all regulatory directives thereon.

Federal Home Loan Bank (FHLB) advances (borrowings). FHLB advances were $60,491 as of March 31, 2017 and $59,291 as of September 30, 2016, as we continue to utilize these advances, as necessary, to supplement core deposits to meet our funding and liquidity needs, and as management evaluates all options to lower the Bank’s cost of funds. In March 2017, CCBI Bank prepaid $9,830 in FHLB borrowings with an average rate of 2.10% and average remaining maturity of 13.17 months. The prepayment fee totaled $104 and is included in other non-interest expense for the current three and six months ended, March 31, 2017, on the Consolidated Statement of Operations. CCBI Bank replaced these FHLB borrowings with shorter-term borrowings maturing in one month at 0.75%. The weighted average remaining term of the borrowings at March 31, 2017 was 2.59 months compared to 8.32 months at September 30, 2016.

On May 16, 2016, CCBI entered into a Loan Agreement with First Tennessee Bank National Association (“FTB”) evidencing an $11,000 term loan maturing on May 15, 2021. The proceeds from the loan were used by CCBI for the sole purpose of financing the acquisition, by merger, of CBN. On September 30, 2016, CCBI amended and restated the loan agreement with FTB whereby FTB extended a $3,000 revolving line of credit to CCBI for the purpose of financing the previously-announced stock repurchase program, pursuant to which CCBI may purchase up to 525,200 shares of its common stock, or approximately 10 percent of the outstanding shares from time to time through October 1, 2017. At March 31, 2017, the available and unused portion of this borrowing arrangement was $3,000. CCBI has pledged 100% of CCBI Bank’s stock as collateral for the FTB loan and credit facilities.

Stockholders’ Equity. Total stockholders’ equity was $64,380 at March 31, 2017, compared to $64,544 at September 30, 2016. Total stockholders’ equity decreased by $164, primarily as a result of a decrease in accumulated other comprehensive income during the six months ended March 31, 2017.

Liquidity and Asset / Liability Management. Liquidity management refers to CCBI’s ability to ensure cash is available in a timely manner to meet loan demand and depositors’ needs, and meet other financial obligations as they become due without undue cost, risk or disruption to normal operating activities. Asset / liability management refers to our ability to efficiently and effectively utilize customer deposits and other funding sources to generate sufficient risk-weighted yields on interest earning assets. CCBI manages and monitors short-term and long-term liquidity positions and needs through a regular review of maturity profiles, funding sources, and loan and deposit forecasts to minimize funding risk. A key metric management monitors is our liquidity ratio, calculated as cash, twelve month projected principal and interest payments, floater bond receivable and Bank Owned Life Insurance divided by deposits maturing in less than one-year and Federal Home Loan Bank borrowings due in the next twelve months. At March 31, 2017, CCBI’s liquidity ratio was 8.75%, which is above its targeted liquidity ratio of at least 7.0%.

CCBI’s primary sources of funds are deposits; amortization, prepayments and maturities of outstanding loans; other short-term investments; and funds provided from operations. CCBI uses its sources of funds primarily to meet ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, and to fund loan commitments. While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Although $142,013 of the $255,475 (55.6%) CD portfolio as of March 31, 2017 will mature within the next 12 months, CCBI has historically retained a majority of our maturing CD’s. However, $25,054, or 17.6%, of the CD maturities within the next 12 months are from deposits located within the ten markets we have exited and CCBI does not expect to retain a majority of these CD’s. CCBI currently attempting to strengthen customer relationships, by building core deposit relationships through new deposit product offerings to our consumer and commercial loan customers. In the present interest rate environment, and based on maturing yields, this should also improve CCBI’s cost of funds. While management believes that the branch network attracts core deposits and enhances CCBI Bank’s long-term liquidity, a key component to our broader liquidity management strategy, management continues to analyze the profitability of the branch network.

CCBI maintains access to additional sources of funds including FHLB borrowings and lines of credit with the Federal Reserve Bank, US Bank, Bankers’ Bank and First Tennessee Bank. CCBI utilizes FHLB borrowings to leverage our capital base, to provide funds for our lending and investment activities, and to manage our interest rate risk. CCBI’s borrowing arrangement with the FHLB calls for pledging certain qualified real estate loans, and borrowing up to 75% of the value of those loans, not to exceed 35% of CCBI Bank’s total assets. As of March 31, 2017, CCBI has approximately $73,885 available under this arrangement, as compared to $90,500 at September 30, 2016. CCBI also maintains lines of credit of $1,936 with the Federal Reserve Bank, $5,000 with US Bank, $13,500 with Bankers’ Bank and $11,000 with First Tennessee Bank as part of CCBI’s contingency funding plan. The Federal Reserve Bank line of credit is based on 80% of the collateral value of the agency securities being held at the Federal Reserve Bank. The Bankers’ Bank and First Tennessee line of credit is a discretionary line of credit. As of March 31, 2017, the line of credit balance with the Federal Home Loan Bank was $60,491. As of the same date, CCBI’s line of credit balance with the Federal Reserve Bank, US Bank, Bankers’ Bank and First Tennessee Bank was $0.

Off-Balance Sheet Liabilities. Some of CCBI’s financial instruments have off-balance sheet risk. These instruments include unused commitments for lines of credit, overdraft protection lines of credit and home equity lines of credit, as well as commitments to extend credit. As of March 31, 2017, CCBI had $39,107 in unused commitments, compared to $28,476 in unused commitments as of September 30, 2016.

Capital Resources. As of March 31, 2017, as shown in the table below, our Tier 1 and Risk-based capital levels exceeded levels necessary to be considered “Well Capitalized” under Prompt Corrective Action provisions for both the Bank and at the Company level.

Below are the amounts and ratios for the capital levels as of the dates noted below for CCBI Bank.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of March 31, 2017 (Unaudited)
Total capital (to risk weighted assets)	$71,380,000	14.8%	$38,797,000	>=	8.0%	$48,497,000	>=	10.0%
Tier 1 capital (to risk weighted assets)	65,995,000	13.6%	29,098,000	>=	6.0%	38,797,000	>=	8.0%
Common equity tier 1 capital (to risk weighted assets)	65,995,000	13.6%	21,824,000	>=	4.5%	31,523,000	>=	6.5%
Tier 1 leverage ratio (to adjusted total assets)	65,995,000	9.8%	26,857,000	>=	4.0%	33,571,000	>=	5.0%
As of September 30, 2016 (Audited)
Total capital (to risk weighted assets)	$72,345,000	14.1%	$41,189,000	>=	8.0%	$51,487,000	>=	10.0%
Tier 1 capital (to risk weighted assets)	66,278,000	12.9%	30,892,000	>=	6.0%	41,189,000	>=	8.0%
Common equity tier 1 capital (to risk weighted assets)	66,278,000	12.9%	23,169,000	>=	4.5%	33,466,000	>=	6.5%
Tier 1 leverage ratio (to adjusted total assets)	66,278,000	9.3%	28,428,000	>=	4.0%	35,535,000	>=	5.0%
At March 31, 2017, CCBI Bank was categorized as “Well Capitalized” under Prompt Corrective Action Provisions, as determined by the OCC, our primary regulator.

Below are the amounts and ratios for the capital levels as of the dates noted below for CCBI.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of March 31, 2017 (Unaudited)
Total capital (to risk weighted assets)	$65,572,000	13.5%	$38,797,000	>=	8.0%	$48,497,000	>=	10.0%
Tier 1 capital (to risk weighted assets)	59,737,000	12.3%	29,098,000	>=	6.0%	38,797,000	>=	8.0%
Common equity tier 1 capital (to risk weighted assets)	59,737,000	12.3%	21,824,000	>=	4.5%	31,523,000	>=	6.5%
Tier 1 leverage ratio (to adjusted total assets)	59,737,000	8.9%	26,857,000	>=	4.0%	33,571,000	>=	5.0%
As of September 30, 2016 (Audited)
Total capital (to risk weighted assets)	$64,811,000	12.6%	$41,189,000	>=	8.0%	$51,487,000	>=	10.0%
Tier 1 capital (to risk weighted assets)	58,743,000	11.4%	30,892,000	>=	6.0%	41,189,000	>=	8.0%
Common equity tier 1 capital (to risk weighted assets)	58,743,000	11.4%	23,169,000	>=	4.5%	33,466,000	>=	6.5%
Tier 1 leverage ratio (to adjusted total assets)	58,743,000	8.3%	28,428,000	>=	4.0%	35,535,000	>=	5.0%

At March 31, 2017, CCBI was categorized as “Well Capitalized” under Prompt corrective Action Provisions.

Subsequent Events

Note Purchase Agreement

On May 30, 2017, CCBI entered into a Subordinated Note Purchase Agreement (“Note Purchase Agreement”) with EJF Debt Opportunities Master Fund, LP (the “Purchaser”), pursuant to which the Purchaser agreed to purchase 6.75% fixed-to-floating subordinated notes in the aggregate principal amount of $15 million (the “Notes”). The Note Purchase Agreement provides for funding on a date no earlier than July 1, 2017 and no later than July 31, 2017, subject to certain customary conditions. The Notes will provide for a maturity date to occur ten years from the date of issuance. The Notes will provide for an annual interest rate for the first five years following issuance of the Notes (the “Fixed Interest Period”) of 6.75%, subject to adjustment at funding if, and, to the extent that, the 10-Year Treasury Constant Maturity Index exceeds 2.5% on the business day immediately preceding funding, as quoted by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519). After the Fixed Interest Period and through maturity (the “Floating Interest Period”), the interest rate will be reset quarterly, to equal the three-month London interbank offered rate (“LIBOR”) plus 490 basis points. Interest on the Notes will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year through the maturity date.

The Notes are expected to qualify as Tier 2 capital for regulatory capital purposes, subject to applicable limitations. The Note Purchase Agreement provides that the Notes may not be redeemed by CCBI prior to the fifth anniversary of the effective date of the Notes, with certain limited exceptions.

The Note Purchase Agreement contains customary representations, warranties and covenants by each of the parties.

Second Amended and Restated Loan Agreement

On May 30, 2017, CCBI entered into the Second Amended and Restated Loan Agreement (the “Loan Agreement”) with FTB whereby FTB terminated the undrawn $5 million revolving line of credit and extended a $5 million term loan facility to CCBI for the purpose of financing the merger with Wells. The Loan Agreement provides for funding on a date no later than September 30, 2017, subject to certain customary conditions and the consummation of the merger with Wells substantially simultaneously with funding. The Loan Agreement provides for a floating interest rate that is LIBOR plus 270 basis points, which will be reset quarterly, and the maturity date will be five years from closing. As collateral for the loan, CCBI pledged all of the outstanding shares in CCBI Bank. CCBI paid a 15 basis point commitment fee, and agreed to cover FTB’s legal fees associated with documenting the Loan Agreement.

SECURITY OWNERSHIP OF CCBI DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of shares of CCBI common stock as of June 28, 2017 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by CCBI to beneficially own more than 5% of CCBI common stock.

The following table is based on information supplied to CCBI by the directors, officers and shareholders described above or in information otherwise publicly available in filings with the Commission. CCBI has determined beneficial ownership in accordance with the rules of the Commission. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of CCBI common stock subject to options that are either currently exercisable or exercisable within 60 days of June 28, 2017 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 5,270,895 shares outstanding as of June 28, 2017.

Unless otherwise indicated, the address for each person listed below is 2174 EastRidge Center, Eau Claire, Wisconsin 54701.

Name	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Principal Shareholders:
Jeffrey L. Gendell (1)	486,230	9.22%
Martin S. Friedman (2)	430,907	8.18%
EJF Capital LLC (3)	311,894	5.92%
Directors and Executive Officers:
Richard McHugh (4)	208,460	3.95%
Michael L. Swenson (5)	2,000	*
Brian R. Schilling (6)	14,991	*
David B. Westrate (7)	125,028	2.37%
Timothy A. Nettesheim (8)	27,400	*
James R. Lang (9)	34,467	*
Stephen M. Bianchi (10)	21,091	*
Mark C. Oldenberg (11)	28,995	*
Edward H. Schaefer (12)	30,000	*
All directors and executive officers as a group (9 persons)	492,432	9.34%

*	Denotes less than 1%
(1)	Tontine Financial Partners, L.P., on behalf of its clients and principals, including Tontine Management, L.L.C. and Jeffrey L. Gendell (collectively, “TFP”), filed a Schedule 13G/A with the Commission on February 10, 2017, reporting that as of December 31, 2016, Mr. Gendell the beneficial owner of 486,230 shares of CCBI common stock, with shared voting and investment power over all such shares of CCBI common stock. TFP’s business address is Tontine Financial Partners, L.P., 1 Sound Shore Drive, Suite 304, Greenwich, CT 06830-7251.
(2)	FJ Capital Management, LLC, on behalf of its clients and principals, including Martin S. Friedman, FJ Capital Long/Short Equity Fund LLC and Andrew Jose (collectively, “Friedman”) filed a Schedule 13G/A with the Securities and Exchange Commission on February 14, 2017 reporting that as of December 31, 2016, Friedman was collectively the beneficial owner of 430,907 shares of CCBI common stock, with shared voting and investment power over all such shares. Friedman’s business address is FJ Capital Management, LLC, 1313 Dolley Madison Blvd, Ste 306, McLean, VA 22101.

(3)	EJF Capital LLC, on behalf of itself and Emanuel J. Friedman and EJF Sidecar Fund, Series LLC—Series E (collectively “EJF”), filed a Schedule 13G reporting that, as of February 6, 2017, EJF was the beneficial owner of 311,894 shares of CCBI common stock with shared voting power over all such shares of CCBI common stock. EJF’s business address is 2107 Wilson Boulevard Suite 410 Arlington, VA 22201.
(4)	Consists of 34,596 shares of CCBI common stock held by Mr. McHugh’s spouse, of which 321 shares are held by his spouse as custodian for her grandchildren (Mr. McHugh disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest therein), 159,624 shares of CCBI common stock owned directly by Mr. McHugh and 14,240 shares of CCBI common stock subject to stock options, which are currently exercisable or are exercisable within 60 days of May 26, 2017.
(5)	Consists of 2,000 shares of CCBI common stock owned directly by Mr. Swenson.
(6)	Consists of 751 shares of CCBI common stock owned directly by Mr. Schilling and 14,240 shares of CCBI common stock subject to stock options, which are currently exercisable or are exercisable within 60 days of June 28, 2017.
(7)	Consists of 93,769 shares of CCBI common stock owned directly by Mr. Westrate, 12,740 shares of CCBI common stock subject to stock options, which are currently exercisable or are exercisable within 60 days of June 28, 2017, 6,100 shares of CCBI common stock held by Oakdale LLC (“Oakdale”), 9,553 shares of CCBI common stock held by Scanton Street, LLP (“Scanton”) and 2,866 shares of CCBI common stock held by Northshore Partnership Ltd. (“Northshore”). Under the rules of the Commission, Mr. Westrate may be deemed to have voting and dispositive power as to the shares held by each of Oakdale, Scanton and Northshore since Mr. Westrate is an officer, director and equity owner of each of such entities.
(8)	Consists of 2,400 shares of CCBI common stock owned directly by Mr. Nettesheim and 25,000 shares held in his self-directed IRA.
(9)	Consists of 27,987 shares of CCBI common stock owned directly by Mr. Lang in his self-directed IRA, 2,500 shares held by the Leah Delaney Karge Trust, pursuant to which Mr. Lang serves as trustee and has investment discretion, and 3,980 shares held by the James & Patricia Lang Grandchildren Education Trust UAD 01/01/2002, pursuant to which Mr. Lang serves as investment manager and has investment discretion over such shares. Mr. Lang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(10)	Consists of 11,591 shares of CCBI common stock owned directly by Mr. Bianchi and 9,500 shares held in his self-directed IRA.
(11)	Consists of 20,078 shares of CCBI common stock owned directly by Mr. Oldenberg and 10,292 shares of CCBI common stock subject to stock options, which are currently exercisable or are exercisable within 60 days of June 28, 2017.
(12)	Consists of 30,000 shares of CCBI common stock owned directly by Mr. Schaefer, our former chief executive officer.

BUSINESS OF WELLS

Corporate History

Wells is a bank holding company that was incorporated in December 1994 under the laws of the State of Minnesota for the purpose of acquiring all of the issued and outstanding common stock of Wells Federal Bank. This acquisition occurred in April 1995 at the time Wells Federal Bank simultaneously converted from a mutual to a stock institution, and sold all of its outstanding capital stock to Wells and Wells made its initial public offering of common stock.

Wells Federal Bank converted from a federally chartered savings bank to a Minnesota state chartered commercial bank in 2012.

Market Area

Wells Federal Bank is headquartered in Wells, Minnesota and has nine full service offices located in Wells, Mankato, Albert Lea, Blue Earth, Saint James, Fairmont, Minnesota Lake, Owatonna and Saint Peter.

Competition

The competition for deposit products includes banks ranging in size from larger, Minneapolis-based regional banks with branches in our market area to local independent community banks. Deposit competition also includes a number of insurance products sold by local agents and investment products sold by local and regional sales people.

Loan competition varies depending upon market conditions. Loan competition includes branches of large Minneapolis-based commercial banks and thrifts, credit unions, mortgage bankers with local sales staff and local banks.

Personnel

As of March 31, 2017, Wells had a total of 85 full time and no part-time employees.

WELLS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

(dollars in thousands)

General

Wells’ business activities to date have been limited to its investment in Wells Federal Bank and a loan made to Wells’ Employee Stock Ownership Plan (“ESOP”) to enable the ESOP to purchase shares of Wells’ common stock. As a result of the limited operations of Wells, this discussion primarily relates to Wells Federal Bank. The principal business of Wells Federal Bank consists of attracting deposits from the general public and using such deposits, together with borrowings to invest in loans and investment securities.

Wells’ primary source of income is Wells Federal Bank’s net income. Wells Federal Bank’s net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Wells Federal Bank’s interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In order to maintain interest rate spread and reduce interest rate risk, management has elected to diversify Wells Federal Bank’s loan portfolio by emphasizing its investment in agriculture and commercial mortgages, agricultural and commercial operating and term loans and consumer loans.

Wells Federal Bank’s secondary sources of income are, primarily, the gain on sale of loans originated for sale and loan servicing fees. The volume of loans generated for sale remained relatively consistent in 2016 when compared to 2015.

The operations of Wells Federal Bank and the entire banking industry are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of the federal government and governmental agencies. The demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds influence lending activities. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in Wells Federal Bank’s market area.

Effective July 16, 2015, Wells completed its previously reported acquisition of St. James Federal Savings and Loan Association, St. James, Minnesota (St. James), in a conversion merger transaction. As a result of the conversion merger transaction, St. James converted from a mutual to stock institution and merged with and into Wells Federal Bank, with Wells Federal Bank as the surviving institution. Wells acquired 100% of the voting shares of St. James. Wells issued and sold 78,736 shares of common stock at a price of $27.36 per share, which reflected a 5% discount on the 30 day average price as prescribed in the merger agreement. The shares were offered to depositor and borrower members of St. James in a subscription offering and to stockholders of Wells and members of the general public in a community offering. Wells’ ESOP acquired 8%, or 6,299 shares, of the newly issued shares using funds borrowed from Wells. The fair value of consideration paid to the prior depositors and borrowers of St. James was determined to approximate zero. Gross offering proceeds totaled approximately $2,154 including $172 purchased by Wells’ ESOP. As a result of the stock offering, Wells had 814,758 shares of common stock outstanding as of the close of business on July 16, 2015. St. James’ sole office, located in St. James, Minnesota, has become a branch office of Wells Federal Bank. Wells’ primary reasons for the acquisition are to provide for asset growth, improve capital and competitive positions, and increase the limit on loans to one borrower.

Wells may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by Wells which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, such as statements of Wells’ plans, objectives, estimates and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond Wells’ control). The following factors, among others, could cause Wells’ financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which Wells conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of Wells and the perceived overall value of the products and services by users, including the features, pricing and quality compared to competitor’s products and services; the willingness of users to substitute competitors’ products and services for Wells’ products and services; the success of Wells in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and savings habits; and the success of Wells at managing the risks involved in the foregoing.

Wells cautions that the foregoing list of important factors is not exclusive. Wells does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Wells.

Critical Accounting Estimates

The consolidated financial statements include amounts that are based on informed judgments of management. These estimates and judgments are the result of management’s need to estimate the effect of matters that are inherently uncertain. Therefore, actual results could vary significantly from the estimates used. Management considers the following items to be the critical accounting estimates contained in the consolidated financial statements.

Allowance for Loan Losses. The allowance for loan losses is based on management’s periodic review of the loan portfolio. In evaluating the adequacy of the allowance for loan losses, management considers factors including, but not limited to, specific loan impairment, historical loss experience, the size and composition of the loan portfolio and current economic conditions. Although management believes that the allowance for loan losses is maintained at an adequate level, there can be no assurance that further additions will not be made to the allowance and that losses will not exceed the estimated amounts.

Available for Sale Securities. The fair value of equity securities is based on quoted market prices and the fair value of debt securities is generally determined based on matrix pricing utilizing yield curves, credit ratings and prepayment speeds. Wells believes the unrealized losses are temporary because the primary reason for the unrealized losses is changes in market interest rates from the date of purchase to the reporting date.

Foreclosed Real Estate. Foreclosed real estate is reported at its net realizable value less estimated costs to sell. Wells monitors the net realizable value of the property on a monthly basis, taking into consideration market and economic factors, including comparison to sales of like properties.

Mortgage Servicing Rights. Mortgage servicing rights are capitalilized and then amortized over the period of estimated servicing income. Management periodically evaluates its capitalized mortgage servicing rights for impairment. The valuation of mortgage servicing rights is based on estimated prepayment speeds, ancillary income received from servicing the loans and current interest rates. Changes in these estimates may have a material effect on the valuation of the mortgage servicing rights. Although management believes that the estimates used to determine the value of the mortgage servicing rights are reasonable, future material adjustments may be necessary if economic conditions vary from those used to estimate the value of the servicing rights.

Loans Acquired in Business Combination. Loans acquired as part of the conversion/merger with St. James were recognized at fair value as of the acquisition date. The fair value was estimated by performing a discounted cash flow analysis. The valuation was performed at the loan level on real estate loans and at the cohort level for all other loan types, and is based on the objective attributes of the loans in the portfolio and current statistical performance variables used in the market place. The analysis was based on the contractually specified amounts of principal and interest to be received modified by our estimates of prepayment, default and loss severity to be experienced prospectively.

Average Balance Sheet

The following table sets forth certain information relating to Wells’ average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The yields for the periods presented include deferred loan origination fees that are considered adjustments to yield. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

(dollars in thousands)	Three Months Ended March 31,
	2017			2016
	Average Balance	Interest	Average Cost/Yield	Average Balance	Interest	Average Cost/Yield
Interest-earning assets:
Loans receivable (1)	$197,420	$2,347	4.76%	$196.117	$2,220	4.53%
Investments (2)	57,189	223	1.56%	61,235	206	1.35%

Total interest-earning assets	254,609	2,570	4.04%	257,352	2,426	3.77%
Noninterest earning assets	14,101			13,903

Total assets	$268,710			$271,255

Interest bearing liabilities:
Savings, NOW and money
Market accounts	$180,217	$25	0.06%	$174.657	$24	0.05%
Certificates of deposit	52,037	59	0.45%	60.748	65	0.43%

Total interest bearing liabilities	232,254	84	0.15%	235,405	89	0.15%
Noninterest bearing liabilities	4,126			4,429

Total liabilities	236,380			239,834
Equity	32,330			31,421

Total liabilities and equity	$268,710			$271,255

Net interest income		$2,486			$2,337

Interest rate spread (3)			3.89%			3.62%
Net yield on interest earning assets (4)			3.91%			3.63%
Ratio of average interest earning assets to average interest bearing
Liabilities	1.10X			1.09X

(1)	Average balances include non-accrual loans and loans held for sale.
(2)	Includes interest-bearing deposits in other financial institutions.
(3)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

(dollars in thousands)	Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest	Average Cost/Yield	Average Balance	Interest	Average Cost/Yield	Average Balance	Interest	Average Cost/Yield
Interest-earning assets:
Loans receivable (1)	$196,643	$9,023	4.59%	$188,984	$8,836	4.68%	$172,011	$8,088	4.70%
Investments (2)	59,656	856	1.43%	57,442	712	1.24%	59,933	730	1.22%

Total interest-earning assets	256,299	9,879	3.85%	246,426	9,548	3.88%	231,944	8,818	3.80%
Noninterest earning assets	14,153			15,454			16,501

Total assets	$270,452			$261,880			$248,445

Interest bearing liabilities:
Savings, NOW and money Market accounts	$177,185	$102	0.06%	$163,854	$96	0.06%	$145,337	$90	0.06%
Certificates of deposit	57,426	253	0.44%	65,213	354	0.54%	72,900	507	0.70%

Total interest bearing liabilities	234,611	355	0.15%	229,067	450	0.20%	218,237	597	0.27%
Noninterest bearing liabilities	4,157			4,056			3,780

Total liabilities	238,768			233,123			222,017
Equity	31,684			28,757			26,428

Total liabilities and equity	$270,452			$261,880			$248,445

Net interest income		$9,524			$9,098			$8,221

Interest rate spread (3)			3.70%			3.68%			3.53%
Net yield on interest earning assets (4)			3.72%			3.69%			3.54%
Ratio of average interest earning assets to average interest bearing Liabilities	1.09X			1.08X			1.06X

(1)	Average balances include non-accrual loans and loans held for sale.
(2)	Includes interest-bearing deposits in other financial institutions.
(3)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of Wells for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume). The combined effects of changes in both rate and volume that cannot be separately identified have been allocated proportionately to the change due to rate and the change due to volume.

(dollars in thousands)	Three Months Ended March 31,			Year Ended December 31,
	2017 vs 2016			2016 vs. 2015			2015 vs. 2014
	Increase (Decrease)			Increase (Decrease)			Increase (Decrease)
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$15	$112	$127	$346	$(159)	$187	$793	$(45)	$748
Investments	(14)	31	17	26	118	144	(31)	13	(18)

Total interest-earning assets	1	143	144	372	(41)	331	762	(32)	730

Interest expense:
Deposit accounts	(10)	5	(5)	(32)	(63)	(95)	(39)	(108)	(147)

Total interest-bearing liabilities	(10)	5	(5)	(32)	(63)	(95)	(39)	(108)	(147)

Change in net interest income	$11	$138	$149	$404	$22	$426	$801	$76	$877

Comparison of Financial Condition at March 31, 2017 and December 31, 2016

(dollars in thousands)

Total assets increased by $717 during the first quarter of 2017 from $268,475 at December 31, 2016 to $269,192 at March 31 2017 due primarily, to an increase in loans held for sale.

Loans held for sale increased by $851 at March 31, 2017 when compared to December 31, 2016. On March 31, 2017 and December 31, 2016, Wells had firm commitments to sell the loans that were classified as held for sale. Loans receivable decreased by $61, or less than 1%, from $197,086 at December 31, 2016 to $197,025 at March 31, 2017.

In accordance with Wells Federal Bank’s internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of March 31 2017 and December 31, 2016, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $1,999 and $1,907 and 1.00% and 0.96%, respectively.

Loans on which the accrual of interest had been discontinued amounted to $2,156 and $1,710 at March 31, 2017 and December 31, 2016, respectively. Wells considers all nonaccrual loans impaired. The amount of impaired loans at March 31, 2017 and December 31, 2016, was $3,646 and $4,727, respectively, and the related allowance for loan loss for these loans was $275 and $282, respectively.

Liabilities increased by $344 from $236,400 at December 31, 2016, to $236,744 at March 31, 2017. This increase resulted, primarily, from an increase in advances from borrowers for taxes and insurance of $1,294 being partially offset by a decrease of $1,014 in deposits.

Stockholders’ equity increased by $373 from $32,075 at December 31, 2016 to $32,448 at March 31, 2017. The increase in stockholders’ equity resulted, primarily, from the retention of net income of $507, partially offset by payments of $195 in dividends.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

(dollars in thousands)

Total assets decreased by $6,304 during 2016 from $274,779 at December 31, 2015 to $268,475 at December 31, 2016 due to a decrease in cash, which resulted from a decrease in retail deposits from Wells Federal Bank’s customers, primarily certificates of deposit.

Loans held for sale remained consistent at December 31, 2016 when compared to December 31, 2015. On December 31, 2015 and December 31, 2016, Wells had firm commitments to sell the loans that were classified as held for sale. Loans receivable decreased by $509, or less than 1%, from $197,595 at December 31, 2015 to $197,086 at December 31, 2016. Wells was able to successfully replace maturities and paydowns, primarily, in residential real estate, home equity loans, and agricultural operating and term loans with growth, primarily, in commercial real estate, commercial operating and term loans, and construction loans in 2016.

In accordance with Wells Federal Bank’s internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 2016 and December 31, 2015, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $1,907 and $1,988 and 0.96% and 0.99%, respectively.

Loans on which the accrual of interest had been discontinued amounted to $1,710 and $2,061 at December 31, 2016 and 2015, respectively. Wells considers all nonaccrual loans impaired. The amount of impaired loans at December 31, 2016 and 2015 was $4,727 and $3,164, respectively, and the related allowance for loan loss for these loans was $282 and $440, respectively.

Liabilities decreased by $7,079 from $243,479 at December 31, 2015 to $236,400 at December 31, 2016. This decrease resulted primarily from deposit attrition, primarily certificates of deposit.

Stockholders’ equity increased by $775 from $31,300 at December 31, 2015 to $32,075 at December 31, 2016. The increase in stockholders’ equity resulted, primarily, from the retention of net income of $2,387 being partially offset by payments of $783 in cash dividends and the purchase of $814 in treasury stock.

Comparison of Operating Results for the Three Months Ended March 31, 2017 and 2016

(dollars in thousands)

General. Net income for Wells for the first quarter of 2017 was $507, down $59 or 10.4%, when compared to the first quarter of 2016. Basic and diluted earnings per share for the first quarter 2017 were $0.65, down $0.06 or 8.5%, when compared to the first quarter of 2016. The decline in net income for the quarter is due primarily to an increase of $285, or 55.8%, in other noninterest expense. The increase in noninterest expense is due to the costs associated with the professional fees associated with Wells Federal Bank’s proposed merger.

Interest Income. Interest income increased by $144, or 5.9%, for the first quarter of 2017 when compared to the same period in 2016. The changes in interest income from the loan portfolio and investment securities and other interest bearing deposits resulted from changes in the average balances and yields on those interest earning assets. These changes are detailed in the Average Balance Sheet and Rate/Volume analysis above.

Interest Expense. Interest expense on deposits decreased by $5, or 5.6%, for the first quarter of 2017 when compared to the first quarter of 2016. These changes resulted from changes in the average balances and interest rates paid. These changes are detailed in the Average Balance Sheet and Rate/Volume analysis above.

Net Interest Income. Net interest income for the first quarter of 2017 was up $149, or 6.4% ,when compared to the first quarter of 2016 due to the changes in interest income and interest expense described above.

Provision for Loan Losses. Wells did not incur a provision for loan loss in the first quarter of 2017 while Wells did make a $20,000 provision in the first quarter of 2016. The provision reflects management’s monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Due to changes in economic conditions and changes in the composition of the loan portfolio, it is possible that the provision for loan losses will increase in future periods.

Noninterest Income. Noninterest income decreased by $63, or 6.7%, due, primarily, to weakness in loans sold to the secondary market and a decrease in insurance commissions.

Noninterest Expense. Noninterest expense increased by $245, or 10.4%, for the first quarter of 2017 when compared to the first quarter of 2016. Other noninterest expense, which includes professional fees that were incurred in conjunction with the proposed merger, increased by $285,000, or 55.8%, when compared to the first quarter of 2016.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

(dollars in thousands)

General. Net income decreased by $2,507, or 51.2% for 2016 when compared to 2015 due to the bargain purchase gain of $2,848 that was recorded in 2015 which resulted from the conversion/merger with St. James Federal Savings and Loan Association. The decrease in the bargain purchase gain was partially offset by an increase of $426 in net interest income.

Interest Income. Interest income increased by $331, or 3.5%, for 2016 when compared to 2015. The changes in interest income from the loan portfolio and investment securities and other interest bearing deposits resulted from changes in the average balances and yields on those interest earning assets. These changes are detailed in the Average Balance Sheet and Rate/Volume analysis above.

Interest Expense. Interest expense on deposits decreased by $95, or 21.1%, for 2016 when compared to 2015. These changes resulted from changes in the average balances and interest rates. These changes are detailed in the Average Balance Sheet and Rate/Volume analysis above.

Net Interest Income. Net interest income increased by $426, or 4.7%, for 2016 when compared to 2015 due to the changes in interest income and interest expense described above.

Provision for Loan Losses. The provision for loan losses decreased by $30, or 42.9%, for 2016 when compared to 2015. The provision reflects management’s monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Due to changes in economic conditions and changes in the composition of the loan portfolio, it is possible that the provision for loan losses will increase in future periods.

Noninterest Income. Noninterest income decreased by $2,868, or 42.2%, for 2016 when compared to 2015 due to the bargain purchase gain recorded in 2015 of $2,848 that resulted from the conversion/merger with St. James in 2015.

Noninterest Expense. Noninterest expense increased by $18, or less than 1%, for 2016 when compared to 2015 due, primarily, to a $334 increase in compensation and benefits, offset by a decrease of $410 in the costs associated with holding other real estate obtained through foreclosures. Data processing costs increased by $62.

Income Tax Expense. Income tax expense increased by $77, or 6.2%, for 2016 when compared to 2015 due to the increase in income subject to taxes. The bargain purchase gain of $2,848 recorded in 2015 was not subject to income tax. Therefore, the difference in income tax as a percentage of income before taxes is due, primarily, to the non-taxable nature of the bargain purchase gain that was recognized in the conversion merger with St. James in 2015.

SECURITY OWNERSHIP OF WELLS DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table provides information as of June 28, 2017 about the shares of Wells common stock that may be considered to be beneficially owned by each person owning 5% or more of the outstanding shares of Wells common stock and each director, each executive officer and all directors and executive officers of Wells as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Wells Federal Bank Employee Stock Ownership Plan	87,264		11.18%
53 First Street SW
Wells, MN 56067

Western Investment LLC	76,983	(2)	9.9%
7050 Union Park Avenue
Midvale, Utah 84047

Management
Gerald D. Bastian	30,010		3.85%
Randel I. Bichler	21,099		2.70%
David Buesing	19,913		2.55%
James D. Moll	24,449		3.13%
Richard Mueller	18,986		2.44%
Patrick Scott	—		*
Executive Officers and Directors as a group (6 persons)	114,457		14.67%

*	Less than 1%.
(1)	Based on 780,388 shares outstanding on June 28, 2017.
(2)	Based on information provided to Wells by Western Investment LLC

INFORMATION ABOUT PERSONS WHO WILL SERVE AS DIRECTORS AND EXECUTIVE OFFICERS OF SURVIVING COMPANY

Below is information as of the date of this proxy statement/prospectus about each of the directors of CCBI who is expected to serve on the surviving company board of directors following closing of the merger:

Class I Directors:

Timothy A. Nettesheim

Mr. Nettesheim, age 60, a member of the CCBI Board since 2010, has served as Vice Chairman of the CCBI Board since 2011, which is not considered an officer or employee position. Mr. Nettesheim is a shareholder at von Briesen & Roper where he has practiced since March 2017. Before that he practiced at Husch Blackwell LLP, a law firm headquartered in Missouri, where Mr. Nettesheim had practiced law since April 2016, when Husch merged with Whyte Hirschboeck Dubek S.C., a law firm Mr. Nettesheim joined in December 2014. Formerly, Mr. Nettesheim was an attorney and a shareholder of Reinhart Boerner Van Deuren s.c. (“Reinhart”), a law firm headquartered in Milwaukee, Wisconsin, where Mr. Nettesheim practiced law for over 25 years. Mr. Nettesheim is a member of the Credit Committee and Chairman of the Merger and Acquisition Committee of the CCBI Board of Directors. The Board of Directors benefits from Mr. Nettesheim’s skills and professional experience related to corporate law and the financial services and the banking industry, all of which led to the conclusion that he should serve as a director of CCBI.

James R. Lang

Mr. Lang, age 73, and a member of the board since 2012, has over 40 year’s leadership experience in the financial service and manufacturing industries with an emphasis on strategic realignment, revenue enhancement, mergers and acquisitions and financial performance. Mr. Lang has been the owner and President of Advantech Manufacturing, Inc., a company engaged in the business of manufacturing products for the dry particle sizing industry, since April 1998. Additionally, Mr. Lang has held several executive positions at Firstar Bank. Most recently serving as Chairman, President and Chief Executive Officer at Firstar Bank Iowa, NA from April 1991 to April 1996. Mr. Lang is a member of the Compensation Committee, Merger and Acquisition Committee, Governance and Nomination Committee and Chairman of the Credit Committee of our Board of Directors and a Board Member Representative of the Asset Liability Committee. Mr. Lang brings to the Board of Directors substantial experience in the banking industry and extensive leadership experience, all of which led to the conclusion that he should serve as a director of CCBI.

Class II Directors:

Richard McHugh

Mr. McHugh, age 74, and a member of the CCBI Board since 1985, has served as the Chairman of the CCBI Board since 1988 and has been the majority owner and President of Choice Products USA, LLC for the past 34 years. Choice Products is engaged in the national distribution of products for the fundraising industry. The Chairman of the Board is not considered one of our officers or employees. Mr. McHugh is Chairman of the Governance and Nomination Committee and a member of the Audit Committee and Merger and Acquisition Committee of our Board of Directors. The Board of Directors benefits from Mr. McHugh’s leadership and business acumen in the Eau Claire community, as well as his tenure on the Board of Directors and in-depth knowledge of CCBI’s business.

Michael Swenson

Mr. Swenson, age 66, has served as a member of the CCBI Board since May, 2011. Mr. Swenson retired in 2012. Prior to his retirement, Mr. Swenson was the President and CEO of Northern States Power Company—

Wisconsin (an Xcel Energy Company and an electric and natural gas utility holding company) in Eau Claire, Wisconsin and had served as an engineer in various executive roles with Xcel Energy for over a decade. Mr. Swenson is Chairman of the Compensation Committee and a member of the Governance and Nomination Committee of our Board of Directors. The Board of Directors benefits from Mr. Swenson’s executive and leadership expertise all of which led to the conclusion that he should serve as a director of CCBI.

Class III Directors:

Brian R. Schilling

Mr. Schilling, age 62 and a member of the CCBI Board since 1987, has served as a principal of Bauman Associates, Ltd., a certified public accounting firm, since 1990. Mr. Schilling previously served as the Managing Partner of Bauman Associates, Ltd. Mr. Schilling is a member of the Audit Committee and the Compensation Committee of our Board of Directors. Mr. Schilling is licensed as a CPA in Wisconsin and Minnesota and is a member of the American Institute of Certified Public Accountants. He is also a member of the Wisconsin Institute of Certified Public Accountants (“WICPA”), is a past member of WICPA’s board of directors and a past president of WICPA’s Northwest Chapter. The Board of Directors benefits from Mr. Schilling’s skills, leadership and operational experience related to accounting, tax and finance matters and his qualification as an “audit committee financial expert” under the Securities and Exchange Commission’s rules, all of which led to the conclusion that he should serve as a director of CCBI.

David B. Westrate

David B. Westrate, age 73, and a member of the CCBI Board since 1991, has diverse management experience with Fortune 500 corporations, the Federal Government, the United States Air Force, and his own companies, spanning more than 45 years. In 1989, his marketing firm was named to INC Magazine’s “500 Fastest Growing Privately Held Companies in America.” Since 1996, Mr. Westrate has been involved in commercial and residential real estate and three startup enterprises. He has also served on several non-profit and ministry boards, and was involved in establishing two successful K-8 private schools. Mr. Westrate joined the Board of CCBI Bank’s predecessor, the Citizens Community Credit Union, in 1992, and was instrumental in converting the credit union to a publicly traded savings bank in 2004. He has been Chairman of our Audit Committee of our Board of Directors since 2006. In May 2016, Mr. Westrate was reassigned to our M&A Committee from our Compensation Committee. Mr. Westrate earned his BA and MA in economics, with postgraduate study in management at Loyola University in Chicago. This extensive business experience, both in other business ventures and with Citizens and its predecessors, all led to the conclusion that he should serve as a director of CCBI.

Director Independence

The CCBI Board has reviewed the independence of its directors under the applicable standards of the NASDAQ Stock Market. Based on this review, the CCBI Board determined that each of the following directors is independent under those standards:

(1) Richard McHugh	(3) Brian R. Schilling
(2) David B. Westrate	(4) Michael L. Swenson
(5) James R. Lang

Mr. Nettesheim is not independent because Mr. Nettesheim was a shareholder of Whyte Hirschboeck until the firm merged with Husch Blackwell LLP in July 2016, at which point Mr. Nettesheim became a partner of Husch Blackwell. Whyte Hirschboeck and Husch Blackwell are law firms that have been retained by CCBI and CCBI Bank, which collectively paid Whyte Hirschboeck and Husch Blackwell approximately $245,529 and $4,515 respectively in fees for legal services provided during the fiscal year ended September 30, 2016.

DIRECTOR COMPENSATION

General Information

Each of our non-employee directors, except our Chairman and Vice-Chairman, receives an annual retainer of $12,000.

Our Chairman receives an annual retainer of $18,000 and our Vice-Chairman receives an annual retainer of $14,000. Additionally, each director receives $1,000 for each Board meeting attended. In addition to the foregoing amounts, the members of our Compensation Committee, Audit Committee, Credit Committee, Governance and Nomination Committee and Merger and Acquisition Committee, as well as our Asset Liability Committee Board Member Representative, each receive an additional annual retainer of $3,000. Moreover, in fiscal 2016, the chairman of each of these Committees, each received an additional $1,000 per meeting for attendance at each Committee meeting, and each member other than the chairman receives $500 for attendance at each Committee meeting.

CCBI historically maintained a Director Retirement Plan, which was terminated by the CCBI Board of Directors effective November 19, 2015. The Director Retirement Plan was an unfunded, non-contributory defined benefit plan, providing for supplemental pension benefits for our directors following their termination of service as a director of Citizens. Benefits were based on a formula that included each participant’s past and future earnings and years of service with CCBI. This retirement plan was administered by the Compensation Committee, which selected participants in the plan. Non-employee directors McHugh, Westrate and Schilling were participants in the plan. Mr. Nettesheim, Mr. Swenson, and Mr. Lang were not participants in the plan. No benefits accumulated in the plan for fiscal 2016. As of September 30, 2016, the accumulated present value of the benefit accrued under this plan for each of Mr. McHugh, Mr. Westrate and Mr. Schilling was $238,244, $73,604 and $70,480 respectively. The increase in the actuarial present value calculation of each named director’s accumulated benefit under our Director Retirement Plan, used the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements for the applicable fiscal year. See the caption “Note 13—Retirement Plans” in the Notes to our Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. Following the termination of the Director Retirement Plan by the Board of Directors, the accumulated benefit owing each eligible director as of such termination date was paid to the participating directors in two installments in December 2016 and January 2017.

Director Summary Compensation Table

The following table summarizes the director compensation for fiscal year 2016 for all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)	Stock Awards (2)	Total ($)
Richard McHugh (3)	$46,000	$—	$—	$46,000
David B. Westrate (3)	$44,500	$—	$—	$44,500
Brian R. Schilling (3)	$37,500	$—	$—	$37,500
Timothy A. Nettesheim	$42,500	$—	$—	$42,500
Michael L. Swenson	$39,500	$—	$—	$39,500
James R. Lang	$60,000	$—	$—	$60,000

(1)	For fiscal year 2016, there were no option awards granted.
(2)	For fiscal year 2016, there were no restricted stock awards granted.
(3)	Messrs. McHugh, Westrate and Schilling hold 14,240, 12,740 and 14,240 options, respectively, to purchase CCBI common stock, which are exercisable until February 4, 2020 with an exercise price of $7.04.

EXECUTIVE OFFICERS

The following table sets forth the name, age, current position and principal occupation and employment during the past five years of our executive officers. The information presented includes information each executive officer has given CCBI about his or her age and his or her principal occupation and business experience for the past five years:

Name	Age	Current Position	Other Positions
Stephen M. Bianchi	53	President, Chief Executive Officer and Director of CCBI and President and a director of CCBI Bank, the CCBI’s wholly owned subsidiary, since June 2016.	Mr. Bianchi served as President and Chief Executive Officer of HF Financial Corp. and Home Federal Bank, both based in Sioux Falls, South Dakota from October 2011 through May 2016. Mr. Bianchi was a member of the board of directors of Home Federal Bank. Mr. Bianchi also served in several senior management positions at Wells Fargo Bank and Associated Bank prior to his employment with HF Financial Corp. and Home Federal Bank. Mr. Bianchi holds an MBA from Providence College and a B.S. in Finance from Providence College and has over 30 years of banking experience.

Name	Age	Current Position	Other Positions
Mark C. Oldenberg, CPA	46	Chief Financial Officer, Executive Vice President and Principal Accounting Officer of CCBI and CCBI Bank since March 26, 2015; Chief Financial Officer and Principal Accounting Officer of CCBI and CCBI Bank since September 29, 2011.	Mr. Oldenberg served as the Chief Financial Officer and Chief Risk Officer of Security Financial Bank of Durand, Wisconsin from March 2008 to September 2011. Prior to joining Security Financial Bank, Mr. Oldenberg served as the Chief Financial Officer of Fidelity National Bank in Medford, Wisconsin from December 2002 through March 2008. Mr. Oldenberg also served as Vice President and Controller of Heritage Bank in Spencer, Wisconsin from May 1999 through December 2002.

EXECUTIVE COMPENSATION

The table below provides information for our last two fiscal years regarding compensation paid by CCBI to the persons who served as Principal Executive Officer and Principal Financial and Accounting Officer in fiscal 2016, who are expected to serve as executive officers following closing of the merger.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Option Awards (3)	Stock Awards (4)	All Other Compensation (5)	Total
Stephen M. Bianchi	2016	$76,154	$—	$27,400	$100,001	$1,800	$205,355
CEO and Principal Executive Officer	2015	$—	$—	$—	$—	$—	$—

Edward H. Schaefer	2016	$241,661	$57,746	$—	$—	$35,975	$335,382
Former CEO and Principal Executive Officer	2015	$272,000	$43,202	$34,200	$92,000	$10,400	$451,802

Mark C. Oldenberg	2016	$181,731	$37,152	$5,050	$—	$9,955	$233,888
CFO and Principal Accounting Officer	2015	$161,539	$23,825	$25,650	$69,000	$7,414	$287,428

Explanatory Notes for Summary Compensation Table:

1.	The number reported for Mr. Bianchi reflects his salary payments made from the time of his appointment as CCBI’s President and Chief Executive Officer on June 24, 2016 through the fiscal year ended on September 30, 2016. Mr. Bianchi’s employment agreement provides for an annual base salary of $300,000.

2.	These amounts represent discretionary cash bonuses awarded by the Compensation Committee to each listed officer in connection with our financial performance and each officer’s achievement of certain pre-determined individual performance goals with respect to fiscal 2016 and 2015, regardless of when such bonus was paid.

3.	These amounts reflect the grant date fair value of option awards granted in the applicable fiscal year, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS 123(R). CCBI calculates the grant date fair value of option awards using the Black-Scholes option pricing model. For purposes of this calculation, the impact of forfeitures is excluded until they actually occur. The other assumptions made in valuing option awards are included under the caption “Note 14—Stock-Based Compensation” in the Notes to the Consolidated Financial Statements for the fiscal which are provided elsewhere in this proxy statement/prospectus.

4.	These amounts reflect the grant date fair value of restricted stock awards granted in the applicable fiscal year, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS 123(R), excluding estimated forfeitures. The assumptions made in valuing stock awards are included under the caption “Note 14—Stock- Based Compensation” in the Notes to the Consolidated Financial Statements for fiscal 2016, which are provided elsewhere in this proxy statement/prospectus.

5.	The table below shows the components of this column, which includes the company match for each individual’s 401(k) plan contributions, automobile allowance, HSA contribution and severance.

Name and Principal Position	Fiscal Year	401(k) Match	Auto	HSA Contribution	Severance	Total “All Other Compensation”
Stephen M. Bianchi	2016	$—	$1,800	$—	$—	$1,800
CEO and Principal Executive Officer	2015	$—	$—	$—	$—	$—
Edward H. Schaefer	2016	$9,850	$—	$1,125	$25,000	$35,975
Former CEO and Principal Executive Officer	2015	$10,400	$—	$—	$—	$10,400
Mark C. Oldenberg	2016	$9,542	$—	$413	$—	$9,955
CFO and Principal Accounting Officer	2015	$7,414	$—	$—	$—	$7,414

Stock and Option Awards

On January 24, 2016, CCBI’s Compensation Committee issued 5,000 options to Mr. Oldenberg. The options have an exercise price of $9.21 per share, vest pro rata over a five year period: 20% of the shares vest on January 24 of each successive year, and expire on January 24, 2026.

On June 24, 2016, in connection with Mr. Bianchi’s appointment as CCBI’s CEO and President, the Compensation Committee issued him 9,091 shares of restricted stock and 20,000 options with an exercise price of $11.00 per share which expire on June 24, 2026. The restricted stock and options each vest pro rata over a five year period: 20% of the shares vest on June 24 of each successive year.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and restricted stock awards held by the named executive officers at September 30, 2016, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option and the number of shares of restricted stock held at fiscal year-end that have not yet vested.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)
Mark C. Oldenberg (2)	1,000	1,000	5.65	7/2/2022	500	$5,590
Mark C. Oldenberg (3)	—	586	6.12	1/24/2023	2,068	$23,120
Mark C. Oldenberg (4)	—	6,000	8.00	1/24/2024	3,000	$33,540
Mark C. Oldenberg (5)	3,000	12,000	9.20	3/3/2025	6,000	$67,080
Mark C. Oldenberg (6)	—	5,000	9.20	1/24/2026	—	$—
Stephen M. Bianchi (7)	—	20,000	11.00	6/24/2026	9,091	$101,637

(1)	Market value equals the closing market price of CCBI common stock on September 30, 2016, which was $11.18, multiplied by the number of shares of restricted stock that have not vested as of such date.
(2)	The common stock options and restricted shares of CCBI common stock vest pro rata over a five year period on each of July 2, 2013, July 2, 2014, July 2, 2015, July 2, 2016 and July 2, 2017.
(3)	The common stock options and restricted shares of CCBI common stock vest pro rata over a five year period on each of June 24, 2014, January 24, 2015, January 24, 2016, January 24, 2017 and January 24, 2018.

(4)	The common stock options and restricted shares of CCBI common stock vest pro rata over a five year period on each of January 24, 2015, January 24, 2016, January 24, 2017, January 24, 2018 and January 24, 2019.
(5)	The common stock options and restricted shares of CCBI common stock vest pro rata over a five year period on each of January 24, 2016, January 24, 2017, January 24, 2018, January 24, 2019 and January 24, 2020.
(6)	The common stock options and restricted shares of CCBI common stock vest pro rata over a five year period on each of January 24, 2017, January 24, 2018, January 24, 2019, January 24, 2020 and January 24, 2021.
(7)	The common stock options and restricted shares of CCBI common stock vest pro rata over a five year period on each of June 24, 2017, June 24, 2018, June 24, 2019, June 24, 2020 and June 24, 2021.

Employment Agreements

Effective June 24, 2016, CCBI entered into an Executive Employment Agreement with Mr. Bianchi for an initial two-year term, with automatic one-year renewal periods, which provides for the following compensation terms for Mr. Bianchi. Pursuant to the employment agreement, Mr. Bianchi will receive a base salary of $300,000 per year. Following the initial two-year term, Mr. Bianchi’s base salary may be increased based on Mr. Bianchi’s performance and contribution to CCBI, as determined by the Board of Directors. Mr. Bianchi is also eligible for an annual performance bonus, to be determined by the Board of Directors, which shall be based on such financial or other factors, goals and objectives as the Board and Mr. Bianchi mutually establish on an annual basis. The target annual bonus is 25% of Mr. Bianchi’s base salary, with Mr. Bianchi being eligible to earn between 0% and 200% of the target performance bonus. Mr. Bianchi also received restricted stock awards worth $100,001 along with 20,000 stock options in CCBI. Mr. Bianchi will be eligible to receive subsequent grants of shares and options following his first anniversary of employment during the first fiscal quarter of each fiscal year. Mr. Bianchi is also eligible to participate in CCBI’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of CCBI.

In addition, Mr. Bianchi’s employment agreement provides for certain payments and benefits in the event of a termination of Mr. Bianchi’s employment under specific circumstances. If, during the term of Mr. Bianchi’s employment, his employment is terminated by CCBI other than “for cause”, death or disability or by Mr. Bianchi for “good reason” (each as defined in the employment agreement), he would be entitled to his salary earned but unpaid as of his termination date and all vested benefits to which he is entitled under any benefit plans set forth in the Employment Agreement (the “accrued obligations”). Furthermore, Mr. Bianchi would be entitled to (1) a pro-rated performance bonus for the year in which the termination occurs; (2) a payment equal to 200% of (a) Mr. Bianchi’s annual salary at the time of termination, (b) the pro-rated performance bonus for the year in which the termination occurs, and (c) the fair market value of any stock awards issued pursuant to the employment agreement as of the grant date of such stocks, exclusive of the initial grant of restricted stock pursuant to the terms of the employment agreement. In addition, Mr. Bianchi would be entitled to the continuation in coverage of medical insurance benefits that he would otherwise be eligible to receive as an active employee of CCBI for 18 months following the termination of his employment with CCBI. If Mr. Bianchi’s employment is terminated by CCBI for “cause” or by Mr. Bianchi without “good reason,” Mr. Bianchi would be entitled to the accrued obligations, and if the employment is terminated by reason of disability or death, Mr. Bianchi would be entitled to the accrued obligations and a pro-rated performance bonus for the year in which the termination occurs.

On May 25, 2017, CCBI, CCBI Bank and Mr. Bianchi entered into an amended and restated executive employment agreement (the “Amended Employment Agreement”). The Amended Employment Agreement provides for a term from June 24, 2016 to September 30, 2019 with automatic one-year renewal periods thereafter. The Amended Employment Agreement provides that, as of May 25, 2017, Mr. Bianchi’s annual salary will be increased from $300,000 to $315,000, and he will continue to be eligible to receive incentive awards under CCBI’s executive incentive plans, discretionary performance bonuses, and other executive benefits.

The Amended Employment Agreement amended the previously existing employment agreement with Mr. Bianchi to provide that, in the event of a termination of Mr. Bianchi’s employment following a “change in control” by CCBI for “cause” or by Mr. Bianchi for “good reason” (in each case, as defined in the Employment Agreement), he would be entitled to accrued salary and benefits; a pro-rated incentive award under CCBI Bank’s Executive Short Term Incentive Plan; a payment equal to 200% of the sum of Mr. Bianchi’s salary and pro-rated incentive award under CCBI Bank’s Executive Short Term Incentive Plan; and up to 18 months of medical and dental benefits. In the event of a termination by Mr. Bianchi following a “change in control” without “good reason” or by CCBI for “cause,” Mr. Bianchi would only be entitled to accrued salary and benefits.

In addition, on May 25, 2017, CCBI provided Mr. Bianchi with a discretionary bonus, the payment of which is conditioned on the consummation of the merger with CCBI and Wells. The discretionary bonus will take the form of a cash payment of $25,000, payable at closing of the merger, and restricted stock, valued at $75,000 and subject to a two year vesting period beginning on May 25, 2017. CCBI also amended previous grants of restricted stock valued at $100,000 and 20,000 incentive stock options, which were awarded to Mr. Bianchi on June 24, 2016, to provide for accelerated vesting in the event that the Employment Agreement is terminated by reason of his death or disability, by CCBI without “cause” or by Mr. Bianchi with “good reason.”

On October 4, 2016, CCBI entered into an Employment Agreement effective January 1, 2017 with Mark C. Oldenberg for an 18-month term, ending on June 30, 2018. Pursuant to the employment agreement, Mr. Oldenberg will receive a base salary of $175,000 per year. In addition, Mr. Oldenberg may receive a cash bonus and may receive grants of performance-based restricted stock and options as determined by the board of directors of CCBI Bank. Mr. Oldenberg is also entitled to participate in the Bank’s insurance, health, retirement, and other benefit plans.

As more specifically described and set forth in the employment agreement, the employment agreement contains certain rights of Mr. Oldenberg and CCBI Bank to terminate Mr. Oldenberg’s employment, including a termination by CCBI Bank for “cause” as defined in the employment agreement. The employment agreement specifies certain compensation and benefits following termination of employment, including (1) Mr. Oldenberg’s salary for one (1) year following termination (the “Severance Period”) without cause; and, (2) at CCBI Bank’s election, either (a) cash in an amount equal to the cost to Mr. Oldenberg of obtaining all health, life, disability and other fringe benefits (which may include bonuses at the discretion of the board of directors of CCBI Bank) that Mr. Oldenberg would have been eligible to participate during the Severance Period based upon the benefit levels substantially equal to those that CCBI Bank provided for Mr. Oldenberg at the date of the termination of employment, or (b) continued participation under such CCBI Bank benefit plans during the Severance Period, but only to the extent Mr. Oldenberg continues to qualify for participation in those benefit plans.

Post-Employment Compensation

401(k) Plan Benefits

CCBI’s executive officers are eligible to participate in our 401(k) plan on the same terms as our other employees. The 401(k) plan is a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Code. All employees who have attained age 21 and completed 90 days of continuous employment, are eligible to participate in the 401(k) plan.

Participants are permitted to make salary reduction contributions to the 401(k) plan of up to 100% of their salary, up to a maximum of $18,000 ($24,000 for employees over 50 years of age) for each of calendar years 2017 and 2016, respectively. CCBI matches each contribution in an amount equal to 100% of the participant’s 401(k) deferrals for the year up to 4% of their salary, provided the participant must contribute a minimum of 4% of his or her salary as a condition to receiving the matching contribution. All contributions made by participants are pre-tax contributions. All participant contributions and earnings are fully and immediately vested.

Participants may invest amounts contributed to their 401(k) plan accounts in one or more investment options available under the 401(k) plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Each participant receives a quarterly statement that provides information regarding, among other things, the market value of all investments and contributions made to the 401(k) plan on the participant’s behalf.

Other Stock Benefit Plans

At the discretion of the Compensation Committee, executive officers are eligible to participate in CCBI’s equity incentive plans, including the Citizens Community Bancorp, Inc.’s 2004 Stock Option and Incentive Plan, the 2004 Recognition and Retention Plan and the 2008 Equity Incentive Plan. Eligible awards under these plans include, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units. Eligible participants under these plans include our directors, officers and other employees of CCBI or CCBI Bank. Upon the death or disability of the participant or upon a change of control of CCBI, these awards become 100% exercisable or vested.

TRANSACTIONS WITH CCBI RELATED PERSONS

CCBI Bank has a written policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Citizens, in accordance with CCBI Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Nettesheim was a shareholder of Whyte Hirschboeck until the firm merged with Husch Blackwell in July 2016, at which point Mr. Nettesheim became a partner of Husch Blackwell. Whyte Hirschboeck and Husch Blackwell are law firms that have been retained by CCBI and its wholly owned subsidiary, CCBI Bank, which collectively paid Whyte Hirschboeck and Husch Blackwell approximately $245,529 and $4,515 respectively in fees for legal services provided during the fiscal year ended September 30, 2016. CCBI believes that the amounts paid to Whyte Hirschboeck and Husch Blackwell are no greater than the fair market value of the services received.

CCBI STOCKHOLDER PROPOSALS

Any stockholder who desires to submit a proposal for inclusion in CCBI’s 2018 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to Corporate Secretary, Citizens Community Bancorp, Inc., 2174 EastRidge Center, Eau Claire, Wisconsin 54701. CCBI must receive a proposal by September 27, 2017 (120 days prior to the anniversary of the mailing date of the 2017 Proxy Statement) in order to consider it for inclusion in CCBI’s 2018 Proxy Statement.

Stockholder proposals that are not intended to be included in the proxy materials for the CCBI 2018 annual meeting, but that are to be presented by the stockholder from the floor are subject to the advance notice provisions in the CCBI Bylaws. According to the CCBI Bylaws, in order to be properly brought before the meeting, a proposal not intended for inclusion in CCBI’s proxy materials must be received at CCBI’s principal offices after November 28, 2017 (120 days prior to the anniversary of the 2017 annual meeting of stockholders) and before December 28, 2017 (90 days prior to the anniversary of the 2017 annual meeting of stockholders), except with respect to director nominations. The notice must set forth the following: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business, as they appear on CCBI’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of CCBI’s capital stock that are beneficially owned or of record by such stockholder and the underlying beneficial owner, if different; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Stockholder proposals related to director nominations under the CCBI Bylaws must be received at CCBI’s principal offices not less than ninety (90) days prior to the date of the meeting; provided, however, that if less than one hundred (100) days’ notice or prior disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made by CCBI, whichever shall first occur. The stockholder’s notice must comply with the same requirements for the notice described above for proposals other than in connection with director nominations, must be in writing and shall set forth: (a) as to each person whom such stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation, (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on CCBI’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of CCBI which are owned beneficially or of record by such stockholder and such beneficial owner, if different; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in his, her or its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director of CCBI if elected.

If the notice does not comply with the requirements set forth in the CCBI Bylaws, the chairman of the meeting may refuse to acknowledge the matter. If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2018 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

LEGAL MATTERS

Venable LLP will give its opinion with respect to the validity of the shares of CCBI common stock to be issued in the merger. Certain matters will be passed upon for Wells by Jones Walker LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of CCBI included herein for the fiscal years ended September 30, 2016 and 2015 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. As a result of CCBI’s status as a “smaller reporting company” under SEC rules, CCBI has not been required to obtain an attestation report of its independent registered public accounting firm with respect to the effectiveness of its internal control over financial reporting and, consequently, Baker Tilly Virchow Krause, LLP has not undertaken an audit of CCBI’s internal control over financial reporting for any period for which consolidated financial statements have been included in this proxy statement/prospectus.

The consolidated financial statements of Wells and its subsidiaries included herein for the years ended December 31, 2016 and 2015 have been so included in reliance on the report of RSM US LLP, independent auditors.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Wells board knows no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

WELLS CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor’s Report

To the Board of Directors and Stockholders

Wells Financial Corp. and Subsidiary

Wells, Minnesota

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Wells Financial Corp. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit as of and for the year ended December 31, 2016, in accordance with auditing standards generally accepted in the United States of America. We conducted our audit as of and for the year ended December 31, 2015, in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. These procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

RSM US LLP is the U.S. member firm of RSM International a global network of independent audit, tax and consulting firms. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Rochester, Minnesota

March 28, 2017

Wells Financial Corp. and Subsidiary

Consolidated Balance Sheets

December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Data)

	2016	2015
Assets
Cash and cash equivalents, including interest-bearing accounts, 2016, $152; 2015, $6,078	$5,777	$12,059
Certificates of deposit, at cost	13,582	9,543
Federal funds sold	5,900	9,100
Securities available for sale	33,632	34,450
Federal Home Loan Bank stock, at cost	1,858	1,986
Loans held for sale	1,338	1,337
Loans receivable, net of allowance for loan loss of $1,907 in 2016; $1,988 in 2015	197,086	197,595
Accrued interest receivable	1,071	1,020
Premises and equipment, net	3,749	3,368
Mortgage servicing rights, net	1,787	1,863
Foreclosed real estate, net	1,709	1,632
Other assets	986	826

Total assets	$268,475	$274,779

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$233,010	$239,950
Advances from borrowers for taxes and insurance	2,749	2,646
Accrued interest payable	21	12
Accrued expenses and other liabilities	620	871

Total liabilities	236,400	243,479

Commitments, Contingencies and Credit Risk (Notes 14 and 15)
Stockholders’ Equity
Common stock, $0.10 par value; 7,000,000 shares authorized; 2,140,379 shares issued at December 31, 2016 2,266,236 shares issued at December 31, 2015	214	214
Additional paid-in capital	18,121	18,136
Retained earnings, substantially restricted	44,024	42,413
Accumulated other comprehensive income (loss)	(5)	66
Unallocated Employee Stock Ownership Plan shares	(82)	(146)
Treasury stock, 2016, 1,361,591 shares; 2015, 1,463,388 shares	(30,197)	(29,383)

Total stockholders’ equity	32,075	31,300

Total liabilities and stockholders’ equity	$268,475	$274,779

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Data)

	2016	2015
Interest income:
Loans receivable	$9,023	$8,836
Investment securities and interest-bearing deposits	856	712

Total interest income	9,879	9,548

Interest expense:
Deposits	355	450

Total interest expense	355	450

Net interest income	9,524	9,098
Provision for loan losses	40	70

Net interest income after provision for loan losses	9,484	9,028

Noninterest income:
Gain on sale of loans held for sale	1,111	1,068
Loan servicing fees	802	848
Insurance commissions	1,003	685
Fees and service charges	451	462
Bargain purchase gain	—	2,848
Other	561	885

Total noninterest income	3,928	6,796

Noninterest expenses:
Compensation and benefits	5,104	4,770
Occupancy	762	757
Data processing	1,027	965
Advertising	285	287
Amortization of mortgage servicing rights	355	351
Other real estate owned	71	481
Other	2,100	2,075

Total noninterest expenses	9,704	9,686

Income before income taxes	3,708	6,138
Income tax expense	1,321	1,244

Net income	$2,387	$4,894

Earnings per share:
Basic	$3.04	$6.35
Diluted	3.04	6.35

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Data)

	2016	2015
Net income
Other comprehensive loss:	$2,387	$4,894
Unrealized loss on securities, net of related taxes	(71)	(27)

Comprehensive income	$2,316	$4,867

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unallocated ESOP Plan Shares	Treasury Stock	Total Stockholders’ Equity
Balances, December 31, 2014	$206	$17,123	$38,423	$93	$—	$(28,878)	$26,619
Net income	—	—	4,894	—	—	—	4,894
Issuance of 78,736 shares of common stock including 6,299 shares acquired by the ESOP, net of costs	8	999	—	—	(172)	—	835
Other comprehensive loss, net of related taxes	—	—	—	(27)	—	—	(27)
Cash dividends declared ($0.72 per share)	—	—	(556)	—	—	—	(556)
Stock-based compensation	—	14	—	—	26	—	40
Treasury stock purchases, 18,140 shares	—	—	—	—	—	(505)	(505)

Balances, December 31, 2015	214	18,136	42,413	66	(146)	(29,383)	31,300
Net income	—	—	2,387	—	—	—	2,387
Other comprehensive loss, net of related taxes	—	—	—	(71)	—	—	(71)
Cash dividends declared ($1.00 per share)	—	—	(783)	—	—	—	(783)
Stock-based compensation	—	(15)	7	—	64	35	91
Treasury stock purchases, 25,660 shares	—	—	—	—	—	(849)	(849)

Balances, December 31, 2016	$214	$18,121	$44,024	$(5)	$(82)	$(30,197)	$32,075

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(Dollars in Thousands, Except Per Share Data)

	2016	2015
Cash Flows From Operating Activities
Net income	$2,387	$4,894
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	40	70
Gain on sale of loans	(1,111)	(1,068)
Originations of loans held for sale	(33,729)	(33,266)
Proceeds from the sale of loans held for sale	34,839	34,704
Loss on sale of fixed assets	33	—
Gain on sales of foreclosed real estate, net	—	(4)
Gain on sales of securities	2	—
Deferred income taxes	(12)	253
Depreciation expense	196	195
Amortization of net deferred loan origination fees	(81)	(81)
Amortization of securities premiums	257	257
Impairment of foreclosed real estate	10	241
Stock-based compensation expense	71	40
Bargain purchase gain	—	(2,848)
Changes in assets and liabilities:
Accrued interest receivable	(51)	(77)
Net change in mortgage servicing rights	76	23
Other assets	(209)	726
Accrued expenses and other liabilities	(137)	(27)

Net cash provided by operating activities	2,581	4,032

Cash Flows From Investing Activities
Net decrease in loans	412	1,863
Net decrease (increase) in certificates of deposit	(4,049)	250
Net decrease (increase) in federal funds sold	3,200	(7,100)
Purchase of Federal Home Loan Bank stock	(184)	(132)
Proceeds from sale of Federal Home Loan Bank stock	312	258
Cash flows from available-for-sale securities	454	375
Net cash received in conversion/merger	—	1,337
Purchase of premises and equipment	(610)	(25)
Proceeds from sales of foreclosed real estate	51	1,931

Net cash used in investing activities	(414)	(1,243)

Cash Flows From Financing Activities
Net decrease in deposits	(6,940)	(5,065)
Net increase in advances from borrowers for taxes and insurance	103	16
Issuance of 78,736 shares of common stock, net of issuance costs and ESOP shares	—	1,007
Dividends paid	(783)	(556)
Purchase of treasury stock	(829)	(505)

Net cash used by financing activities	(8,449)	(5,103)

Net decrease in cash and cash equivalents	(6,282)	(2,314)
Cash and Cash Equivalents
Beginning	12,059	14,373

Ending	$5,777	$12,059

See additional cash flow information in Footnote 19

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies

Nature of operations: Operations of Wells Financial Corp. (the Company) primarily consist of banking services through Wells Federal Bank (the Bank), and Wells Insurance Agency, Inc., a property and casualty insurance agency. The Company serves its customers through the Bank’s nine locations in south central Minnesota.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Wells Financial Corp., its wholly owned subsidiary, Wells Federal Bank, and the Bank’s wholly owned subsidiary, Wells Insurance Agency, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of financial statement presentation: The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of available-for-sale securities, mortgage servicing rights, and foreclosed real estate.

Cash and cash equivalents: Cash and cash equivalents include cash on hand, demand, and interest-bearing deposits at other financial institutions, and amounts due from banks (including cash items in the process of clearing). For the purpose of reporting cash flows, cash flows from loans (except loans originated for sale), federal funds sold, certificates of deposit, advances from borrowers for taxes and insurance, and deposits are reported net.

Federal Home Loan Bank stock: The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and, as such, is required to maintain a minimum investment in stock of the Federal Home Loan Bank that varies with the level of advances outstanding with the Federal Home Loan Bank. The stock is bought from and sold to the Federal Home Loan Bank based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost and evaluated for impairment. In accordance with this guidance, the stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the Federal Home Loan Bank to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank and (d) the liquidity position of the Federal Home Loan Bank. The Company has not recognized any impairment as of December 31, 2016 and 2015.

Securities available for sale: Securities classified as available-for-sale include all marketable equity securities and those debt securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a net amount in accumulated other comprehensive income (loss). Amortization of

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of individual securities below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value, with the resulting write-downs included in current earnings as realized losses.

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The Company employs a systematic methodology that considers available evidence in evaluating potential impairment of its investments. The assessment of whether such impairment has occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. Once a decline in fair value is determined to be other than temporary, an impairment charge is recorded in investment income, and a new cost basis in the investment is established.

Securities with unrealized losses that the Company deems to be other than temporary are recognized as realized losses. The assessment of whether such impairment has occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. As part of their assessment process, management determines whether (a) they do not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that they will not have to sell the debt security prior to recovery, in which case the security would not be considered other than temporarily impaired, unless there is a credit loss. When management does not intend to sell the security, and it is more likely than not they will not have to sell the security before recovery of its cost basis, the Company will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans held for sale: Loans held for sale are those loans the Company has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or fair value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans after allocating cost to servicing rights retained. All sales are made without recourse.

Interest rate lock commitments on mortgage loans to be funded and sold are valued at fair value and are included in other assets or liabilities, if material.

Loans receivable: The Company generally originates single-family residential loans within its primary lending area of south central Minnesota and northern Iowa. These loans are secured by the underlying properties. The Company is also active in originating residential real estate, commercial real estate, agricultural real estate, commercial construction real estate, residential construction real estate, home equity, commercial operating, agricultural operating, vehicle, and consumer loans.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by an allowance for loan losses, unaccreted discount and net deferred origination fees. Interest is accrued daily on the outstanding balances.

Interest on loans is generally recognized over the terms of the loans using the simple-interest method on principal amounts outstanding.

The Company determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. Accrual of interest is

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

discontinued for loans at the time the loan is 90 days delinquent, unless the credit is well-secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual status is reversed against interest income. Accrual of interest is generally resumed when the borrower has demonstrated the ability to make all periodic interest and principal payments.

Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components.

The Company maintains a loan loss reserve for all commercial loans and agricultural operating loans in the portfolio using a risk-rating system. The calculated allowance is evaluated against the historical loss default rate for each loan type above (net of recoveries) to determine an appropriate level of allowance by loan type.

Homogeneous loans with similar risk and loss characteristics are also assessed for probable losses. These loan pools include consumer, residential real estate, agricultural real estate, home equity, and vehicle loans. Historical loss default rates are multiplied by the total of each portfolio segment to determine an appropriate level of allowance by segment.

The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of the loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element. The Company reviews the macroeconomic factors in order to conclude they are adequate based on current economic conditions.

The specific component of the allowance for loan losses relates to loans that are considered to be impaired. A loan is impaired when it is probable, based on current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The Company obtains external appraisals on real estate-related impaired loans. Other valuation techniques are used as well, including internal valuations, comparable property analyses, and contractual sales information. The Company may further discount appraisal values based on their age and the relationship to the listed comparables. The amount of impairment, if any, and any subsequent changes are included in the provision for loan losses.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Accrual of interest on impaired loans is discontinued when management believes the borrower’s financial condition is such that collection of interest is doubtful. Impaired loans also include loans that have been renegotiated in a troubled debt restructuring. Cash collections on impaired loans are generally credited to the loan balance, and no interest income is recognized on those loans until the principal balance has been determined to be collectible.

Troubled debt restructurings: A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date, and other actions intended to minimize potential losses. Performance prior to the restructuring is considered when assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of the restructuring or after a shorter performance period.

Loan origination fees and related costs: Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company’s historical prepayment experience.

Loan servicing: The Company sells loans to investors in the secondary market and generally retains the right to service mortgage loans sold to others. Mortgage servicing rights retained are initially measured at fair value and have been recognized as a separate asset and are being amortized in proportion to and over the period of estimated net servicing income.

Mortgage servicing rights are subject to change based primarily on changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the mortgage servicing rights. Such changes may have a material effect on the amortization and valuation of mortgage servicing rights. Although management believes that the assumptions used to evaluate the mortgage servicing rights for impairment are reasonable, future adjustment may be necessary if future economic conditions differ substantially from the economic assumptions used to determine the value of the mortgage servicing rights.

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based upon estimated prepayment speeds, ancillary income received from loan servicing, and current interest rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on interest rates and the term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceeds their fair value.

Foreclosed real estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at their fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Any write-down to fair value less estimated costs to sell at the time of transfer to foreclosed real estate is charged to the allowance for loan loss, establishing a new cost basis. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management, and charge-offs to expense are made if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the entity, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the entity does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Core deposit intangible assets: The Company has $180 and $285 in recorded core deposit intangible assets at December 31, 2016 and 2015. The amounts are included in the consolidated balance sheets under the caption other assets. The core deposit intangible assets are being amortized on a straight line basis over 8 years. Amortization recorded in the years ending December 31, 2016 and 2015 was $105 and $68, respectively.

Advertising: Advertising costs are expensed as incurred.

Premises and equipment: Land is carried at cost. Bank premises, leasehold improvements, and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Repairs and maintenance are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in other income and expense. Bank premises and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 10 to 40 years for bank premises and three to seven years for furniture, fixtures and equipment. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases, generally seven to 10 years.

Comprehensive income: Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported on the consolidated statement of comprehensive income (loss). Such items, along with net income, are components of comprehensive income (loss). Gains and losses on available-for-sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

Income taxes: Deferred taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. The Company is allowed bad-debt deductions based on actual charge-offs. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: Basic earnings per common share are computed based upon the weighted-average number of common shares outstanding during each year. Dilutive per share amounts assume conversion, exercise or issuance of all potential common stock instruments, unless the effect is to reduce a loss or increase income per common share.

Employee stock plans: The Company accounts for stock-based compensation plans under the recognition and measurement principles of Equity and Compensation—Stock Compensation topics of the Accounting Standards Codification (ASC), which require that the compensation cost relating to share-based payment transactions be

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The effect of these topics is to require entities to measure the cost of employee services received in exchange for stock awards based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award.

Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and cash equivalents: The carrying amounts reported for cash and cash equivalents approximate their fair values.

Certificates of deposit: Due to the short duration of the instruments, the carrying amounts reported for certificates of deposit approximate their fair values.

Federal funds sold: The carrying amounts reported for federal funds sold approximate their fair values.

Securities available for sale: The fair value of debt securities was generally determined based on matrix pricing. Matrix pricing is a mathematical technique that utilizes observable market inputs including, for example, yield curves, credit ratings and prepayment speeds. The fair value of government-sponsored enterprise equity securities is determined based on documented trade history.

Federal Home Loan Bank stock: The carrying amount approximates fair value.

Loans held for sale: Fair values are based on quoted market prices of similar loans sold on the secondary market.

Loans and accrued interest receivable: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Mortgage servicing rights: Fair values are estimated using discounted cash flows based on current market rates and conditions.

Deposits and other liabilities: The fair values disclosed for demand deposits and savings accounts are, by definition, equal to their carrying amounts, which represent the amounts payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on those certificates. The carrying amounts of advances by borrowers for taxes and insurance and accrued interest payable approximate their fair values.

Off-balance-sheet instruments: Since the majority of the Company’s off-balance-sheet instruments consist of non-fee-producing commitments to originate and sell loans, the Company has determined they do not have a significant fair value.

Derivatives—rate-lock commitments: The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitment). Rate-lock commitments on

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

mortgage loans held for sale are derivatives. Derivative instruments are recognized in the consolidated balance sheet at fair value, and changes in the fair value thereof are recognized in the consolidated statement of income. The Company originates single-family residential loans for sale pursuant to programs primarily with the Federal Home Loan Mortgage Corporation (FHLMC). Under the structure of the programs, at the time the Company initially issues a loan commitment in connection with such programs, it does not lock in a specific interest rate. At the time the interest rate is locked in by the borrower, the Company concurrently enters into a forward loan sale agreement with respect to the sale of such loan at a set price in an effort to manage the interest rate risk inherent in the locked loan commitment.

The forward loan sale agreement also meets the definition of a derivative instrument. Any change in the fair value of the loan commitment after the borrower locks in the interest rate is substantially offset by the corresponding change in the fair value of the forward loan sale agreement related to such loan. The period from the time the borrower locks in the interest rate to the time the Company funds the loan and sells it to FHLMC is generally 60 days. The fair value of each instrument will rise or fall in response to changes in market interest rates subsequent to the dates the interest rate locks and forward loan sale agreements are entered into. In the event that interest rates rise after the Company enters into an interest rate lock, the fair value of the loan commitment will decline. However, the fair value of the forward loan sale agreement related to such loan commitment should increase by substantially the same amount, effectively eliminating the Company’s interest rate and price risk.

At December 31, 2016, the Company had $2,501 of loan commitments outstanding related to loans being originated for sale, all of which were subject to interest rate locks and forward loan sale agreements as described above. The fair values of outstanding interest rate-lock commitments and forward sale commitments were considered immaterial to the Company’s consolidated financial statements as of December 31, 2016 and 2015, and therefore, are not recognized in the consolidated financial statements and are not included in the disclosures in Note 18.

Fair value measurements: The Fair Value topic of the ASC defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurement. This topic also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy, with the highest priority being quoted prices in active markets. Fair value measurements are disclosed by level within that hierarchy.

Recent accounting pronouncements: In August 2014, the FASB issued ASU 2014-14, Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure, which requires, if certain conditions are met, an entity to derecognize a mortgage loan with a government guarantee upon foreclosure and to recognize a separate other receivable. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. This ASU was effective for the Company for annual periods ending after December 15, 2015. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue Recognition—Revenue from Contracts with Customers (Topic 606). This ASU provides guidance on when to recognize revenue from contracts with customers. The objective of this ASU is to eliminate diversity in practice related to this topic and to develop guidance that would streamline and enhance revenue recognition requirements. The ASU defines five steps to

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

recognize revenue including, identify the contract with a customer, identify the performance obligations in the contract, determine a transaction price, allocate the transaction price to the performance obligations and then recognize the revenue when or as the entity satisfies a performance obligation. This update is effective for public entities annual reporting periods beginning after December 15, 2017, and the Company is currently assessing the potential impact to the consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This ASU eliminates the requirement to retrospectively account for changes to provisional amounts initially recorded in a business combination. ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined, including the effect of the change in provisional amount as if the accounting had been completed at the acquisition date. The provisions of this ASU are effective for fiscal years beginning after December 15, 2015, and should be applied prospectively to adjustments to provisional amounts that occur after the effective date. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognitions and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 included the following changes: require equity investments to be measured at fair value with changes in fair value recognized in net income, simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements, and clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This ASU will be effective for the Company for annual periods ending after December 15, 2018. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning January 1, 2020, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 1. Summary of Significant Accounting Policies (Continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for fiscal years beginning January 1, 2021. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company does not intend to early adopt. The Company is currently evaluating the impact of adopting this new guidance on its financial statements and expects the impact to be significant.

In January 2017, the FASB issued ASU 2017-04 which removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged.

The update is effective in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of this amendment is not expected to have a significant effect on the Company’s consolidated financial statements.

Segment reporting: The Company’s activities are considered to be a single industry segment for financial reporting purposes. The Company is engaged in commercial and retail banking, investment and insurance services with operations in southern Minnesota. Substantially all income is derived from a diverse base of commercial and retail lending activities.

Note 2. Certificates of Deposit

Certificates of deposit with a carrying value of $13,582 and $9,543 at December 31, 2016, and 2015, respectively, had weighted-average yields of 1.40% and 1.20% at December 31, 2016, and 2015, respectively and weighted average contractual maturities of 1.3 and 1.6 years, respectively.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 3. Securities Available for Sale

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential mortgage-backed agencies	$18,233	$29	$(192)	$18,070
Small business administration commercial pools	3,405	11	(17)	3,399
Obligations of state and political subdivisions	11,963	133	(142)	11,954
Government-sponsored enterprise equity	40	169	—	209

	$33,641	$342	$(351)	$33,632

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential mortgage-backed agencies	$20,290	$35	$(183)	$20,142
Small business administration commercial pools	2,572	9	(7)	2,574
Obligations of state and political subdivisions	11,442	212	(12)	11,642
Government-sponsored enterprise equity	40	52	—	92

	$34,344	$308	$(202)	$34,450

Contractual maturities: The amortized cost and fair value of securities available for sale as of December 31, 2016, by contractual maturity are shown below. Maturities may differ from contractual maturities in residential mortgage-backed securities and Small Business Administration (SBA) pools because the mortgages underlying the securities may be called or repaid without any penalties. In addition, government-sponsored enterprise equity securities have no maturity. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	December 31, 2016
	Amortized Cost	Fair Value
Due in one year or less	$1,887	$1,861
Due in one to five years	5,387	5,471
Due after five through 10 years	4,425	4,358
Due after 10 years	264	264

	11,963	11,954
Residential mortgage-backed agencies	18,233	18,070
SBA commercial pools	3,405	3,399
Government-sponsored enterprise equity	40	209

	$33,641	$33,632

Pledged securities: Securities with a carrying value of $18,709 and $22,127 at December 31, 2016 and 2015, respectively, were pledged to secure borrowed funds and for other purposes as required or permitted by law.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 3. Securities Available for Sale (Continued)

Changes in other comprehensive income (loss) — unrealized gains on securities available for sale:

	Years Ended December 31
	2016	2015
Balance, beginning	$66	$93
Unrealized losses during the year	(114)	(46)
Deferred tax effect relating to unrealized losses	43	19

Balance, ending	$(5)	$66

Temporarily impaired securities:

	December 31, 2016
	Continuous Unrealized Losses Existing 12 Months or Less		Continuous Unrealized Losses Existing Greater Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Residential mortgage-backed agencies	$9,780	$124	$3,612	$68	$13,392	$192
SBA pools	1,050	10	925	7	1,975	17
Obligations of states and political subdivisions	6,666	142	—	—	6,666	142

	$17,496	$276	$4,537	$75	$22,033	$351

	December 31, 2015
	Continuous Unrealized Losses Existing 12 Months or Less		Continuous Unrealized Losses Existing Greater Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Residential mortgage-backed agencies	$7,975	$76	$6,075	$107	$14,050	$183
SBA pools	1,126	7	—	—	1,126	7
Obligations of states and political subdivisions	2,759	4	925	8	3,684	12

	$11,860	$87	$7,000	$115	$18,860	$202

There were 58 securities in unrealized loss positions as of December 31, 2016 and 37 securities in unrealized loss positions as of December 31, 2015. Unrealized losses are deemed to be temporary. Most of these underlying securities consist of mortgage-backed securities. Market fluctuations are caused primarily by changes in interest rates and prepayments of underlying mortgages. Volatility in economic conditions influences the prices of these securities. Gross realized gains and losses, and proceeds on the sale of available-for-sale securities during the years ended December 31, 2016 and 2015 were not significant.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale

Composition of loans receivable:

	December 31
	2016	2015
Residential real estate	$56,338	$60,161
Commercial real estate	37,308	32,935
Agricultural real estate	38,355	39,271
Commercial construction real estate	6,411	2,264
Residential construction real estate	1,668	1,370
Home equity, home improvement and second mortgages	30,659	32,645
Commercial operating and term	10,670	9,322
Agricultural operating and term	10,318	12,867
Vehicle	2,209	2,622
Consumer	5,208	6,328

Total loans	199,144	199,785
Net deferred loan origination fees	(151)	(202)
Allowance for loan loss	(1,907)	(1,988)

Loans receivable, net	$197,086	$197,595

Loans are made to individuals as well as commercial and tax-exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the creditworthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that a majority of the loan customers are located in the markets serviced by the Company.

The Company’s extension of credit is governed by the individual loan policies that were established to control the quality of the Company’s loans. These policies and procedures are reviewed and approved by the Board of Directors on a regular basis.

Residential real estate loans: The Company originates residential real estate loans in its service area and also originates loans throughout Minnesota through its correspondent bank relationships. These loans are one to four family loans. Currently, the majority of residential real estate loans being originated are sold to the secondary market and are reported in the financial statements as loans held for sale.

Commercial real estate loans: The Company’s goal is to create and maintain a high-quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Company. Commercial real estate loans are subject to underwriting standards and processes similar to commercial operating and term loans. These loans are underwritten using historical and projected cash flows, and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market, such as geographic location and property type.

Agricultural real estate loans: The Company originates loans secured by agricultural real estate in its service area. Agricultural land in the Company’s service area is considered to be prime agricultural land. These loans are underwritten using both a cash flow analysis and appraised values. These are amortizing loans, and loan-to-value ratios generally do not exceed 60 percent at loan inception.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Commercial construction real estate loans: The Company defines construction loans as loans where the loan proceeds are controlled by the Company and used exclusively for the improvement of real estate in which the Company holds a mortgage. Commercial construction loans are underwritten based on projected cash flows and value of the construction project, generally up to 80% of cost or appraised value, whichever is less. Construction cost over-runs and construction delays may have a negative impact on the property valuation when completed. Due to the inherent risk in this type of loan, they are subject to other industry-specific policy guidelines outlined in the Company’s credit risk policy and are monitored closely.

Residential construction real estate loans: Residential construction loans originated by the Company generally are limited to six-month terms. When construction is completed, these loans are converted to permanent financing or sold to the secondary market. Construction cost over-runs and construction delays may have a negative impact on the property valuation when completed and prevent the Company from selling the permanent financing to the secondary market.

Commercial operating and term loans: Commercial operating and term loans are originated in the Company’s primary service area. These loans are made to individuals, partnerships, corporations, limited liability partnerships and limited liability companies for the purpose of assisting in the development of a business enterprise. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the businesses’ major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not perform as forecasted, and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Agricultural operating and term loans: Agricultural operating and term loans are originated in the Company’s primary service area and are generally used to purchase agricultural equipment or crop inputs. These loans are primarily secured by agricultural real estate and agricultural equipment or crops. Agricultural term and operating loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral. Based on an analysis of the customer’s credit, the Company will lend up to 85% of the current market value of the collateral. The cash flows of borrowers, however, may not behave as forecasted, and collateral securing loans may fluctuate in value due to economic or individual performance factors.

Consumer loans, including home equity, home improvement and second mortgages, and vehicle loans: The Company originates direct consumer loans, including home equity lines and loans, credit cards, and vehicle loans, using a scoring-based credit analysis as part of the underwriting process. Each loan type has a separate specified scoring that consists of several factors, including debt to income, type of collateral and loan-to-collateral value, credit history, and Company relationship with the borrower.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Loans receivable:

	December 31, 2016
				Loans Past
		30-59 Days	60-89 Days	Due 90 Days	Total
	Current	Past Due	Past Due	or More	Past Due	Total
Residential real estate	$53,529	$975	$630	$1,204	$2,809	$56,338
Commercial real estate	37,284	24	—	—	24	37,308
Agricultural real estate	38,345	—	—	10	10	38,355
Commercial construction real estate	6,382	29	—	—	29	6,411
Residential construction real estate	1,668	—	—	—	—	1,668
Home equity, home improvement and second mortgages	29,949	460	17	233	710	30,659
Commercial operating and term	10,409	13	—	248	261	10,670
Agricultural operating and term	10,318	—	—	—	—	10,318
Vehicle	2,174	23	7	5	35	2,209
Consumer	5,126	29	43	10	82	5,208

Total loans	$195,184	$1,553	$697	$1,710	$3,960	$199,144

Nonperforming loans	$—	$—	$—	$1,710	$1,710	$1,710

	December 31, 2015
				Loans Past
		30-59 Days	60-89 Days	Due 90 Days	Total
	Current	Past Due	Past Due	or More	Past Due	Total
Residential real estate	$57,608	$857	$194	$1,502	$2,553	$60,161
Commercial real estate	32,935	—	—	—	—	32,935
Agricultural real estate	38,884	—	—	387	387	39,271
Commercial construction real estate	2,264	—	—	—	—	2,264
Residential construction real estate	1,370	—	—	—	—	1,370
Home equity, home improvement and second mortgages	31,892	597	79	77	753	32,645
Commercial operating and term	9,061	154	36	71	261	9,322
Agricultural operating and term	12,860	7	—	—	7	12,867
Vehicle	2,591	12	3	16	31	2,622
Consumer	6,304	16	—	8	24	6,328

Total loans	$195,769	$1,643	$312	$2,061	$4,016	$199,785

Nonperforming loans	$—	$—	$—	$2,061	$2,061	$2,061

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Recorded investment in nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2016 and 2015, were as follows:

	December 31, 2016
		Loans Past Due
		90 Days or More
	Nonaccrual	and Still Accruing
Residential real estate	$1,204	$—
Agricultural real estate	10	—
Home equity, home improvement and second mortgages	233	—
Commercial operating and term	248	—
Vehicle	5	—
Consumer	10	—

Total	$1,710	$—

	December 31, 2015
		Loans Past Due
		90 Days or More
		and Still
	Nonaccrual	Accruing
Residential real estate	$1,502	$—
Agricultural real estate	387	—
Home equity, home improvement and second mortgages	77	—
Commercial operating and term	71	—
Vehicle	16	—
Consumer	8	—

Total	$2,061	$—

No interest income was recognized on nonaccrual loans for the years ended December 31, 2016 and 2015.

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk-rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard” and “Doubtful,” which correspond to risk ratings five, six and seven, respectively. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful, or risk-rated seven, have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention, are deemed to be Special Mention, or risk-rated five. Risk ratings are updated any time the situation warrants.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass-rated loans. Loans listed as not rated are included in groups of homogeneous loans with similar risk and loss characteristics. The following tables present the risk category of loans by class of loans based on the most recent analyses performed and the contractual aging as of December 31, 2016 and 2015:

	December 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$35,853	$857	$598	$—	$37,308
Agricultural real estate	37,981	374	—		38,355
Commercial construction real estate	5,263	575	573	—	6,411
Commercial operating and term	9,868	627	175	—	10,670
Agricultural operating and term	10,172	146		—	10,318

Total	$99,137	$2,579	$1,346	$—	$103,062

	December 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$29,952	$1,558	$1,425	$—	$32,935
Agricultural real estate	38,913	358	—	—	39,271
Commercial construction real estate	2,264	—	—	—	2,264
Commercial operating and term	9,221	57	44	—	9,322
Agricultural operating and term	12,867	—	—	—	12,867

Total	$93,217	$1,973	$1,469	$—	$96,659

For consumer, residential real estate, agricultural real estate, home equity, vehicle and residential construction loan classes, the Company collectively evaluates loans for impairment. The Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Loans where credit quality and aging indicate potential weakness are placed on nonaccrual and are deemed to be nonperforming.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

Impaired loans also include loans modified in a troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collections. The following tables present troubled debt restructurings by class of loans for the years ended December 31, 2016 and 2015:

	Year Ended December 31, 2016
	Number of Contracts	Premodification Outstanding Recorded Investment	Postmodification Outstanding Recorded Investment
Total debt restructuring:
Residential real estate Modified payment terms	2	$66	$66

	Year Ended December 31, 2015
	Number of Contracts	Premodification Outstanding Recorded Investment	Postmodification Outstanding Recorded Investment
Total debt restructuring:
Residential real estate Modified payment terms and interest rates	3	$368	$368

There were no loans modified in a troubled debt restructuring that subsequently defaulted for the years ended December 31, 2016 and 2015.

Loans individually evaluated for impairment by class of loans as of December 31, 2016 and 2015, are as follows:

	December 31, 2016
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Residential real estate	$1,068	$1,068	$—	$1,129	$48
Commercial real estate	575	575	—	575	19
Agricultural real estate	374	374	—	381	19
Home equity, home improvement and second mortgages	342	342	—	363	23
Commercial operating and term	55	55	—	59	2
Vehicle and Consumer	46	46	—	52	4
With an allowance recorded:
Residential real estate	500	500	103	524	17
Commercial real estate	1,113	1,113	32	1,516	61
Commercial construction real estate	573	573	93	594	21
Home equity, home improvement and second mortgages	27	27	27	29	2
Commercial operating and term	53	53	26	56	2
Vehicle and Consumer	1	1	1	2	1

Total	$4,727	$4,727	$282	$5,280	$218

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2015
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Residential real estate	$463	$463	$—	$491	$24
Commercial real estate	575	575	—	648	21
With an allowance recorded:
Residential real estate	499	499	86	534	36
Commercial real estate	1,531	1,531	287	1,551	57
Home equity, home improvement and second mortgages	31	31	31	32	2
Commercial operating and term	54	54	27	67	3
Vehicle and Consumer	11	11	9	9	—

Total	$3,164	$3,164	$440	$3,332	$143

Allowance for loan losses:

	Year Ended December 31, 2016
	Balance, Beginning	Charge-offs	Recoveries	Provision	Balance, Ending
Residential real estate	$457	$(146)	$13	$(23)	$301
Commercial real estate	559	—	—	(102)	457
Agricultural real estate	198	—	—	115	313
Commercial construction real estate	12	—	—	104	116
Residential construction real estate	7	—	—	23	30
Home equity, home improvement and second mortgages	394	(92)	60	(44)	318
Commercial operating and term	201	(6)	6	(31)	170
Agricultural operating and term	59	—	—	65	124
Vehicle	26	(4)	1	(1)	22
Consumer	75	(17)	64	(66)	56

Total	$1,988	$(265)	$144	$40	$1,907

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	Year Ended December 31, 2015
	Balance, Beginning	Charge-offs	Recoveries	Provision	Balance, Ending
Residential real estate	$545	$—	$—	$(88)	$457
Commercial real estate	722	—	—	(163)	559
Agricultural real estate	155	—	—	43	198
Commercial construction real estate	12	—	—	—	12
Residential construction real estate	13	—	—	(6)	7
Home equity, home improvement and second mortgages	431	(125)	22	66	394
Commercial operating and term	109	(159)	—	251	201
Agricultural operating and term	31	—	—	28	59
Vehicle	28	—	4	(6)	26
Consumer	112	(81)	99	(55)	75

Total	$2,158	$(365)	$125	$70	$1,988

The allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2016 and 2015, are as follows:

	December 31, 2016
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Allowance for loan losses:
Residential real estate	$103	$198	$301
Commercial real estate	32	425	457
Agricultural real estate	—	313	313
Commercial construction real estate	93	23	116
Residential construction real estate	—	30	30
Home equity, home improvement/second mortgages	27	291	318
Commercial operating and term	26	144	170
Agricultural operating and term	—	124	124
Vehicle	1	22	22
Consumer	—	56	56

Total	$282	$1,626	$1,907

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2016
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Loans:
Residential real estate	$1,568	$54,770	$56,338
Commercial real estate	1,688	35,620	37,308
Agricultural real estate	374	37,981	38,355
Commercial construction real estate	573	5,838	6,411
Residential construction real estate	—	1,668	1,668
Home equity, home improvement/second mortgages	369	30,290	30,659
Commercial operating and term	108	10,562	10,670
Agricultural operating and term	—	10,318	10,318
Vehicle	1	2,208	2,209
Consumer	46	5,162	5,208

Total	$4,727	$194,417	$199,144

	December 31, 2015
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Allowance for loan losses:
Residential real estate	$86	$371	$457
Commercial real estate	287	272	559
Agricultural real estate	—	198	198
Commercial construction real estate	—	12	12
Residential construction real estate	—	7	7
Home equity, home improvement/second mortgages	31	363	394
Commercial operating and term	27	174	201
Agricultural operating and term	—	59	59
Vehicle	2	24	26
Consumer	7	68	75

Total	$440	$1,548	$1,988

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 4. Loans Receivable and Loans Held for Sale (Continued)

	December 31, 2015
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Loans:
Residential real estate	$962	$59,199	$60,161
Commercial real estate	2,106	30,829	32,935
Agricultural real estate	—	39,271	39,271
Commercial construction real estate	—	2,264	2,264
Residential construction real estate	—	1,370	1,370
Home equity, home improvement/second mortgages	—	32,645	32,645
Commercial operating and term	31	9,291	9,322
Agricultural operating and term	54	12,813	12,867
Vehicle	2	2,620	2,622
Consumer	9	6,319	6,328

Total	$3,164	$196,621	$199,785

Loans with a carrying value of $109,561 and $102,138 at December 31, 2016 and 2015, respectively, were pledged to secure borrowed funds.

Related-party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 2016 and 2015, were $214 and $204, respectively. During 2016 and 2015, new loans to such related parties were $78 and $116, respectively, repayments were $66 and $157, respectively. Related party loans were reduced by $97 in 2015 because of officer and director retirements, while there were no officer and director retirements that impacted these loans in 2016. In the opinion of management, these loans have terms similar to other customer loans and do not present more than normal risk of collection.

Loans held for sale: As of December 31, 2016 and 2015, the Company’s loans held for sale were $1,338 and $1,337, respectively, and consisted of one- to four-family residential real estate loans.

Interest rate lock commitments related to the origination of mortgage loans that will be sold are considered derivative instruments. The Company estimates the fair value of these derivatives using the difference between the guaranteed interest rate in the commitments and the current market interest rate. To reduce the net interest rate exposure arising from its loan sale activity, the Company enters into a commitment to sell these loans at the same time that the interest rate lock commitment is quoted. The commitments to sell loans are also considered derivative instruments, with offsetting estimated fair values based on changes in current market rates. These commitments are not designated as hedging instruments and, therefore, changes in fair value are recognized immediately into income. The fair values of the Company’s derivative instruments are offsetting and deemed to be immaterial. The net gain on the derivative instruments was $453 and $348 in 2016 and 2015, respectively, and is included in the caption, gain on sale of loans held for sale, in the consolidated statements of income.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 5. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans as of December 31, 2016 and 2015, were $297,700 and $317,047, respectively, and consist of one- to four-family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation, Federal Home Loan Bank and Federal National Mortgage Association.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $2,328 and $2,310 at December 31, 2016 and 2015, respectively.

Mortgage servicing rights are summarized as follows for the years ended December 31, 2016 and 2015:

	2016	2015
Balance at beginning of year, net	$1,863	$1,886
Mortgage servicing rights capitalized	281	343
Amortization expense	(357)	(351)
Valuation provision	—	(15)

Balance at end of year, net	$1,787	$1,863

The estimated fair value of mortgage servicing rights was $2,174 and $2,293 at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, the valuation allowance was $20 and $50, respectively.

The following table indicates the estimated future amortization expense for mortgage servicing rights. The estimated amortization expense is based on existing asset balances. The timing of amortization expense actually recognized in future periods may differ significantly depending upon prepayment speeds affected by economic conditions, mortgage interest rates, and other matters.

Years Ending December 31,
2017	$344
2018	309
2019	276
2020	244
2021	199
Thereafter	415

$1,787

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 6. Premises and Equipment

	December 31
	2016	2015
Land	$615	$515
Buildings and improvements	5,296	4,931
Leasehold improvements	303	473
Furniture, fixtures and equipment	2,794	3,059

	9,008	8,978
Less accumulated depreciation and amortization	5,259	5,610

	$3,749	$3,368

Note 7. Foreclosed Real Estate

An analysis of activity for foreclosed real estate is as follows:

	Years Ended December 31
	2016	2015
Balance at beginning of year	$1,632	$3,656
Transfers from loans	144	262
Proceeds from sales	(51)	(1,931)
New loans from sale	(6)	(118)
Charge-offs/write-downs	(10)	(241)
Net gain on sales	—	4

Balance at end of year	$1,709	$1,632

Expenses applicable to foreclosed real estate include the following amounts reported in other real estate owned expense:

	Years Ended December 31
	2016	2015
Net gain on sales	$—	$(4)
Impairment	10	241
Operating expenses, net of rental income	71	244

	$81	$481

Note 8. Deposits

	December 31
	2016	2015
Demand deposits, noninterest-bearing	$21,311	$21,084
NOW and money market accounts	104,320	105,962
Savings accounts	54,571	50,892
Certificates of deposit	52,808	62,012

	$233,010	$239,950

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 8. Deposits (Continued)

The aggregate amount of certificates of deposit over $100 was $12,044 and $15,243 at December 31, 2016 and 2015, respectively. The aggregate amount of certificates of deposit over $250 was $533 and $1,053 at December 31, 2016 and 2015, respectively.

A summary of scheduled maturities of certificates of deposit is as follows:

Years Ending December 31,
2017	$36,206
2018	8,313
2019	6,667
2020	1,556
2021	66

$52,808

Note 9. Borrowed Funds

The Company has no outstanding advances from the FHLB of Des Moines as of December 31, 2016 and 2015. The maximum borrowing capacity, based on securities and loans pledged, from the FHLB of Des Moines was $76,601 as of December 31, 2016.

Note 10. Income Tax Matters

The components of income tax expense are as follows:

	Years Ended December 31
	2016	2015
Federal:
Current	$940	$734
Deferred	22	190

	962	924

State:
Current	350	257
Deferred	9	63

	359	320

Total	$1,321	$1,244

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 10. Income Tax Matters (Continued)

Total income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate (35 percent) to income before income taxes as a result of the following:

	Years Ended December 31
	2016	2015
Computed expected tax expense	$1,298	$2,148
State income taxes, net of federal benefit	233	208
Bargain purchase gain	—	(997)
Effect of graduated rates	(37)	(61)
Tax exempt income	(92)	(79)
Other	(81)	25

Income tax expense	$1,321	$1,244

The Company utilizes a two-step process to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon ultimate settlement. The Company and its subsidiary file consolidated federal and state income tax returns. At December 31, 2016, the federal and Minnesota tax returns that the Company files are open for examination by taxing authorities for the years 2013, 2014 and 2015. The Company considers many factors when evaluating and estimating the Company’s tax positions, which may require periodic adjustments. At December 31, 2016, the Company did not record any liabilities for uncertain tax positions.

The Company recognizes accrued penalty and interest on uncertain tax positions, if any, as a component of its income tax expense.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 10. Income Tax Matters (Continued)

The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets in other assets includes the following:

	December 31
	2016	2015
Deferred tax assets:
Allowance for loan losses	$772	$795
Management stock bonus plan	4	6
Accrued compensation	8	29
Impairment of securities	196	196
Repossessed property	307	297
Unaccreted discount	23	35
Accrual to cash	—	14
Securities available for sale	4	—
Other	160	177

Total deferred tax assets	1,474	1,549

Deferred tax liabilities:
Premises and equipment	216	224
FHLB stock	131	130
Mortgage servicing rights	723	745
Deferred loan origination fees	21	25
Securities available for sale	—	39
Prepaid expenses	52	52
Accrued real estate taxes	51	41
Other	197	222

Total deferred tax liabilities	1,391	1,478

Net deferred tax assets	$83	$71

Retained earnings include approximately $2,211 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $884.

Note 11. Equity, Regulatory Capital and Dividend Restrictions

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 11. Equity, Regulatory Capital and Dividend Restrictions (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier I capital and common equity Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2016, the most recent notification of the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for Prompt Corrective Action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table summarizes the Bank’s compliance with its regulatory capital requirements:

	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2016:
Tier I capital (to average assets)	$27,167	10.28%	$10,567	4.00%	$13,208	5.00%
Common equity Tier I capital (to risk weighted assets)	27,167	13.61%	8,980	4.50%	12,972	6.50%
Tier I capital (to risk weighted assets)	27,167	13.61%	11,974	6.00%	15,965	8.00%
Total risk based capital (to risk weighted assets)	29,194	14.63%	15,965	8.00%	19,956	10.00%
As of December 31, 2015:
Tier I capital (to average assets)	$28,734	10.48%	$10,967	4.00%	$13,709	5.00%
Common equity Tier I capital (to risk weighted assets)	28,734	14.56%	8,884	4.50%	12,832	6.50%
Tier I capital (to risk weighted assets)	28,734	14.56%	11,845	6.00%	15,793	8.00%
Total risk based capital (to risk weighted assets)	30,722	15.56%	15,793	8.00%	19,742	10.00%

In July 2013, the federal banking agencies issued a final rule revising the regulatory capital rules applicable to most national bank and federal savings associations as well as their holding companies generally beginning on January 1, 2015. The rule implements the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The final rule implements a revised definition of regulatory capital, a new common equity Tier 1 minimum capital requirement of 4.50%, and a higher minimum Tier 1 capital requirement of 6.00% (which is an increase from 4.00%). Under the final rule, the total capital ratio remains at 8.00% and the minimum leverage ratio (Tier 1 capital to total assets) for all banking organizations, regardless of supervisory rating, is 4.00%.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 11. Equity, Regulatory Capital and Dividend Restrictions (Continued)

Additionally, under the final rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a 2.5% capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. The buffer is measured relative to risk-weighted assets. The final rule also enhances risk sensitivity and addresses weaknesses identified by the regulators over recent years with the measure of risk weighted assets, including through new measures of creditworthiness to replace references to credit ratings, consistent with the requirements of the Dodd-Frank Act.

Except for the largest internationally active banking organizations (which are subject to the “advanced approaches” provisions of the final rule), the new minimum capital requirements generally become effective for all banking organizations on January 1, 2015, whereas the capital conservation buffer and the deductions from common equity Tier 1 capital phase in over time, beginning on January 1, 2016 and through January 1, 2019. Similarly, non-qualifying capital instruments phase out over time.

Note 12. Earnings Per Share

A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

	Year Ended December 31, 2016
	Income	Weighted-average Shares	Per Share Amount
Basic earnings per share:
Net income	$2,387	784,653	$3.04

Effect of dilutive securities:
Stock options	—	576

Diluted earnings per share:
Net income plus assumed conversions	$2,387	785,230	$3.04

	Year Ended December 31, 2015
	Income	Weighted-average Shares	Per Share Amount
Basic earnings per share:
Net income	$4,894	770,569	$6.35

Effect of dilutive securities:
Stock options	—	629

Diluted earnings per share:
Net income plus assumed conversions	$4,894	771,198	$6.35

Note 13. Employee Benefit Plans

Defined contribution 401(k) plan: The Company provides a 401(k) plan that covers substantially all of the Bank’s employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant’s annual compensation. At the discretion of the Board of Directors, the

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 13. Employee Benefit Plans (Continued)

Bank may make matching and other contributions to the plan. Discretionary matching contributions of $90 and $80 (up to 3 percent of participant annual compensation) were made for the years ended December 31, 2016 and 2015, respectively.

Employee stock ownership plan: An employee stock ownership plan (ESOP) was adopted in 1995, covering all full-time employees of the Company who have attained age 21 and completed one year of service during which they worked at least 1,500 hours.

The Company makes annual discretionary contributions to the ESOP. As these funds are available, the ESOP acquires shares of Company stock and allocates the shares to ESOP participants. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. In 2016 no shares were purchased for ESOP participants. In 2015 6,299 shares were purchased, and 2,342 and 2,505 shares, respectively, were allocated to ESOP participants at a cost of approximately $64 and $64 for 2016 and 2015, respectively, which was charged to compensation expense.

The ESOP held 87,264 and 91,459 shares of Company stock at December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, 84,282 and 86,135 shares, respectively, have been released for allocation to participants. Allocated shares held by the ESOP are treated as outstanding in computing earnings per share.

Stock option plans:

Wells Financial Corp. 2003 Stock Option Plan: In 2003 the Company approved the Wells Financial Corp. 2003 Stock Option Plan (the Plan). Pursuant to the Plan, stock options for 120,000 common shares may be granted to officers, directors, employees and other persons providing services to the Company. The Plan options have a maximum term of 10 years and are granted with an exercise price equal to the market price on the grant date. Awards to nonemployee directors are exercisable on the grant date. Awards to employees are generally exercisable on the grant date subject to employment conditions.

Options granted under the Plan may be options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Grant-date fair values were computed using the following assumptions: estimated life (in years), risk-free interest rate, expected volatility and dividend rate. The expected volatility is based on historical volatility for the estimated term of the award. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 13. Employee Benefit Plans (Continued)

Stock option activity and balances as of December 31, 2016 and 2015, and during the years then ended are presented below:

Fixed Options	Years Ended December 31
	2016			2015
	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding, beginning of year	$33	9,050	$28.32	16,950	$29.10
Granted		—	—	—	—
Exercised		(3,600)	26.39	—	—
Forfeited		(3,850)	29.60	(7,900)	30.00

Outstanding, end of year	$15	1,600	$29.60	9,050	$28.32

The aggregate intrinsic value of a stock option in the table above represents the total pretax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders, had all option holders exercised their options on December 31, 2016. The intrinsic value changes based on changes in the market value of the Company’s stock. The total intrinsic value of options exercised during 2016 was $14. The Company has purchased treasury stock and uses these shares for options exercised.

The status of the 1,600 options outstanding at December 31, 2016, is presented below:

Date of Award	Shares	Exercise Price Per Share	Remaining Contractual Life (Years)	Number Exercisable	Exercisable Intrinsic Value
March 20, 2007	7,950	$29.60	0.2	1,600	$15

For the years ended December 31, 2016 and 2015, the Company did not recognize any compensation expense related to awards issued under this plan.

Management stock bonus plan: The Company adopted the Wells Federal Bank 2003 Stock Bonus Plan in 2003 (the 2003 Plan). The Company authorized nonvested stock awards of up to 50,000 shares to directors, officers and employees of the Company. These awards vest at the rate of 25 percent per year of continuous service with the Company. There are 17,425 shares available to be issued under the 2003 Plan at December 31, 2016 and 2015.

The status of nonvested shares outstanding as of December 31, 2016 and 2015, and the changes during the years then ended are presented below:

	Years Ended December 31
	2016	2015
Outstanding at beginning of year	1,237	1,781
Granted	—	—
Forfeited	—	—
Vested	(544)	(544)

Outstanding at end of year	693	1,237

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 13. Employee Benefit Plans (Continued)

The total fair value of shares vested during the years ended December 31, 2016 and 2015, was $9 and $18, respectively. The Company recorded compensation expense of $7 and $13 related to this plan for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016, there was a total of $3 of unrecognized compensation expense related to stock-based compensation arrangements granted under this plan. The expense expected to be recognized is $3 in 2017. The total tax benefit recognized in the consolidated financial statements for the years ended December 31, 2016 and 2015, related to shares granted under the plan was $4 and $11, respectively. The total tax benefit realized on the tax returns for years ended December 31, 2016 and 2015, was $4 and $17, respectively.

Note 14. Commitments and Contingencies

The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. The Company also has an agreement with its data processor whereby the processor agrees to provide certain data and item processing services that expire in 2020. The agreement automatically renews in five-year intervals unless terminated by either party. Future minimum rental and data processing commitments under these agreements as of December 31, 2016, are estimated as follows:

Years Ending December 31,	Rental	Data Processing
2017	$45	$551
2018	—	521
2019	—	521
2020	—	130

Total rental expense related to operating leases was approximately $115 and $159 for the years ended December 31, 2016 and 2015, respectively. Total data processing expense related to servicing agreements was $1,027 and $985 for the years ended December 31, 2016 and 2015, respectively.

In the normal course of business, the Company may be involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Note 15. Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include primarily commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit on loans totaled approximately $43,815 and $44,081 at December 31, 2016 and 2015, respectively.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 15. Financial Instruments With Off-Balance-Sheet Risk (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but normally includes real estate and personal property.

Note 16. Business Combination

Effective July 16, 2015, the Company completed its acquisition of St. James Federal Savings and Loan Association, St. James, Minnesota (St. James), in a conversion merger transaction. As a result of the conversion merger transaction, St. James converted from a mutual to stock institution and merged with and into the Bank, with the Bank as the surviving institution. The Company acquired 100% of the voting shares of St. James. The Company issued and sold 78,736 shares of common stock at a price of $27.36 per share, which reflected a 5% discount on the 30 day average price as prescribed in the merger agreement. The shares were offered to depositor and borrower members of St. James in a subscription offering and to stockholders of the Company and members of the general public in a community offering. The Company’s ESOP acquired 8%, or 6,299 shares, of the newly issued shares using funds borrowed from the Company. The fair value of consideration paid to the prior depositors and borrowers of St. James was determined to approximate zero. Gross offering proceeds totaled approximately $2,154, including $172 purchased by the Company’s ESOP. As a result of the stock offering, the Company had 814,758 shares of common stock outstanding as of the close of business on July 16, 2015. St. James’ sole office, located in St. James, Minnesota, has become a branch office of the Bank. The Company’s primary reasons for the acquisition are to provide for asset growth, improve capital and competitive positions, and increase the limit on loans to one borrower.

The Company has determined that the acquisition constitutes a business combination as defined by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their estimated fair values as required by the guidance. Fair values were determined based on the requirements of ASC Topic 820, Fair Value Measurements.

The determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events which are highly subjective in nature. The assets acquired and liabilities assumed in the transaction are presented at estimated fair value on the acquisition date.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 16. Business Combination (Continued)

The Company recorded the following assets and liabilities as of July 16, 2015. The discounts and premiums resulting from the fair value adjustments will be accreted or amortized over the anticipated lives of the underlying assets and liabilities. The excess fair value of assets acquired over liabilities assumed, resulted in a $2,848 bargain purchase gain. The merger resulted in a gain because of the legal and financial barriers that St. James would have incurred to convert to a stock form of ownership in a standalone transaction, including the related transaction costs associated with a conversion and stock issuance. The bargain purchase gain was recorded in non-interest income in the Company’s consolidated statements of income for the year ended December 31, 2015.

July 16, 2015
Recognized amounts of identifiable assets acquired and liabilities assumed Fair value of assets acquired
Cash	$1,337
Certificates of deposit	5,616
Securities—available for sale	995
Loans	17,506
Premises and equipment	366
Real estate owned	35
Accrued interest and other assets	131
Core deposit intangible	208

Total assets acquired	$26,194

Fair value of liabilities assumed
Deposits	$23,043
Deferred tax liability	238
Accrued interest and other liabilities	65

Total liabilities assumed	$23,346

Net assets acquired	$2,848

The fair value of the loan portfolio was estimated by performing a discounted cash flow analysis. The valuation was performed at the loan level on real estate loans and at the cohort level for all other loan types, and is based on the objective attributes of the loans in the portfolio (e.g., the rate of interest on the loan, the original term of the loan, the current term of the loan, etc.) and current statistical performance variables used in the market place. The analysis was based on the contractually specified amounts of principal and interest to be received modified by our estimates of prepayment, default and loss severity to be experienced prospectively. The prepayment, default and loss severity assumptions were applied at the loan level based on the characteristics of the loan.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 16. Business Combination (Continued)

The composition of the acquired loans at July 16, 2015 was as follows:

	Contractual Amount	Fair Value Adjustments	Fair Value
Residential real estate	$6,480	$74	$6,554
Revolving, open end residential real estate	336	(1)	335
Agricultural real estate	5,437	57	5,494
Agricultural operating and term	2,588	2	2,590
Commercial real estate	1,262	2	1,264
Automobile loans	721	(8)	713
Other consumer	602	(46)	556

Total	$17,426	$80	$17,506

The Company estimated that $79 of the contractual amounts receivable for loans acquired will not be collected.

The following table presents pro forma financial information assuming the acquisition occurred prior to 2015:

Year ended December 31,	2015
Revenues (interest and noninterest income)	$13,815
Net income	2,081
Diluted net income per share	2.43
Diluted weighted-average shares	2.43

To determine pro forma information, the Company adjusted its 2015 historical results to include the historical results of St. James.

Stock issuance costs incurred totaled $1,147. The stock issuance costs were offset against the proceeds of the offering, which was recognized as paid-in capital.

Merger costs of $332 were expensed during the year ended December 31, 2015.

Note 17. Concentrations

Concentration by geographic location: The Company makes agricultural, commercial, residential and consumer loans to customers primarily in south central Minnesota and northern lowa. Although the Company’s loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans includes equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

Concentration by institution: The nature of the Company’s business requires that it maintain amounts due from banks that, at times, may exceed federally insured limits. The Company has not experienced any losses in such

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 17. Concentrations (Continued)

amounts. At December 31, 2016 and 2015, the Company had $9,156 and $13,582 respectively, on deposit with United Bankers Bank, which is included in cash and cash equivalents and federal funds sold on the consolidated balance sheets. The Company has evaluated its customers and has not identified any major customers as defined by generally accepted accounting principles.

Note 18. Fair Value Measurements

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date

Level 2:	Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data

Level 3:	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Investment securities available for sale: The fair values of exchange-listed equity securities are based on quoted market prices and are categorized as Level 1 of the fair value hierarchy. The fair values of debt securities were generally determined based on matrix pricing. Matrix pricing is a mathematical technique that utilizes observable market inputs including, for example, yield curves, credit ratings and prepayment speeds. Fair values determined using matrix pricing are categorized as Level 2 in the fair value hierarchy.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 18. Fair Value Measurements (Continued)

The Company is required, on a nonrecurring basis, to adjust the carrying value of certain assets or provide valuation allowances related to certain assets, using fair value measurements in accordance with generally accepted accounting principles.

Impaired loans: The specific reserves for collateral-dependent impaired loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral was determined based on appraisals, with further adjustments made to the appraised values due to various factors, including the age of the appraisal, age of comparables included in the appraisal, and changes in the market and in the collateral. As these significant adjustments are based on unobservable inputs, the resulting fair value measurements have been categorized as Level 3 measurements.

Foreclosed real estate: Foreclosed real estate is recorded at fair value based on property appraisals, less estimated selling costs, at the date of transfer. The carrying value of foreclosed real estate is not remeasured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. Property appraisals are based on assumptions generally not observable in the marketplace, and the related nonrecurring fair value measurement adjustments have been classified as Level 3.

Mortgage servicing rights: Mortgage servicing rights are initially measured at fair value in the Company’s consolidated balance sheet. The Company utilizes the amortization method to subsequently measure its capitalized servicing assets. In accordance with ASC Topic 860, the Company must record impairment charges when the carrying value of certain strata exceeds their estimated fair value. To estimate the fair value of servicing rights, the Company computes the present value of expected future cash flows associated with the servicing rights using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds. For purposes of evaluating and measuring impairment of capitalized servicing rights, the Company stratifies such assets based on the predominant risk characteristics of the underlying financial instruments that are expected to have the most impact on projected prepayments, cost of servicing, and other factors affecting future cash flows associated with the servicing rights. Such factors may include financial asset or loan type, note rate and term. The amount of impairment recognized is the amount by which the carrying value of the capitalized servicing rights for a stratum exceeds estimated fair value. Impairment is recognized through a valuation allowance. The determination of fair value of capitalized servicing rights is considered a Level 2 valuation.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 18. Fair Value Measurements (Continued)

The following tables summarize assets and (liabilities) measured at fair value as of December 31, 2016 and 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	December 31, 2016
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Recurring:
Investment securities available for sale:
Residential mortgage-backed securities	$—	$18,070	$—	$18,070
SBA pools	—	3,399	—	3,399
Obligations of states and political subdivisions	—	1,954	—	1,954
Government-sponsored enterprise equity Securities	—	209	—	209
Nonrecurring:
Foreclosed real estate	—	—	1,709	1,709
Collateral-dependent impaired loans	—	—	1,985	1,985

	December 31, 2015
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Recurring:
Investment securities available for sale:
Residential mortgage-backed securities	$—	$20,142	$—	$20,142
SBA pools	—	2,574	—	2,574
Obligations of states and political subdivisions	—	11,642	—	11,642
Government-sponsored enterprise equity
Securities	—	92	—	92
Nonrecurring:
Foreclosed real estate	—	—	1,632	1,632
Collateral-dependent impaired loans	—	—	1,685	1,685

For the fiscal years ended December 31, 2016 and 2015 there were no transfers in or out of Levels 1, 2, and 3.

ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not recognized at fair value on a recurring basis or nonrecurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are recognized at fair value on a recurring or nonrecurring basis are discussed above. The methodologies for financial assets and financial liabilities are discussed in Note 1.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 18. Fair Value Measurements (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

		December 31
		2016		2015
	Level in Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	Level 1	$5,777	$5,777	$12,059	$12,059
Certificates of deposit	Level 2	13,582	13,582	9,543	9,543
Federal funds sold	Level 2	5,900	5,900	9,100	9,100
Securities available for sale	Level 2	33,632	33,632	34,450	34,450
FHLB stock	Level 2	1,858	1,858	1,986	1,986
Loans held for sale	Level 2	1,338	1,338	1,337	1,337
Loans receivable, net	Level 2	197,086	198,566	197,595	199,971
Accrued interest receivable	Level 2	1,071	1,071	1,020	1,020
Mortgage servicing rights	Level 2	1,787	2,174	1,863	2,293
Financial liabilities:
Deposits	Level 2	233,010	225,423	239,950	232,350
Advances from borrowers for taxes and insurance	Level 2	2,749	2,749	2,646	2,646
Accrued interest payable	Level 2	620	620	12	12

Interest rate risk: The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to manage interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling-rate environment and less likely to prepay in a rising-rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising-rate environment and less likely to do so in a falling-rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

The fair value of commitments to extend credit is based on fees currently charged to enter into similar agreements with comparable credit risks and the current creditworthiness of the parties. Commitments are generally short-term in nature and, if drawn upon, are issued under current market terms and conditions for credits with comparable risks. Therefore, the fair values of these financial instruments are not significant.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Data)

Note 19. Additional Cash Flow Information

	Years Ended December 31
	2016	2015
Cash flows from securities:
Available-for-sale securities
Maturities and calls	$9,526	$7,658
Sale of securities	166	—
Purchases	(9,238)	(7,283)

	$454	$375

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$347	$455
Income taxes	1,300	1,155
Supplemental schedule of noncash investing and financing activities:
Loans originated in sale of foreclosed real estate	$—	$118
Foreclosed real estate acquired in settlement of loans	144	262
On July 16, 2015, the Company purchased Saint James Federal Savings and Loan Association. Noncash investing and financing amounts are presented in Note 16.

WELLS INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Wells Financial Corp. and Subsidiary

Consolidated Balance Sheet

(Dollars in Thousands, Except Per Share Data)

March 31, 2017
(Unaudited)
Assets
Cash and cash equivalents, including interest-bearing accounts, $666	$5,424
Certificates of deposit, at cost	11,595
Federal funds sold	11,000
Securities available for sale	31,186
Federal Home Loan Bank stock, at cost	1,849
Loans held for sale	2,189
Loans receivable, net of allowance for loan loss of $1,999	197,025
Accrued interest receivable	900
Premises and equipment, net	3,717
Mortgage servicing rights, net	1,759
Foreclosed real estate	1,678
Other assets	870

Total assets	$269,192

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$231,996
Advances from borrowers for taxes and insurance	4,043
Accrued interest payable	35
Accrued expenses and other liabilities	670

Total liabilities	236,744
Stockholders’ Equity
Common stock, $0.10 par value; 7,000,000 shares authorized; 2,140,379 shares issued at March 31, 2017	214
Additional paid-in capital	18,133
Retained earnings, substantially restricted	44,337
Accumulated other comprehensive income	(8)
Unallocated Employee Stock Ownership Plan shares	(66)
Treasury stock, at cost, 1,359,991 shares at March 31, 2017	(30,162)

Total stockholders’ equity	32,448

Total liabilities and stockholders’ equity	$269,192

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Income

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2017	2016
	(Unaudited)
Interest income:
Loans receivable	$2,347	$2,220
Investment securities and interest-bearing deposits	223	206

Total interest income	2,570	2,426

Interest expense:
Deposits	84	89

Total interest expense	84	89

Net interest income	2,486	2,337
Provision for loan losses	—	20

Net interest income after provision for loan losses	2,486	2,317

Noninterest income:
Gain on sale of loans held for sale	140	166
Loan servicing fees	194	201
Insurance commissions	279	321
Fees and service charges	107	111
Other	155	139

Total noninterest income	875	938

Noninterest expenses:
Compensation and benefits	1,181	1,244
Occupancy	192	196
Data processing	277	234
Advertising	55	62
Amortization of mortgage servicing rights	61	66
Other real estate owned	25	23
Other	818	539

Total noninterest expenses	2,609	2,364

Income before income taxes	752	891
Income tax expense	245	325

Net income	$507	$566

Earnings per share:
Basic	$0.65	$0.71
Diluted	0.65	0.71

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Net income	$507	$566
Other comprehensive income (loss):
Unrealized gain (loss) on securities, net of related taxes	(3)	114

Comprehensive income	$504	$680

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statement of Stockholders’ Equity

Three Months Ended March 31, 2017 and March 31, 2016

(Dollars in Thousands, Except Per Share Data)

		2017
				Accumulated
		Additional		Other	Unallocated		Total
	Common	Paid-In	Retained	Comprehensive	ESOP Plan	Treasury	Stockholders’
	Stock	Capital	Earnings	Income	Shares	Stock	Equity
	(Unaudited)
Balances, December 31, 2016	$214	$18,121	$44,024	$(5)	$(82)	$(30,197)	$32,075
Net income	—	—	507	—	—	—	507
Other comprehensive loss, net of related taxes	—	—	—	(3)	—	—	(3)
Cash dividends declared ($0.25 per share)	—		(195)	—	—	—	(195)
Stock-based compensation	—	12	1	—	16	35	64

Balances, March 31, 2017	$214	$18,133	$44,337	$(8)	$(66)	$(30,162)	$32,448

		2016
				Accumulated
		Additional		Other	Unallocated		Total
	Common	Paid-In	Retained	Comprehensive	ESOP Plan	Treasury	Stockholders’
	Stock	Capital	Earnings	Income	Shares	Stock	Equity
	(Unaudited)
Balances, December 31, 2015	$214	$18,136	$42,413	$66	$(146)	$(29,383)	$31,300
Net income	—	—	566	—	—	—	566
Other comprehensive loss, net of related taxes	—	—	—	114	—	—	114
Cash dividends declared ($0.25 per share)	—		(198)	—	—	—	(198)
Stock-based compensation	—	(4)	—	—	16	24	38
Treasury stock purchases, 14,460 shares	—	—	—	—	—	(461)	(461)

Balances, March 31, 2016	$214	$18,132	$42,783	$180	$(130)	$(29,820)	$31,359

See Notes to Consolidated Financial Statements

Wells Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Cash Flows From Operating Activities
Net income	$507	$566
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	20
Gain on sale of loans	(140)	(166)
Originations of loans held for sale	(4,783)	(5,737)
Proceeds from the sale of loans held for sale	4,072	5,226
Gain on sale of foreclosed real estate, net	(15)	—
Gain on sale of securities	5	—
Depreciation expense	50	48
Amortization of net deferred loan origination fees	(16)	(19)
Amortization of securities premiums	56	60
Impairment of foreclosed real estate	16	—
Stock-based compensation expense	64	38
Changes in assets and liabilities, net of effects of business combination:
Accrued interest receivable	171	75
Mortgage servicing rights	28	23
Other assets	96	(54)
Accrued expenses and other liabilities	86	(37)

Net cash provided by operating activities	197	43

Cash Flows From Investing Activities
Net decrease in loans	77	3,913
Net decrease (increase) in certificates of deposit	1,985	(2,020)
Net increase in federal funds sold	(5,100)	(2,400)
Purchase of Federal Home Loan Bank stock	(25)	(28)
Proceeds from sale of Federal Home Loan Bank stock	34	58
Purchases of securities available for sale	(530)	(3,639)
Maturities and calls of securities available for sale	2,566	2,047
Sales of securities available for sale	346	—
Purchase of premises and equipment	(18)	(4)
Proceeds from sales of foreclosed real estate	30	—

Net cash used in investing activities	(635)	(2,073)

Cash Flows From Financing Activities
Net decrease in deposits	(1,014)	(5,643)
Net increase in advances from borrowers for taxes and insurance	1,294	1,336
Dividends paid	(195)	(198)
Purchase of treasury stock	—	(461)

Net cash provided by (used in) financing activities	85	(4,966)

Net decrease in cash and cash equivalents	(353)	(6,996)
Cash and Cash Equivalents
Beginning	5,777	12,059

Ending	$5,424	$5,063

See Notes to Consolidated Financial Statements

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 1. Nature of Operations

Operations of Wells Financial Corp. (the “Company”) primarily consist of banking services through Wells Federal Bank (the “Bank”), and Wells Insurance Agency, Inc., a property and casualty insurance agency. The Company serves its customers through the Bank’s nine locations in south central Minnesota.

Note 2. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such principles. These condensed financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s audited consolidated financial statements for the year ended December 31, 2016. In the opinion of management, all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the consolidated financial statements have been included. Results for any interim period are not necessarily indicative of results to be expected for the year or any other interim period.

Segment reporting: The Company’s activities are considered to be a single industry segment for financial reporting purposes. The Company is engaged in commercial and retail banking, investment and insurance services with operations in southern Minnesota. Substantially all income is derived from commercial and retail lending activities.

Note 3. Certificates of Deposit

Certificates of deposit with a carrying value of $11,595 at March 31, 2017 had a weighted-average yield of 1.47% and weighted average contractual maturity of 1.6 years.

Note 4. Securities Available for Sale

	March 31, 2017
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Residential mortgage-backed Agencies	$16,851	$21	$(173)	$16,699
SBA pools	3,283	13	(16)	3,280
Obligations of states and political Subdivisions	11,027	112	(104)	11,035
Government-sponsored enterprise equity	40	132	—	172

	$31,201	$278	$(293)	$31,186

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 4. Securities Available for Sale (Continued)

Contractual maturities: The amortized cost and fair value of securities available for sale as of March 31, 2017, by contractual maturity are shown below. Maturities may differ from contractual maturities in residential mortgage-backed securities and Small Business Administration (SBA) pools because the mortgages underlying the securities may be called or repaid without any penalties. In addition, government-sponsored enterprise equity securities have no maturity. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	March 31, 2017
	Amortized Cost	Fair Value
Due in one year or less	$1,322	$1,327
Due in one to five years	6,149	6,221
Due after five through 10 years	3,295	3,226
Due after 10 years	261	261

	11,027	11,035
Residential mortgage-backed agencies	16,851	16,699
SBA pools	3,283	3,280
Government-sponsored enterprise equity	40	172

	$31,201	$31,186

Pledged securities: Securities with a carrying value of $18,402 at March 31, 2017 were pledged to secure borrowed funds and for other purposes as required or permitted by law.

Changes in other comprehensive income—unrealized gains on securities available for sale:

Three Months Ended March 31, 2017
Balance, beginning	$(5)
Unrealized losses during the year	(5)
Deferred tax effect relating to unrealized gain	2

Balance, ending	$(8)

Temporarily impaired securities:

	March 31, 2017
	Continuous Unrealized		Continuous Unrealized
	Losses Existing		Losses Existing
	12 Months or Less		Greater Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Residential mortgage-backed agencies	$5,246	$58	$7,502	$115	$12,748	$173
SBA Pools	1,031	10	913	6	1,944	16
Obligations of states and political subdivisions	4,445	89	1,463	15	5,908	104

	$10,722	$157	$9,878	$136	$20,600	$293

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 4. Securities Available for Sale (Continued)

There were 55 securities in unrealized loss positions as of March 31, 2017.

Unrealized losses are deemed to be temporary. Most of these underlying securities consist of mortgage-backed securities. Market fluctuations are caused primarily by changes in interest rates and prepayments of underlying mortgages. Volatility in economic conditions influences the prices of these securities. Gross realized gains and losses, and proceeds on the sale of available-for-sale securities during the three months ended March 31 2017 were not significant.

Note 5. Loans Receivable and Loans Held for Sale

Composition of loans receivable:

March 31, 2017
Residential real estate	$55,167
Commercial real estate	41,750
Agricultural real estate	38,975
Commercial construction real estate	3,864
Residential construction real estate	2,330
Home equity, home improvement and second mortgages	30,886
Commercial operating and term	11,234
Agricultural operating and term	8,101
Vehicle	2,015
Consumer	4,843

Total loans	199,165
Net deferred loan origination fees	(141)
Allowance for loan loss	(1,999)

Loans receivable, net	$197,025

Loans are made to individuals as well as to commercial and tax-exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the creditworthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that a majority of the loan customers are located in the markets serviced by the Company.

The Company’s extension of credit is governed by the individual loan policies that were established to control the quality of the Company’s loans. These policies and procedures are reviewed and approved by the Board of Directors on a regular basis.

Residential real estate loans: The Company originates residential real estate loans in its service area and also originates loans throughout Minnesota through its correspondent bank relationships. Currently, the majority of these loan originations are sold in the secondary market.

Commercial real estate loans: The Company’s goal is to create and maintain a high-quality portfolio of commercial real estate loans with customers who meet the credit quality and relationship profitability objectives of the Company. Commercial real estate loans are subject to underwriting standards and processes similar to

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 5. Loans Receivable and Loans Held for Sale (Continued)

commercial operating and term loans. These loans are analyzed using projected cash flows, and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market, such as geographic location and property type.

Agricultural real estate loans: The Company originates loans secured by agricultural real estate in its service area. Agricultural land in the Company’s service area is considered to be prime agricultural land. These loans are underwritten using both a cash flow analysis and appraised values. These are amortizing loans, and loan-to-value ratios generally do not exceed 60 percent at loan inception.

Commercial construction real estate loans: The Company defines construction loans as loans where the loan proceeds are controlled by the Company and used exclusively for the improvement of real estate in which the Company holds a mortgage. Due to the inherent risk in this type of loan, they are subject to other industry-specific policy guidelines outlined in the Company’s credit risk policy and are monitored closely.

Residential construction real estate loans: Residential construction loans originated by the Company generally are limited to six-month terms. When construction is completed, these loans are converted to permanent financing or sold to the secondary market.

Commercial operating and term loans: Commercial operating and term loans are originated in the Company’s primary service area. These loans are made to individuals, partnerships, corporations, limited liability partnerships and limited liability companies for the purpose of assisting in the development of a business enterprise. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the businesses’ major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not perform as forecasted, and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Agricultural operating and term loans: Agricultural operating and term loans are originated in the Company’s primary service area and are generally used to purchase agricultural equipment or crop inputs. These loans are primarily secured by agricultural real estate and agricultural equipment or crops. Agricultural term and operating loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted, and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all agricultural loan types.

Consumer loans, including home equity, home improvement and second mortgages, and vehicle loans: The Company originates direct consumer loans, including home equity lines and loans, credit cards, and vehicle loans, using a scoring-based credit analysis as part of the underwriting process. Each loan type has a separate specified scoring that consists of several factors, including debt to income, type of collateral and loan-to-collateral value, credit history, and Company relationship with the borrower.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 5. Loans Receivable and Loans Held for Sale (Continued)

Loans receivable:

	March 31, 2017
				Loans Past
		30–59 Days	60–89 Days	Due 90 Days	Total
	Current	Past Due	Past Due	or More	Past Due	Total
Residential real estate	$53,103	$461	$—	$1,603	$2,064	$55,167
Commercial real estate	41,750	—	—	—	—	41,750
Agricultural real estate	38,602	373	—	—	373	38,975
Commercial construction real estate	3,864	—	—	—	—	3,864
Residential construction real estate	2,330	—	—	—	—	2,330
Home equity, home improvement and second mortgages	30,431	143	—	312	455	30,886
Commercial operating and term	11,000	—	—	234	234	11,234
Agricultural operating and term	8,065	36	—	—	36	8,101
Vehicle	1,991	13	6	5	24	2,015
Consumer	4,770	71	—	2	73	4,843

Total loans	$195,906	$1,097	$6	$2,156	$3,259	$199,165

Nonperforming loans	$—	$—	$—	$2,156	$2,156	$2,156

Recorded investment in nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of March 31, 2017 were as follows:

	March 31, 2017
		Loans Past Due
		90 Days or More
	Nonaccrual	and Still Accruing
Residential real estate	$1,603	$—
Home equity, home improvement and second mortgages	312	—
Commercial operating and term	234	—
Vehicle	5	—
Consumer	2	—

Total	$2,156	$—

No interest income was recognized on nonaccrual loans for the three months ended March 31, 2017.

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk-rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard” and “Doubtful,” which correspond to risk ratings five, six and seven, respectively. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful, or risk-rated seven, have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values,

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 5. Loans Receivable and Loans Held for Sale (Continued)

highly questionable and improbable. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses that deserve management’s close attention, are deemed to be Special Mention, or risk-rated five. Risk ratings are updated any time the situation warrants.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass-rated loans. Loans listed as not rated are included in groups of homogeneous loans with similar risk and loss characteristics. The following tables present the risk category of loans by class of loans based on the most recent analyses performed and the contractual aging as of March 31, 2017:

	March 31, 2017
		Special
	Pass	Mention	Substandard	Doubtful	Total
Commercial real estate	$40,079	$1,425	$246	$—	$41,750
Agricultural real estate	38,591	373	11	—	38,975
Commercial construction real estate	3,291	—	573	—	3,864
Commercial operating and term	10,275	620	339	—	11,234
Agricultural operating and term	7,946	155	—	—	8,101

Total	$100,182	$2,573	$1,169	$—	$103,924

For consumer, residential real estate, agricultural real estate, home equity, vehicle and residential construction loan classes, the Company collectively evaluates loans for impairment. The Company evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Loans where credit quality and aging indicate potential weakness are placed on nonaccrual and are deemed to be nonperforming.

Impaired loans also include loans modified in a troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collections. There were no troubled debt restructuring of loans during the three months ended March 31, 2017.

Payments received on nonaccrual loans are applied as a direct reduction of principal. Nonaccrual loans that are brought current, and do not have additional credit risk factors noted, are returned to accrual status.

There were no loans modified in a troubled debt restructuring during the previous twelve month period that subsequently defaulted during the three months ended March 31, 2017.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 5. Loans Receivable and Loans Held for Sale (Continued)

Loans individually evaluated for impairment by class of loans as of March 31 2017 are as follows:

	March 31, 2017
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Residential real estate	$1,041	$1,041	$—	$1,107	$23
Home equity, home improvement and second mortgages	311	311	—	332	6
Commercial operating and term	53	53	—	55	1
With an allowance recorded:
Residential real estate	495	495	99	518	4
Commercial real estate	1,095	1,095	31	1,106	11
Home equity, home improvement and second mortgages	26	26	26	27	1
Commercial construction real estate	573	573	93	573	5
Commercial operating and term	51	51	26	52	1

Total	$3,645	$3,645	$275	$3,770	$52

Allowance for loan losses:

	Three Months Ended March 31, 2017
	Balance,				Balance,
	Beginning	Charge-offs	Recoveries	Provision	Ending
Residential real estate	$301	$—	$—	$9	$310
Commercial real estate	457	—	—	83	540
Agricultural real estate	313	—	—	29	342
Commercial construction real estate	116	—	—	(3)	113
Residential construction real estate	30	—	—	(2)	28
Home equity, home improvement and second mortgages	318	(1)	3	(10)	310
Commercial operating and term	170	—	—	16	186
Agricultural operating and term	124	—	—	(19)	105
Vehicle	22	—	—	(2)	20
Consumer	56	(4)	94	(101)	45

Total	$1,907	$(5)	$97	$—	$1,999

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 5. Loans Receivable and Loans Held for Sale (Continued)

The recorded investment in loans and the allowance for loan losses by portfolio segment and based on impairment method as of March 31, 2017 are as follows:

	March 31, 2017
	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Loans:
Residential real estate	$1,536	$53,631	$55,167
Commercial real estate	1,095	40,655	41,750
Agricultural real estate	—	38,975	38,975
Commercial construction real estate	573	3,291	3,864
Residential construction real estate	—	2,330	2,330
Home equity, home improvement and second mortgages	337	30,549	30,886
Commercial operating and term	104	11,130	11,234
Agricultural operating and term	—	8,101	8,101
Vehicle	—	2,015	2,015
Consumer	—	4,843	4,843

Total	$3,645	$195,520	$199,165

	March 31, 2017
	Individually	Collectively
	Evaluated for	Evaluated for
	Impairment	Impairment	Total
Allowance for loan losses:
Residential real estate	$99	$211	$310
Commercial real estate	31	509	540
Agricultural real estate	—	342	342
Commercial construction real estate	93	20	113
Residential construction real estate	—	28	28
Home equity, home improvement and second mortgages	26	284	310
Commercial operating and term	26	160	186
Agricultural operating and term	—	105	105
Vehicle	—	20	20
Consumer	—	45	45

Total	$275	$1,724	$1,999

Loans with a carrying value of $105,632 at March 31, 2017 were pledged to secure borrowed funds.

Related-party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at March 31, 2017 were $647. In the opinion of management, these loans have terms similar to other customer loans and do not present more than normal risk of collection.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 5. Loans Receivable and Loans Held for Sale (Continued)

Loans held for sale: As of March 31, 2017 the Company’s loans held for sale were $2,189 and consisted of one- to four-family residential real estate loans.

Interest rate lock commitments related to the origination of mortgage loans that will be sold are considered derivative instruments. The Company estimates the fair value of these derivatives using the difference between the guaranteed interest rate in the commitments and the current market interest rate. To reduce the net interest rate exposure arising from its loan sale activity, the Company enters into a commitment to sell these loans at the same time that the interest rate lock commitment is quoted. The commitments to sell loans are also considered derivative instruments, with offsetting estimated fair values based on changes in current market rates. These commitments are not designated as hedging instruments and, therefore, changes in fair value are recognized immediately into income. The fair values of the Company’s derivative instruments are offsetting and deemed to be immaterial.

Note 6. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans as of March 31, 2017 were $292,597 and consist of one- to four-family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation, Federal Home Loan Bank and Federal National Mortgage Association.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $4,043 at March 31, 2017.

Mortgage servicing rights are summarized as follows for the three months ended March 31, 2017:

March 31, 2017
Balance at beginning of year, net	$1,787
Mortgage servicing rights capitalized	33
Amortization expense	(61)
Valuation provision change	—

Balance at end of period, net	$1,759

Note 7. Stockholders’ Equity, Regulatory Capital and Dividend Restrictions

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of common equity Tier I, Tier I capital and total

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 7. Stockholders’ Equity, Regulatory Capital and Dividend Restrictions (Continued)

capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2017, that the Bank meets all capital adequacy requirements to which they are subject.

As of March 31, 2017, the most recent notification of the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for Prompt Corrective Action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, common equity Tier I, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table summarizes the Bank’s compliance with its regulatory capital requirements:

					Minimum to Be Well
			Minimum		Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Percent	Amount	Percent	Amount	Percent
Bank as of March 31, 2017:
Tier I capital (to average assets)	$24,724	9.33%	$10,599	4.00%	$13,249	5.00%
Tier I capital common equity (to risk weighted assets)	24,724	12.40%	8,972	4.50%	12,960	6.50%
Tier I capital (to risk weighted assets)	24,724	12.40%	11,963	6.00%	15,950	8.00%
Total risk based capital (to risk weighted assets)	26,843	13.46%	15,950	8.00%	19,938	10.00%

Note 8. Earnings Per Share

A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

	Three Months Ended March 31, 2017
	Income	Shares	Per Share Amount
Basic earnings per share:
Net income	$507	779,552	$0.65

Effect of dilutive securities:
Stock options		450

Diluted earnings per share:
Net income plus assumed conversions	$507	780,002	$0.65

At March 31 2017, all options were included in the dilutive earnings per share computation.

Note 9. Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include primarily commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands, Except Per Share Data)

Note 9. Financial Instruments With Off-Balance-Sheet Risk (Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit on loans totaled approximately $42,070 at March 31, 2017.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but normally includes real estate and personal property.

CCBI CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Citizens Community Bancorp, Inc. and Subsidiary

Eau Claire, WI

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp, Inc. and Subsidiary (the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, other comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Community Bancorp, Inc. and Subsidiary as of September 30, 2016 and 2015 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2014 and 2015 financial statements to correct errors.

As further described in Note 3 to the consolidated financial statements, on May 16, 2016, the Company completed a business combination with Community Bank of Northern Wisconsin.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

December 29, 2016

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Balance Sheets

September 30, 2016 and September 30, 2015 (As Restated)

(in thousands, except share data)

		September 30, 2015
	September 30, 2016	(As Restated)
Assets
Cash and cash equivalents	$10,046	$23,872
Other interest bearing deposits	745	2,992
Securities available for sale “AFS”	80,123	79,921
Securities held to maturity “HTM”	6,669	8,012
Non-marketable equity securities, at cost	5,034	4,626
Loans receivable	574,439	450,510
Allowance for loan losses	(6,068)	(6,496)

Loans receivable, net	568,371	444,014
Office properties and equipment, net	5,338	2,669
Accrued interest receivable	2,032	1,574
Intangible assets	872	104
Goodwill	4,663	—
Foreclosed and repossessed assets, net	776	902
Other assets	11,196	11,462

TOTAL ASSETS	$695,865	$580,148

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$557,677	$456,298
Federal Home Loan Bank advances	59,291	58,891
Other borrowings	11,000	—
Other liabilities	3,353	3,506

Total liabilities	631,321	518,695
Stockholders’ equity:
Common stock—$0.01 par value, authorized 30,000,000; 5,260,098 and 5,232,579 shares issued and outstanding, respectively	53	52
Additional paid-in capital	54,963	54,740
Retained earnings	9,107	7,163
Unearned deferred compensation	(193)	(288)
Accumulated other comprehensive gain (loss)	614	(214)

Total stockholders’ equity	64,544	61,453

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$695,865	$580,148

See accompanying notes to audited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Operations

Years Ended September 30, 2016 and 2015 (As Restated)

(in thousands, except per share data)

	2016	2015 (As Restated)
Interest and dividend income:
Interest and fees on loans	$23,407	$21,641
Interest and dividends on investments	1,677	1,363

Total interest and dividend income	25,084	23,004
Interest expense:
Interest on deposits	4,200	3,808
Interest on FHLB borrowed funds	664	630
Interest on other borrowed funds	143	—

Total interest expense	5,007	4,438

Net interest income before provision for loan losses	20,077	18,566
Provision for loan losses	75	656

Net interest income after provision for loan losses	20,002	17,910

Non-interest income:
Net gains on sale of available for sale securities	63	60
Service charges on deposit accounts	1,627	1,715
Loan fees and service charges	1,296	1,291
Other	929	847

Total non-interest income	3,915	3,913

Non-interest expense:
Salaries and related benefits	9,866	8,667
Occupancy	2,826	2,872
Office	1,225	1,105
Data processing	1,802	1,590
Amortization of core deposit intangible	111	57
Advertising, marketing and public relations	701	659
FDIC premium assessment	394	390
Professional services	1,368	887
Other	1,765	1,176

Total non-interest expense	20,058	17,403

Income before provision for income tax	3,859	4,420
Provision for income taxes	1,286	1,614

Net income attributable to common stockholders	$2,573	$2,806

Per share information:
Basic earnings	$0.49	$0.54

Diluted earnings	$0.49	$0.54

Cash dividends paid	$0.12	$0.08

See accompanying notes to audited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Other Comprehensive Income

Years ended September 30, 2016 and 2015 (As Restated)

(in thousands, except per share data)

	2016	2015 (As Restated)
Net income attributable to common stockholders	$2,573	$2,806

Other comprehensive income, net of tax:
Securities available for sale
Net unrealized gains arising during period	825	584
Reclassification adjustment for gains (losses) included in net income	38	36

Unrealized gains on securities	863	620

Defined benefit plans:
Amortization of unrecognized prior service costs and net (losses) gains	(35)	8

Total other comprehensive income, net of tax	828	628

Comprehensive income	$3,401	$3,434

See accompanying notes to audited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended September 30, 2016 and 2015

(in thousands, except Shares)

			Additional Paid-In Capital	Retained Earnings	Unearned Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance, September 30, 2014 (1)	5,167,061	$52	$54,257	$4,775 (1)	$(223)	$(842)	$58,019
Net income				2,806			2,806
Other comprehensive income, net of tax						628	628
Surrender of vested shares	(3,937)		(36)				(36)
Common stock awarded under the equity incentive plan	17,500		161		(161)		—
Common stock options exercised	51,955		299				299
Stock option expense			59				59
Amortization of restricted stock					96		96
Cash dividends ($0.08 per share)				(418)			(418)

Balance, September 30, 2015	5,232,579	$52	$54,740	$7,163	$(288)	$(214)	$61,453

Net income				2,573			2,573
Other comprehensive income, net of tax						828	828
Forfeiture of unvested shares	(22,162)		(176)		176		—
Surrender of restricted shares of common stock	(5,425)		(50)				(50)
Common stock awarded under the equity incentive plan	11,591		127		(127)		—
Common stock options exercised	43,515	1	289				290
Stock option expense			33				33
Amortization of restricted stock					46		46
Cash dividends ($0.12 per share)				(629)			(629)

Balance, September 30, 2016	5,260,098	$53	$54,963	$9,107	$(193)	$614	$64,544

(1)	The opening balance of retained earnings was adjusted by $726 thousand for a material correction of prior period errors. Refer to Note 2, “Restatement of Previously Issued Financial Statements”

See accompanying notes to audited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Cash Flows

Years Ended September 30, 2016 and 2015 (As Restated)

(in thousands, except per share data)

	2016	2015 (As Restated)
Cash flows from operating activities:
Net income attributable to common stockholders	$2,573	$2,806

Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premium/discount on securities	1,135	910
Depreciation	1,071	1,382
Provision for loan losses	75	656
Net realized gain on sale of securities	(63)	(60)
Amortization of core deposit intangible	111	57
Amortization of restricted stock	46	96
Stock based compensation expense	33	59
Loss on sale of office properties	—	8
Provision (benefit) for deferred income taxes	449	(141)
Net (gains) losses from disposals of foreclosed and repossessed assets	(70)	31
Provision for valuation allowance on foreclosed properties	—	57
Provision for valuation allowance on foreclosed acquired properties	42	—
Decrease (increase) in accrued interest receivable and other assets	698	(460)
(Decrease) increase in other liabilities	(402)	376

Total adjustments	3,125	2,971

Net cash provided by operating activities	5,698	5,777

Cash flows from investing activities:
Purchase of investment securities	(19,665)	(54,232)
Net decrease (increase) in interest-bearing deposits	7,241	(2,747)
Proceeds from sale of securities available for sale	21,712	29,285
Principal payments on investment securities	16,183	8,171
Proceeds from sale of non-marketable equity securities	—	889
Purchase of Federal Reserve Bank (FRB) stock	(3)	—
Proceeds from sale of foreclosed properties	1,261	1,323
Net decrease in loans	2,846	17,927
Net capital expenditures	(961)	(331)
Net cash received in business combinations	20,658	—

Net cash provided by investing activities	49,272	285

Cash flows from financing activities:
Net decrease in Federal Home Loan Bank advances	(2,600)	—
Increase in other borrowings to fund business combination	11,000	—
Net (decrease) increase in deposits	(76,772)	6,531
Surrender of restricted shares of common stock	(50)	(36)
Exercise of common stock options	290	299
Termination of director retirement plan/supplemental executive retirement plan	(35)	—
Cash dividends paid	(629)	(418)

Net cash (used in) provided by financing activities	(68,796)	6,376

Net (decrease) increase in cash and cash equivalents	(13,826)	12,438
Cash and cash equivalents at beginning of period	23,872	11,434
Cash and cash equivalents at end of period	$10,046	$23,872

	2016	2015 (As Restated)
Supplemental cash flow information:
Cash paid during the year for:
Interest on deposits	$4,091	$2,852
Interest on borrowings	$759	$466
Income taxes	$1,484	$1,214
Supplemental noncash disclosure:
Transfers from loans receivable to foreclosed and repossessed assets	$630	$1,263
Fair value of assets acquired, net of cash and cash equivalents	$167,469	$—
Fair value of liabilities assumed, net of cash and cash equivalents	$154,250	$—

See accompanying notes to audited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Citizens Community Federal N.A. (the “Bank”) included herein have been included by its parent company, Citizens Community Bancorp, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). As used in this annual report, the terms “we”, “us”, “our”, and “Citizens Community Bancorp, Inc.” mean the Company and its wholly owned subsidiary, the Bank, unless the context indicates other meaning.

On April 16, 2014, the U.S. Office of the Comptroller of the Currency (the “OCC”), the primary federal regulator for the Company and the Bank, provided written notice to the Bank of the OCC’s approval for the Bank to convert to a national banking association (a “National Bank”) and operate under the title of Citizens Community Federal National Association (“Citizens Community Federal N.A.”). The consummation of the conversion to a National Bank was effective as of May 31, 2014.

On April 18, 2014, Citizens Community Bancorp, Inc. received written notice from the Federal Reserve Bank of Minneapolis (the “FRB”) notifying the Company of the FRB’s approval of the Company becoming a bank holding company as a result of the conversion of the Bank from a federally-chartered savings bank to a National Bank, which approval was also effective as of May 31, 2014.

The consolidated income of the Company is principally derived from the income of the Bank, the Company’s wholly owned subsidiary. The Bank originates residential, commercial, agricultural, consumer and commercial and industrial (C&I) loans and accepts deposits from customers, primarily in Wisconsin, Minnesota and Michigan. The Bank operates 20 full-service offices; thirteen stand-alone locations and 7 in-store branches.

In August 2016, we announced the closing of four in-store branches located in Eastern Wisconsin, effective November 2016. We incurred accelerated depreciation costs totaling $89 and additional salaries and related benefits costs totaling $56 related to these branch closures as of September 30, 2016. We intend to continue to review our branch network to deploy assets and capital in growth markets and exit markets where we believe have limited growth opportunities. Through all of our branch locations in Wisconsin, Minnesota and Michigan, we provide a variety of commercial and consumer banking products and services to customers, including online and mobile banking options.

The Bank is subject to competition from other financial institutions and non-financial institutions providing financial products. Additionally, the Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory agencies.

In preparing these consolidated financial statements, we evaluated the events and transactions occurring subsequent to the balance sheet date of September 30, 2016 through the date on which the consolidated financial statements were available to be issued for items that should potentially be recognized or disclosed in these consolidated financial statements. As of December 16, 2016, there were no subsequent events which required recognition or disclosure.

Unless otherwise stated, all monetary amounts in these Notes to Consolidated Financial Statements, other than share, per share and capital ratio amounts, are stated in thousands.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Citizens Community Federal N.A. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates—Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, fair value of financial instruments, the allowance for loan losses, foreclosed and repossessed assets, valuation of acquired intangible assets, useful lives for depreciation and amortization, indefinite-lived intangible assets and long-lived assets, stock based compensation, deferred tax assets, uncertain income tax positions and contingencies. Management does not anticipate any material changes to estimates made herein in the near term. Factors that may cause sensitivity to the aforementioned estimates include but are not limited to: those items described under the caption “Risk Factors” in Item 1A of the accompanying annual report on Form 10-K for the year ended September 30, 2016 and external market factors such as market interest rates and employment rates, changes to operating policies and procedures, and changes in applicable banking regulations. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the consolidated financial statements in any individual reporting period.

Cash and Cash Equivalents—For purposes of reporting cash flows in the consolidated financial statements, cash and cash equivalents include cash, due from banks, and interest bearing deposits with original maturities of three months or less.

Investment Securities; Held to Maturity and Available for Sale – Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of the date of each balance sheet. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Investment securities not classified as held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with unrealized holding gains and losses being reported in other comprehensive income (loss), net of tax. Unrealized losses deemed other-than-temporary due to credit issues are reported in the Company’s net income in the period in which the losses arise. Interest income includes amortization of purchase premium or accretion of purchase discount. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives of the securities.

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. As part of such monitoring, the credit quality of individual securities and their issuer is assessed. Significant inputs used to measure the amount of other-than-temporary impairment related to credit loss include, but are not limited to; the Company’s intent and ability to sell the debt security prior to recovery, that it is more likely than not that the Company will not sell the security prior to recovery, default and delinquency rates of the underlying collateral, remaining credit support, and historical loss severities. Adjustments to market value of available for sale securities that are considered temporary are recorded in other comprehensive income or loss as separate components of stockholders’ equity, net of tax. If the unrealized loss of a security is identified as other-than-temporary based on information available, such as the decline in the creditworthiness of the issuer, external market ratings, or the anticipated or realized elimination of associated dividends, such impairments are further analyzed to determine if credit loss exists. If there is a credit loss, it will be recorded in the Company’s consolidated statement of operations. Non-credit components of the unrealized losses on available for sale securities will continue to be recognized in other comprehensive income (loss), net of tax.

Loans – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, and net of deferred loan fees and costs. Interest income is accrued on the unpaid principal balance of these loans. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments. Delinquency fees are recognized into income when chargeable, assuming collection is reasonably insured.

Interest income on commercial, mortgage and consumer loans is discontinued according to the following schedules:

•	Commercial/agricultural real estate loans past due 90 days or more;

•	Commercial/agricultural non-real estate loans past due 90 days or more;

•	Closed ended consumer non-real estate loans past due 120 days or more; and

•	Residential real estate loans and open ended consumer non-real estate loans past due 180 days or more.

Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for a loan placed on nonaccrual status is reversed against interest income. Interest received on such loans is accounted for on the cash basis or cost recovery method until qualifying for return to accrual status. Loans are returned to accrual status when payments are made that bring the loan account current with the contractual term of the loan and a 6 month payment history has been established. Interest on impaired loans considered troubled debt restructurings (“TDRs”) or substandard, less than 90 days delinquent, is recognized as income as it accrues based on the revised terms of the loan over an established period of continued payment. Substandard loans, as defined by the OCC, our primary banking regulator, are loans that are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Residential real estate loans and open ended consumer non-real estate loans are charged off to estimated net realizable value less estimated selling costs at the earlier of when (a) the loan is deemed by management to be uncollectible, or (b) the loan becomes past due 180 days or more. Closed ended consumer non-real estate loans are charged off to net realizable value at the earlier of when (a) the loan is deemed by management to be uncollectible, or (b) the loan becomes past due 120 days or more. Commercial/agricultural real estate and non-real estate loans are charged off to net realizable value at the earlier of when (a) the loan is deemed by management to be uncollectible, or (b) the loan becomes past due 90 days or more.

Allowance for Loan Losses – The allowance for loan losses (“ALL”) is a valuation allowance for probable and inherent credit losses in our loan portfolio. Loan losses are charged against the ALL when management believes that the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the ALL. Management estimates the required ALL balance taking into account the following factors: past loan loss experience; the nature, volume and composition of our loan portfolio; known and inherent risks in our portfolio; information about specific borrowers’ ability to repay; estimated collateral values; current economic conditions; and other relevant factors determined by management. The ALL consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for certain qualitative factors. The entire ALL balance is available for any loan that, in management’s judgment, should be charged off.

A loan is impaired when full payment under the loan terms is not expected. Impaired loans consist of all TDRs, as well as individual substandard loans not considered a TDR, when full payment under the loan terms is not expected. All TDRs are individually evaluated for impairment. See Note 5, “Loans, Allowance for Loan Losses and Impaired Loans” for more information on what we consider to be a TDR. For TDR’s or substandard loans deemed to be impaired, a specific ALL allocation may be established so that the loan is reported, net, at the lower of (a) its outstanding principal balance; (b) the present value of the loan’s estimated future cash flows using the loan’s existing rate; or (c) at the fair value of any loan collateral, less estimated disposal costs, if repayment is expected solely from the underlying collateral of the loan. For TDRs less than 90+ days past due, and certain substandard loans that are less than 90+ days delinquent, the likelihood of the loan migrating to over 90 days past due is also taken into account when determining the specific ALL allocation for these particular loans. Large groups of smaller balance homogeneous loans, such as non-TDR commercial, consumer and residential real estate loans, are collectively evaluated for ALL purposes, and accordingly, are not separately identified for ALL disclosures.

Loans Acquired through Business Combination with Deteriorated Credit Quality—Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310-30, “Loan and Debt Securities Acquired with Deteriorated Credit Quality”, applies to loans acquired in a business combination that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that we will be unable to collect all contractually required payments receivable. In accordance with this guidance, these loans are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance. The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable” yield, is recognized as interest income over the life of the loans using a method that approximates the level-yield method. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected to be collected at acquisition, or the “nonaccretable” yield, are not recognized as a yield adjustment, a loss accrual, or a valuation allowance. Non-accretable yield represents estimated future credit losses expected to be incurred over the life of the loan. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through reclassification from non-accretable discount to accretable discount and adjustment of the yield on the loan into interest income over its remaining life. Decreases in expected cash flows are recognized as impairments through ALL. Valuation allowances on these impaired loans reflect only losses incurred after the acquisition.

Non-marketable Equity Securities — Non-marketable equity securities are comprised of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank (FRB) stock, and are carried at cost.

The Bank is a member of the FHLB system. Members are required to own a certain amount of FHLB stock based on the Bank’s level of borrowings from the FHLB and other factors, and may invest in additional amounts of FHLB stock. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and length of time a decline has persisted; (2) the impact of legislative and regulatory changes on the FHLB; and (3) the liquidity position of the FHLB. Both cash and stock dividends are reported as income.

FHLB stock is evaluated quarterly for impairment. Quarterly cash dividends are paid on FHLB stock owned by members as a condition for required membership and also paid on stock owned based on activity.

The following table presents the membership and activity stock quarterly cash dividend annualized rates paid during fiscal 2016:

	Annualized Dividend Rate
Quarterly Dividend Payment Date	Membership Stock	Activity Stock
November 2015	0.50%	2.50%
February 2016	0.60%	2.60%
May 2016	0.60%	2.80%
August 2016	0.60%	2.80%

Based on management’s quarterly evaluation, no impairment has been recorded on these securities.

As a National Banking Association, the Bank must be a member of the Federal Reserve system. Each member bank is required to subscribe to Federal Reserve Stock in an amount equal to 6 percent of its capital and surplus. Although the par value of the stock is $100 per share, banks (including the Bank) pay only $50 per share at the time of purchase, with the understanding that the other half of the subscription amount is subject to call at any time. Dividends are paid at the statutory rate of 6 percent per annum, or $1.50 per share semi-annually on the last business day of June and December.

Foreclosed and Repossessed Assets, net – Assets acquired through foreclosure or repossession are initially recorded at fair value, less estimated costs to sell, which establishes a new cost basis. If the fair value declines subsequent to foreclosure or repossession, a valuation allowance is recorded through expense. Costs incurred after acquisition are expensed and are included in non-interest expense, other in the Consolidated Statements of Operations.

Goodwill—Goodwill resulting from the acquisition by merger of CBN was determined as the excess of the fair value of the consideration transferred, over the fair value of the net assets acquired, less liabilities assumed in the acquisition by merger, as of the acquisition date. Goodwill resulting from the selective purchase of loans and deposits from Central Bank in February 2016 was determined as the excess of the Premium Deposit less the Core Deposit Intangible as of the acquisition date. Goodwill is determined to have an indefinite useful life, and is not amortized. Goodwill is tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.

The following table provides changes in goodwill from September 30, 2015 through September 30, 2016:

Balance at beginning of period	$—
Select loans and deposit purchase from Central Bank (See Note 3)	435
CBN acquisition (See Note 3)	4,228
Valuation allowance	—

Balance at end of period	$4,663

Office Properties and Equipment—Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of office properties and equipment are reflected in income. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years. Leasehold improvements are depreciated using the straight-line (or accelerated) method with useful lives based on the lesser of (a) the estimated life of the lease, or (b) the estimated useful life of the leasehold improvement.

Intangible Assets—Intangible assets consist of core deposit intangible assets arising from acquisitions. They were initially measured at fair value and amortized over their estimated useful lives, ranging from 7 to 15 years. The balances of core deposit intangible assets were $872 and $104 at September 30, 2016 and 2015, respectively. Amortization expense related to these core deposit intangible assets was $111 and $57 for the years ended September 30, 2016 and 2015, respectively. Accumulated amortization on core deposit intangible assets was $2,527 and $2,416, at September 30, 2016 and 2015, respectively.

Interest Bearing Deposits—Other interest bearing deposits are certificate of deposit investments made by the Bank with other financial institutions that are carried at cost and mature within two to three years. Balances over $250 in those institutions are not insured by the FDIC and therefore pose a potential risk in the event the institution were to fail. As of September 30, 2016 and 2015, there were no uninsured deposits.

Advertising, Marketing and Public Relations Expense—The Company expenses all advertising, marketing and public relations costs as they are incurred. Total costs for the years ended September 30, 2016 and 2015 were $701 and $659, respectively.

Income Taxes – The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes.” Under this guidance, deferred taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. See Note 15, “Income Taxes” for details on the Company’s income taxes.

The Company regularly reviews the carrying amount of its net deferred tax assets to determine if the establishment of a valuation allowance is necessary. If based on the available evidence, it is more likely than not that all or a portion of the Company’s net deferred tax assets will not be realized in future periods, a deferred tax valuation allowance would be established. Consideration is given to various positive and negative factors that could affect the realization of the deferred tax assets. In evaluating this available evidence, management considers, among other things, historical performance, expectations of future earnings, the ability to carry back losses to recoup taxes previously paid, the length of statutory carry forward periods, any experience with utilization of operating loss and tax credit carry forwards not expiring, tax planning strategies and timing of reversals of temporary differences. Significant judgment is required in assessing future earnings trends and the timing of reversals of temporary differences. Accordingly, the Company’s evaluation is based on current tax laws as well as management’s expectations of future performance.

Revenue Recognition—The Company recognizes revenue in the consolidated statements of operations as it is earned and when collectability is reasonably assured. The primary source of revenue is interest income from interest earning assets, which is recognized on the accrual basis of accounting using the effective interest method. The recognition of revenues from interest earning assets is based upon formulas from underlying loan agreements, securities contracts or other similar contracts. Non-interest income is recognized on the accrual basis of accounting as services are provided or as transactions occur. Non-interest income includes fees from brokerage and advisory service, deposit accounts, merchant services, ATM and debit card fees, mortgage banking activities, and other miscellaneous services and transactions.

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company-put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Earnings Per Share – Basic earnings per common share is net income or loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable during the period, consisting of stock options outstanding under the Company’s stock incentive plans that have an exercise price that is less than the Company’s stock price on the reporting date.

Loss Contingencies—Loss contingencies, including claims and legal actions arising in the normal course of business, are recorded as liabilities when the likelihood of loss is probable and an amount of loss can be reasonably estimated.

Off-Balance-Sheet Financial Instruments—In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commitments under lines of credit arrangements, issued to meet customer financial needs. Such financial instruments are recorded in the financial statements when they become payable.

Other Comprehensive Income —Accumulated and other comprehensive income or loss is comprised of the unrealized and realized gains and losses on securities available for sale and pension liability adjustments, net of tax, and is shown on the accompanying Consolidated Statements of Other Comprehensive Income.

Operating Segments—While our chief decision makers monitor the revenue streams of the various banking products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.

Bank Owned Life Insurance (BOLI) - The Bank invests in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a select group of employees. The Bank is the owner and beneficiary of the policies. Income from the increase in cash surrender value of the policies as well as the receipt of death benefits is included in non-interest income on the consolidated statement of income.

Reclassifications – Certain items previously reported were reclassified for consistency with the current presentation.

Recent Accounting Standards—In August, 2016 the FASB issued Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments”. ASU 2016-15 is intended to provide specific guidance on how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, in order to reduce existing diversity in practice. For public entities, ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company has not yet evaluated the potential effects of adopting ASU 2016-15 on the Company’s consolidated results of operations, financial position or cash flows.

In June, 2016 the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 is intended to provide financial statement users with more decision-useful information about the excepted credit losses on financial instruments and other commitments to extend credit. For public entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company has not yet evaluated the potential effects of adopting ASU 2016-13 on the Company’s consolidated results of operations, financial position or cash flows.

In May, 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606); Narrow-Scope Improvements and Practical Expedients.” ASU 2016-12 is intended to address certain specific issues identified by the FASB-IASB Joint Transition Resource Group for Revenue Recognition with respect to ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” For public entities, ASU 2016-12 is effective on a retrospective basis for the annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is not permitted. The Company expects the adoption of ASU 2016-12 will have no material effect on the Company’s consolidated results of operations, financial position or cash flows.

In March, 2016, the FASB issued ASU 2016-09—“Compensation-Stock Compensation” (Topic 718) Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 is intended to simplify certain areas of share-based payment transaction accounting, including the income tax consequences, equity or liability classification of certain share awards, and classification on the statement of cash flows. ASU 2016-09 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted. The Company expects the adoption of ASU 2016-09 to have no material effect on the Company’s results of operations, financial position or cash flows.

In February, 2016, the FASB issued ASU 2016-02—“Leases” (Topic 842). ASU 2016-02 is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The Company has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s results of operations, financial position or cash flows.

In January, 2016, the FASB issued ASU 2016-01—“Recognition and Measurement of Financial Assets and Financial Liabilities” (Subtopic 825-10). ASU 2016-01 is intended to address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For public entities, ASU 2016-01 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is not permitted, except for certain provisions of ASU 2016-01, which are not applicable to the Company. The Company expects the adoption of ASU 2016-01 to have no material effect on the Company’s results of operations, financial position or cash flows.

NOTE 2 – RESTATEMENT of PREVIOUSLY ISSUED FINANCIAL RESTATEMENTS

The Company has restated its consolidated financial statements as of and for the fiscal years ended September 30, 2015 and 2014. In addition, the Company has restated its quarterly Consolidated Statements of Operations and Balance Sheets for each of the quarterly periods in the fiscal year ended September 30, 2015, and the first three quarters of the fiscal year ended September 30, 2016, as presented.

The restatements reflect adjustments to correct errors identified by management during the Company’s normal closing process, and in the course of the Company’s regularly scheduled audit. The restatements reflect adjustments to correct errors in certain of the Company’s period end expense accruals. The effect of the restatements on the Company’s Balance Sheets is not material, and the restatements have no effect on reported cash flow from operations. The nature and impact of these adjustments are described below and detailed in the tables below.

Overstatement of Expense Accruals

The prior period errors were discovered in connection with the annual audit of consolidated financial statements for the fiscal year ended September 30, 2016. Management determined that certain professional and other expense accrual items were overstated during the fiscal years ended September 30, 2014 and 2015 resulting in understatement of the Company’s net income for the quarterly and annual periods ended September 30, 2014 and 2015. During the fiscal year ended September 30, 2016, management reversed these overstated accrued expenses which resulted in an overstatement of quarterly and annual net income for the year ended September 30, 2016. The cumulative effect of the net over-accrual of certain expense accruals over the restated periods resulted in an increase of pre-tax income of approximately $316 and $1,210 for the years ended September 30, 2015 and 2014, respectively, and after tax $192 and $726 respectively.

The cumulative impact of the above restatements as of September 30, 2015, is a $918 increase to retained earnings and consists of the following adjustments to the respective Statements of Operations:

	2015	2014
Salaries and related benefits expense	$24	$(217)
Advertising, marketing and public relations expense	89	(327)
Professional Services expense	(201)	(571)
Other expense	(228)	(95)

Total non-interest expense	(316)	(1,210)

Income before provision for income tax	316	1,210
Provision for income taxes	$124	$484

Net income attributable to common shareholders	192	726

Per share information:
Basic earnings	0.04	0.14

Diluted earnings	0.04	0.14

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Balance Sheets

September 30, 2015 and September 30, 2014

(in thousands, except share data)

	As Previously Reported on Form 10-K September 30, 2015	Adjustments	As Restated September 30, 2015	As Previously Reported on Form 10-K September 30, 2014	Adjustments	As Restated September 30, 2014
Assets
Cash and cash equivalents	$23,872		$23,872	$11,434		$11,434
Other interest bearing deposits	2,992		2,992	245		245
Securities available for sale “AFS”	79,921		79,921	62,189		70,974
Securities held to maturity “HTM”	8,012		8,012	8,785		—
Non-marketable equity securities, at cost	4,626		4,626	5,515		5,515
Loans receivable	450,510		450,510	470,366		470,366
Allowance for loan losses	(6,496)		(6,496)	(6,506)		(6,506)

Loans receivable, net	444,014	—	444,014	463,860	—	463,860
Office properties and equipment, net	2,669		2,669	3,725		3,725
Accrued interest receivable	1,574		1,574	1,478		1,478
Intangible assets	104		104	161		161
Goodwill	—		—	—		—
Foreclosed and repossessed assets, net	902		902	1,050		1,050
Other assets	11,462		11,462	11,373		11,373

TOTAL ASSETS	$580,148	$—	$580,148	$569,815	$—	$569,815

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$456,298		456,298	$449,767		449,767
Federal Home Loan Bank advances	58,891		58,891	58,891		58,891
Other borrowings	—		—	—		—
Other liabilities	4,424	(918)	3,506	3,864	(726)	3,138

Total liabilities	519,613	(918)	518,695	512,522	(726)	511,796
Stockholders’ equity:
Common stock—$0.01 par value, authorized 30,000,000; 5,260,098 and 5,232,579 shares issued and outstanding, respectively	52		52	52		52
Additional paid-in capital	54,740		54,740	54,257		54,257
Retained earnings	6,245	918	7,163	4,049	726	4,775
Unearned deferred compensation	(288)		(288)	(223)		(223)
Accumulated other comprehensive loss	(214)		(214)	(842)		(842)

Total stockholders’ equity	60,535	918	61,453	57,293	726	58,019

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$580,148	$—	$580,148	$569,815	$—	$569,815

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Operations

Years Ended 2015 and 2014

(in thousands, except per share data)

	As Previously Reported on Form 10-K Year Ended September 30, 2015	Adjustments	As Restated Year Ended September 30, 2015	As Previously Reported on Form 10-K Year Ended September 30, 2014	Adjustments	As Restated Year Ended September 30, 2014
Interest and dividend income:
Interest and fees on loans	$21,641		$21,641	$22,612		$22,612
Interest and dividends on investments	1,363		1,363	1,421		1,421

Total interest and dividend income	23,004	—	23,004	24,033	—	24,033
Interest expense:
Interest on deposits	3,808		3,808	3,615		3,615
Interest on FHLB borrowed funds	630		630	660		660
Interest on other borrowed funds	—		—			—

Total interest expense	4,438	—	4,438	4,275	—	4,275

Net interest income before provision for loan losses	18,566		18,566	19,758	—	19,758
Provision for loan losses	656		656	1,910		1,910

Net interest income after provision for loan losses	17,910	—	17,910	17,848	—	17,848

Non-interest income:
Total fair value adjustments and other-than-temporary impairment	—		—	(78)		(78)
Net gains (losses) on sale of available for sale securities	60		60	(168)		(168)
Service charges on deposit accounts	1,715		1,715	1,964		1,964
Loan fees and service charges	1,291		1,291	904		904
Other	847		847	794		794

Total non-interest income	3,913	—	3,913	3,416	—	3,416

Non-interest expense:
Salaries and related benefits	8,643	24	8,667	9,287	(217)	9,070
Occupancy	2,872		2,872	2,631		2,631
Office	1,105		1,105	1,499		1,499
Data processing	1,590		1,590	1,531		1,531
Amortization of core deposit intangible	57		57	57		57
Advertising, marketing and public relations	570	89	659	370	(327)	43
FDIC premium assessment	390		390	409		409
Professional services	1,088	(201)	887	552	(571)	(19)
Other	1,404	(228)	1,176	2,098	(95)	2,003

Total non-interest expense	17,719	(316)	17,403	18,434	(1,210)	17,224

Income before provision for income tax	4,104	316	4,420	2,830	1,210	4,040
Provision for income taxes	1,490	124	1,614	1,047	484	1,531

Net income attributable to common stockholders	$2,614	$192	$2,806	$1,783	$726	$2,509

Per share information:
Basic earnings	$0.50	$0.04	$0.54	$0.35	$0.14	$0.49

Diluted earnings	$0.50	$0.04	$0.54	$0.34	$0.14	$0.48

Cash dividends paid	$0.08	$—	$0.08	$0.04	$—	$0.04

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Cash Flows

Years Ended 2015 and 2014

(in thousands, except per share data)

	As Previously Reported on Form 10-K Year Ended September 30, 2015	Adjustments	As Restated Year Ended September 30, 2015	As Previously Reported on Form 10-K Year Ended September 30, 2014	Adjustments	As Restated Year Ended September 30, 2014
Cash flows from operating activities:
Net income attributable to common stockholders	$2,614	$192	$2,806	$1,783	$726	$2,509

Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premium/discount on securities	910		910	1,024		1,024
Depreciation	1,382		1,382	1,116		1,116
Provision for loan losses	656		656	1,910		1,910
Net realized gain on sale of securities	(60)		(60)	168		168
Other-than-temporary impairment on mortgage-backed securities	—		—	78		78
Amortization of core deposit intangible	57		57	57		57
Amortization of restricted stock	96		96	66		66
Stock based compensation expense	59		59	43		43
Loss on sale of office properties	8		8	323		323
Provision (benefit) for deferred income taxes	(471)	330	(141)	943	69	1,012
Net (gains) losses from disposals of foreclosed and repossessed assets	31		31	(71)		(71)
Provision for valuation allowance on foreclosed properties	57		57	74		74
Increase in accrued interest receivable and other assets	(130)	(330)	(460)	(604)	(69)	(673)
(Decrease) increase in other liabilities	568	(192)	376	926	(726)	200

Total adjustments	3,163	(192)	2,971	6,053	(726)	5,327

Net cash provided by operating activities	5,777	—	5,777	7,836	—	7,836

Cash flows from investing activities:
Purchase of investment securities	(54,232)		(54,232)	(20,506)		(20,506)
Purchase of bank owned life insurance	—		—	(3,000)		(3,000)
Net decrease (increase) in interest-bearing deposits	(2,747)		(2,747)	1,743		1,743
Proceeds from sale of securities available for sale	29,285		29,285	23,491		23,491
Principal payments on investment securities	8,171		8,171	6,892		6,892
Proceeds from sale of non-marketable equity securities	889		889	—		—

	As Previously Reported on Form 10-K Year Ended September 30, 2015	Adjustments	As Restated Year Ended September 30, 2015	As Previously Reported on Form 10-K Year Ended September 30, 2014	Adjustments	As Restated Year Ended September 30, 2014
Purchase of Federal Reserve Bank (FRB) stock	—		—	(2,215)		(2,215)
Proceeds from sale of foreclosed properties	1,323		1,323	2,342		2,342
Net decrease in loans	17,927		17,927	(33,455)		(33,455)
Net capital expenditures	(331)		(331)	(485)		(485)
Net cash received in business combinations	—		—	159		159

Net cash provided by investing activities	285	—	285	(25,034)	—	(25,034)

Cash flows from financing activities:
Net increase in Federal Home Loan Bank advances	—		—	8,891		8,891
Net (decrease) increase in deposits	6,531		6,531	2,369		2,369
Surrender of restricted shares of common stock	(36)		(36)	(22)		(22)
Exercise of common stock options	299		299	—		—
Cash dividends paid	(418)		(418)	(207)		(207)

Net cash (used in) provided by financing activities	6,376	—	6,376	11,031	—	11,031

Net (decrease) increase in cash and cash equivalents	12,438	—	12,438	(6,167)	—	(6,167)
Cash and cash equivalents at beginning of period	11,434		11,434	17,601		17,601

Cash and cash equivalents at end of period	$23,872	$—	$23,872	$11,434	$—	$11,434

NOTE 3 – ACQUISITIONS

On May 16, 2016, the Company completed the acquisition through merger of CBN, with the Bank surviving the merger. The Merger was consummated pursuant to the terms of the Merger Agreement, dated February 10, 2016, and as amended on May 13, 2016. The Merger expands our presence in our Rice Lake, Wisconsin market with five additional branches.

Under the terms of the Merger Agreement, the total purchase price paid in a combination of cash and debt issued by the Company was $17,447, which represented a $16,762 book value of CBN as of April 30, 2016, less a capital dividend of $4,342 declared by CBN, plus a $5,000 fixed premium and daily interest through May 16, 2016 in the amount of $27. The Merger added $167,469 in assets, $111,740 in loans, $151,020 in deposits, $4,228 in goodwill, and $607 in a core deposit intangible. Acquisition costs consisting of accounting, legal and other professional fees were approximately $701 through September 30, 2016 and were accrued for in non-interest expense.

The following is a reconciliation of consideration paid, net assets acquired, net of fair value adjustments, and goodwill resulting from the acquisition of CBN as of the acquisition date:

	(Dollars in thousands)
Consideration paid:
Debt issued by buyer	$11,000
Cash paid by buyer	6,447

Total consideration paid for CBN	$17,447

CBN’s net assets at fair value:
CBN net assets acquired	$12,510
Adjustments to reflect assets and liabilities acquired at fair value:
Investment securities discount/premium, net	(108)	(2)
Performing loans	(203)	(3)
Nonperforming loans	(1,706)	(3)
Allowance for loan losses	1,832	(3)
Property and equipment, net	88	(4)
REO property	(43)	(6)
Bank owned life insurance investment	(40)	(7)
Deposits	282	(8)
Core deposit intangible	607	(5)

Total identifiable net assets	$13,219

Total goodwill	$4,228	(9)

The acquisition of the net assets of CBN constitutes a business combination as defined by FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets acquired and liabilities assumed are presented at their fair values at acquisition date. Fair values were determined based on the requirements of FASB ASC Topic 820, Fair Value Measurements. In many cases, the determination of these fair values required management to make estimates regarding discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change for a period up to 12 months after the acquisition date. The following schedule is a breakdown of the assets acquired, liabilities assumed, related fair value adjustments, and resulting goodwill:

	Community Bank of Northern Wisconsin	Fair Value Adjustments		Fair Value
	(Dollars in thousands)
Assets
Cash and cash equivalents	$28,104	$—		$28,104
Other interest bearing deposits	5,000	(6	)(2)	4,994
Investment securities	16,825	(102	)(2)	16,723
Federal Home Loan Bank stock	405	—		405
Loans receivable	113,649	(1,909	)(3)	111,740
Allowance for loan losses	(1,832)	1,832	(3)	—

Loans receivable, net	111,817	(77)		111,740
Office properties and equipment, net	2,741	88	(4)	2,829
Accrued interest receivable	540	—		540
Intangible assets	—	607	(5)	607
Foreclosed and repossessed assets, net	265	(43	)(6)	222
Other assets	1,345	(40	)(7)	1,305

TOTAL ASSETS	$167,042	$427		$167,469

	Community Bank of Northern Wisconsin	Fair Value Adjustments		Fair Value
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$151,302	$(282	)(8)	$151,020
Federal Home Loan Bank advances	3,000	—		3,000
Other liabilities	230	—		230

Total liabilities	154,532	(282)		154,250
Stockholders’ equity:
Common stock	—	—		—
Additional paid-in capital	12,510	(12,510	)(9)	—
Retained earnings	—	—		—
Unearned deferred compensation	—	—		—
Accumulated other comprehensive loss	—	—		—

Total stockholders’ equity	12,510	(12,510)		—

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$167,042	$(12,792)		$154,250

Total identifiable net assets acquired				13,219
Purchase price				17,447

Goodwill recognized				$4,228

The following is a description of the methods used to determine, and adjustments necessary to present, the fair values of significant assets and liabilities presented above:

Cash and cash equivalents-The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets.

Other interest bearing deposits-Other interest bearing deposits were acquired from CBN with a $6 adjustment (2) to market value based upon quoted market prices or other observable outputs.

Investment Securities-Investment securities were acquired from CBN with a $102 adjustment (2) to market value based upon quoted market prices or other observable outputs.

Federal Home Loan Bank (FHLB) stock-Non-marketable investments in FHLB stock are carried at cost, which is their redeemable fair value since the market for each category of this stock is restricted.

Loans Receivable-Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan, related collateral, classification status, interest rate, term of the loan, whether the loan was amortizing, and current discount rates. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns.

We evaluated $109,202 of loans purchased in conjunction with the acquisition in accordance with the provisions of FASB ASC Topic 310-20, Nonrefundable Fees and Other Costs, and those loans were recorded with a $203 discount, included in fair value adjustment (3) above. As a result, the fair value discount on these loans is being accreted into interest income over the weighted average life of the loans, using a constant yield method. The remaining $4,447 of loans evaluated were considered purchased credit impaired loans within the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, and were recorded with a $1,706 discount, which is included in fair value adjustment (3) above. These purchased credit impaired loans will recognize interest income through accretion of the difference between the carrying amount of the loans and the expected cash flows.

Office properties and equipment-The fair values of office properties and equipment were based on the appraised value of the property. The fair value adjustment (4) of $88 will be amortized over the remaining economic life of the properties, which is estimated to be 25 years.

Accrued interest receivable-Accrued interest receivable was acquired at market value.

Intangible assets-Core deposit intangible assets represent the value of the relationships that CBN had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits. The Company recorded $607 of gross core deposit intangible as a result of the CBN acquisition, fair value adjustment (5) above, which will be amortized over seven years.

Foreclosed and repossessed assets-The carrying amount of these acquired assets were deemed to be a reasonable estimate of their fair value at the date of acquisition except for one purchased credit impaired loan in the amount of $91 that was transferred to real estate owned on May 16, 2016. This purchased credit impaired loan was considered within the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, and was recorded with a $43 discount, which is included in fair value adjustment (6) above.

Other assets- The carrying amount of these acquired assets were deemed to be a reasonable estimate of their fair value at the date of acquisition, except for two BOLI investment policies acquired with surrender charges. These BOLI policies were recorded with a $40 discount, which is included in fair value adjustment (7) above.

Deposits-The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, and money market accounts, is the amount payable on demand at the reporting date. The fair value of fixed rate certificate accounts is calculated by using discounted cash flows applying interest rates currently being offered on similar certificates. The Company determined that the fair value of fixed rate certificate deposits exceeded book value by $282; fair value adjustment (8) above. This fair value adjustment will be amortized over the weighted average life of these deposits, which is estimated to be 17 months.

FHLB advances and other borrowings-The fair value of long-term borrowed funds is estimated using discounted cash flows based on the Bank’s current incremental borrowing rates for similar borrowing arrangements. The carrying value of short-term borrowed funds approximates their fair value.

Other liabilities- The carrying amount of these acquired assets were deemed to be a reasonable estimate of their fair value at the date of acquisition.

Stockholders’ equity-All equity of the acquired CBN entity was eliminated as a result of the acquisition; fair value adjustment (9) above.

The following unaudited pro forma condensed financial information presents our results of operations, including the effects of the purchase accounting adjustments and acquisition expenses, had the acquisition taken place at the beginning of the period presented:

	Citizens Community Bancorp, Inc. Year Ended 09/30/2015 (As Restated)	Community Bank of Northern Wisconsin Year Ended 12/31/2015	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$21,641	$5,698	$34	(3)	$27,373
Interest and dividends on investments	1,363	469	—		1,832

Total interest and dividend income	23,004	6,167	34		29,205
Interest expense:
Interest on deposits	3,808	956	199	(6)	4,963
Interest on borrowed funds	630	31	367	(1)	1,028

Total interest expense	4,438	987	566		5,991

Net interest income before provision for loan losses	18,566	5,180	(532)		23,214
Provision for loan losses	656	84	—		740

Net interest income after provision for loan losses	17,910	5,096	(532)		22,474
Non-interest income	3,913	463	—		4,376
Non-interest expense	17,403	4,123	91	(4) (5)	21,617

Income before provision for income tax	4,420	1,436	(623)		5,233
Provision for income taxes	1,614	18	—		1,632

Net income attributable to common stockholders	$2,806	$1,418	$(623)		$3,601

Per share information:
Basic earnings	$0.54				$0.69

Diluted earnings	$0.54				$0.69

The following is a description of the methods used to determine the pro forma adjustments presented above:

(1)	Annual interest expense of $367; represents interest on debt incurred to partially fund the acquisition of CBN. Interest expense was based on $11,000 borrowings at an annual interest rate of 3.3366%, which represents the interest rate at the time of the acquisition.
(2)	Pro forma adjustments to non-interest expense consist of the following:
(3)	Fair value adjustment to performing loans of $203, amortized over 72 months; the weighted average remaining life of the loans, or ($34) annually.
(4)	Fair value adjustment to office properties and equipment of $88, amortized over the estimated remaining life of the buildings of 25 years, or $4 annually.
(5)	Core deposit intangible of $607, amortized over the estimated life of the intangible asset of seven years, or $87 annually.
(6)	Fair value adjustment to deposits of $282, amortized over the weighted average life of the deposits of 17 months, or $199 annually.

Selectively purchased loans and deposits—Central Bank -In February 2016, the Bank selectively purchased loans and deposit from Central Bank in Rice Lake and Barron, Wisconsin. The fair value of the acquired assets totaled

$17,323, including $10,001 in cash, $16,363 in loans and $786 in fixed and other assets. The Bank also assumed $27,131 in deposits, for which it paid a deposit premium of $707, as part of the transaction. The assets and liabilities relating to these selectively purchased loans and deposits were recorded on the Bank’s balance sheet at their preliminary fair values as of February 5, 2016 and the related results of operations for these branches have been included in the Company’s consolidated statement of comprehensive income since that date. Based on the purchase price allocation, the Corporation recorded $435 in goodwill and $272 in core deposit intangibles. These fair value amounts are based on third party valuations. The goodwill for this transaction is deductible for income tax purposes.

NOTE 4 – FAIR VALUE ACCOUNTING

ASC Topic 820-10, “Fair Value Measurements and Disclosures” establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The topic describes three levels of inputs that may be used to measure fair value:

Level 1- Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2- Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3- Significant unobservable inputs that reflect the Company’s assumptions about the factors that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input within the valuation hierarchy that is significant to the fair value measurement.

The fair value of securities available for sale is determined by obtaining market price quotes from independent third parties wherever such quotes are available (Level 1 inputs); or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). Where such quotes are not available, we utilize independent third party valuation analysis to support our own estimates and judgments in determining fair value (Level 3 inputs).

Assets Measured on a Recurring Basis

The following tables present the financial instruments measured at fair value on a recurring basis as of September 30, 2016 and 2015.

	Fair Value	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2016
Investment securities:
U.S. government agency obligations	$16,407	$—	$16,407	$—
Obligations of states and political subdivisions	34,012	—	34,012	—
Mortgage-backed securities	29,247	—	29,247	—
Federal Agricultural Mortgage Corporation	81	—	81	—
Trust Preferred Securities	376	—	—	376

Total	$80,123	$—	$79,747	$376

September 30, 2015
Investment securities:
U.S. government agency obligations	$15,020	$—	$15,020	$—
Obligations of states and political subdivisions	27,407	—	27,407	—
Mortgage-backed securities	37,440	—	37,440	—
Federal Agricultural Mortgage Corporation	54	—	54	—

Total	$79,921	$—	$79,921	$—

The following table presents additional information about the security available for sale measured at fair value on a recurring basis and for which the Company utilized significant unobservable inputs (Level 3 inputs) to determine fair value for the year ended September 30, 2016 and 2015:

	Fair value measurements using significant unobservable inputs (Level 3)
	2016	2015
Securities available for sale
Balance, beginning of year	$—	$—
Payments received	—	—
Total gains or losses (realized/unrealized)
Included in earnings	—	—
Included in other comprehensive income	—	—
Transfers in and/or out of Level 3	376	—

Balance, end of year	$376	$—

There were no transfers in or out of Level 1 and Level 2 fair value measurements during the years ended September 30, 2016 and 2015. The trust preferred security discussed below, which was obtained as part of the CBN acquisition, is the only transfer into or out of Level 3 during the same periods. There were no losses included in earnings attributable to the change in unrealized gains or losses relating to the available-for-sale securities above with fair value measurements utilizing significant unobservable inputs for the years ended September 30, 2016 and 2015, respectively.

The Level 3 securities consists of one private placement collateralized debt obligation security, backed by trust preferred securities. The market for this security at September 30, 2016 was not active, and markets for similar securities was equally inactive. The new issue market is also inactive and there are currently very few market participants willing or able to transact for these securities.

The Company utilized an independent third party to value the Level 3 security using a discounted cash flow analysis. The estimated cash flows are based on specific assumptions about defaults, deferrals and prepayments of the underlying trust preferred securities.

Assets Measured on a Nonrecurring Basis

The following tables present the financial instruments measured at fair value on a nonrecurring basis as of September 30, 2016 and 2015:

	Fair Value	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2016
Foreclosed and repossessed assets, net	$776	$—	$—	$776
Impaired loans with allocated allowances	2,412	—	—	2,412

Total	$3,188	$—	$—	$3,188

September 30, 2015
Foreclosed and repossessed assets, net	$902	$—	$—	$902
Impaired loans with allocated allowances	2,349	—	—	2,349

Total	$3,251	$—	$—	$3,251

The fair value of impaired loans referenced above was determined by obtaining independent third party appraisals and/or internally developed collateral valuations to support the Company’s estimates and judgments in determining the fair value of the underlying collateral supporting impaired loans.

The fair value of foreclosed and repossessed assets referenced above was determined by obtaining market price valuations from independent third parties wherever such quotes were available for other collateral owned. The Company utilized independent third party appraisals to support the Company’s estimates and judgments in determining fair value for other real estate owned.

The following table represents additional quantitative information about assets measured at fair value on a recurring and nonrecurring basis and for which we have utilized Level 3 inputs to determine their fair value at September 30, 2016.

	Fair Value	Valuation Techniques (1)	Significant Unobservable Inputs (2)	Range
September 30, 2016
Foreclosed and repossessed assets, net	$776	Appraisal value	Estimated costs to sell	10 - 15%
Impaired loans with allocated allowances	$2,412	Appraisal value	Estimated costs to sell	10 - 15%
September 30, 2015
Foreclosed and repossessed assets, net	$902	Appraisal value	Estimated costs to sell	10 - 15%
Impaired loans with allocated allowances	$2,349	Appraisal value	Estimated costs to sell	10 - 15%

(1)	Fair value is generally determined through independent third-party appraisals of the underlying collateral, which generally includes various level 3 inputs which are not observable.
(2)	The fair value basis of impaired loans and real estate owned may be adjusted to reflect management estimates of disposal costs including, but not limited to, real estate brokerage commissions, legal fees, and delinquent property taxes.

Fair Values of Financial Instruments

ASC 825-10 and ASC 270-10, Interim Disclosures about Fair Value Financial Instruments, require disclosures about fair value financial instruments and significant assumptions used to estimate fair value. The estimated fair values of financial instruments not previously disclosed are determined as follows:

Cash and Cash Equivalents (carried at cost)

Due to their short-term nature, the carrying amounts of cash and cash equivalents are considered to be a reasonable estimate of fair value and represents a level 1 measurement.

Other Interest Bearing Deposits (carried at cost)

Fair value of interest bearing deposits is estimated using a discounted cash flow analysis based on current interest rates being offered by instruments with similar terms and represents a level 3 measurement.

Non-marketable Equity Securities, (carried at cost)

Non-marketable equity securities are comprised of Federal Home Loan Bank stock and Federal Reserve Bank stock carried at cost, which are their redeemable fair value since the market for each category of this stock is restricted and represents a level 1 measurement.

Loans Receivable, net (carried at cost)

Fair value is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, C&I and consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity date using market discount rates reflecting the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank’s repayment schedules for each loan classification. The fair value of variable rate loans approximates carrying value. The net carrying value of the loans acquired through the CBN acquisition approximates the fair value of the loans at September 30, 2016. The fair value of loans is considered to be a level 3 measurement.

Impaired Loans (carried at fair value)

Impaired loans are loans in which the Company has measured impairment, generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Foreclosed Assets (carried at fair value)

Foreclosed assets are the only non-financial assets valued on a non-recurring basis which are held by the Company at fair value, less cost to sell. At foreclosure or repossession, if the fair value, less estimated costs to sell, of the collateral acquired (real estate, vehicles, equipment) is less than the Company’s recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Additionally, valuations are periodically performed by management and any subsequent reduction in value is recognized by a charge to income. The fair value of foreclosed assets held-for-sale is estimated using Level 3 inputs based on observable market data.

Accrued Interest Receivable and Payable (carried at cost)

Due to their short-term nature, the carrying amounts of accrued interest receivable and payable are considered to be a reasonable estimate of fair value and represents a level 1 measurement.

Deposits (carried at cost)

The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, and money market accounts, is the amount payable on demand at the reporting date. The fair value of fixed rate certificate accounts is calculated by using discounted cash flows applying interest rates currently being offered on similar certificates and represents a level 3 measurement. The net carrying value of fixed rate certificate accounts acquired through the CBN acquisition approximates the fair value of the loans at September 30, 2016 and represents a level 3 measurement.

Federal Home Loan Bank Advances (carried at cost)

The fair value of long-term borrowed funds is estimated using discounted cash flows based on the Bank’s current incremental borrowing rates for similar borrowing arrangements. The carrying value of short-term borrowed funds approximates their fair value and represents a level 2 measurement.

Off-Balance-Sheet Instruments (disclosed at cost)

The fair value of off-balance sheet commitments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the customers. Since this amount is immaterial to the Company’s consolidated financial statements, no amount for fair value is presented.

The table below represents what we would receive to sell an asset or what we would have to pay to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount and estimated fair value of the Company’s financial instruments as of the dates indicated below were as follows:

			September 30, 2016		September 30, 2015
	Valuation Method Used		Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	(Level I	)	$10,046	$10,046	$23,872	$23,872
Interest-bearing deposits	(Level I	)	745	760	2,992	3,022
Securities available for sale “AFS”	See above		80,123	80,123	79,921	79,921
Securities held to maturity “HTM”	(Level II	)	6,669	6,944	8,012	8,219
Non-marketable equity securities, at cost	(Level II	)	5,034	5,034	4,626	4,626
Loans receivable, net	(Level III	)	568,371	585,679	444,014	462,227
Accrued interest receivable	(Level I	)	2,032	2,032	1,574	1,574
Financial liabilities:
Deposits	(Level III	)	$557,677	$561,919	$456,298	$460,450
FHLB advances	(Level III	)	59,291	59,557	58,891	59,357
Other borrowings	(Level I	)	11,000	11,000	—	—
Other liabilities	(Level I	)	3,353	3,353	3,505	3,505
Accrued interest payable	(Level I	)	122	122	18	18

NOTE 5 – LOANS, ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS

Loans by classes within portfolio segments as of September 30, 2016 and 2015, respectively, were as follows:

	September 30, 2016	September 30, 2015
Originated Loans:
Residential real estate:
One to four family	$160,961	$181,205
Commercial/Agricultural real estate:
Commercial real estate	58,768	39,882
Agricultural real estate	3,418	2,415
Multi-family real estate	18,935	14,869
Construction and land development	12,977	6,099
Consumer non-real estate:
Originated indirect paper	119,073	130,993
Purchased indirect paper	49,221	39,705
Other Consumer	18,926	22,902
Commercial/Agricultural non-real estate:
Commercial non-real estate	17,969	6,292
Agricultural non-real estate	9,994	3,718

Total originated loans	$470,242	$448,080
Acquired Loans:
Residential real estate:
One to four family	$26,777	$—
Commercial/Agricultural real estate:
Commercial real estate	30,172	—
Agricultural real estate	24,780	—
Multi-family real estate	200	—
Construction and land development	3,603	—
Consumer non-real estate:
Other Consumer	789	—
Commercial/Agricultural non-real estate:
Commercial non-real estate	13,032	—
Agricultural non-real estate	4,653	—

Total acquired loans	$104,006	$—
Total Loans:
Residential real estate:
One to four family	$187,738	$181,205
Commercial/Agricultural real estate:
Commercial real estate	88,940	39,882
Agricultural real estate	28,198	2,415
Multi-family real estate	19,135	14,869
Construction and land development	16,580	6,099
Consumer non-real estate:
Originated indirect paper	119,073	130,993
Purchased indirect paper	49,221	39,705
Other Consumer	19,715	22,902
Commercial/Agricultural non-real estate:
Commercial non-real estate	31,001	6,292
Agricultural non-real estate	14,647	3,718

Gross loans	$574,248	$448,080
Less:
Net deferred loan costs (fees)	191	2,430
Allowance for loan losses	(6,068)	(6,496)

Loans receivable, net	$568,371	$444,014

Portfolio Segments:

Residential real estate loans are collateralized by primary and secondary positions on real estate and are underwritten primarily based on borrower’s documented income, credit scores, and collateral values. Under consumer home equity loan guidelines, the borrower will be approved for a loan based on a percentage of their home’s appraised value less the balance owed on the existing first mortgage. Credit risk is minimized within the residential real estate portfolio as relatively small loan amounts are spread across many individual borrowers. Management evaluates trends in past due loans and current economic factors such as the housing price index on a regular basis.

Commercial and agricultural real estate loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Management examines current and projected cash flows to determine the ability of the borrower to repay its obligations as agreed. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The level of owner-occupied property versus non-owner-occupied property are tracked and monitored on a regular basis. Agricultural real estate loans are primarily comprised of loans for the purchase of farmland. Loan-to-value ratios on loans secured by farmland generally do not exceed 75%.

Land development loans are underwritten using feasibility studies, independent appraisal reviews and financial analysis of the developers or property owners. Commercial construction loans are based upon estimates of cost and value of the completed project. Commercial construction loans often involve the disbursement of substantial funds with the repayment dependent on the success of the ultimate project. Sources of repayment for these loans may be the sale of the developed property or increased cash flow as a result of business expansion.

Consumer non-real estate loans are comprised of originated indirect paper loans secured primarily by boats and recreational vehicles, purchased indirect paper loans secured primarily by household goods and other consumer loans secured primarily by automobiles and other personal assets. Consumer loans underwriting terms often depend on the collateral type, debt to income ratio and the borrower’s creditworthiness as evidenced by their credit score. Collateral value alone may not provide an adequate source of repayment of the outstanding loan balance in the event of a consumer non-real estate default. This shortage is a result of the greater likelihood of damage, loss and depreciation for consumer based collateral..

Commercial non-real estate loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. These cash flows, however, may not be as expected and the value of collateral securing the loans may fluctuate. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee. Agricultural non-real estate loans are generally comprised of term loans to fund the purchase of equipment, livestock and seasonal operating lines. Operating lines are typically written for one year and secured by the crop and other farm assets as considered necessary. Agricultural loans carry significant credit risks as they may involve larger balances concentrated with single borrowers or groups of related borrowers. In addition, repayment of such loans depends on the successful operation or management of the farm property securing the loan or for which an operating loan is utilized. Farming operations may be affected by adverse weather conditions such as drought, hail or floods that can severely limit crop yields.

Below is a breakdown of loans by risk rating as of September 30, 2016:

	1 to 5	6	7	8	9	TOTAL
Originated Loans:
Residential real estate:
One to four family	$159,244	$—	$1,632	$—	$85	$160,961
Commercial/Agricultural real estate:
Commercial real estate	58,768	—	—	—	—	58,768
Agricultural real estate	3,418	—	—	—	—	3,418
Multi-family real estate	18,935	—	—	—	—	18,935
Construction and land development	12,977	—	—	—	—	12,977
Consumer non-real estate:
Originated indirect paper	118,809	10	254	—	—	119,073
Purchased indirect paper	49,221	—	—	—	—	49,221
Other Consumer	18,889	—	37	—	—	18,926
Commercial/Agricultural non-real estate:
Commercial non-real estate	17,790	—	179	—	—	17,969
Agricultural non-real estate	9,994	—	—	—	—	9,994

Total originated loans	$468,045	$10	$2,102	$—	$85	$470,242
Acquired Loans:
Residential real estate:
One to four family	$25,613	$603	$561	$—	$—	$26,777
Commercial/Agricultural real estate:
Commercial real estate	29,607	167	398	—	—	30,172
Agricultural real estate	21,922	11	2,847	—	—	24,780
Multi-family real estate	200	—	—	—	—	200
Construction and land development	3,487	—	116	—	—	3,603
Consumer non-real estate:
Other Consumer	746	11	32	—	—	789
Commercial/Agricultural non-real estate:
Commercial non-real estate	13,010	11	11	—	—	13,032
Agricultural non-real estate	4,546	7	100	—	—	4,653

Total acquired loans	$99,131	$810	$4,065	$—	$—	$104,006
Total Loans:
Residential real estate:
One to four family	$184,857	$603	$2,193	$—	$85	$187,738
Commercial/Agricultural real estate:
Commercial real estate	88,375	167	398	—	—	88,940
Agricultural real estate	25,340	11	2,847	—	—	28,198
Multi-family real estate	19,135	—	—	—	—	19,135
Construction and land development	16,464	—	116	—	—	16,580
Consumer non-real estate:
Originated indirect paper	118,809	10	254	—	—	119,073
Purchased indirect paper	49,221	—	—	—	—	49,221
Other Consumer	19,635	11	69	—	—	19,715
Commercial/Agricultural non-real estate:
Commercial non-real estate	30,800	11	190	—	—	31,001
Agricultural non-real estate	14,540	7	100	—	—	14,647

Gross loans	$567,176	$820	$6,167	$—	$85	$574,248

Less:
Net deferred loan costs (fees)						191
Allowance for loan losses						(6,068)

Loans receivable, net						$568,371

Below is a breakdown of loans by risk rating as of September 30, 2015:

	1 to 5	6	7	8	9	TOTAL
Residential real estate:
One to four family	$179,945	$—	$1,260	$—	$—	$181,205
Commercial/Agricultural real estate:
Commercial real estate	39,882	—	—	—	—	39,882
Agricultural real estate	2,415	—	—	—	—	2,415
Multi-family real estate	14,869	—	—	—	—	14,869
Construction and land development	6,099	—	—	—	—	6,099
Consumer non-real estate:
Originated indirect paper	130,701	—	285	—	7	130,993
Purchased indirect paper	39,527	—	178	—	—	39,705
Other Consumer	22,817	—	85	—	—	22,902
Commercial/Agricultural non-real estate:
Commercial non-real estate	6,292	—	—	—	—	6,292
Agricultural non-real estate	3,718	—	—	—	—	3,718

Gross loans	$446,265	$—	$1,808	$—	$7	$448,080
Less:
Net deferred loan costs (fees)						2,430
Allowance for loan losses						(6,496)

Loans receivable, net						$444,014

Credit Quality/Risk Ratings: Management utilizes a numeric risk rating system to identify and quantify the Bank’s risk of loss within its loan portfolio. Ratings are initially assigned prior to funding the loan, and may be changed at any time as circumstances warrant.

Ratings range from the highest to lowest quality based on factors that include measurements of ability to pay, collateral type and value, borrower stability and management experience. The Bank’s loan portfolio is presented below in accordance with the risk rating framework that has been commonly adopted by the federal banking agencies. The definitions of the various risk rating categories are as follows:

1 through 4 - Pass. A “Pass” loan means that the condition of the borrower and the performance of the loan is satisfactory or better.

5 - Watch. A “Watch” loan has clearly identifiable developing weaknesses that deserve additional attention from management. Weaknesses that are not corrected or mitigated, may jeopardize the ability of the borrower to repay the loan in the future.

6 - Special Mention. A “Special Mention” loan has one or more potential weakness that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institution’s credit position in the future.

7 - Substandard. A “Substandard” loan is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

8 - Doubtful. A “Doubtful” loan has all the weaknesses inherent in a Substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

9 - Loss. Loans classified as “Loss” are considered uncollectible, and their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, and a partial recovery may occur in the future.

Certain directors and executive officers of the Company and the Bank are defined as related parties. These related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2016 and 2015. A summary of the changes in those loans during the last two fiscal years is as follows:

	September 30,
	2016	2015
Balance—beginning of year	$232	$129
New loan originations	1	137
Repayments	(12)	(34)

Balance—end of year	$221	$232

Available and unused lines of credit	$18	$18

Allowance for Loan Losses—The ALL represents management’s estimate of probable and inherent credit losses in the Bank’s loan portfolio. Estimating the amount of the ALL requires the exercise of significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of other qualitative factors such as current economic trends and conditions, all of which may be susceptible to significant change.
There are many factors affecting the ALL; some are quantitative, while others require qualitative judgment. The process for determining the ALL (which management believes adequately considers potential factors which result in probable credit losses), includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect the Company’s earnings or financial position in future periods. Allocations of the ALL may be made for specific loans but the entire ALL is available for any loan that, in management’s judgment, should be charged-off or for which an actual loss is realized.

As an integral part of their examination process, various regulatory agencies also review the Bank’s ALL. Such agencies may require that changes in the ALL be recognized when such regulators’ credit evaluations differ from those of our management based on information available to the regulators at the time of their examinations.

Changes in the ALL by loan type for the periods presented below were as follows:

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer Non-real Estate	Commercial/ Agricultural Non-real Estate	Unallocated	Total
Year Ended September 30, 2016:
Allowance for Loan Losses:
Beginning balance, October 1, 2015	$2,364	$989	$1,620	$1,271	$252	$6,496
Charge-offs	(140)		(460)	(118)	—	(718)
Recoveries	11	—	204	—	—	215
Provision	30	10	35	—	—	75
Allowance allocation adjustment	(226)	884	67	(501)	(224)	—

Total Allowance on originated loans	$2,039	$1,883	$1,466	$652	$28	$6,068
Purchased credit impaired loans	—	—	—	—	—	—
Other acquired loans	—	—	—	—	—	—

Total Allowance on acquired loans	$—	$—	$—	$—	$—	$—

Ending balance, September 30, 2016	$2,039	$1,883	$1,466	$652	$28	$6,068

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer Non-real Estate	Commercial/ Agricultural Non-real Estate	Unallocated	Total
Allowance for Loan Losses at September 30, 2016:
Amount of allowance for loan losses arising from loans individually evaluated for impairment	$503	$—	$85	$40	$—	$628

Amount of allowance for loan losses arising from loans collectively evaluated for impairment	$1,536	$1,883	$1,381	$612	$28	$5,440

Loans Receivable as of September 30, 2016:						—
Ending balance of originated loans	$160,655	$92,374	$189,441	$27,963	$—	$470,433
Ending balance of purchased credit-impaired loans	577	2,309	4	897	—	3,787
Ending balance of other acquired loans	26,200	56,446	785	16,788		100,219

Ending balance of loans	$187,432	$151,129	$190,230	$45,648	$—	$574,439

Ending balance: individually evaluated for impairment	$4,640	$—	$578	$179	$—	$5,397

Ending balance: collectively evaluated for impairment	$182,792	$151,129	$189,652	$45,469	$—	$569,042

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer Non-real Estate	Commercial/ Agricultural Non-real Estate	Unallocated	Total
Year ended September 30, 2015
Allowance for Loan Losses:
Beginning balance, October 1, 2014	$2,759	$—	$3,747	$—	$—	$6,506
Charge-offs	(405)	—	(601)	—	—	(1,006)
Recoveries	69	—	271	—	—	340
Provision	382	16	258	—	—	656
Allowance allocation adjustment	(441)	973	(2,055)	1,271	252	—

Ending balance, September 30, 2015	$2,364	$989	$1,620	$1,271	$252	$6,496

Allowance for Loan Losses at September 30, 2015:
Amount of allowance for loan losses arising from loans individually evaluated for impairment	$463	$—	$119	$—	$—	$582

Amount of allowance for loan losses arising from loans collectively evaluated for impairment	$1,901	$989	$1,501	$1,271	$252	$5,914

Loans Receivable as of September 30, 2015:
Ending balance	$180,693	$63,266	$196,541	$10,010	$—	$450,510

Ending balance: individually evaluated for impairment	$4,466	$—	$848	$—	$—	$5,314

Ending balance: collectively evaluated for impairment	$176,227	$63,266	$195,693	$10,010	$—	$445,196

The Bank has originated substantially all loans currently recorded on the Company’s accompanying Consolidated Balance Sheet, except as noted below.

In February 2016, the Bank selectively purchased loans from Central Bank in Rice Lake and Barron, Wisconsin in the amount of $16,363. In May 2016, the Bank acquired loans from Community Bank of Northern Wisconsin, headquartered in Rice Lake, Wisconsin totaling $111,740.

During October 2012, the Bank entered into an agreement to purchase short term consumer loans from a third party on an ongoing basis. As part of the servicer agreement entered into in connection with this purchase agreement, the third party seller agreed to purchase or substitute performing consumer loans for all contracts that become 120 days past due. Pursuant to the ongoing loan purchase agreement, a Board of Director determinant was originally established to limit the purchase of these consumer loans under this arrangement to a maximum of $40,000 and a restricted reserve account was established at 3% of the outstanding consumer loan balances purchased up to a maximum of $1,000, with such percentage amount of the loans being deposited into a segregated reserve account. The funds in the reserve account are to be released to compensate the Bank for any purchased loans that are not purchased back by the seller or substituted with performing loans and are ultimately charged off by the Bank. During the first quarter of fiscal 2015, the Board of Directors increased the limit of these purchased consumer loans to a maximum of $50,000. As of September 30, 2016, the balance of the consumer loans purchased was $49,221 compared to $39,705 as of September 30, 2015. As of September 30, 2016, purchases from this third party have been suspended as we review procedures and documentation requirements on any future purchases. The balance in the cash reserve account has reached the maximum allowed balance of $1,000, which is included in Deposits on the accompanying Consolidated Balance Sheet. To date, none of the purchased loans have been charged off or have experienced losses.

The weighted average rate earned on these purchased consumer loans was 4.24% as of September 30, 2016. From March 2014 through December 2015, the rate earned for all new loan originations of these purchased consumer loans was 4.00%. As of January 2016, new loans purchased are at an interest rate of 4.25% due to the increase in the Prime Rate.

Loans receivable by loan type as of the end of the periods shown below were as follows:

	Residential Real Estate		Commercial /Agriculture Real Estate Loans		Consumer non-Real Estate		Commercial /Agriculture non-Real Estate		Totals
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Performing loans
Performing TDR loans	$3,955	$3,206	$1,378	$—	$288	$472	$1,478	$—	$7,099	$3,678
Performing loans other	181,734	176,650	148,803	63,266	189,641	195,685	43,892	10,010	564,070	445,611

Total performing loans	185,689	179,856	150,181	63,266	189,929	196,157	45,370	10,010	571,169	449,289
Nonperforming loans (1)
Nonperforming TDR loans	516	273	948	—	43	59	99	—	1,606	332
Nonperforming loans other	1,227	564	—	—	258	325	179	—	1,664	889

Total nonperforming loans	1,743	837	948	—	301	384	278	—	3,270	1,221

Total loans	$187,432	$180,693	$151,129	$63,266	$190,230	$196,541	$45,648	$10,010	$574,439	$450,510

An aging analysis of the Company’s consumer real estate, commercial/agriculture real estate, consumer and other loans and purchased third party loans as of September 30, 2016 and 2015, respectively, was as follows:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Nonaccrual Loans	Recorded Investment > 89 Days and Accruing
September 30, 2016
Residential real estate:
One to four family	$1,062	$892	$1,238	$3,192	$184,546	$187,738	$1,595	$123
Commercial/Agricultural real estate:
Commercial real estate	33	83	367	483	88,457	88,940	483	—
Agricultural real estate	—	—	623	623	27,575	28,198	623	—
Multi-family real estate	—	—	—	—	19,135	19,135	—	—
Construction and land development	27	—	35	62	16,518	16,580	—	—
Consumer non-real estate:
Originated indirect paper	204	30	122	356	118,717	119,073	158	53
Purchased indirect paper	338	286	199	823	48,398	49,221	—	199
Other Consumer	104	16	34	154	19,561	19,715	54	5
Commercial/Agricultural non-real estate:
Commercial non-real estate	9	2	155	166	30,835	31,001	188	—
Agricultural non-real estate	—	60	90	150	14,497	14,647	90	—

Total	$1,777	$1,369	$2,863	$6,009	$568,239	$574,248	$3,191	$380

September 30, 2015
Residential real estate:
One to four family	$555	$500	$387	$1,442	$179,764	$181,206	$592	$244
Commercial/Agricultural real estate:
Commercial real estate	—	—	—	—	39,883	39,883	—	—
Agricultural real estate	—	—	—	—	2,415	2,415	—	—
Multi-family real estate	—	—	—	—	14,869	14,869	—	—
Construction and land development	—	—	—	—	6,099	6,099	—	—
Consumer non-real estate:
Originated indirect paper	321	47	120	488	130,505	130,993	113	47
Purchased indirect paper	238	189	177	604	39,101	39,705	—	177
Other Consumer	65	18	15	98	22,802	22,900	43	5
Commercial/Agricultural non-real estate:
Commercial non-real estate	—	—	—	—	6,292	6,292	—	—
Agricultural non-real estate	—	—	—	—	3,718	3,718	—	—

Total	$1,179	$754	$699	$2,632	$445,448	$448,080	$748	$473

At September 30, 2016, the Company has identified $3,733 of originated, $4,972 acquired TDR loans and $1,664 of substandard loans as impaired, totaling $10,369, which includes $3,218 of performing originated, and $3,881 performing acquired TDR loans. A loan is identified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Performing TDRs consist of loans that have been modified and are performing in accordance with the modified terms for a sufficient length of time, generally six months, or loans that were modified on a proactive basis. A summary of the Company’s impaired loans as of September 30, 2016 and September 30, 2015 was as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2016
With No Related Allowance Recorded:
Residential real estate	$3,807	$3,807	$—	$3,817	$132
Commercial/agriculture real estate	2,326	2,326	—	2,326	27
Consumer non-real estate	247	247	—	451	36
Commercial/agricultural non-real estate	1,577	1,577	—	1,577	42

Total	$7,957	$7,957	$—	$8,171	$237
With An Allowance Recorded:
Residential real estate	$1,891	$1,891	$503	$1,808	$50
Commercial/agriculture real estate	—	—	—	—	—
Consumer non-real estate	342	342	76	339	10
Commercial/agricultural non-real estate	179	179	27	36	1

Total	$2,412	$2,412	$606	$2,183	$61
2016 Totals:
Residential real estate	$5,698	$5,698	$503	$5,625	$182
Commercial/agriculture real estate	2,326	2,326	—	2,326	27
Consumer non-real estate	589	589	76	790	46
Commercial/agricultural non-real estate	1,756	1,756	27	1,613	43

Total	$10,369	$10,369	$606	$10,354	$298

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2015
With No Related Allowance Recorded:
Residential real estate	$2,494	$2,494	$—	$3,178	$136
Commercial/agriculture real estate	—	—	—	—	—
Consumer non-real estate	471	471	—	485	35
Commercial/agricultural non-real estate	—	—	—	—	—

Total	$2,965	$2,965	$—	$3,663	$171
With An Allowance Recorded:
Residential real estate	$1,972	$1,972	$463	$2,220	$61
Commercial/agriculture real estate	—	—	—	—	—
Consumer non-real estate	377	377	119	556	23
Commercial/agricultural non-real estate	—	—	—	—	—

Total	$2,349	$2,349	$582	$2,776	$84
2015 Totals:
Residential real estate	$4,466	$4,466	$463	$5,398	$197
Commercial/agriculture real estate	—	—	—	—	—
Consumer non-real estate	848	848	119	1,041	58
Commercial/agricultural non-real estate	—	—	—	—	—

Total	$5,314	$5,314	$582	$6,439	$255

Troubled Debt Restructuring – A TDR includes a loan modification where a borrower is experiencing financial difficulty and the Bank grants a concession to that borrower that the Bank would not otherwise consider except for the borrower’s financial difficulties. Concessions include an extension of loan terms, renewals of existing balloon loans, reductions in interest rates and consolidating existing Bank loans at modified terms. A TDR may be either on accrual or nonaccrual status based upon the performance of the borrower and management’s assessment of collectability. If a TDR is placed on nonaccrual status, it remains there until a sufficient period of performance under the restructured terms has occurred at which time it is returned to accrual status. There were 3 delinquent TDRs, greater than 60 days past due, with a recorded investment of $226 at September 30, 2016, compared to 4 such loans with a recorded investment of $191 at September 30, 2015.

Following is a summary of TDR loans by accrual status as of September 30, 2016 and September 30, 2015. There were no TDR commitments or unused lines of credit as of September 30, 2016 and September 30, 2015.

	September 30,
	2016	2015
Troubled debt restructure loans:
Accrual status	$3,218	$3,678
Non-accrual status	515	332

Total	$3,733	$4,010

The following provides detail, including specific reserve and reasons for modification, related to loans identified as TDRs during the years ended September 30, 2016 and September 30, 2015:

	Number of Contracts	Modified Rate	Modified Payment	Modified Under- writing	Other	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserve
2016
TDRs:
Residential real estate	4	$37	$—	$359	$—	$396	$396	$74
Commercial/Agricultural real estate	—	—	—	—	—	—	—	—
Consumer non-real estate	3	—	—	21	—	21	21	—
Commercial/Agricultural non-real estate	—	—	—	—	—	—	—	—

Totals	7	$37	$—	$380	$—	$417	$417	$74

	Number of Contracts	Modified Rate	Modified Payment	Modified Under- writing	Other	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserve
2015
TDRs
Residential real estate	7	$1,336	$—	$1,331	$812	$3,479	$3,479	$23
Commercial/Agricultural real estate	—	—	—	—	—	—	—	—
Consumer non-real estate	14	201	—	262	68	531	531	40
Commercial/Agricultural non-real estate	—	—	—	—	—	—	—	—

Totals	21	$1,537	$—	$1,593	$880	$4,010	$4,010	$63

A summary of loans by loan class modified in a troubled debt restructuring as of September 30, 2016 and September 30, 2015, and during each of the twelve months then ended, was as follows:

	September 30, 2016		September 30, 2015
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings:
Originated loans:
Residential real estate	32	$3,413	34	$3,479
Commercial/Agricultural real estate	—	—	—	—
Consumer non-real estate	21	320	39	531
Commercial/Agricultural non-real estate	—	—	—	—

Total originated loans	53	$3,733	73	$4,010

The following table provides information related to restructured loans that were considered in default as of September 30, 2016 and September 30, 2015:

	September 30, 2016		September 30, 2015
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings:
Residential real estate	9	$516	3	$273
Commercial/Agricultural real estate	6	948	—	—
Consumer non-real estate	4	43	5	59
Commercial/Agricultural non-real estate	2	99	—	—

Total troubled debt restructurings	21	$1,606	8	$332

Included above are eight TDR loans that became in default during the year ended September 30, 2016.

All acquired loans were initially recorded at fair value at the acquisition date. The outstanding balance and the carrying amount of acquired loans included in the consolidated balance sheet are as follows:

September 30, 2016
Accountable for under ASC 310-30 (PCI loans)
Outstanding balance	3,787
Carrying amount	2,255
Accountable for under ASC 310-20 (non-PCI loans)
Outstanding balance	100,219
Carrying amount	100,027
Total acquired loans
Outstanding balance	104,006
Carrying amount	102,282

The following table provides changes in accretable yield for all acquired loans accounted for under ASC 310-30:

May 16, 2016 to September 30, 2016
Balance at beginning of period	$—
Acquisitions	203
Reduction due to unexpected early payoffs	—
Reclass from non-accretable difference	—
Disposals/transfers	—
Accretion	(11)

Balance at end of period	$192

The following table reflects amounts at acquisition for all purchased loans subject to ASC 310-30 (impaired and non-impaired) acquired from CBN:

	Acquired Impaired Loans	Acquired Performing Loans	Total Acquired Loans
Contractually required cash flows at acquisition	$3,698	$109,961	$113,659
Non-accretable difference (expected losses and foregone interest)	(1,749)	—	(1,749)

Cash flows expected to be collected at acquisition	1,949	109,961	111,910
Accretable yield	—	(203)	(203)

Basis in acquired loans at acquisition	$2,530	109,797	$112,327

Our analysis of the acquired impaired and non-impaired loan portfolio is ongoing and will be completed by December 31, 2016.

NOTE 6 – INVESTMENT SECURITIES

The amortized cost, estimated fair value and related unrealized gains and losses on securities available for sale and held to maturity as of September 30, 2016 and September 30, 2015, respectively, were as follows:

Available for sale securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2016
U.S. government agency obligations	$16,388	$48	$29	$16,407
Obligations of states and political subdivisions	33,405	630	23	34,012
Mortgage-backed securities	28,861	389	3	29,247
Federal Agricultural Mortgage Corporation	70	11	—	81
Trust preferred securities	376	—	—	376

Total available for sale securities	$79,100	$1,078	$55	$80,123

September 30, 2015
U.S. government agency obligations	$15,240	$—	$220	$15,020
Obligations of states and political subdivisions	27,573	81	247	27,407
Mortgage-backed securities	37,451	133	144	37,440
Federal Agricultural Mortgage Corporation	71	—	17	54

Total available for sale securities	$80,335	$214	$628	$79,921

Held to maturity securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2016
Obligations of states and political subdivisions	$1,315	$20	$—	$1,335
Mortgage-backed securities	5,354	255	—	5,609

Total held to maturity securities	$6,669	$275	$—	$6,944

September 30, 2015
Obligations of states and political subdivisions	$1,319	$3	$4	$1,318
Mortgage-backed securities	6,693	208	—	6,901

Total held to maturity securities	$8,012	$211	$4	$8,219

The unrealized losses at September 30, 2016 in U.S. Government securities, state and municipal securities, and mortgage-backed securities are primarily the result of interest rate fluctuations. If held to maturity, these bonds will mature at par, and the Company will not realize a loss. The Company has the intent to hold the securities and does not believe it will be required to sell the securities before recovery occurs.

At September 30, 2016, the Bank has pledged certain of its U.S. Government Agency securities with a carrying value of $2,685 as collateral against a borrowing line of credit with the Federal Reserve Bank. However, as of September 30, 2016, there were no borrowings outstanding on this Federal Reserve Bank line of credit. As of September 30, 2016, the Bank has pledged certain of its U.S. Government Agency securities with a carrying value of $6,163 and mortgage-backed securities with a carrying value of $20,856 as collateral against specific municipal deposits.

The estimated fair value of securities at September 30, 2016, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities on mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Expected maturities may differ from contractual maturities on certain agency and municipal securities due to the call feature.

Available for sale securities	Amortized Cost	Estimated Fair Value
Due in one year or less	$230	$230
Due after one year through five years	14,463	14,546
Due after five years through ten years	28,289	28,798
Due after ten years	36,118	36,549

Total available for sale securities	$79,100	$80,123

Held to maturity securities	Amortized Cost	Estimated Fair Value
Due after one year through five years	$1,315	$1,335
Due after five years through ten years	1,504	1,559
Due after ten years	3,850	4,050

Total held to maturity securities	$6,669	$6,944

Securities with unrealized losses at September 30, 2016 and 2015, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	Less than 12 Months		12 Months or More		Total
Available for sale securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2016
U.S. government agency obligations	$4,039	$4	$2,494	$25	$6,533	$29
Obligations of states and political subdivisions	2,885	7	1,338	15	4,223	22
Mortgage-backed securities	1,385	1	1,137	3	2,522	4

Total	$8,309	$12	$4,969	$43	$13,278	$55

2015
U.S. government agency obligations	$4,960	$14	$10,060	$206	$15,020	$220
Obligations of states and political subdivisions	13,864	155	2,234	92	16,098	247
Mortgage-backed securities	22,018	93	3,590	51	25,608	144
Federal Agricultural Mortgage Corporation	—	—	54	17	54	17

Total	$40,842	$262	$15,938	$366	$56,780	$628

	Less than 12 Months		12 Months or More		Total
Held to maturity securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2016
Obligations of states and political subdivisions	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

2015
Obligations of states and political subdivisions	$904	$4	$—	$—	$904	$4
Mortgage-backed securities	—	—	—	—	—	—

Total	$904	$4	$—	$—	$904	$4

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. As part of such monitoring, the credit quality of individual securities and their issuer is assessed. Significant inputs used to measure the amount of other-than-temporary impairment related to credit loss include, but are not limited to; the Company’s intent and ability to sell the debt security prior to recovery, that it is more likely than not that the Company will not sell the security prior to recovery, default and delinquency rates of the underlying collateral, remaining credit support, and historical loss severities. Adjustments to market value of available for sale securities that are considered temporary are recorded as separate components of equity, net of tax. If the unrealized loss of a security is identified as other-than-temporary based on information available, such as the decline in the creditworthiness of the issuer, external market ratings, or the anticipated or realized elimination of associated dividends, such impairments are further analyzed to determine if credit loss exists. If there is a credit loss, it will be recorded in the Company’s consolidated statement of operations. Non-credit components of the unrealized losses on available for sale securities will continue to be recognized in other comprehensive income (loss), net of tax. Unrealized losses reflected in the preceding tables have not been included in results of operations because the unrealized loss was not deemed other-than-temporary. Management has determined that more likely than not, the Company neither intends to sell, nor will it be required to sell each debt security before its anticipated recovery, and therefore recovery of cost will occur.

The Company holds one pooled trust preferred security as of September 30, 2016 that was acquired with the CBN acquisition. This security has an amortized cost and fair value of $376 and a par value of $500. This pooled trust preferred security is available-for-sale and carried at fair value.

NOTE 7—OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at September 30 for each of the years shown below consisted of the following:

	2016	2015
Land	$1,130	$510
Buildings	4,409	2,338
Furniture, equipment, and vehicles	5,964	6,872

Subtotals	11,503	9,720
Less—Accumulated depreciation	(6,165)	(7,051)

Office properties and equipment—net	$5,338	$2,669

Depreciation expense was $1,071 and $1,382 for the years ended September 30, 2016 and 2015, respectively.

NOTE 8—INTANGIBLE ASSETS

Intangible assets consist of core deposit intangibles arising from various bank acquisitions. A summary of core deposit intangibles and related amortization for the periods shown below follows:

	2016	2015
Balance at beginning of year	$104	$161
Capitalized	879	—
Amortization	(111)	(57)

Balance at end of year	$872	$104

At September 30, 2016, the estimated future aggregate amortization expense for the core deposit intangibles is as follows:

2017	156
2018	141
2019	127
2020	126
2021	126
After 2021	196

Total	$872

NOTE 9—DEPOSITS

The following is a summary of deposits by type at September 30, 2016 and 2015, respectively:

	2016	2015
Non-interest bearing demand deposits	$45,408	$19,354
Interest bearing demand deposits	48,934	22,547
Savings accounts	52,153	29,395
Money market accounts	137,234	146,201
Certificate accounts	273,948	238,801

Total deposits	$557,677	$456,298

Brokered deposits included above:	$5,003	$22,773

At September 30, 2016, the scheduled maturities of time deposits were as follows:

2017	$141,397
2018	67,698
2019	36,014
2020	18,054
2021	10,785
After 2021	—

Total	$273,948

Deposits from the Company’s directors, executive officers, principal stockholders and their affiliates held by the Bank at September 30, 2016 and 2015 amounted to $789 and $537, respectively.

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

A summary of Federal Home Loan Bank advances and other borrowings at September 30, 2016 and 2015 is as follows:

FHLB advances maturing during the fiscal year		Weighted Average Rate		Weighted Average Rate
Ended September 30,	2016		2015
2017	$45,461	0.86%	$49,061	0.92%
2018	6,100	2.24%	6,100	2.24%
2019	7,730	1.41%	3,730	1.87%
2020	—	—%	—	—%

Total FHLB advances fixed maturity	$59,291		$58,891
FHLB advances with amortizing principal	—	—%	—	—%

Total FHLB advances	$59,291		$58,891

FHLB irrevocable standby letters of credit	$10,560		$24,040

Total FHLB credit outstanding	$69,851		$82,931

Other borrowings maturing during the fiscal year Ended September 30, 2021	$11,000	3.44%	$—	—%

The Bank has an irrevocable Standby Letter of Credit Master Reimbursement Agreement with the Federal Home Loan Bank. This irrevocable standby letter of credit (“LOC”) is supported by loan collateral as an alternative to directly pledging investment securities on behalf of a municipal customer as collateral for their interest bearing deposit balances.

At September 30, 2016, the Bank’s available and unused portion of this borrowing arrangement was approximately $90,579, compared to $66,459 as of September 30, 2015.

Maximum month-end amounts outstanding under this borrowing agreement were $67,474 and $58,891 during the twelve months ended September 30, 2016 and 2015, respectively.

Each Federal Home Loan Bank advance is payable at the maturity date, with a prepayment penalty for fixed rate advances. These advances are secured by $206,743 of real estate mortgage loans.

On May 16, 2016, the Company entered into a Loan Agreement with First Tennessee Bank National Association (“FTN”) evidencing an $11,000 term loan maturing on May 15, 2021. The proceeds from the Loan were used by the Company for the sole purpose of financing the acquisition, by merger, of Community Bank of Northern Wisconsin. The Loan bears interest based on LIBOR, and is payable in accordance with the terms and provisions of the term note.

On September 30, 2016, the Company entered into an Amended and Restated Loan Agreement with FTN whereby FTN extended a $3,000 revolving line of credit to the Company for the purpose of financing its previously announced stock repurchase program. At September 30, 2016, the available and unused portion of this borrowing arrangement was $3,000. Under the stock repurchase program, the Company may repurchase up to 525,200 shares of its common stock or approximately 10% of its current outstanding shares, from time to time through October 1, 2017. As of September 30, 2016, 0 shares have been repurchased.

NOTE 11—CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Although these terms are not used to represent overall financial condition, if adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. Effective January 31, 2015, regulatory capital rules and ratios were revised according to the Basel III Risk Based Capital guidelines. At September 30, 2016, the Bank was categorized as “Well Capitalized”, under Prompt Corrective Action Provisions, as determined by the OCC, our primary regulator.

The Bank’s Tier 1 (leverage) and risk-based capital ratios at September 30, 2016 and 2015, respectively, are presented below:

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of September 30, 2016
Total capital (to risk weighted assets)	$72,345,000	14.1%	$41,189,000	> =	8.0%	$51,487,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	66,278,000	12.9%	30,892,000	> =	6.0%	41,189,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	66,278,000	12.9%	23,169,000	> =	4.5%	33,466,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	66,278,000	9.3%	28,428,000	> =	4.0%	35,535,000	> =	5.0%
As of September 30, 2015 (As Restated)
Total capital (to risk weighted assets)	$65,848,000	16.8%	$31,443,000	> =	8.0%	$39,304,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	60,915,000	15.5%	23,583,000	> =	6.0%	31,443,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	60,915,000	15.5%	17,687,000	> =	4.5%	25,548,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	60,915,000	10.6%	23,031,000	> =	4.0%	28,788,000	> =	5.0%

The Company’s Tier 1 (leverage) and risk-based capital ratios at September 30, 2016 and 2015, respectively, are presented below:

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of September 30, 2016
Total capital (to risk weighted assets)	$64,811,000	12.6%	$41,189,000	> =	8.0%	$51,487,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	58,743,000	11.4%	30,892,000	> =	6.0%	41,189,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	58,743,000	11.4%	23,169,000	> =	4.5%	33,466,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	58,743,000	8.3%	28,428,000	> =	4.0%	35,535,000	> =	5.0%
As of September 30, 2015 (As Restated)
Total capital (to risk weighted assets)	$66,524,000	16.9%	$31,443,000	> =	8.0%	$39,304,000	> =	10.0%
Tier 1 capital (to risk weighted assets)	61,591,000	15.7%	23,583,000	> =	6.0%	31,443,000	> =	8.0%
Common equity tier 1 capital (to risk weighted assets)	61,591,000	15.7%	17,687,000	> =	4.5%	25,548,000	> =	6.5%
Tier 1 leverage ratio (to adjusted total assets)	61,591,000	10.7%	23,031,000	> =	4.0%	28,788,000	> =	5.0%

At September 30, 2016, the Company was categorized as “Well Capitalized”, under Prompt Corrective Action Provisions.

NOTE 12—COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk—The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include off-balance-sheet credit instruments consisting of commitments to make loans. The face amounts for these items represent the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Set forth below are the balances of the Company’s off-balance-sheet credit instruments consisting of commitments to make loans as of September 30, 2016 and 2015, respectively.

	Contract or Notional Amount at September 30,
	2016	2015
Commitments to extend credit:
Consumer - fixed rate 4.85% - 8.38% in 2016, and 3.74% - 8.74% in 2015	$4,767	$2,816
Commercial - Fixed rate 2.79% - 4.75% in 2016, and 3.88% - 5.75% in 2015	4,744	11,018
Commercial standby letter of credit	135	—
Unused lines of credit:
Home equity lines of credit	5,181	1,873
Kwik cash and lines of credit	1,233	1,196
Consumer construction	101	—
Commercial construction	3,454	3,301
Commercial lines of credit	8,861	3,893

Totals	$28,476	$24,097

Loss Contingencies—Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Leases—The Company leases certain branch facilities and its administrative offices under operating leases. Rent expense under these operating leases was $1,341 and $1,146 for the years ended September 30, 2016 and 2015, respectively. None of the Company’s leases contain contingent rental payments, purchase options, escalation or any other significant terms, conditions or restrictions that would affect the future minimum lease payments disclosed below.

Future minimum lease payments by year and in the aggregate under the original terms of the non-cancellable operating leases consist of the following:

2017	$1,361
2018	834
2019	532
2020	517
2021	433
After 2021	1,250

Total	$4,927

NOTE 13—RETIREMENT PLANS

401(k) Plan—The Company sponsors a 401(k) profit sharing plan that covers all employees who qualify based on minimum age and length of service requirements. Employees may make pretax voluntary contributions to the plan, which are matched, in part, by the Company. Employer matching contributions to the plan were $194 and $198 for 2016 and 2015, respectively.

Supplemental Executive Retirement Plan and Director Retirement Plan —The Company maintained a Supplemental Benefit Plan For Key Employees (“SERP”) which was an unfunded, unsecured, non-contributory defined benefit plan, providing retirement benefits for certain former key employees previously designated by the Company’s Board of Directors. Benefits under the SERP generally were based on such former employees’ years of service and compensation during the years preceding their retirement. In May 2009, any additional accrual of benefits under the SERP was suspended.

The Company also maintained a Directors’ Retirement Plan (“DRP”), which was an unfunded, unsecured, non-contributory defined benefit plan, providing for supplemental pension benefits for its directors following their termination of service as a director of the Company. Benefits were based on a formula that included each participant’s past and future earnings and years of service with Citizens. Moreover, the benefit amounts owed by the Company under the DRP were determined by individual director agreements entered into by the Company with such participants. The remaining DRP liability related to current and former Directors of the Company.

The Company’s Board of Directors voted to terminate each of the SERP and the DRP at its regularly scheduled Board meeting on November 19, 2015, with such termination being effective as of the same date. In connection with the termination of each plan, the Board of Directors, in accordance with applicable law and each applicable participant’s plan participation agreement, negotiated lump sum payments to the participants in satisfaction of the Company’s total liability to each participant under the SERP and DRP. In accordance with the final settlement of the Company’s obligations under such plans, the Company will make two payments (each for 50% of the total liability owed) to each plan participant. The first payment will occur in December 2016 and the second and final payment will occur in January 2017.

In connection with the settlement of all obligations owed by the Company to the participants in the SERP and the DRP, the Company retained an independent consultant during the three months ended March 31, 2016 to perform an actuarial calculation of the final amount of the accumulated benefit owed by the Company to each plan participant. In making this calculation, the consultant made certain assumptions regarding the applicable discount rate to be used and regarding certain other relevant factors to determine the amount of the benefit obligation due each participant, in each case taking into account the terms of each participant’s negotiated plan benefit agreement and the terms of each plan. Differences between the amount of the projected accrued benefit obligation previously recorded by the Company in its consolidated financial statements in connection with these plans and the actual amount of the benefit obligation to be paid to the participants, based upon the calculations of the independent consultant, is recorded in the aggregate as a gain of $41 during the twelve months ended September 30, 2016 on the accompanying Consolidated Statements of Operations line item “Salaries and related benefits” as a reduction to the expense. Moreover, as of September 30, 2016, the Company recorded a liability on the accompanying Consolidated Balance Sheets of $1,046 for the aggregate amount of the benefit obligation due plan participants currently receiving monthly and quarterly payments and the final lump sum payment amounts due in December 2016 and January 2017.

The components of the SERP and Directors’ Retirement plans’ cost at September 30, 2016 and 2015, respectively, are summarized as follows:

	2016	2015
Beginning accrued benefit cost	$1,120	$1,154

Service cost	—	—
Interest cost	44	46
Amortization of prior service costs	1	1
Net plan termination credit	(41)	—

Net periodic benefit cost	4	47
Benefits paid	(78)	(81)
Curtailment and settlement	—	—

Ending accrued benefit cost	$1,046	$1,120

The following table sets forth the SERP and Directors’ Retirement plans, change in projected benefit obligation, the change in plan assets, the funded status of the plans, and the net liability recognized in the Company’s consolidated balance sheet at September 30, 2016 and 2015, respectively:

	2016	2015
Change in benefit obligation:
Projected benefit obligation, beginning of year	$1,062	$1,109
Service cost	—	—
Interest cost	44	46
Curtailment and settlement	—	—
Actuarial loss (gain)	18	(12)
Benefits paid	(78)	(81)

Projected benefit obligation, end of year	$1,046	$1,062

Change in plan assets:
Plan assets at fair value, beginning of year	$—	$—
Actual return on plan assets	—	—
Company contributions	78	81
Benefits paid	(78)	(81)

Plan assets at fair value, end of year	$—	$—

Weighted average assumptions used in determining the benefit obligation and net pension costs as of September 30, 2016 and 2015, (in actual dollars) were as follows:

	2016	2015
Benefit obligation actuarial assumptions:
Discount Rate	N/A	4.25%
Rate of compensation increase	N/A	N/A
Net pension cost actuarial assumption
Discount rate	4.25%	4.25%
Expected long-term rate of return on plan assets	N/A	N/A
Rate of compensation increase	N/A	N/A

Amounts recognized in consolidated balance sheets as of September 30:

	2016	2015
Pension obligation	$1,046	$1,062

Prior service cost	$—	$4
Net loss (gain)	—	(61)

Total accumulated other comprehensive income, before tax	$—	$(57)

NOTE 14—STOCK-BASED COMPENSATION

In February 2005, the Company’s stockholders approved the Company’s 2004 Recognition and Retention Plan. This plan provides for the grant of up to 113,910 shares of the Company’s common stock to eligible participants under this plan. As of September 30, 2016, 113,910 restricted shares under this plan were granted. In February 2005, the Company’s stockholders also approved the Company’s 2004 Stock Option and Incentive Plan. This plan provides for the grant of nonqualified and incentive stock options and stock appreciation rights to eligible participants under the plan. The plan provides for the grant of awards for up to 284,778 shares of the Company’s common stock. As of September 30, 2016, 284,778 options had been granted to eligible participants.

In February 2008, the Company’s stockholders approved the Company’s 2008 Equity Incentive Plan. The aggregate number of shares of common stock reserved and available for issuance under the 2008 Equity Incentive Plan is 597,605 shares. Under the Plan, the Compensation Committee may grant stock options and stock appreciation rights that, upon exercise, result in the issuance of 426,860 shares of the Company’s common stock. The Committee may also grant shares of restricted stock and restricted stock units for an aggregate of 170,745 shares of Company common stock under this plan. As of September 30, 2016, 44,091 restricted shares under this plan were granted. As of September 30, 2016, 150,000 options had been granted to eligible participants.

Restricted shares granted to date under these plans were awarded at no cost to the employee and vest pro rata over a five-year period from the grant date. Options granted to date under these plans vest pro rata over a five-year period from the grant date. Unexercised, nonqualified stock options expire within 15 years of the grant date and unexercised incentive stock options expire within 10 years of the grant date.

Compensation expense related to restricted stock awards from both the 2004 Recognition and Retention Plan and the 2008 Equity Incentive Plan were $46 and $96 for the years ended September 30, 2016 and 2015, respectively.

Restricted Common Stock Awards
	2016		2015
	Number of Shares	Weighted Average Grant Price	Number of Shares	Weighted Average Grant Price
Restricted Shares
Unvested and outstanding at beginning of year	46,857	$7.59	41,014	$6.51
Granted	11,591	10.98	17,500	9.20
Vested	(13,127)	7.17	(11,657)	6.18
Forfeited	(22,162)	7.54	—	—

Unvested and outstanding at end of year	23,159	$9.59	46,857	$7.59

The Company accounts for stock-based employee compensation related to the Company’s 2004 Stock Option and Incentive Plan and the 2008 Equity Incentive Plan using the fair-value-based method. Accordingly, management records compensation expense based on the value of the award as measured on the grant date and then the Company recognizes that cost over the vesting period for the award. The compensation cost recognized for stock-based employee compensation from both plans for the years ended September 30, 2016 and 2015 was $33 and $59, respectively.

Common Stock Option Awards
	Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
2016
Outstanding at beginning of year	171,737	$7.46
Granted	55,000	10.00
Exercised	(43,515)
Forfeited or expired	(42,516)

Outstanding at end of year	140,706	$8.67	7.22

Exercisable at end of year	49,520	$7.27	4.09	$194

Fully vested and expected to vest	140,706	$8.67	7.22	$354

2015
Outstanding at beginning of year	179,192	$6.52
Granted	50,000	9.20
Exercised	(51,955)
Forfeited or expired	(5,500)

Outstanding at end of year	171,737	$7.46	7.58

Exercisable at end of year	63,764	$6.79	5.33

Fully vested and expected to vest	171,737	$7.46	7.58

Information related to the 2004 Stock Option and Incentive Plan and 2008 Equity Incentive Plan during each year follows:

	2016	2015
Intrinsic value of options exercised	$131	$180
Cash received from options exercised	$289	$299
Tax benefit realized from options exercised	$—	$9

Set forth below is a table showing relevant assumptions used in calculating stock option expense related to the Company’s 2004 Stock Option and Incentive Plan and 2008 Equity Incentive Plan:

	2016	2015
Dividend yield	1.02%	0.88%
Risk-free interest rate	1.7%	2.1%
Weighted average expected life (years)	10	10
Expected volatility	5%	2%

NOTE 15 – INCOME TAXES

Income tax expense (benefit) for each of the periods shown below consisted of the following:

	2016	2015 (As Restated)
Current tax provision
Federal	$683	$1,520
State	131	234

	814	1,754
Deferred tax provision (benefit)
Federal	406	(150)
State	66	10

	472	(140)

Total	$1,286	$1,614

The provision for income taxes differs from the amount of income tax determined by applying statutory federal income tax rates to pretax income as result of the following differences:

	2016		2015 (As Restated)
	Amount	Rate	Amount	Rate
Tax expense at statutory rate	$1,312	34.00%	$1,503	34.00%
State income taxes net of federal	197	5.10%	244	5.72%
Tax exempt interest	(166)	(4.26)%	(79)	(1.92)%
Other	(57)	(1.51)%	(54)	(1.30)%

Total	$1,286	33.33%	$1,614	36.50%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of September 30, 2016 and September 30, 2015, respectively:

	2016	2015 (As Restated)
Deferred tax assets:
Allowance for loan losses	$2,377	$2,544
Deferred loan costs/fees	77	145
Director/officer compensation plans	299	536
Net unrealized loss on securities available for sale	—	166
Economic performance accruals	131	—
Other	177	132

Deferred tax assets	$3,061	$3,523

Deferred tax liabilities:
Office properties and equipment	(291)	(119)
Net unrealized gain on securities available for sale	(409)	—
Other	(98)	(117)

Deferred tax liabilities	(798)	(236)

Net deferred tax assets	$2,263	$3,287

The Company regularly reviews the carrying amount of its deferred tax assets to determine if the establishment of a valuation allowance is necessary, as further discussed in Note 1 “Nature of Business and Summary of Significant Accounting Policies,” above. At September 30, 2016 and September 30, 2015, respectively, management determined that no valuation allowance was necessary.

The Company’s income tax returns are subject to review and examination by federal, state and local government authorities. As of September 30, 2016, years open to examination by the U.S. Internal Revenue Service include taxable years ended September 30, 2013 to present. The years open to examination by state and local government authorities varies by jurisdiction.

The tax effects from uncertain tax positions can be recognized in the financial statements, provided the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. The Company applied the foregoing accounting standard to all of its tax positions for which the statute of limitations remained open as of the date of the accompanying consolidated financial statements.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of other noninterest expense. During the twelve months ended September 30, 2016 and 2015, the Company recognized penalties and interest expense in the amount of $24 and $0, respectively, related to income tax issues which is included in other noninterest expense in its consolidated statements of operations. The Company had a recorded liability of $24 and $0, which is included in other liabilities in its consolidated balance sheets, for the payment of interest and penalties related to income tax issues as of September 30, 2016 and 2015, respectively. The Company will be filing amended federal and state tax returns for the twelve months ended September 30, 2015 and 2014.

NOTE 16—EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares outstanding for the year. A reconciliation of the basic and diluted earnings per share for the last three fiscal years is as follows:

	2016	2015 (As Restated)
Basic
Net income attributable to common shareholders	$2,573	$2,806

Weighted average common shares outstanding	5,241,458	5,208,708

Basic earnings per share	$0.49	$0.54

Diluted
Net income attributable to common shareholders	$2,573	$2,806

Weighted average common shares outstanding for basic earnings per share	5,241,458	5,208,708
Add: Dilutive stock options outstanding	15,846	31,234

Average shares and dilutive potential common shares	5,257,304	5,239,942

Diluted earnings per share	$0.49	$0.54

Additional common stock option shares that have not been included due to their antidilutive effect	38,000	93,503

NOTE 17 – OTHER COMPREHENSIVE INCOME

The following table shows the tax effects allocated to each component of other comprehensive income for the years ended September 30, 2016 and 2015:

	2016			2015
	Before-Tax Amount	Tax Expense	Net-of-Tax Amount	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized gains on securities:
Net unrealized gains arising during the period	$1,375	(550)	$825	$973	$(389)	$584
Less: reclassification adjustment for gains included in net income	63	(25)	38	60	(24)	36
Defined benefit plans:
Amortization of unrecognized prior service costs and net gains (losses)	(58)	23	(35)	13	(5)	8

Other comprehensive income	$1,380	$(552)	$828	$1,046	$(418)	$628

The changes in the accumulated balances for each component of other comprehensive income for the years ended September 30, 2016 and 2015 were as follows:

	Unrealized Gains (Losses) on Securities	Defined Benefit Plans	Other Comprehensive Income (Loss)
Balance, October 1, 2014	$(869)	$27	$(842)
Current year-to-date other comprehensive income, net of tax	620	8	628

Ending balance, September 30, 2015	$(249)	$35	$(214)
Current year-to-date other comprehensive income, net of tax	863	(35)	828

Ending balance, September 30, 2016	$614	$—	$614

Reclassifications out of accumulated other comprehensive income for the twelve months ended September 30, 2016 were as follows:

Details about Accumulated Other Comprehensive Income (Loss) Components	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss) (1)	Affected Line Item on the Statement of Operations
Unrealized gains and losses
Sale of securities	$63	Net gain on sale of available for sale securities
Tax effect	(25)	Provision for income taxes

Total reclassifications for the period	$38	Net income attributable to common shareholders

(1)	Amounts in parentheses indicate decreases to profit/loss.

Reclassifications out of accumulated other comprehensive income for the twelve months ended September 30, 2015 were as follows:

Details about Accumulated Other Comprehensive Income (Loss) Components	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss)(1)	Affected Line Item on the Statement of Operations
Unrealized gains and losses
Sale of securities	$60	Net gain on sale of available for sale securities
Tax effect	(24)	Provision for income taxes

Total reclassifications for the period	$36	Net income attributable to common shareholders

(1)	Amounts in parentheses indicate decreases to profit/loss.

NOTE 18—CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY

The following condensed balance sheets as of September 30, 2016 and 2015, and condensed statements of operations and cash flows for each of the years in the two-year period ended September 30, 2016, for Citizens Community Bancorp, Inc. should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.

CONDENSED BALANCE SHEETS

September 30,

		2015
	2016	(As Restated)
ASSETS
Cash and cash equivalents	$3,514	$676
Investment in subsidiary	72,079	60,777

Total assets	$75,593	$61,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other borrowings	$11,000	$—
Other liabilities	49	—

Total liabilities	11,049	—
Total stockholders’ equity	64,544	61,453

Total liabilities and stockholders’ equity	$75,593	$61,453

STATEMENTS OF OPERATIONS

		2015
	2016	(As Restated)
Dividend income from bank subsidiary	$3,419	$625
Interest expense	143	—
Expenses—other	306	146

Total expenses	449	146
Income before provision for income taxes and equity in undistributed net income of subsidiary	2,970	479
Benefit for income taxes	176	58

Income before equity in undistributed net income (loss) of subsidiary	3,146	537
Equity in undistributed net loss of subsidiary	(573)	2,269

Net income	$2,573	$2,806

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Balance Sheets

March 31, 2017 (unaudited) and September 30, 2016

(derived from audited financial statements)

(in thousands, except share data)

	March 31, 2017	September 30, 2016
Assets
Cash and cash equivalents	$19,850	$10,046
Other interest-bearing deposits	745	745
Securities available for sale	79,369	80,123
Securities held to maturity	5,984	6,669
Non-marketable equity securities, at cost	4,412	5,034
Loans receivable	534,808	574,439
Allowance for loan losses	(5,835)	(6,068)

Loans receivable, net	528,973	568,371
Office properties and equipment, net	5,163	5,338
Accrued interest receivable	1,982	2,032
Intangible assets	791	872
Goodwill	4,663	4,663
Foreclosed and repossessed assets, net	692	776
Other assets	15,829	11,196

TOTAL ASSETS	$668,453	$695,865

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$530,929	$557,677
Federal Home Loan Bank advances	60,491	59,291
Other borrowings	11,000	11,000
Other liabilities	1,653	3,353

Total liabilities	604,073	631,321
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000, 5,266,895 and 5,260,098 shares issued and outstanding, respectively	53	53
Additional paid-in capital	55,032	54,963
Retained earnings	10,138	9,107
Unearned deferred compensation	(190)	(193)
Accumulated other comprehensive (loss) income	(653)	614

Total stockholders’ equity	64,380	64,544

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$668,453	$695,865

See accompanying condensed notes to unaudited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Operations (unaudited)

Three and Six Months Ended March 31, 2017 and 2016 (As Restated)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2017	March 31, 2016 (As Restated)	March 31, 2017	March 31, 2016 (As Restated)
Interest and dividend income:
Interest and fees on loans	$6,072	$5,301	$12,602	$10,551
Interest on investments	467	441	885	865

Total interest and dividend income	6,539	5,742	13,487	11,416
Interest expense:
Interest on deposits	1,050	951	2,169	1,907
Interest on FHLB borrowed funds	163	164	336	329
Interest on other borrowed funds	102	—	201	—

Total interest expense	1,315	1,115	2,706	2,236

Net interest income before provision for loan losses	5,224	4,627	10,781	9,180
Provision for loan losses	—	—	—	75

Net interest income after provision for loan losses	5,224	4,627	10,781	9,105

Non-interest income:
Net gains on sale of available for sale securities	—	4	29	4
Service charges on deposit accounts	342	331	740	754
Loan fees and service charges	294	263	897	584
Settlement proceeds	283	—	283	—
Other	285	212	568	418

Total non-interest income	1,204	810	2,517	1,760

Non-interest expense:
Salaries and related benefits	2,708	2,188	5,382	4,406
Occupancy	563	712	1,631	1,281
Office	312	262	593	514
Data processing	454	420	926	829
Amortization of core deposit intangible	38	21	81	35
Advertising, marketing and public relations	105	145	168	282
FDIC premium assessment	69	84	152	169
Professional services	435	284	836	456
Other	351	294	729	553

Total non-interest expense	5,035	4,410	10,498	8,525

Income before provision for income taxes	1,393	1,027	2,800	2,340
Provision for income taxes	459	352	926	818

Net income attributable to common stockholders	$934	$675	$1,874	$1,522

Per share information:
Basic earnings	$0.18	$0.13	$0.36	$0.29

Diluted earnings	$0.17	$0.13	$0.35	$0.29

Cash dividends paid	$0.16	$0.12	$0.16	$0.12

See accompanying condensed notes to unaudited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Comprehensive Income (unaudited)

Six months ended March 31, 2017 and 2016 (As Restated)

(in thousands, except per share data)

	Six Months Ended
	March 31, 2017	March 31, 2016 (As Restated)
Net income attributable to common stockholders	$1,874	$1,522

Other comprehensive income, net of tax:
Securities available for sale
Net unrealized (losses) gains arising during period	(1,284)	498
Reclassification adjustment for gains included in net income	17	3

Other comprehensive (loss) income	(1,267)	501

Defined benefit plans:
Amortization of unrecognized prior service costs and net losses	—	(35)

Total other comprehensive (loss) income, net of tax	(1,267)	466

Comprehensive income	$607	$1,988

See accompanying condensed notes to unaudited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statement of Changes in Stockholders’ Equity (unaudited)

Six Months Ended March 31, 2017

(in thousands, except shares and per share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unearned Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance, October 1, 2016	5,260,098	$53	$54,963	$9,107	$(193)	$614	$64,544
Net income				1,874			1,874
Other comprehensive loss, net of tax						(1,267)	(1,267)
Surrender of restricted shares of common stock	(1,375)		(17)				(17)
Common stock awarded under the equity incentive plan	2,500		28		(28)		—
Common stock repurchased	(1,428)		(16)				(16)
Common stock options exercised	7,100		59				59
Stock option expense			15				15
Amortization of restricted stock					31		31
Cash dividends ($0.16 per share)				(843)			(843)

Balance, March 31, 2017	5,266,895	$53	$55,032	$10,138	$(190)	$(653)	$64,380

See accompanying condensed notes to unaudited consolidated financial statements.

CITIZENS COMMUNITY BANCORP, INC.

Consolidated Statements of Cash Flows (unaudited)

Six Months Ended March 31, 2017 and 2016 (As Restated)

(in thousands, except per share data)

	Six Months Ended
	March 31, 2017	March 31, 2016 (As Restated)
Cash flows from operating activities:
Net income attributable to common stockholders	$1,874	$1,522

Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premium/discount on securities	483	620
Depreciation	466	390
Provision for loan losses	—	75
Net realized gain on sale of securities	(29)	(4)
Amortization of core deposit intangible	81	35
Amortization of restricted stock	31	53
Stock based compensation expense	15	32
Loss on sale of office properties	2	—
Provision for deferred income taxes	450	267
Net losses from disposals of foreclosed properties	(5)	(79)
Increase in accrued interest receivable and other assets	(405)	(1,521)
(Decrease) increase in other liabilities	(1,700)	18

Total adjustments	(611)	(114)

Net cash provided by operating activities	1,263	1,408

Cash flows from investing activities:
Purchase of investment securities	(15,739)	(14,404)
Purchase of bank owned life insurance	(3,500)	—
Net increase in interest-bearing deposits	—	—
Proceeds from sale of securities available for sale	10,644	3,725
Principal payments on investment securities	3,968	5,289
Proceeds from sale of non-marketable equity securities	953	—
Purchase of non-marketable equity securities	(331)	—
Proceeds from sale of foreclosed properties	429	610
Net decrease (increase) in loans	38,773	(348)
Net capital expenditures	(298)	(518)
Net cash received from branch acquisition	—	10,001
Net cash received from sale of office properties	7	—

Net cash provided by investing activities	34,906	4,355

Cash flows from financing activities:
Net increase in Federal Home Loan Bank advances	1,200	2,583
Net decrease in deposits	(26,748)	(9,596)
Surrender of restricted shares of common stock	(17)	(42)
Exercise of common stock options	59	95
Termination of director retirement plan/supplemental executive retirement plan	—	(34)
Repurchase shares of common stock	(16)	—
Cash dividends paid	(843)	(629)

Net cash used in financing activities	(26,365)	(7,623)

Net increase (decrease) in cash and cash equivalents	9,804	(1,860)
Cash and cash equivalents at beginning of period	10,046	23,872

Cash and cash equivalents at end of period	$19,850	$22,012

Supplemental cash flow information:
Cash paid during the period for:
Interest on deposits	$2,132	$1,887
Interest on borrowings	$438	$327
Income taxes	$471	$1,123
Supplemental noncash disclosure:
Transfers from loans receivable to foreclosed and repossessed assets	$340	$461

See accompanying condensed notes to unaudited consolidated financial statements.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of Citizens Community Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Citizens Community Federal N.A. (the “Bank”), and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. As used in this quarterly report, the terms “we”, “us”, “our”, and “Citizens Community Bancorp, Inc.” mean the Company and its wholly owned subsidiary, the Bank, unless the context indicates other meaning.

The Bank is a national banking association (a “National Bank”) and operates under the title of Citizens Community Federal National Association (“Citizens Community Federal N.A.”). The Company is a bank holding company, supervised by the Federal Reserve Bank of Minneapolis (the “FRB”), and operates under the title of Citizens Community Bancorp, Inc. The U.S. Office of the Comptroller of the Currency (the “OCC”), is the primary federal regulator for the Bank.

The consolidated income of the Company is principally derived from the income of the Bank, the Company’s wholly owned subsidiary. The Bank originates commercial, agricultural, residential, consumer and commercial and industrial (C&I) loans and accepts deposits from customers, primarily in Wisconsin, Minnesota and Michigan. The Bank operates 16 full-service offices, 14 stand-alone locations and 2 branches located inside Walmart Supercenters. As previously announced, one branch office located in Lake Orion, Michigan, will be closing on June 28, 2017. A second branch office located in Ridgeland, Wisconsin, will be closing on June 30, 2017. After the branch closures, the Bank will operate 14 full-service offices, 12 stand-alone locations and 2 branches predominantly located inside Walmart Supercenters.

The Bank is subject to competition from other financial institutions and non-financial institutions providing financial products. Additionally, the Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory agencies.

In preparing these consolidated financial statements, we evaluated the events and transactions that occurred subsequent to the balance sheet date as of March 31, 2017 and through the date the financial statements were available to be issued for items that should potentially be recognized or disclosed in these consolidated financial statements.

Effective May 16, 2016, Community Bank of Northern Wisconsin (“CBN”) was acquired through merger (“Merger”) by the Bank. The Merger was consummated pursuant to the terms of a Plan and Agreement of Merger (“Merger Agreement”), dated February 10, 2016, as amended by the First Amendment to Agreement and Plan of Merger dated as of May 13, 2016 by and among the Bank, Old Murry Bancorp, Inc. (“Old Murry”), the controlling shareholders of Old Murry, and CBN. In accordance with the terms of the Merger Agreement, the Bank agreed to purchase all of the assets and assume all of the liabilities of CBN. The total purchase price paid in cash by the Bank was $17,447, which represented a $16,762 book value of the CBN as of April 30, 2016, less a capital dividend of $4,342 declared by CBN to Old Murry, plus a $5,000 fixed premium and daily interest through May 16, 2016 in the amount of $27. The purchase price was funded by $11,000 of debt, and the remaining $6,447 of cash.

On March 17, 2017, Citizens Community Bancorp, Inc. (“The Company”) and Wells Financial Corp., a Minnesota corporation (“Wells”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, Wells will merge with and into CCBI with CCBI surviving the merger (the “Merger”) in a transaction valued at approximately $39,800.

Pursuant to the terms and subject to the conditions of the Merger Agreement, which has been approved by the boards of directors of each of CCBI and Wells, the Merger Agreement provides for the payment to Wells stockholders of total consideration of $51.00 per share, consisting of (i) $41.31 in cash and (ii) .7636 shares of CCBI common stock. The stock consideration is subject to a pricing collar adjustment in certain circumstances based on CCBI’s common stock price at the time of closing. In the event of a termination of the Merger Agreement, Wells may be required to pay a termination fee of $1,600.

At the closing of the Merger Agreement, Wells Federal Bank, a Minnesota state-chartered bank and a wholly-owned subsidiary of Wells (“Wells Bank”) and Citizens Community Federal N.A. (“The Bank”), will enter into an Agreement and Plan of Merger pursuant to which Wells Bank will merge with and into CCFBank, with CCFBank surviving the bank merger.

The Merger Agreement contains customary representations, warranties and covenants made by each of Wells and CCBI. Completion of the Merger is subject to certain conditions, including, among others, (i) the approval of the Merger Agreement by Wells’ stockholders; (ii) the absence of governmental orders prohibiting or actions seeking to prohibit the Merger; (iii) the receipt of certain governmental and regulatory approvals; (iv) the absence of an event that would have or could reasonably be expected to have a material adverse effect on Wells or CCBI; and (v) the receipt by Wells of certain third-party consents. The Merger is expected to close during the fourth fiscal quarter of 2017.

The accompanying consolidated interim financial statements are unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Unless otherwise stated herein, and except for shares and per share amounts, all amounts are in thousands.

As disclosed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed on December 29, 2016, we have restated the unaudited interim and audited annual financial statements for the fiscal years ended September 30, 2014 and 2015 and the quarterly periods ended December 31, 2015, March 31, 2016 and June 30, 2016 (the “Restated Periods”) due to errors identified in such financial statements related to the accrual for professional expenses for the Restated Periods. The effect of these restatements on the Company’s quarterly consolidated statements of operations for the three and six months ended March 31, 2016 compared to the initially reported results, are as follows: Total non-interest expense increased by $43 for the quarter ended March 31, 2016 and $64 for the six months ended March 31, 2016. Net income decreased by $26 for the quarter ended March 31, 2016 and $39 for the six months ended March 31, 2016. The effects of the restatements on the Company’s consolidated balance sheets, consolidated statements of cash flows and earnings per share for the restated three and six months ended March 31, 2016 were not material. For additional details on the effects of the restatement on certain line items within our previously reported financial statements during the Restated Periods, please refer to the following portions of this Quarterly Report on Form 10-Q: Part 1, Item 1. Financial Statements, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 4. Controls and Procedures, as well as the following portions of our Annual Report on Form 10-K: Explanatory Note Regarding Restatement; Part II, Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8 Financial Statements and Supplementary Data, Note 2, Restatement of Previously Issued Financial Statements, and Item 9A Controls and Procedures.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates – Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, fair value of financial instruments, the allowance for loan losses, valuation of acquired intangible assets, useful lives for depreciation and amortization, indefinite-lived intangible assets and long-lived assets, deferred tax assets, uncertain income tax positions and contingencies. Management does not anticipate any material changes to estimates made herein in the near term. Factors that may cause sensitivity to the aforementioned estimates include, but are not limited to, external market factors such as market interest rates and unemployment rates, changes to operating policies and procedures, and changes in applicable banking regulations. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the consolidated financial statements in any individual reporting period.

Investment Securities; Held to Maturity and Available for Sale – Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of the date of each balance sheet. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Investment securities not classified as held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with unrealized holding gains and losses deemed other than temporarily impaired due to non-credit issues being reported in other comprehensive income (loss), net of tax. Unrealized losses deemed other-than-temporary due to credit issues are reported in the Company’s net income in the period in which the losses arise. Interest income includes amortization of purchase premium or accretion of purchase discount. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the estimated lives of the underlying securities.

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. As part of such monitoring, the credit quality of individual securities and their issuer is assessed. Significant inputs used to measure the amount of other-than-temporary impairment related to credit loss include, but are not limited to, default and delinquency rates of the underlying collateral, remaining credit support, and historical loss severities. Adjustments to market value of available for sale securities that are considered temporary are recorded as separate components of equity, net of tax. If the unrealized loss of a security is identified as other-than-temporary based on information available, such as the decline in the creditworthiness of the issuer, external market ratings, or the anticipated or realized elimination of associated dividends, such impairments are further analyzed to determine if credit loss exists. If there is a credit loss, it will be recorded in the Company’s consolidated statement of operations. Unrealized losses on available for sale securities, other than credit, will continue to be recognized in other comprehensive income (loss), net of tax.

Loans – Loans that management has the intent and ability to hold for the foreseeable future, until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, and net of deferred loan fees and costs. Interest income is accrued on the unpaid principal balance of these loans. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments. Delinquency fees are recognized into income when chargeable, assuming collection is reasonably insured.

Interest income on commercial, mortgage and consumer loans is discontinued according to the following schedules:

•	Commercial/agricultural real estate loans past due 90 days or more;

•	Commercial/agricultural non-real estate loans past due 90 days or more;

•	Closed end consumer non-real estate loans past due 120 days or more; and

•	Residential real estate loans and open ended consumer non-real estate loans past due 180 days or more.

Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for a loan placed on nonaccrual status is reversed against interest income. Interest received on such loans is accounted for on the cash basis or cost recovery method, and is generally applied against principal, until qualifying for return to accrual status. Loans are returned to accrual status when payments are made that bring the loan account current with the contractual term of the loan and a 6 month payment history has been established. Interest on impaired loans considered troubled debt restructurings (“TDRs”) or substandard, less than 90 days delinquent, is recognized as income as it accrues based on the revised terms of the loan over an established period of continued payment. Substandard loans, as defined by the OCC, our primary banking regulator, are loans that are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Residential real estate loans and open ended consumer loans are charged off to estimated net realizable value less estimated selling costs at the earlier of when (a) the loan is deemed by management to be uncollectible, or (b) the loan becomes past due 180 days or more. Closed end consumer loans are charged off to net realizable value at the earlier of when (a) the loan is deemed by management to be uncollectible, or (b) the loan becomes past due 120 days or more. Commercial loans, including agricultural and C&I loans, are charged off to net realizable value at the earlier of when (a) the loan is deemed by management to be uncollectible, or (b) the loan becomes past due 180 days or more for open ended loans or loans secured by real estate collateral, or the loan becomes 120 days past due or more for loans secured by non-real estate collateral.

The Company defines Acquired Loans as all loans acquired in a business combination accounted for under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations”. These loans include, but are not limited to loans accounted for under FASB ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” as discussed below. All other loans are defined as Originated Loans.

Allowance for Loan Losses – The allowance for loan losses (“ALL”) is a valuation allowance for probable and inherent credit losses in our loan portfolio. Loan losses are charged against the ALL when management believes that the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the ALL. Management estimates the required ALL balance taking into account the following factors: past loan loss experience; the nature, volume and composition of our loan portfolio; known and inherent risks in our loan portfolio; information about specific borrowers’ ability to repay; estimated collateral values; current economic conditions; and other relevant factors determined by management. The ALL consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for certain qualitative factors. The entire ALL balance is available for any loan that, in our management’s judgment, should be charged off.

A loan is impaired when full payment under the loan terms is not expected. Impaired loans consist of all TDRs, as well as individual substandard loans not considered a TDR when full payment under the loan terms is not expected. All TDRs are individually evaluated for impairment. See Note 3, “Loans, Allowance for Loan Losses and Impaired Loans” for more information on what we consider to be a TDR. If a TDR or substandard loan is deemed to be impaired, a specific ALL allocation may be established so that the loan is reported, net, at the lower of (a) outstanding principal balance, (b) the present value of estimated future cash flows using the loan’s existing rate; or (c) at the fair value of any collateral, less estimated disposal costs, if repayment is expected solely from the underlying collateral of the loan. For TDRs less than 90 days past due, and certain substandard loans that are less than 90 days delinquent, the likelihood of the loan migrating to over 90 days past due is also taken into account when determining the specific ALL allocation for these particular loans. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, as well as non-TDR commercial loans, are collectively evaluated for impairment, and accordingly, are not separately identified for impairment disclosures.

Loans Acquired through Business Combination with Deteriorated Credit Quality—ASC Topic 310-30, “Loan and Debt Securities Acquired with Deteriorated Credit Quality”, applies to loans acquired in a business combination that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that we will be unable to collect all contractually required payments receivable. In accordance with this guidance, these loans are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance. The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable yield”, is recognized as interest income over the life of the loans using a method that approximates the level-yield method. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “nonaccretable difference”, are not recognized as a yield adjustment, a loss accrual, or a valuation allowance, Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining life. Decreases in expected cash flows are recognized as impairments. Valuation allowances on these impaired loans reflect only losses incurred after the acquisition.

Foreclosed and Repossessed Assets, net – Assets acquired through foreclosure or repossession are initially recorded at fair value, less estimated costs to sell, which establishes a new cost basis. If the fair value declines subsequent to foreclosure or repossession, a valuation allowance is recorded through expense. Costs incurred after acquisition are expensed and are included in non-interest expense, other on our Consolidated Statements of Operations.

Goodwill—Goodwill resulting from the acquisition by merger of CBN was determined as the excess of the fair value of the consideration transferred, over the fair value of the net assets acquired, less liabilities assumed in the acquisition by merger, as of the acquisition date. Goodwill resulting from the selective purchase of loans and deposits from Central Bank in February 2016 was determined as the excess of the Premium Deposit less the Core Deposit Intangible as of the acquisition date. Goodwill is determined to have an indefinite useful life, and is not amortized. Goodwill is tested for impairment at least annually or more frequently if events and circumstances exist that indicate that a goodwill impairment test should be performed.

Income Taxes – The Company accounts for income taxes in accordance with the FASB ASC Topic 740, “Income Taxes.” Under this guidance, deferred taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. See Note 6, “Income Taxes” for details on the Company’s income taxes.

The Company regularly reviews the carrying amount of its net deferred tax assets to determine if the establishment of a valuation allowance is necessary. If based on the available evidence, it is more likely than not that all or a portion of the Company’s net deferred tax assets will not be realized in future periods, a deferred tax valuation allowance would be established. Consideration is given to various positive and negative factors that could affect the realization of the deferred tax assets. In evaluating this available evidence, management considers, among other things, historical performance, expectations of future earnings, the ability to carry back losses to recoup taxes previously paid, the length of statutory carryforward periods, any experience with utilization of operating loss and tax credit carryforwards not expiring, tax planning strategies and timing of reversals of temporary differences. Significant judgment is required in assessing future earnings trends and the timing of reversals of temporary differences. Accordingly, the Company’s evaluation is based on current tax laws as well as management’s expectations of future performance.

Earnings Per Share – Basic earnings per common share is net income or loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable during the period, consisting of stock options outstanding under the Company’s stock incentive plans that have an exercise price that is less than the Company’s stock price on the reporting date.

Operating Segments—While our chief decision makers monitor the revenue streams of the various banking products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications – Certain items previously reported were reclassified for consistency with the current presentation.

Recent Accounting Pronouncements—In March 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-08, “Receivables—Nonrefundable fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities”. ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium. For public entities, ASU 2017-08 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has not yet evaluated the potential effects of adopting ASU 2017-08 on the Company’s consolidated results of operations, financial position or cash flows.

In February 2017, the FASB issued ASU 2017-05, “Other Income—Gains and Losses from the Derecognition of Non-financial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Non-financial Assets. ASU 2017-05 clarifies previously issued ASU 2014-09, primarily with respect to (a) derecognition of an in substance non-financial asset, and (b) partial sales of non-financial assets. For public entities, ASU 2017-05 is effective at the same time of adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which is for annual reporting periods beginning after December 15, 2017 and related interim periods. Early adoption is not permitted. The Company expects the adoption of ASU 2017-05 will have no material effect on the Company’s consolidated results of operations, financial position or cash flows.

In January, 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” ASU 2017-04 intends to simplify how an entity is required to test goodwill impairment. For public entities, ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, and any related interim annual goodwill impairment tests thereon. The Company expects the adoption of ASU 2017-04 will have no material effect on the Company’s consolidated results of operations, financial position or cash flows.

In January, 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” ASU 2017-01 narrows the definition of a “business” with respect to accounting for business combinations. For public entities, ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company expects the adoption of ASU 2017-01 will have no material effect on the Company’s consolidated results of operations, financial position or cash flows.

In June, 2016 the FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 is intended to provide financial statement users with more decision-useful information about the excepted credit losses on financial instruments and other commitments to extend credit. For public entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company has not yet evaluated the potential effects of adopting ASU 2016-13 on the Company’s consolidated results of operations, financial position or cash flows. We are currently assessing the impact of the standard and evaluating credit loss models. We expect a significant effort to develop new or modified credit loss models and that the timing of the recognition of credit losses will accelerate under the new standard.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606); Narrow-Scope Improvements and Practical Expedients.” ASU 2016-12 is intended to address certain specific issues identified by the FASB-IASB Joint Transition Resource Group for Revenue Recognition with respect to ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” For public entities, ASU 2016-12 is effective on a retrospective basis for the annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is not permitted. The Company expects the adoption of ASU 2016-12 will have no material effect on the Company’s consolidated results of operations, financial position or cash flows. This guidance does not apply to revenue associated with financial instruments, including loans, securities and derivatives that are accounted for under other U.S. GAAP guidance. For that reason, we do not expect it to have a material impact on our consolidated results of operations for the elements of the statement of operations associated with financial instruments, including securities gains, interest income, and interest expense. However, we do believe that the new standard will result in new disclosure requirements. We are currently in the process of reviewing contracts to assess the impact of the new guidance on our service offerings that are within the scope of the guidance included in non-interest income; such as service charges, payment processing fees, and other service fees. The Company is continuing to evaluate the effect of the new guidance on revenue sources other than financial instruments on our financial position and consolidated results of operations.

In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 is intended to simplify certain areas of share-based payment transaction accounting, including the income tax consequences, equity or liability classification of certain share awards, and classification on the statement of cash flows. ASU 2016-09 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the effect on the consolidated results of operations, financial position and cash flows.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the provisions of ASU 2016-02, but expects to report increased assets and liabilities as a result of reporting additional leases on the Company’s consolidated balance sheet.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments-overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-01 is intended to address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For public entities, ASU 2016-01 is effective for the annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is not permitted, except for certain provisions of ASU 2016-01, which are not applicable to the Company. The Company expects the adoption of ASU 2016-01 to have no material effect on the Company’s consolidated results of operations, financial position or cash flows.

NOTE 2 – FAIR VALUE ACCOUNTING

ASC Topic 820-10, “Fair Value Measurements and Disclosures” establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The statement describes three levels of inputs that may be used to measure fair value:

Level 1- Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2- Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3- Significant unobservable inputs that reflect the Company’s assumptions about the factors that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input within the valuation hierarchy that is significant to the fair value measurement.

The fair value of securities available for sale is determined by obtaining market price quotes from independent third parties wherever such quotes are available (Level 1 inputs); or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). Where such quotes are not available, the Company utilizes independent third party valuation analysis to support the Company’s estimates and judgments in determining fair value (Level 3 inputs).

Assets Measured on a Recurring Basis

The following tables present the financial instruments measured at fair value on a recurring basis as of March 31, 2017 and September 30, 2016:

	Fair Value	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2017
Investment securities:
U.S. government agency obligations	$14,576	$—	$14,576	$—
Obligations of states and political subdivisions	32,119	—	32,119	—
Mortgage-backed securities	32,181	—	32,181	—
Federal Agricultural Mortgage Corporation	114	—	114	—
Trust preferred securities	379	—	—	379

Total	$79,369	$—	$78,990	$379

September 30, 2016
Investment securities:
U.S. government agency obligations	$16,407	$—	$16,407	$—
Obligations of states and political subdivisions	34,012	—	34,012	—
Mortgage-backed securities	29,247	—	29,247	—
Federal Agricultural Mortgage Corporation	81	—	81	—
Trust preferred securities	376	—	—	376

Total	$80,123	$—	$79,747	$376

The following table presents additional information about the security available for sale measured at fair value on a recurring basis and for which the Company utilized significant unobservable inputs (Level 3 inputs) to determine fair value for the six months ended March 31, 2017 and year ended September 30, 2016:

	Fair value measurements using significant unobservable inputs (Level 3)
Securities available for sale	Six months ended March 31, 2017	Year ended September 30, 2016
Balance, beginning of period	$376	$—
Payments received	—	—
Total gains or losses (realized/unrealized)
Included in earnings	3	—
Included in other comprehensive income	—	—
Transfers in and/or out of Level 3	—	376

Balance, end of period	$379	$376

Assets Measured on a Nonrecurring Basis

The following tables present the financial instruments measured at fair value on a nonrecurring basis as of March 31, 2017 and September 30, 2016:

	Fair Value	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2017
Foreclosed and repossessed assets, net	$692	$—	$—	$692
Impaired loans with allocated allowances	2,170	—	—	—

Total	$2,862	$—	$—	$692

September 30, 2016
Foreclosed and repossessed assets, net	$776	$—	$—	$776
Impaired loans with allocated allowances	2,412	—	—	2,412

Total	$3,188	$—	$—	$3,188

The fair value of impaired loans referenced above was determined by obtaining independent third party appraisals and/or internally developed collateral valuations to support the Company’s estimates and judgments in determining the fair value of the underlying collateral supporting impaired loans.

The fair value of foreclosed and repossessed assets was determined by obtaining market price valuations from independent third parties wherever such quotes were available for other collateral owned. The Company utilized independent third party appraisals to support the Company’s estimates and judgments in determining fair value for other real estate owned.

The following table represents additional quantitative information about assets measured at fair value on a recurring and nonrecurring basis and for which we have utilized Level 3 inputs to determine their fair value at March 31, 2017.

	Fair Value	Valuation Techniques (1)	Significant Unobservable Inputs (2)	Range
March 31, 2017
Foreclosed and repossessed assets, net	$692	Appraisal value	Estimated costs to sell	10 - 15%
Impaired loans with allocated allowances	$2,170	Appraisal value	Estimated costs to sell	10 - 15%
September 30, 2016
Foreclosed and repossessed assets, net	$776	Appraisal value	Estimated costs to sell	10 - 15%
Impaired loans with allocated allowances	$2,412	Appraisal value	Estimated costs to sell	10 - 15%

(1)	Fair value is generally determined through independent third-party appraisals of the underlying collateral, which generally includes various level 3 inputs which are not observable.
(2)	The fair value basis of impaired loans and real estate owned may be adjusted to reflect management estimates of disposal costs including, but not limited to, real estate brokerage commissions, legal fees, and delinquent property taxes.

Fair Values of Financial Instruments

ASC 825-10 and ASC 270-10, Interim Disclosures about Fair Value Financial Instruments, require disclosures about fair value financial instruments and significant assumptions used to estimate fair value. The estimated fair values of financial instruments not previously disclosed are determined as follows:

Cash and Cash Equivalents

Due to their short-term nature, the carrying amounts of cash and cash equivalents are considered to be a reasonable estimate of fair value and represents a level 1 measurement.

Other Interest-Bearing Deposits

Fair value of interest bearing deposits is estimated using a discounted cash flow analysis based on current interest rates being offered by instruments with similar terms and represents a level 3 measurement.

Non-marketable Equity Securities, at cost

Non-marketable equity securities are comprised of Federal Home Loan Bank stock and Federal Reserve Bank stock carried at cost, which are their redeemable fair values since the market for each category of this stock is restricted and represents a level 1 measurement.

Loans Receivable, net

Fair value is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, C&I and consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity date using market discount rates reflecting the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank’s repayment schedules for each loan classification. The fair value of variable rate loans approximates carrying value. The net carrying value of the loans acquired through the CBN acquisition approximates the fair value of the loans at March 31, 2017. The fair value of loans is considered to be a level 3 measurement.

Impaired Loans (carried at fair value)

Impaired loans are loans in which the Company has measured impairment, generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Foreclosed Assets (carried at fair value)

Foreclosed assets are the only non-financial assets valued on a non-recurring basis which are held by the Company at fair value, less cost to sell. At foreclosure or repossession, if the fair value, less estimated costs to sell, of the collateral acquired (real estate, vehicles, equipment) is less than the Company’s recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Additionally, valuations are periodically performed by management and any subsequent reduction in value is recognized by a charge to income. The fair value of foreclosed assets held-for-sale is estimated using Level 3 inputs based on observable market data.

Accrued Interest Receivable and Payable

Due to their short-term nature, the carrying amounts of accrued interest receivable and payable are considered to be a reasonable estimate of fair value and represents a level 1 measurement.

Deposits

The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, and money market accounts, is the amount payable on demand at the reporting date and represents a level 1 measurement. The fair value of fixed rate certificate accounts is calculated by using discounted cash flows applying interest rates currently being offered on similar certificates and represents a level 3 measurement. The net carrying value of fixed rate certificate accounts acquired through the CBN acquisition approximates the fair value of the certificates at March 31, 2017 and represents a level 3 measurement.

Federal Home Loan Bank (“FHLB”) Advances

The fair value of long-term borrowed funds is estimated using discounted cash flows based on the Bank’s current incremental borrowing rates for similar borrowing arrangements. The carrying value of short-term borrowed funds approximates their fair value and represents a level 2 measurement.

Off-Balance Sheet Instruments

The fair value of off-balance sheet commitments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the customers. Since this amount is immaterial to the Company’s consolidated financial statements, no amount for fair value is presented. The table below represents what we would receive to sell an asset or what we would have to pay to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount and estimated fair value of the Company’s financial instruments as of the dates indicated below were as follows:

		March 31, 2017		September 30, 2016
	Valuation Method Used	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	(Level 1)	$19,850	$19,850	$10,046	$10,046
Interest-bearing deposits	(Level 1)	745	754	745	760
Securities available for sale	See above	79,369	79,369	80,123	80,123
Securities held to maturity	(Level II )	5,984	6,117	6,669	6,944
Non-marketable equity securities, at cost	(Level II )	4,412	4,412	5,034	5,034
Loans receivable, net	(Level III )	528,973	537,658	568,371	585,679
Accrued interest receivable	(Level 1)	1,982	1,982	2,032	2,032
Financial liabilities:
Deposits	(Level III )	$530,929	$534,646	$557,677	$561,919
FHLB advances	(Level III )	60,491	60,233	59,291	59,557
Other borrowings	(Level 1)	11,000	11,000	11,000	11,000
Other liabilities	(Level 1)	1,489	1,489	3,231	3,231
Accrued interest payable	(Level 1)	164	164	122	122

NOTE 3 – LOANS, ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS

Portfolio Segments:

Residential real estate loans are collateralized by primary and secondary positions on real estate and are underwritten primarily based on borrower’s documented income, credit scores, and collateral values. Under consumer home equity loan guidelines, the borrower will be approved for a loan based on a percentage of their home’s appraised value less the balance owed on the existing first mortgage. Credit risk is minimized within the residential real estate portfolio as relatively small loan amounts are spread across many individual borrowers. Management evaluates trends in past due loans and current economic factors such as the housing price index on a regular basis.

Commercial and agricultural real estate loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Management examines current and projected cash flows to determine the ability of the borrower to repay its obligations as agreed. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The level of owner-occupied property versus non-owner-occupied property are tracked and monitored on a regular basis. Local commercial real estate municipal loans are based on unrestricted assets, tax base and overall borrowing capacity. Agricultural real estate loans are primarily comprised of loans for the purchase of farmland. Loan-to-value ratios on loans secured by farmland generally do not exceed 75%. Land development loans are underwritten using feasibility studies, independent appraisal reviews and financial analysis of the developers or property owners. Commercial construction loans are based upon estimates of cost and value of the completed project. Commercial construction loans often involve the disbursement of substantial funds with the repayment dependent on the success of the ultimate project. Sources of repayment for these loans may be the sale of the developed property or increased cash flow as a result of business expansion.

Consumer non-real estate loans are comprised of originated indirect paper loans secured primarily by boats and recreational vehicles, purchased indirect paper loans secured primarily by household goods and other consumer loans secured primarily by automobiles and other personal assets. Consumer loans underwriting terms often depend on the collateral type, debt to income ratio and the borrower’s creditworthiness as evidenced by their credit score. Collateral value alone may not provide an adequate source of repayment of the outstanding loan balance in the event of a consumer non-real estate default. This shortage is a result of the greater likelihood of damage, loss and depreciation for consumer based collateral.

Commercial non-real estate loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. These cash flows, however, may not be as expected and the value of collateral securing the loans may fluctuate. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee. Commercial non-real estate municipal loans may be granted based on the unrestricted assets, tax base and overall borrowing capacity of local governments. Agricultural non-real estate loans are generally comprised of term loans to fund the purchase of equipment, livestock and seasonal operating lines. Operating lines are typically written for one year and secured by the crop and other farm assets as considered necessary. Agricultural loans carry significant credit risks as they may involve larger balances concentrated with single borrowers or groups of related borrowers. In addition, repayment of such loans depends on the successful operation or management of the farm property securing the loan or for which an operating loan is utilized. Farming operations may be affected by adverse weather conditions such as, but not limited to, drought, hail or floods that can severely limit crop yields.

Credit Quality/Risk Ratings:

Management utilizes a numeric risk rating system to identify and quantify the Bank’s risk of loss within its loan portfolio. Ratings are initially assigned prior to funding the loan, and may be changed at any time as circumstances warrant.

Ratings range from the highest to lowest quality based on factors that include measurements of ability to pay, collateral type and value, borrower stability and management experience. The Bank’s loan portfolio is presented below in accordance with the risk rating framework that has been commonly adopted by the federal banking agencies. The definitions of the various risk rating categories are as follows:

1 through 4 - Pass. A “Pass” loan means that the condition of the borrower and the performance of the loan is satisfactory or better.

5 - Watch. A “Watch” loan has clearly identifiable developing weaknesses that deserve additional attention from management. Weaknesses that are not corrected or mitigated, may jeopardize the ability of the borrower to repay the loan in the future.

6 - Special Mention. A “Special Mention” loan has one or more potential weakness that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institution’s credit position in the future.

7 - Substandard. A “Substandard” loan is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

8 - Doubtful. A “Doubtful” loan has all the weaknesses inherent in a Substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

9 - Loss. Loans classified as “Loss” are considered uncollectible, and their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, and a partial recovery may occur in the future.

Below is a summary of originated and acquired loans by type and risk rating as of March 31, 2017:

	1 to 5	6	7	8	9	TOTAL
Originated Loans:
Residential real estate:
One to four family	$141,894	$—	$1,965	$—	$—	$143,859
Commercial/Agricultural real estate:
Commercial real estate	75,510	—	—	—	—	75,510
Agricultural real estate	6,817	—	—	—	—	6,817
Multi-family real estate	17,538	—	—	—	—	17,538
Construction and land development	13,166	—	—	—	—	13,166
Consumer non-real estate:
Originated indirect paper	102,821	9	190	—	1	103,021
Purchased indirect paper	38,201	—	—	—	—	38,201
Other Consumer	15,883	—	152	—	—	16,035
Commercial/Agricultural non-real estate:
Commercial non-real estate	20,076	—	160	—	—	20,236
Agricultural non-real estate	10,174	460	93	—	—	10,727

Total originated loans	$442,080	$469	$2,560	$—	$1	$445,110
Acquired Loans:
Residential real estate:
One to four family	$21,674	$473	$152	$—	$—	$22,299
Commercial/Agricultural real estate:
Commercial real estate	26,780	33	430	—	—	27,243
Agricultural real estate	17,203	10	4,112	—	—	21,325
Multi-family real estate	—	—	—	—	—	—
Construction and land development	2,125	—	123	—	—	2,248
Consumer non-real estate:
Other Consumer	494	4	3	—	—	501
Commercial/Agricultural non-real estate:
Commercial non-real estate	10,540	—	1,390	—	—	11,930
Agricultural non-real estate	4,115	7	99	—	—	4,221

Total acquired loans	$82,931	$527	$6,309	$—	$—	$89,767

	1 to 5	6	7	8	9	TOTAL
Total Loans:
Residential real estate:
One to four family	$163,568	$473	$2,117	$—	$—	$166,158
Commercial/Agricultural real estate:
Commercial real estate	102,290	33	430	—	—	102,753
Agricultural real estate	24,020	10	4,112	—	—	28,142
Multi-family real estate	17,538	—	—	—	—	17,538
Construction and land development	15,291	—	123	—	—	15,414
Consumer non-real estate:
Originated indirect paper	102,821	9	190	—	1	103,021
Purchased indirect paper	38,201	—	—	—	—	38,201
Other Consumer	16,377	4	155	—	—	16,536
Commercial/Agricultural non-real estate:
Commercial non-real estate	30,616	—	1,550	—	—	32,166
Agricultural non-real estate	14,289	467	192	—	—	14,948

Gross loans	$525,011	$996	$8,869	$—	$1	$534,877

Less:
Net deferred loan costs (fees)						(69)
Allowance for loan losses						(5,835)

Loans receivable, net						$528,973

Below is a summary of originated loans by type and risk rating as of September 30, 2016:

	1 to 5	6	7	8	9	TOTAL
Originated Loans:
Residential real estate:
One to four family	$159,244	$—	$1,632	$—	$85	$160,961
Commercial/Agricultural real estate:
Commercial real estate	58,768	—	—	—	—	58,768
Agricultural real estate	3,418	—	—	—	—	3,418
Multi-family real estate	18,935	—	—	—	—	18,935
Construction and land development	12,977	—	—	—	—	12,977
Consumer non-real estate:
Originated indirect paper	118,809	10	254	—	—	119,073
Purchased indirect paper	49,221	—	—	—	—	49,221
Other Consumer	18,889	—	37	—	—	18,926
Commercial/Agricultural non-real estate:
Commercial non-real estate	17,790	—	179	—	—	17,969
Agricultural non-real estate	9,994	—	—	—	—	9,994

Total originated loans	$468,045	$10	$2,102	$—	$85	$470,242

	1 to 5	6	7	8	9	TOTAL
Acquired Loans:
Residential real estate:
One to four family	$25,613	$603	$561	$—	$—	$26,777
Commercial/Agricultural real estate:
Commercial real estate	29,607	167	398	—	—	30,172
Agricultural real estate	21,922	11	2,847	—	—	24,780
Multi-family real estate	200	—	—	—	—	200
Construction and land development	3,487	—	116	—	—	3,603
Consumer non-real estate:
Other Consumer	746	11	32	—	—	789
Commercial/Agricultural non-real estate:
Commercial non-real estate	13,010	11	11	—	—	13,032
Agricultural non-real estate	4,546	7	100	—	—	4,653

Total acquired loans	$99,131	$810	$4,065	$—	$—	$104,006
Total Loans:
Residential real estate:
One to four family	$184,857	$603	$2,193	$—	$85	$187,738
Commercial/Agricultural real estate:
Commercial real estate	88,375	167	398	—	—	88,940
Agricultural real estate	25,340	11	2,847	—	—	28,198
Multi-family real estate	19,135	—	—	—	—	19,135
Construction and land development	16,464	—	116	—	—	16,580
Consumer non-real estate:
Originated indirect paper	118,809	10	254	—	—	119,073
Purchased indirect paper	49,221	—	—	—	—	49,221
Other Consumer	19,635	11	69	—	—	19,715
Commercial/Agricultural non-real estate:
Commercial non-real estate	30,800	11	190	—	—	31,001
Agricultural non-real estate	14,540	7	100	—	—	14,647

Gross loans	$567,176	$820	$6,167	$—	$85	$574,248

Less:
Net deferred loan costs (fees)						191
Allowance for loan losses						(6,068)

Loans receivable, net						$568,371

Allowance for Loan Losses—The ALL represents management’s estimate of probable and inherent credit losses in the Bank’s loan portfolio. Estimating the amount of the ALL requires the exercise of significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of other qualitative factors such as current economic trends and conditions, all of which may be susceptible to significant change.

There are many factors affecting the ALL; some are quantitative, while others require qualitative judgment. The process for determining the ALL (which management believes adequately considers potential factors which result in probable credit losses), includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect the Company’s earnings or financial position in future periods. Allocations of the ALL may be made for specific loans but the entire ALL is available for any loan that, in management’s judgment, should be charged-off or for which an actual loss is realized.

As an integral part of their examination process, various regulatory agencies also review the Bank’s ALL. Such agencies may require that changes in the ALL be recognized when such regulators’ credit evaluations differ from those of our management based on information available to the regulators at the time of their examinations.

Changes in the ALL by loan type for the periods presented below were as follows:

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer Non-real Estate	Commercial/ Agricultural Non-real Estate	Unallocated	Total
Six Months Ended March 31, 2017:
Allowance for Loan Losses:
Beginning balance, October 1, 2016	$2,039	$1,883	$1,466	$652	$28	$6,068
Charge-offs	(110)	—	(239)	(2)	—	(351)
Recoveries	4	—	113	1	—	118
Provision	—	—	—	—	—	—
Allowance allocation adjustment	(226)	305	(187)	3	105	—

Total Allowance on originated loans	$1,707	$2,188	$1,153	$654	$133	$5,835
Purchased credit impaired loans	—	—	—	—	—	—
Other acquired loans	—	—	—	—	—	—

Total Allowance on acquired loans	$—	$—	$—	$—	$—	$—

Ending balance, March 31, 2017	$1,707	$2,188	$1,153	$654	$133	$5,835

Allowance for Loan Losses at March 31, 2017:
Amount of allowance for loan losses arising from loans individually evaluated for impairment	$359	$—	$59	$47	$—	$465

Amount of allowance for loan losses arising from loans collectively evaluated for impairment	$1,348	$2,188	$1,094	$607	$133	$5,370

Loans Receivable as of March 31, 2017:						—
Ending balance of originated loans	$143,546	$112,016	$158,867	$30,612	$—	$445,041
Ending balance of purchased credit-impaired loans	250	1,832	4	932	—	3,018
Ending balance of other acquired loans	22,049	48,984	497	15,219	—	86,749

Ending balance of loans	$165,845	$162,832	$159,368	$46,763	$—	$534,808

Ending balance: individually evaluated for impairment	$4,481	$—	$631	$713	$—	$5,825

Ending balance: collectively evaluated for impairment	$161,364	$162,832	$158,737	$46,050	$—	$528,983

	Residential Real Estate	Commercial/ Agriculture Real Estate	Consumer and other Non-real Estate	Unallocated	Total
Six months ended March 31, 2016:
Allowance for Loan Losses:
Beginning balance, October 1, 2015	$2,364	$1,617	$2,263	$252	$6,496
Charge-offs	(55)	—	(308)	—	(363)
Recoveries	4	—	91	—	95
Provision	30	10	35	—	75
Allowance allocation adjustment	(420)	208	182	30	—

Ending balance, March 31, 2016	$1,923	$1,835	$2,263	$282	$6,303

Allowance for Loan Losses at March 31, 2016:
Amount of allowance for loan losses arising from loans individually evaluated for impairment	$136	$—	$26	$—	$162

Amount of allowance for loan losses arising from loans collectively evaluated for impairment	$1,787	$1,835	$2,237	$282	$6,141

Loans Receivable as of March 31, 2016:					—
Ending balance of loans	$172,915	$85,821	$207,756	$—	$466,492

Ending balance: individually evaluated for impairment	$4,429	$—	$704	$—	$5,133

Ending balance: collectively evaluated for impairment	$168,486	$85,821	$207,052	$—	$461,359

The Bank has originated substantially all loans currently recorded on the Company’s accompanying Consolidated Balance Sheet, except as noted below.

In February 2016, the Bank selectively purchased loans from Central Bank in Rice Lake and Barron, Wisconsin in the amount of $16,363. In May 2016, the Bank acquired loans from Community Bank of Northern Wisconsin, headquartered in Rice Lake, Wisconsin totaling $111,740.

During October 2012, the Bank entered into an agreement to purchase short term consumer loans from a third party on an ongoing basis. As part of the servicer agreement entered into in connection with this purchase agreement, the third party seller agreed to purchase or substitute performing consumer loans for all contracts that become 120 days past due. Pursuant to the ongoing loan purchase agreement, a restricted reserve account was established at 3% of the outstanding consumer loan balances purchased up to a maximum of $1,000, with such percentage amount of the loans being deposited into a segregated reserve account. The funds in the reserve account are to be released to compensate the Bank for any purchased loans that are not purchased back by the seller or substituted with performing loans and are ultimately charged off by the Bank. At March 31, 2017, the maximum credit limit for these purchased consumer loans was $50,000. As of March 31, 2017, the balance of these purchased consumer loans was $38,201 compared to $49,221 as of September 30, 2016. As of September 30, 2016, purchases from the third party ceased and it is unlikely that we will make any future purchases. The balance in the cash reserve account has reached the maximum allowed balance of $1,000, which is included in Deposits on the accompanying Consolidated Balance Sheet. To date, the Company has not charged off or experienced losses related to the purchased loans.

The weighted average rate earned on these purchased consumer loans was 4.26% as of March 31, 2017. From March 2014 through December 2015, the rate earned for all new loan originations of these purchased consumer loans was 4.00%. As of January 2016, new loans purchased were at an interest rate of 4.25% due to the increase in the Prime Rate.

Loans receivable by loan type as of the end of the periods shown below were as follows:

	Residential Real Estate		Commercial/Agriculture Real Estate Loans		Consumer non-Real Estate		Commercial/Agriculture non-Real Estate		Totals
	March 31, 2017	September 30, 2016	March 31, 2017	September 30, 2016	March 31, 2017	September 30, 2016	March 31, 2017	September 30, 2016	March 31, 2017	September 30, 2016
Performing loans
Performing TDR loans	$2,684	$3,955	$—	$1,378	$340	$288	$43	$1,478	$3,067	$7,099
Performing loans other	161,514	181,734	160,024	148,803	158,781	189,641	45,079	43,892	525,398	564,070

Total performing loans	164,198	185,689	160,024	150,181	159,121	189,929	45,122	45,370	528,465	571,169
Nonperforming loans (1)
Nonperforming TDR loans	369	516	—	948	35	43	—	99	404	1,606
Nonperforming loans other	1,278	1,227	2,808	—	212	258	1,641	179	5,939	1,664

Total nonperforming loans	1,647	1,743	2,808	948	247	301	1,641	278	6,343	3,270

Total loans	$165,845	$187,432	$162,832	$151,129	$159,368	$190,230	$46,763	$45,648	$534,808	$574,439

(1)	Nonperforming loans are either 90+ days past due or nonaccrual.

An aging analysis of the Company’s residential real estate, commercial/agriculture real estate, consumer and other loans and purchased third party loans as of March 31, 2017 and September 30, 2016, respectively, was as follows:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Nonaccrual Loans	Recorded Investment > 89 Days and Accruing
March 31, 2017
Residential real estate:
One to four family	$1,558	$—	$1,424	$2,982	$163,176	$166,158	$1,212	$435
Commercial/Agricultural real estate:
Commercial real estate	176	4	103	283	102,470	102,753	341	—
Agricultural real estate	20	31	2,364	2,415	25,727	28,142	2,364	—
Multi-family real estate	148	—	—	148	17,390	17,538	—	—
Construction and land development	—	—	34	34	15,380	15,414	103	—
Consumer non-real estate:
Originated indirect paper	346	30	27	403	102,618	103,021	72	6
Purchased indirect paper	715	208	121	1,044	37,157	38,201	—	121
Other Consumer	33	47	26	106	16,430	16,536	34	14
Commercial/Agricultural non-real estate:
Commercial non-real estate	67	—	137	204	31,962	32,166	1,551	—
Agricultural non-real estate	66	—	90	156	14,792	14,948	90	—

Total	$3,129	$320	$4,326	$7,775	$527,102	$534,877	$5,767	$576

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Nonaccrual Loans	Recorded Investment > 89 Days and Accruing
September 30, 2016
Residential real estate:
One to four family	$1,062	$892	$1,238	$3,192	$184,546	$187,738	$1,595	$123
Commercial/Agricultural real estate:
Commercial real estate	33	83	367	483	88,457	88,940	483	—
Agricultural real estate	—	—	623	623	27,575	28,198	623	—
Multi-family real estate	—	—	—	—	19,135	19,135	—	—
Construction and land development	27	—	35	62	16,518	16,580	—	—
Consumer non-real estate:
Originated indirect paper	204	30	122	356	118,717	119,073	158	53
Purchased indirect paper	338	286	199	823	48,398	49,221	—	199
Other Consumer	104	16	34	154	19,561	19,715	54	5
Commercial/Agricultural non-real estate:
Commercial non-real estate	9	2	155	166	30,835	31,001	188	—
Agricultural non-real estate	—	60	90	150	14,497	14,647	90	—

Total	$1,777	$1,369	$2,863	$6,009	$568,239	$574,248	$3,191	$380

At March 31, 2017, the Company has identified impaired loans of $8,843, consisting of $3,471 TDR loans, $3,018 purchased credit impaired loans, and $2,354 substandard non-TDR loans. The $8,843 total of impaired loans includes $1,636 of performing TDR loans. At September 30, 2016, the Company has identified $3,733 of originated TDR loans, $4,972 acquired TDR loans and $1,664 of substandard loans as impaired, totaling $10,369, which includes$3,218 of performing originated, and $3,881 performing acquired TDR loans. A loan is identified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Performing TDRs consist of loans that have been modified and are performing in accordance with the modified terms for a sufficient length of time, generally six months, or loans that were modified on a proactive basis. A summary of the Company’s impaired loans as of March 31, 2017 and September 30, 2016 was as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
March 31, 2017
With No Related Allowance Recorded:
Residential real estate	$2,976	$2,976	$—	$3,392	$21
Commercial/agriculture real estate	1,832	1,832	—	2,079	—
Consumer non-real estate	357	357	—	302	10
Commercial/agricultural non-real estate	1,508	1,508	—	1,543	22

Total	$6,673	$6,673	$—	$7,316	$53
With An Allowance Recorded:
Residential real estate	$1,755	$1,755	$359	$1,823	$16
Commercial/agriculture real estate	—	—	—	—	—
Consumer non-real estate	278	278	59	310	—
Commercial/agricultural non-real estate	137	137	47	158	—

Total	$2,170	$2,170	$465	$2,291	$16

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
March 31, 2017
March 31, 2017 Totals:
Residential real estate	$4,731	$4,731	$359	$5,215	$37
Commercial/agriculture real estate	1,832	1,832	—	2,079	—
Consumer non-real estate	635	635	59	612	10
Commercial/agricultural non-real estate	1,645	1,645	47	1,701	22

Total	$8,843	$8,843	$465	$9,607	$69

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
September 30, 2016
With No Related Allowance Recorded:
Residential real estate	$3,807	$3,807	$—	$3,817	$132
Commercial/agriculture real estate	2,326	2,326	—	2,326	27
Consumer non-real estate	247	247	—	451	36
Commercial/agricultural non-real estate	1,577	1,577	—	1,577	42

Total	$7,957	$7,957	$—	$8,171	$237
With An Allowance Recorded:
Residential real estate	$1,891	$1,891	$503	$1,808	$50
Commercial/agriculture real estate	—	—	—	—	—
Consumer non-real estate	342	342	76	339	10
Commercial/agricultural non-real estate	179	179	27	36	1

Total	$2,412	$2,412	$606	$2,183	$61
September 30, 2016 Totals:
Residential real estate	$5,698	$5,698	$503	$5,625	$182
Commercial/agriculture real estate	2,326	2,326	—	2,326	27
Consumer non-real estate	589	589	76	790	46
Commercial/agricultural non-real estate	1,756	1,756	27	1,613	43

Total	$10,369	$10,369	$606	$10,354	$298

Troubled Debt Restructuring – A TDR includes a loan modification where a borrower is experiencing financial difficulty and the Bank grants a concession to that borrower that the Bank would not otherwise consider except for the borrower’s financial difficulties. Concessions include, but are not limited to, an extension of loan terms, renewals of existing balloon loans, reductions in interest rates and consolidating existing Bank loans at modified terms. A TDR may be either on accrual or nonaccrual status based upon the performance of the borrower and management’s assessment of collectability. If a TDR is placed on nonaccrual status, it remains there until a sufficient period of performance under the restructured terms has occurred at which time it is returned to accrual status. There were 3 delinquent TDRs greater than 60 days past due with a recorded investment of $309 at March 31, 2017, compared to 3 such loans with a recorded investment of $226 at September 30, 2016.

Following is a summary of TDR loans by accrual status as of March 31, 2017 and September 30, 2016. There were no TDR commitments or unused lines of credit as of March 31, 2017.

	March 31, 2017	September 30, 2016
Troubled debt restructure loans:
Accrual status	$3,067	$3,218
Non-accrual status	404	515

Total	$3,471	$3,733

The following provides detail, including specific reserve and reasons for modification, related to loans identified as TDRs during the six months ended March 31, 2017 and the year ended September 30, 2016:

	Number of Contracts	Modified Rate	Modified Payment	Modified Under- writing	Other	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserve
Six months ended March 31, 2017
TDRs:
Residential real estate	3	$—	$—	$73	$57	$130	$130	$—
Commercial/Agricultural real estate	—	—	—	—	—	—	—	—
Consumer non-real estate	3	—	—	4	24	28	28	—
Commercial/Agricultural non-real estate	1	—	—	—	43	43	43	—

Totals	7	$—	$—	$77	$124	$201	$201	$—

	Number of Contracts	Modified Rate	Modified Payment	Modified Under- writing	Other	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Specific Reserve
Year ended September 30, 2016
TDRs:
Residential real estate	4	$37	$—	$359	$—	$396	$396	$74
Commercial/Agricultural real estate	—	—	—	—	—	—	—	—
Consumer non-real estate	3	—	—	21	—	21	21	—
Commercial/Agricultural non-real estate	—	—	—	—	—	—	—	—

Totals	7	$37	$—	$380	$—	$417	$417	$74

A summary of loans by loan segment modified in a troubled debt restructuring as of March 31, 2017 and September 30, 2016, was as follows:

	March 31, 2017		September 30, 2016
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings:
Residential real estate	29	$3,110	32	$3,413
Commercial/Agricultural real estate	—	—	—	—
Consumer non-real estate	23	318	21	320
Commercial/Agricultural non-real estate	1	43	—	—

Total troubled debt restructurings	53	$3,471	53	$3,733

The following table provides information related to restructured loans that were considered in default as of March 31, 2017 and September 30, 2016:

	March 31, 2017		September 30, 2016
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings:
Residential real estate	4	$369	9	$516
Commercial/Agricultural real estate	—	—	6	948
Consumer non-real estate	4	35	4	43
Commercial/Agricultural non-real estate	—	—	2	99

Total troubled debt restructurings	8	$404	21	$1,606

Included above are three TDR loans that became in default during the three months ended March 31, 2017.

All acquired loans were initially recorded at fair value at the acquisition date. The outstanding balance and the carrying amount of acquired loans included in the consolidated balance sheet are as follows:

March 31, 2017
Accountable for under ASC 310-30 (Purchased Credit Impaired “PCI” loans)
Outstanding balance	$3,018
Carrying amount	$1,754
Accountable for under ASC 310-20 (non-PCI loans)
Outstanding balance	$86,749
Carrying amount	$86,574
Total acquired loans
Outstanding balance	$89,767
Carrying amount	$88,328

The following table provides changes in accretable yield for all acquired loans accounted for under ASC 310-30:

March 31, 2017
Balance at beginning of period	$192
Acquisitions	—
Reduction due to unexpected early payoffs	—
Reclass from non-accretable difference	—
Disposals/transfers	—
Accretion	(17)

Balance at end of period	$175

NOTE 4 – INVESTMENT SECURITIES

The amortized cost, estimated fair value and related unrealized gains and losses on securities available for sale and held to maturity as of March 31, 2017 and September 30, 2016, respectively, were as follows:

Available for sale securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2017
U.S. government agency obligations	$15,125	$11	$560	$14,576
Obligations of states and political subdivisions	32,392	54	327	32,119
Mortgage-backed securities	32,491	81	391	32,181
Federal Agricultural Mortgage Corporation	70	44	—	114
Trust preferred securities	379	—	—	379

Total available for sale securities	$80,457	$190	$1,278	$79,369

September 30, 2016
U.S. government agency obligations	$16,388	$48	$29	$16,407
Obligations of states and political subdivisions	33,405	630	23	34,012
Mortgage-backed securities	28,861	389	3	29,247
Federal Agricultural Mortgage Corporation	70	11	—	81
Trust preferred securities	376	$—	$—	376

Total available for sale securities	$79,100	$1,078	$55	$80,123

Held to maturity securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2017
Obligations of states and political subdivisions	$1,313	$16	$—	$1,329
Mortgage-backed securities	4,671	120	3	4,788

Total held to maturity securities	$5,984	$136	$3	$6,117

September 30, 2016
Obligations of states and political subdivisions	$1,315	$20	$—	$1,335
Mortgage-backed securities	5,354	255	—	5,609

Total held to maturity securities	$6,669	$275	$—	$6,944

As of March 31, 2017, the Bank has pledged U.S. Government Agency and mortgage backed securities with a book value of $2,958 as collateral against a borrowing line of credit with the Federal Reserve Bank. However, as of March 31, 2017, there were no borrowings outstanding on this Federal Reserve Bank line of credit. As of March 31, 2017, the Bank has pledged U.S. Government Agency securities with a book value of $7,822 and mortgage-backed securities with a book value of $23,413 as collateral against specific municipal deposits.

In March 2017, the Bank received litigation settlement proceeds from a JP Morgan Residential Mortgage Backed Security (RMBS) claim in the amount of $283. The $283 is included in non-interest income under the caption “Settlement proceeds” for the current three and six months ended, March 31, 2017, on the Consolidated Statement of Operations. This JP Morgan RMBS was previously owned by the Bank and sold in 2011.

The estimated fair value of securities at March 31, 2017 and September 30, 2016, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities on mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Expected maturities may differ from contractual maturities on certain agency and municipal securities due to the call feature.

	March 31, 2017		September 30, 2016
Available for sale securities	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$235	$235	$230	$230
Due after one year through five years	13,190	13,151	14,463	14,546
Due after five years through ten years	30,294	29,792	28,289	28,798
Due after ten years	36,738	36,191	36,118	36,549

Total available for sale securities	$80,457	$79,369	$79,100	$80,123

	March 31, 2017		September 30, 2016
Held to maturity securities	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due after one year through five years	$1,313	$1,329	$1,315	$1,335
Due after five years through ten years	2,908	2,961	1,504	1,559
Due after ten years	1,763	1,827	3,850	4,050

Total held to maturity securities	$5,984	$6,117	$6,669	$6,944

Securities with unrealized losses at March 31, 2017 and September 30, 2016, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	Less than 12 Months		12 Months or More		Total
Available for sale securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2017
U.S. government agency obligations	$11,492	$539	$2,198	$21	$13,690	$560
Obligations of states and political subdivisions	21,537	298	857	29	22,394	327
Mortgage-backed securities	24,323	364	1,006	27	25,329	391

Total	$57,352	$1,201	$4,061	$77	$61,413	$1,278

September 30, 2016
U.S. government agency obligations	$4,039	$4	$2,494	$25	$6,533	$29
Obligations of states and political subdivisions	2,885	7	1,338	15	4,223	22
Mortgage-backed securities	1,385	1	1,137	3	2,522	4

Total	$8,309	$12	$4,969	$43	$13,278	$55

	Less than 12 Months		12 Months or More		Total
Held to maturity securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2017
Obligations of states and political subdivisions	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	431	3	—	—	431	3

Total	$431	$3	$—	$—	$431	$3

September 30, 2016
Obligations of states and political subdivisions	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

NOTE 5 – FEDERAL HOME LOAN BANK ADVANCES

A summary of Federal Home Loan Bank advances at March 31, 2017 and September 30, 2016 was as follows:

Maturing during the fiscal year Ended September 30,	As of March 31, 2017	Weighted Average Rate	As of September 30, 2016	Weighted Average Rate
2017	$56,491	0.93%	$45,461	0.86%
2018	4,000	0.99%	6,100	2.24%
2019	—	—%	7,730	1.41%

Total fixed maturity	$60,491	0.93%	$59,291	1.07%
Advances with amortizing principal	—	—%	—	—%

Total advances	$60,491	0.93%	$59,291	1.07%

Irrevocable standby letters of credit	$8,040		$10,560

Total credit outstanding	$68,531		$69,851

Other borrowings maturing during the fiscal year ended September 30, 2021	$11,000	3.76%	$11,000	3.44%

The Bank has an irrevocable Standby Letter of Credit Master Reimbursement Agreement with the Federal Home Loan Bank. This irrevocable standby letter of credit (“LOC”) is supported by loan collateral as an alternative to directly pledging investment securities on behalf of a municipal customer as collateral for their interest bearing deposit balances.

At March 31, 2017, the Bank’s available and unused portion of this borrowing arrangement was approximately $73,885. In March 2017, the Bank prepaid $9,830 in FHLB borrowings with an average rate of 2.10% and average remaining maturity of 13.17 months. The prepayment fee totaled $104 and is included in other non-interest expense for the current three and six months ended, March 31, 2017, on the Consolidated Statement of Operations. The Bank replaced these FHLB borrowings with shorter term borrowings maturing in one month at 0.75%. The weighted average remaining term of the borrowings at March 31, 2017 is 2.59 months compared to 8.32 months at September 30, 2016.

Maximum month-end amounts outstanding were $74,291 and $63,974 during the six month periods ended March 31, 2017 and 2016, respectively.

Each Federal Home Loan Bank advance is payable at the maturity date, with a prepayment penalty for fixed rate advances. These advances are secured by $185,852 of real estate mortgage loans.

On May 16, 2016, the Company entered into a Loan Agreement with First Tennessee Bank National Association (“FTB”) evidencing an $11,000 term loan maturing on May 15, 2021. The proceeds from the Loan were used by the Company for the sole purpose of financing the acquisition, by merger, of Community Bank of Northern Wisconsin. The Loan bears interest based on LIBOR, and is payable in accordance with the terms and provisions of the term note.

On September 30, 2016, the Company entered into an Amended and Restated Loan Agreement with FTB whereby FTB extended a $3,000 revolving line of credit to the Company for the purpose of financing its previously announced stock repurchase program. At March 31, 2017, the available and unused portion of this borrowing arrangement was $3,000. Under the stock repurchase program, the Company may repurchase up to 525,200 shares of its common stock or approximately 10% of its current outstanding shares, from time to time through October 1, 2017. As of March 31, 2017, 1,428 shares have been repurchased.

NOTE 6 – INCOME TAXES

Income tax expense (benefit) for each of the periods shown below consisted of the following:

	Six months ended March 31, 2017	Six months ended March 31, 2016 (As Restated)
Current tax provision
Federal	$385	$431
State	91	120

	476	551
Deferred tax provision
Federal	384	223
State	66	44

	450	267

Total	$926	$818

The provision for income taxes differs from the amount of income tax determined by applying statutory federal income tax rates to pretax income as result of the following differences:

	Six months ended March 31, 2017		Six months ended March 31, 2016 (As Restated)
	Amount	Rate	Amount	Rate
Tax expense at statutory rate	$951	34.0%	$796	34.0%
State income taxes net of federal taxes	158	5.6	122	5.2
Tax exempt interest	(113)	(4.0)	(76)	(3.2)
Bank owned life insurance	(60)	(2.1)	—	—
Other	(10)	(0.4)	(24)	(1.0)

Total	$926	33.1%	$818	35.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of March 31, 2017 and September 30, 2016, respectively:

	March 31, 2017	September 30, 2016
Deferred tax assets:
Allowance for loan losses	$2,286	$2,377
Deferred loan costs/fees	63	77
Director/officer compensation plans	76	299
Net unrealized loss on securities available for sale	435	—
Economic performance accruals	—	131
Other	152	177

Deferred tax assets	3,012	3,061

Deferred tax liabilities:
Office properties and equipment	(256)	(291)
Net unrealized gain on securities available for sale	—	(409)
Other	(98)	(98)
Deferred tax liabilities	(354)	(798)

Net deferred tax assets	$2,658	$2,263

The Company regularly reviews the carrying amount of its deferred tax assets to determine if the establishment of a valuation allowance is necessary, as further discussed in Note 1 “Nature of Business and Summary of Significant Accounting Policies,” above. At March 31, 2017 and September 30, 2016, respectively, management determined that no valuation allowance was necessary for any of the deferred tax assets.

The Company’s income tax returns are subject to review and examination by federal, state and local government authorities. As of March 31, 2017, years open to examination by the U.S. Internal Revenue Service include taxable years ended September 30, 2012 to present. The years open to examination by state and local government authorities varies by jurisdiction.

The tax effects from uncertain tax positions can be recognized in the consolidated financial statements, provided the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the foregoing accounting standard to all of its tax positions for which the statute of limitations remained open as of the date of the accompanying consolidated financial statements.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of other noninterest expense. During the six month periods ended March 31, 2017 and 2016, the Company did not recognize any interest or penalties related to income tax issues in its consolidated statements of operations. The Company had a recorded liability of $0 and $24, which is included in other liabilities in its consolidated balance sheets, for the payment of interest and penalties related to income tax issues as of March 31, 2017 and September 30, 2016 respectively.

NOTE 7 – STOCK-BASED COMPENSATION

In February 2005, the Company’s stockholders approved the Company’s 2004 Recognition and Retention Plan. This plan provides for the grant of up to 113,910 shares of the Company’s common stock to eligible participants under this plan. As of March 31, 2017, 113,910 restricted shares under this plan were granted. In February 2005, the Company’s stockholders also approved the Company’s 2004 Stock Option and Incentive Plan. This plan provides for the grant of nonqualified and incentive stock options and stock appreciation rights to eligible participants under the plan. The plan provides for the grant of awards for up to 284,778 shares of the Company’s common stock. At March 31, 2017, 284,778 options had been granted under this plan to eligible participants.

In February 2008, the Company’s stockholders approved the Company’s 2008 Equity Incentive Plan. The aggregate number of shares of common stock reserved and available for issuance under the 2008 Equity Incentive Plan is 597,605 shares. Under this Plan, the Compensation Committee may grant stock options and stock appreciation rights that, upon exercise, result in the issuance of 426,860 shares of the Company’s common stock. The Committee may also grant shares of restricted stock and restricted stock units for an aggregate of 170,745 shares of Company common stock under this plan. As of March 31, 2017, 46,591 restricted shares under this plan were granted. As of March 31, 2017, 150,000 options had been granted to eligible participants.

Restricted shares granted to date under these plans were awarded at no cost to the employee and vest pro rata over a five-year period from the grant date. Options granted to date under these plans vest pro rata over a five-year period from the grant date. Unexercised, nonqualified stock options expire within 15 years of the grant date and unexercised incentive stock options expire within 10 years of the grant date.

Compensation expense related to restricted stock awards from both the 2004 Recognition and Retention Plan and the 2008 Equity Incentive Plan was $15 and $31 for the three and six months ended March 31, 2017, respectively. Compensation expense related to restricted stock awards from both the 2004 Recognition and Retention Plan and the 2008 Equity Incentive Plan was $26 and $53 for the three and six months ended March 31, 2016, respectively.

Restricted Common Stock Award

	March 31, 2017		September 30, 2016
	Number of Shares	Weighted Average Grant Price	Number of Shares	Weighted Average Grant Price
Restricted Shares
Unvested and outstanding at beginning of fiscal year	23,159	$9.59	46,857	$7.59
Granted	2,500	11.04	11,591	10.98
Vested	(3,532)	7.96	(13,127)	7.17
Forfeited	—	—	(22,162)	7.54

Unvested and outstanding fiscal to date	22,127	$10.01	23,159	$9.59

The Company accounts for stock-based employee compensation related to the Company’s 2004 Stock Option and Incentive Plan and the 2008 Equity Incentive Plan using the fair-value-based method. Accordingly, management records compensation expense based on the value of the award as measured on the grant date and then the Company recognizes that cost over the vesting period for the award. The compensation cost recognized for stock-based employee compensation related to both plans for the three and six month periods ended March 31, 2017 was $8 and $15, respectively. The compensation cost recognized for stock-based employee compensation related to both plans for the three and six month periods ended March 31, 2016 was $16 and $32, respectively.

Common Stock Option Awards

	Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
2017
Outstanding at September 30, 2016	140,706	$8.67
Granted	—	—
Exercised	(7,100)	8.28
Forfeited or expired	—

Outstanding at March 31, 2017	133,606	$8.69	6.70

Exercisable at March 31, 2017	62,612	$7.58	4.47	$392

Fully vested and expected to vest	133,606	$8.69	6.70	$693

2016
Outstanding at September 30, 2015	171,737	$7.46
Granted	55,000	10.00
Exercised	(43,515)
Forfeited or expired	(42,516)

Outstanding at September 30, 2016	140,706	$8.67	7.22

Exercisable at September 30, 2016	49,520	$7.27	4.09	$194

Fully vested and expected to vest	140,706	$8.67	7.22	$354

Information related to the 2004 Stock Option and Incentive Plan and 2008 Equity Incentive Plan during each year follows:

	2017	2016
Intrinsic value of options exercised	$30	$131
Cash received from options exercised	$59	$289
Tax benefit realized from options exercised	$—	$—

Set forth below is a table showing relevant assumptions used in calculating stock option expense related to the Company’s 2004 Stock Option and Incentive Plan and 2008 Equity Incentive Plan:

	2017	2016
Dividend yield	—%	1.02%
Risk-free interest rate	—%	1.7%
Weighted average expected life (years)	NA	10
Expected volatility	—%	5%

NOTE 8 – OTHER COMPREHENSIVE INCOME (LOSS)

The following table shows the tax effects allocated to each component of other comprehensive income for the six months ended March 31, 2017 and 2016:

	2017			2016
	Before-Tax Amount	Tax Expense	Net-of-Tax Amount	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized gains (losses) on securities:
Net unrealized (losses) gains arising during the period	$(2,140)	$856	$(1,284)	$831	$(333)	$498
Less: reclassification adjustment for gains included in net income	29	(12)	17	4	(1)	3
Defined benefit plans:
Amortization of unrecognized prior service costs and net losses	—	—	—	(58)	23	(35)

Other comprehensive (loss) income	$(2,111)	$844	$(1,267)	$777	$(311)	$466

The changes in the accumulated balances for each component of other comprehensive income (loss) for the twelve months ended September 30, 2016 and the six months ended March 31, 2017 were as follows:

	Unrealized Gains (Losses) on Securities	Defined Benefit Plans	Other Accumulated Comprehensive Income (Loss)
Balance, October 1, 2015	$(249)	$35	$(214)
Current year-to-date other comprehensive income (loss), net of tax	863	(35)	828

Ending balance, September 30, 2016	$614	$—	$614
Current year-to-date other comprehensive loss, net of tax	(1,267)	—	(1,267)

Ending balance, March 31, 2017	$(653)	$—	$(653)

Reclassifications out of accumulated other comprehensive income (loss) for the six months ended March 31, 2017 were as follows:

Details about Accumulated Other Comprehensive Income Components	Amounts Reclassified from Accumulated Other Comprehensive Income (1)	Affected Line Item on the Statement of Operations
Unrealized gains and losses
Sale of securities	$29	Net gain on sale of available for sale securities
Tax Effect	(12)	Provision for income taxes

Total reclassifications for the period	$17	Net income attributable to common shareholders

(1)	Amounts in parentheses indicate decreases to profit/loss.

Reclassifications out of accumulated other comprehensive income for the six months ended March 31, 2016 were as follows:

Details about Accumulated Other Comprehensive Income Components	Amounts Reclassified from Accumulated Other Comprehensive Income(1)	Affected Line Item on the Statement of Operations
Unrealized gains and losses
Sale of securities	$4	Net gain on sale of available for sale securities
Tax Effect	(2)	Provision for income taxes

Total reclassifications for the period	$2	Net income attributable to common shareholders

(1)	Amounts in parentheses indicate decreases to profit/loss.

NOTE 9 – TERMINATION OF CERTAIN RETIREMENT PLANS

The Company maintained a Supplemental Benefit Plan For Key Employees (“SERP”) which was an unfunded, unsecured, non-contributory defined benefit plan, providing retirement benefits for certain former key employees previously designated by the Company’s Board of Directors. Benefits under the SERP generally were based on such former employees’ years of service and compensation during the years preceding their retirement. In May 2009, any additional accrual of benefits under the SERP was suspended.

The Company also maintained a Directors’ Retirement Plan (“DRP”), which was an unfunded, unsecured, non-contributory defined benefit plan, providing for supplemental pension benefits for its directors following their termination of service as a director of the Company. Benefits were based on a formula that included each participant’s past and future earnings and years of service with Citizens. Moreover, the benefit amounts owed by the Company under the DRP were determined by individual director agreements entered into by the Company with such participants. The remaining DRP liability related to current and former Directors of the Company.

The Company’s Board of Directors voted to terminate each of the SERP and the DRP at its regularly scheduled Board meeting on November 19, 2015, with such termination being effective as of the same date. In connection with the termination of each plan, the Board of Directors, in accordance with applicable law and each applicable participant’s plan participation agreement, negotiated lump sum payments to the participants in satisfaction of the Company’s total liability to each participant under the SERP and DRP. In accordance with the final settlement of the Company’s obligations under such plans, the Company will make two payments (each for 50% of the total liability owed) to each plan participant. The first payment occurred in December 2016 and the second and final payment occurred in January 2017.

In connection with the settlement of all obligations owed by the Company to the participants in the SERP and the DRP, the Company retained an independent consultant during the three months ended March 31, 2016 to perform an actuarial calculation of the final amount of the accumulated benefit owed by the Company to each plan participant. In making this calculation, the consultant made certain assumptions regarding the applicable discount rate to be used and regarding certain other relevant factors to determine the amount of the benefit obligation due each participant, in each case taking into account the terms of each participant’s negotiated plan benefit agreement and the terms of each plan. Differences between the amount of the projected accrued benefit obligation previously recorded by the Company in its consolidated financial statements in connection with these plans and the actual amount of the benefit obligation to be paid to the participants, based upon the calculations of the independent consultant, is recorded in the aggregate as a gain of $41 during the twelve months ended September 30, 2016 on the Consolidated Statements of Operations line item “Salaries and related benefits” as a reduction to the expense. As of March 31, 2017, the Company recorded a liability on the accompanying Consolidated Balance Sheet of $0 for the aggregate amount of the benefit obligation due plan participants.

The components of the SERP and Directors’ Retirement plans’ cost at March 31, 2017 and September 30, 2016 are summarized below.

	March 31, 2017	September 30, 2016
Beginning accrued benefit cost	$1,046	$1,120

Service cost	—	—
Interest cost	—	44
Amortization of prior service costs	—	1
Net plan termination Credit	—	(41)

Net periodic benefit cost	—	4
Benefits paid	(1,046)	(78)

Ending accrued benefit cost	$—	$1,046

Amounts recognized in consolidated balance sheets:

March 31, 2017
Pension obligation	$—

Prior service cost	—
Net loss (gain)	—

Total accumulated other comprehensive income, before tax	$—

Annex A

AGREEMENT AND PLAN OF MERGER

BETWEEN

CITIZENS COMMUNITY BANCORP, INC.

AND

WELLS FINANCIAL CORP.

Dated as of March 17, 2017

A-i

Section 3.21	Other Activities	A-31
Section 3.22	Transactions with Affiliates	A-31
Section 3.23	Approvals	A-32
Section 3.24	Insurance	A-32
Section 3.25	Opinion of Financial Advisor	A-32
Section 3.26	State Takeover Statutes; Certain Charter Provisions	A-32
Section 3.27	Required Vote of the Shareholders of the Company	A-32
Section 3.28	Brokers	A-32

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS		A-32

Section 4.1	Conduct of Business Pending the Merger	A-42
Section 4.2	No Solicitation	A-35
Section 4.3	Third Party Standstill Agreements	A-38

ARTICLE V ADDITIONAL AGREEMENTS		A-38

Section 5.1	Form S-4; Proxy Statement / Prospectus; NASDAQ Listing	A-38
Section 5.2	Shareholder Meeting	A-39
Section 5.3	Access to Information	A-40
Section 5.4	Fees and Expenses	A-40
Section 5.5	Reasonable Best Efforts	A-41
Section 5.6	Public Announcements	A-41
Section 5.7	State Takeover Laws	A-41
Section 5.8	Indemnification of Directors and Officers	A-42
Section 5.9	Notification of Certain Matters	A-42
Section 5.10	Employee Benefit Plans and Agreements	A-43
Section 5.11	Certain Litigation	A-44
Section 5.12	Transition Services	A-44
Section 5.13	Title Commitments and Surveys	A-45

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER		A-45

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-45
Section 6.2	Conditions to Obligation of the Company to Effect the Merger	A-45
Section 6.3	Conditions to Obligations of CCBI to Effect the Merger	A-46

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		A-47

Section 7.1	Termination	A-47
Section 7.2	Effect of Termination	A-48
Section 7.3	Amendment	A-48
Section 7.4	Waiver	A-48

ARTICLE VIII GENERAL PROVISIONS		A-48

Section 8.1	Non-Survival of Representations and Warranties	A-48
Section 8.2	Notices	A-48
Section 8.3	Interpretation	A-49
Section 8.4	Counterparts	A-49
Section 8.5	Entire Agreement; No Third-Party Beneficiaries	A-49
Section 8.6	Governing Law; Waiver of Jury Trial	A-50
Section 8.7	Assignment	A-50
Section 8.8	Severability	A-50
Section 8.9	Enforcement of this Agreement	A-50
Section 8.10	Definitions	A-50

EXHIBITS AND SCHEDULES

Exhibit A	Form of Letter Agreement
Exhibit B	Form of Bank Agreement and Plan of Merger

A-ii

Defined Term	Section
2016 Audited Financial Statements	Section 3.5(b)
2016 Financial Statements	Section 3.5(b)
2016 Unaudited Financial Statements	Section 3.5(b)
Acceptable Confidentiality Agreement	Section 4.2(a)
Acquisition Transaction	Section 4.2(e)(i)
Actions	Section 2.5(a)
Affiliate	Section 8.10
Agreement	Introduction
Application	Section 8.10
Articles of Merger	Section 1.3
Attic	Section 1.4(c)(i)(B)(4)
Bank Merger	Section 1.2
Bank Merger Agreement	Section 1.2
Basement	Section 1.4(c)(i)(B)(2)
BHCA	Section 8.10
Burdensome Condition	Section 5.5(b)
Business Day	Section 8.10
Cash Consideration	Section 1.4(c)(i)(A)
Cause	Section 8.10
CCBI	Introduction
CCBI Articles of Incorporation	Section 1.1(c)
CCBI Bank	Recitals
CCBI Bylaws	Section 1.9(b)(iii)
CCBI Bank Articles of Association	Section 1.9(b)(iv)
CCBI Closing Price	Section 1.4(c)(iii)
CCBI Common Stock	Section 2.3
CCBI Letter	Article II
CCBI Loans	Section 2.15(a)
CCBI Permits	Section 2.11
CCBI Plans	Section 2.13(a)
CCBI SEC Documents	Section 2.8(a)
CCBI Stock Plans	Section 2.3
CDARS Deposits	Section 3.18(e)
Ceiling	Section 1.4(c)(i)(B)(1)
Ceiling Stock Value	Section 1.4(c)(i)(B)(4)
Classified Loans	Section 2.15(b)
Closing	Section 1.9(a)
Closing Date	Section 1.9(a)
Code	Section 8.10
Company	Introduction
Company Adverse Recommendation Change	Section 4.2(c)
Company Articles of Incorporation	Section 1.9(c)(i)
Company Bank	Recitals
Company Bylaws	Section 1.9(c)(iii)
Company Cancelled Shares	Section 1.4(b)
Company Common Stock	Recitals
Company Deposits	Section 3.18(a)
Company Equity Plans	Section 3.2(a)
Company Filings	Section 3.5(a)
Company Letter	Article III
Company Loans	Section 3.17(a)

A-iii

Defined Term	Section
Company Material Contracts	Section 3.11(b)
Company Permits	Section 3.8
Company Plans	Section 3.12(a)
Company Recommendation	Section 5.2
Company SEC Documents	Section 3.5(a)
Company Stock Options	Section 3.2(a)
Confidentiality Agreement	Section 5.3(c)
Constituent Corporations	Introduction
Contract	Section 3.2(a)
Delinquent Loan	Section 2.15(b)
Dissenting Shares	Section 1.4(c)(iv)
Dissenting Shareholder	Section 1.4(c)(iv)
Effective Time	Section 1.3
Eligible Employee	Section 5.10(d)
Environmental Laws	Section 2.14
ERISA	Section 2.13(a)
ERISA Affiliate	Section 2.13(a)
ESOP	Section 3.2(a)
Exchange Act	Section 2.4
Exchange Agent	Section 1.5
Exchange Fund	Section 1.5
Exchange Ratio	Section 1.4(c)(i)(B)
FDIC	Section 8.10
Floor	Section 1.4(c)(i)(B)(1)
Floor Stock Value	Section 1.4(c)(i)(B)(2)
Form 10-K	Section 2.8(a)
Form S-4	Section 5.1(a)
GAAP	Section 2.8(a)
Governmental Entity	Section 2.4
Intellectual Property Rights	Section 3.15(a)
Interest Rate Instruments	Section 3.20
Investments	Section 3.19(a)
IRS	Section 2.12
Knowledge of CCBI	Section 8.10
Knowledge of Company	Section 8.10
Law	Section 8.10
Letter Agreements	Recitals
Letter of Transmittal	Section 1.6(a)
Liens	Section 3.2(b)
Material Adverse Change	Section 8.10
Material Adverse Effect	Section 8.10
Maximum Premium	Section 5.8(b)
MBCA	Section 1.1(a)
MDAT	Section 1.3
MDOC	Section 3.3(b)
Merger	Section 1.1(a)
Merger Consideration	Section 1.4(c)(ii)
MGCL	Section 1.1(a)
NASDAQ	Section 1.4(c)(iii)
NBA	Section 2.1
New Certificates	Section 1.4(c)(ii)

A-iv

Defined Term	Section
Notice of Adverse Recommendation	Section 4.2(d)
OCC	Section 8.10
Old Certificate	Section 1.4(c)(ii)
Order	Section 8.10
OREO	Section 2.15(b)
Organizational Documents	Section 3.3(a)
OTC Markets	Section 3.5(a)
Owned Properties	Section 3.16(a)
Person	Section 8.10
Proxy Statement / Prospectus	Section 2.9
Regulation O	Section 8.10
Regulation W	Section 8.10
Related Person(s)	Section 8.10
Representatives	Section 4.2(a)
Requisite Regulatory Approvals	Section 5.5(a)
Restricted Stock Award	Section 3.2(a)
Sarbanes-Oxley Act	Section 2.8(b)
SEC	Section 5.1(f)
Securities Act	Section 8.10
Specified Requisite Regulatory Approval	Section 8.10
St. James	Section 5.8(e)
State Takeover Approvals	Section 2.4
Stock Consideration	Section 1.4(c)(i)(B)
Shareholder Meeting	Section 5.2
Subsidiaries	Section 8.10
Superior Proposal	Section 4.2(e)(ii)
Surrendering Person	Section 1.6(c)
Surviving Corporation	Section 1.1(a)
Takeover Proposal	Section 4.2(e)(iv)
Tax Return	Section 2.12
Taxes	Section 2.12
Termination Date	Section 7.1(d)
Termination Fee	Section 4.2(e)(v)
Third Party	Section 4.2(e)(iii)
USSBA	Section 2.15(d)
WARN Act	Section 3.14(b)
Worker Safety Laws	Section 2.14
Year of Service	Section 5.10(a)

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2017 (this “Agreement”), is by and between Citizens Community Bancorp, Inc., a Maryland corporation (“CCBI”), and Wells Financial Corp., a Minnesota corporation (the “Company” and together with CCBI, the Constituent Corporations”).

RECITALS

A. The respective Boards of Directors of CCBI and the Company have approved and declared advisable the merger of the Company with and into CCBI, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $.10 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by CCBI or the Company will be converted into the right to receive the Merger Consideration (as hereinafter defined);

B. The respective Boards of Directors of CCBI and the Company have determined that the Merger (as hereinafter defined) is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders and shareholders;

C. In order to induce CCBI to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the directors and non-director executive officers of the Company are entering into agreements (the “Letter Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, each such Person has agreed to vote in favor of this Agreement and the Merger;

D. CCBI owns all of the issued and outstanding shares of capital stock of Citizens Community Federal N.A., a national bank (“CCBI Bank”), and the Company owns all of the issued and outstanding shares of capital stock of Wells Federal Bank, a bank chartered under the laws of the State of Minnesota (the “Company Bank”); and

E. As part of the transactions contemplated hereby, the parties wish to provide for the merger of the Company Bank with and into CCBI Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER AND RELATED MATTERS

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Maryland General Corporation Law (the “MGCL”), the Company shall be merged with and into CCBI (the “Merger”) at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and CCBI shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the MBCA and the MGCL.

(b) The Merger shall have the effects set forth in this Agreement, in Section 641 of the MBCA, and Section 3-114 of the MGCL.

(c) At the Effective Time, the Articles of Incorporation of CCBI, as in effect immediately prior to the Effective Time, (the “CCBI Articles of Incorporation”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the CCBI Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, in the Articles of Incorporation of the Surviving Corporation or by applicable Law.

(d) The directors and officers of CCBI at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Immediately prior to the Effective Time, each then-current director of the Company shall submit to the Company his or her written resignation as a director.

Section 1.2 Bank Merger. At the Closing, CCBI Bank and the Company Bank shall enter into the Bank Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). Pursuant to the Bank Merger Agreement, immediately following the Effective Time of the Merger, (i) the Company Bank will be merged with and into CCBI Bank (the “Bank Merger”), (ii) the separate corporate existence of the Company Bank will cease and (iii) CCBI Bank will continue as the surviving corporation in the Bank Merger and will succeed to and assume all the rights and obligations of the Company Bank, in each case as provided in the Bank Merger Agreement.

Section 1.3 Effective Time. The Merger shall become effective when articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MBCA and the MGCL, are filed with the Secretary of State of the State of Minnesota and the Department of Assessments and Taxation of the State of Maryland (the “MDAT”); provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Articles of Merger are filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger are filed or such later time established by the Articles of Merger. The Articles of Merger shall be filed on the Closing Date.

Section 1.4 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of CCBI, the Company or the holders of any securities of the Constituent Corporations:

(a) Each share of CCBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of Company Common Stock that are held in the treasury of the Company or owned by any wholly-owned Subsidiary of the Company, by CCBI or by any wholly-owned Subsidiary of CCBI shall automatically be canceled and cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor (the “Company Cancelled Shares”).

(c) (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Company Cancelled Shares and the Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(A) $41.31 in cash (the “Cash Consideration”) for each share of Company Common Stock; and

(B) .7636 share (as such may be adjusted pursuant to the terms of this section, the “Exchange Ratio”) of CCBI Common Stock (the “Stock Consideration”) for each share of Company Common Stock, subject to the application of the following provisions:

(1) If the CCBI Closing Price is equal to or greater than $11.42 (the “Floor”) but less than $13.96 (the “Ceiling”), then no adjustment to the Exchange Ratio shall be made.

(2) If the CCBI Closing Price is less than the Floor but equal to or greater than $9.00 (the “Basement”), then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the CCBI Closing Price. The “Floor Stock Value” means the product of the Floor and the Exchange Ratio set forth in Section 1.4(c)(i)(B).

(3) If the CCBI Closing Price is less than the Basement, then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the Basement.

(4) If the CCBI Closing Price is greater than the Ceiling but equal to or less than $16.38 (the “Attic”), then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the CCBI Closing Price. The “Ceiling Stock Value” means the product of the Ceiling and the Exchange Ratio set forth in Section 1.4(c)(i)(B).

(5) If the CCBI Closing Price is greater than the Attic, then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the Attic.

(ii) All of the shares of Company Common Stock converted into the right to receive the Cash Consideration and the Stock Consideration (the “Merger Consideration”) pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock held in book entry form) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.4(c)(i), (ii) as provided in Section 1.4(c)(iii), cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.4(c)(ii), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 1.6(b). Old Certificates shall be exchanged for evidence of shares in book entry form or, at CCBI’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and the Cash Consideration upon the surrender of such Old Certificates in accordance with Section 1.6, without any interest thereon. If, prior to the Effective Time, the outstanding shares of CCBI Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration and to the Ceiling, Basement, Floor and Attic to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(iii) Notwithstanding anything to the contrary contained herein, New Certificates or scrip representing fractional shares of CCBI Common Stock shall not be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to CCBI Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CCBI. In lieu of the issuance of any such fractional share, CCBI shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive a fractional share of CCBI Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise have been entitled to receive pursuant to Section 1.4(c)(i), and (ii) the CCBI Closing Price. As used herein, “CCBI Closing Price” shall mean the average closing price of CCBI Common Stock on the NASDAQ Global Market (“NASDAQ”) for the twenty (20) full trading days ending on the third Business Day preceding the Closing Date; provided that, only a day on which the CCBI Common Stock actually trades shall be considered a trading day. For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of CCBI Common Stock issuable to such Company shareholder.

(iv) Notwithstanding anything to the contrary in this Agreement, each outstanding share of Company Common Stock the holder (a “Dissenting Shareholder”) of which has (A) not voted in favor of approval of the Merger, (B) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and (C) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the Dissenting Shareholder shall be entitled only to such rights as are granted by the MBCA. The Company shall give CCBI prompt notice upon receipt by the Company of any notice from a Dissenting Shareholder of the exercise of dissenters’ rights and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and CCBI shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of CCBI, voluntarily make any payment with respect to, or settle or offer to settle, any dissenters’ rights, or waive any failure to timely deliver a dissenters’ rights notice or the taking of any other action by a Dissenting Shareholder as may be necessary to perfect dissenters’ rights under the MBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s dissenters’ rights after the Effective Time, each share of Company Common Stock of such holder shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon in accordance with Section 1.4(c)(i).

(d) Immediately prior to the Effective Time, each outstanding option for Company Common Stock shall be cancelled in exchange for a cash payment equal to the excess of $51.00 over the per share exercise price of the option, multiplied by the number of shares of Company Common Stock that may be purchased pursuant to such option

Section 1.5 CCBI to Make Merger Consideration Available. No later than the Business Day prior to the Closing Date, CCBI shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 1.5, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.4(c)(i) and exchanged pursuant to Section 1.6(a), and (b) cash in an amount sufficient to pay (i) the Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CCBI, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to CCBI.

Section 1.6 Exchange of Certificates.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, CCBI shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration and that has not theretofore submitted such holder’s Old Certificates, a letter of transmittal (“Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.4(c)(i), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 1.6(b). A Letter of Transmittal shall be deemed properly completed with respect to a holder of Company Common Stock only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding a loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Company Common Stock covered by such Letter of Transmittal. From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.4(c)(i) and, as applicable, (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.4(c)(i), (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 1.4(c)(iii) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 1.6(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Subject to the terms of this Agreement and the Letter of Transmittal, the Exchange Agent shall have discretion to determine whether any Letter of Transmittal has been properly completed and any Old Certificates properly surrendered or exchanged hereunder. Until surrendered as contemplated by this Section 1.6, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Agreement.

(b) No dividends or other distributions declared with respect to CCBI Common Stock shall be paid to the holder of any Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with the exchange provisions of this Agreement. After the surrender of an Old Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If the Person surrendering an Old Certificate (the “Surrendering Person”) and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Old Certificate is properly endorsed to the Surrendering Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Old Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Surrendering Person surrendering such Old Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Surrendering Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 1.6(d).

(e) At any time following the one-year period after the Effective Time, CCBI shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CCBI (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither CCBI nor the Exchange Agent shall be liable to any holder of an Old Certificate for any Merger Consideration properly delivered in respect of such Old Certificates to a public official pursuant to any abandoned property, escheat or other similar Law.

(f) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by CCBI, the posting by such Person of a bond in such amount as CCBI may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof.

(g) CCBI shall reserve for issuance a sufficient number of shares of the CCBI Common Stock for the purpose of issuing shares of CCBI Common Stock in accordance with this Article I.

Section 1.7 Withholding Rights. Each of the Exchange Agent, CCBI and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as may be required to be deducted and withheld from such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, CCBI or the Surviving Corporation, as the case may be, and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, CCBI or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 1.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation or otherwise to carry out the purposes of this Agreement.

Section 1.9 Closing; Closing Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Briggs and Morgan, P.A., 2200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402 at 10:00 a.m., local time, no later than the first Friday that is a Business Day following the second Business Day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement or at such other time and place as CCBI and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”).

(b) At the Closing, CCBI shall deliver to the Company:

(i) a copy of the CCBI Articles of Incorporation, certified as of a recent date by the MDAT;

(ii) a certificate of good standing of CCBI, issued as of a recent date by the MDAT;

(iii) a certificate of the Secretary or an Assistant Secretary of CCBI, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) no amendments to the CCBI Articles of Incorporation since a specified date, (B) the Bylaws of CCBI (the “CCBI Bylaws”), (C) the resolutions of the Board of Directors of CCBI authorizing the execution and performance of this Agreement and the transactions contemplated herein, and (D) the incumbency and signatures of the officers of CCBI executing this Agreement and any other agreement, certificate or instrument executed by CCBI hereunder;

(iv) a copy of the Articles of Association of CCBI Bank (the “CCBI Bank Articles of Association”) certified as of a recent date by the OCC;

(v) a certificate of good standing of CCBI Bank, issued as of a recent date by the OCC;

(vi) a certificate of the Secretary or an Assistant Secretary of CCBI Bank, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) no amendments to the CCBI Bank Articles of Association since a specified date, (B) the Bylaws of CCBI Bank, (C) the resolutions of the Board of Directors of CCBI Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein and the duly executed Consent of Sole Stockholder of CCBI Bank approving the Bank Merger Agreement and the Bank Merger, and (D) the incumbency and signatures of the officers of CCBI Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by CCBI Bank under the Bank Merger Agreement;

(vii) all consents, waivers or approvals (including regulatory approvals) obtained by CCBI or CCBI Bank with respect to the consummation of the transactions contemplated by this Agreement; and

(viii) the certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of CCBI Common Stock to satisfy CCBI’s obligations to pay the aggregate Merger Consideration.

(c) At the Closing, the Company shall deliver to CCBI:

(i) a copy of the Articles of Incorporation of the Company (the “Company Articles of Incorporation”), certified as of a recent date by the Secretary of State of the State of Minnesota;

(ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Minnesota;

(iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to CCBI, certifying as to (A) no amendments to the Company Articles of Incorporation since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the shareholders of the Company approving and adopting this Agreement in accordance with the MBCA, (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement, certificate or instrument executed by the Company hereunder, and (F) the resignations of each director of the Company;

(iv) a copy of the Certificate of Incorporation of the Company Bank, certified as of a recent date by the Secretary of State of the State of Minnesota;

(v) a certificate of good standing of the Company Bank issued as of a recent date by the Secretary of State of the State of Minnesota, or a certificate of status issued as of a recent date by the Minnesota Financial Institutions Division;

(vi) a certificate of the Secretary or an Assistant Secretary of the Company Bank, dated the Closing Date, in form and substance reasonably satisfactory to CCBI, certifying as to (A) no amendments to the Certificate of Incorporation of the Company Bank since a specified date, (B) the

Bylaws of the Company Bank, (C) the resolutions of the Board of Directors of the Company Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein, (D) the incumbency and signatures of the officers of the Company Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by the Company Bank thereunder, and (E) the resignations of each director of the Company Bank; and

(vii) all consents, waivers or approvals (including regulatory approvals) obtained by the Company and the Company Bank with respect to the consummation of the transactions contemplated by this Agreement

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CCBI

Except as set forth in the letter dated the date hereof and delivered on the date hereof by CCBI to the Company, which letter relates to this Agreement and is designated the CCBI Letter (the “CCBI Letter”) (each section of which qualifies the correspondingly numbered representation and warranty in this Article II to the extent specified therein and such other representations and warranties in this Article II to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent), CCBI represents and warrants to the Company as follows:

Section 2.1 Organization, Standing and Power. CCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. CCBI Bank is a national bank duly organized, validly existing and in good standing under the National Bank Act, 12, U.S. Code Chapter 2 (the “NBA”), and has the requisite corporate power and authority to carry on its business as now being conducted. CCBI and CCBI Bank are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on CCBI.

Section 2.2 Authority.

(a) On or prior to the date of this Agreement, the Board of Directors of CCBI has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of CCBI, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the MGCL, the CCBI Articles of Incorporation and the CCBI Bylaws. CCBI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CCBI, and the consummation by CCBI of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of CCBI, subject to the filing of the Articles of Merger as required by the MGCL and the MBCA. This Agreement has been duly executed and delivered by CCBI and, assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company, this Agreement constitutes the valid and binding obligation of CCBI enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b) On or prior to the date of this Agreement, the Board of Directors of CCBI Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of CCBI Bank and its sole stockholder, CCBI. CCBI Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by CCBI

Bank and the consummation by CCBI Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of CCBI Bank, subject to the approval and adoption of the Bank Merger Agreement by CCBI, as the sole stockholder of CCBI Bank, and the filing of appropriate merger documents as required by the NBA.

Section 2.3 CCBI Stock. The authorized stock of CCBI consists of 31,000,000 shares of capital stock, 30,000,000 shares of which are designated as common stock, par value $.01 per share (“CCBI Common Stock”), and 1,000,000 of which are designated preferred stock, par value $.01. As of March 14, 2017, 5,266,895 shares of CCBI’s common stock were issued and outstanding, 113,910 shares of CCBI’s common stock were issued and outstanding under CCBI’s 2004 Recognition and Retention Plan, 284,778 shares of CCBI’s common stock were reserved for issuance under CCBI’s 2004 Stock Option and Incentive Plan, and 597,605 shares of CCBI’s common stock were reserved for issuance under CCBI’s 2008 Equity Incentive Plan (the foregoing equity and incentive plans, collectively the “CCBI Stock Plans”). CCBI’s outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and are not subject to any preemptive rights. The shares of CCBI Common Stock to be issued in the Merger or under the CCBI Stock Plans, when so issued, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights.

Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the CCBI Letter, the execution and delivery of this Agreement by CCBI, and of the Bank Merger Agreement by CCBI Bank, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by CCBI and CCBI Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CCBI or any of its Subsidiaries under, any provision of (i) the CCBI Articles of Association, the CCBI Bylaws, the CCBI Bank Articles of Incorporation or the Bylaws of CCBI Bank, (ii) any Contract (as hereinafter defined) applicable to CCBI or any of its Subsidiaries or any of their respective properties or assets or (iii) any Order or Law applicable to CCBI or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI or CCBI Bank to perform their respective obligations hereunder or under the Bank Merger Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby by CCBI or CCBI Bank. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to CCBI or CCBI Bank in connection with the execution and delivery of this Agreement or the Bank Merger Agreement by CCBI or CCBI Bank or is necessary for the consummation by CCBI or CCBI Bank of the Merger or the Bank Merger, as applicable, and the other transactions contemplated by this Agreement, except for (A) the Specified Requisite Regulatory Approvals, (B) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (C) with respect to the Merger, the filing of articles of merger with the Secretary of State of the State of Minnesota and the MDAT, and appropriate documents with the relevant authorities of other states in which CCBI or CCBI Bank are qualified to do business, (D) with respect to the Bank Merger, the filing of articles of merger and appropriate documents with the relevant Governmental Entities, (E) such authorizations and approvals as may be required by any state takeover Laws ( “State Takeover Approvals”), and (F) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI or CCBI Bank to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by CCBI or CCBI Bank.

Section 2.5 Litigation.

(a) There are no actions, suits, claims, audits, charges, grievances, arbitrations, investigations by a Governmental Entity, labor disputes or other litigation, legal, administrative or arbitration proceedings (“Actions”) pending or, to the Knowledge of CCBI, threatened against or affecting CCBI or CCBI Bank or, to the Knowledge of CCBI, any of its or CCBI Bank’s present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement.

(b) Except as set forth in the CCBI SEC Document or Section 2.5(b) of the CCBI Letter, there are no outstanding Orders of any Governmental Entity against or involving CCBI or CCBI Bank or, to the Knowledge of CCBI, against or involving any of the present or former directors, officers, employees or consultants, agents or stockholders of CCBI or CCBI Bank in such capacity, or any of its or their properties, assets or business or any CCBI Plan (as defined in Section 5.10(b) below). Except as set forth in Section 2.5(b) of the CCBI Letter, no such Order would, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 2.5(c) of the CCBI Letter, neither CCBI nor CCBI Bank is subject to, nor to the Knowledge of CCBI, will CCBI or CCBI Bank become subject to, any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of CCBI or CCBI Bank.

(d) Except as set forth in Section 2.5(d) of the CCBI Letter, CCBI and CCBI Bank have complied with all Laws and Orders which are applicable to CCBI, CCBI Bank or their assets, properties or businesses, including, without limitation, all consumer privacy laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has a rating of “Satisfactory” or better), the Home Mortgage Disclosure Act, the Fair Housing Act, the Service Members Civil Relief Act, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Secure and Fair Enforcement for Mortgage Licensing Act, the Minnesota Residential Mortgage Originator and Servicer Licensing Act, and the United States Bankruptcy Code, along with all implementing rules and regulations thereunder, the noncompliance with which would have a Material Adverse Effect on CCBI.

(e) Except as set forth in the CCBI SEC Document or in Section 2.5(e) of the CCBI Letter, there are no Actions pending or, to the Knowledge of CCBI, threatened against or involving CCBI or CCBI Bank or, to the Knowledge of CCBI, any present or former directors, officers, employees or consultants, agents or stockholders of CCBI or CCBI Bank in such capacity, or any of its or their properties, assets or business or any CCBI Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on CCBI or materially impair the ability of CCBI to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.

(f) Except as set forth in Section 2.5(f) of the CCBI Letter, to the Knowledge of CCBI, none of CCBI or any of its Subsidiaries is subject to any audit or investigation by any Government Entity.

Section 2.6 Stockholders Vote. No vote of the stockholders of CCBI is required by Law, the CCBI Articles of Incorporation, the CCBI Bylaws, the Nasdaq listing rules or otherwise in order for CCBI to consummate the Merger. The vote of the CCBI, as the sole stockholder of CCBI Bank, is required for CCBI Bank to consummate the Bank Merger.

Section 2.7 Brokers; Fairness Opinion.

(a) Except for FIG Partners, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCBI.

(b) CCBI has received the opinion of its financial advisors, FIG Partners, to the effect that, as of the date hereof, the Merger Consideration to be paid by CCBI pursuant to the Merger is fair to CCBI’s stockholders from a financial point of view.

Section 2.8 SEC Documents, Other Reports and Sarbanes-Oxley.

(a) CCBI has timely made all filings required to be filed by it with the SEC under the Securities Act or the Exchange Act since January 1, 2014. Such filings were modified by the Form 10-K filed by CCBI on December 29, 2016 (the “Form 10-K”). CCBI will timely file all other documents required to be filed by it under the Securities Act or the Exchange Act subsequent to the date of this Agreement which, together with the Form 10-K are the “CCBI SEC Documents.” The CCBI SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not or will not, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of CCBI included in the CCBI SEC Documents complied or will comply, as applicable, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the CCBI and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the CCBI SEC Documents or as required by GAAP, CCBI has not made or adopted any change in its accounting methods, practices or policies in effect on September 30, 2016.

(b) Each of the principal executive officer and the principal financial officer of CCBI (or each former principal executive officer and former principal financial officer of CCBI, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) with respect to the CCBI SEC Documents. For purposes of this Section 2.8(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(c) Except as disclosed in the CCBI SEC Documents, CCBI has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that CCBI maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of CCBI and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of CCBI and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of CCBI’s and its Subsidiaries’ assets that could have a material effect on CCBI’s financial statements. CCBI’s management has previously completed an assessment of the effectiveness of CCBI’s internal control over financial reporting and, to the extent required by applicable Law, presented the CCBI SEC Document, its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, CCBI has disclosed, in the

CCBI SEC Documents any change in CCBI’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, CCBI’s internal control over financial reporting. CCBI has disclosed, based on the most recent evaluation of internal control over financial reporting, to CCBI’s auditors and the audit committee of CCBI’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect CCBI’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CCBI’s internal control over financial reporting.

(d) Except as disclosed in the CCBI SEC Documents, CCBI has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by CCBI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CCBI’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. CCBI’s management has previously completed an assessment of the effectiveness of CCBI’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in the CCBI SEC Documents prior to the date hereof its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e) No accounting rule, opinion, standard, consensus or pronouncement applicable to CCBI or CCBI Bank has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that CCBI or CCBI Bank is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on CCBI.

(f) CCBI is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither CCBI nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of CCBI.

Section 2.9 Proxy Statement / Prospectus. None of the information concerning CCBI and CCBI Bank to be included or incorporated by reference in the proxy statement / prospectus to be delivered to the shareholders of the Company (the “Proxy Statement / Prospectus”) will, at the time of the mailing of the Proxy Statement / Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement / Prospectus, or to amend any statements in the Proxy Statement / Prospectus, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.

Section 2.10 Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a) Except as disclosed in Section 2.10(a) of the CCBI Letter, since September 30, 2016: (i) CCBI and CCBI Bank have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) CCBI and CCBI Bank have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on CCBI; and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to CCBI.

(b) Except as set forth in Section 2.10(b) of the CCBI Letter, neither CCBI nor CCBI Bank has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities and obligations reflected or reserved against in the balance sheet of CCBI dated September 30, 2016 included in the Form 10-K filed by CCBI with the SEC on December 29, 2016 (or described in the notes thereto), (ii) liabilities and obligations reasonably incurred since September 30, 2016 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on CCBI and (iii) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

Section 2.11 Permits and Compliance. CCBI and CCBI Bank are in possession of all material franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for CCBI and CCBI Bank to own, lease and operate their properties or to carry on their business as it is now being conducted (the “CCBI Permits”), and no suspension or cancellation of any of CCBI Permits is pending or, to the Knowledge of CCBI, threatened. Except as disclosed in the CCBI SEC Document, neither CCBI nor CCBI Bank is, or since September 30, 2016 has been, in violation of (i) its charter documents, (ii) any applicable Law, (iii) any Company Permit or (iv) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on CCBI. No notice of any such violation or non-compliance has been received by CCBI or CCBI Bank.

Section 2.12 Tax Matters. Except as set forth in Section 2.12 of the CCBI Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which CCBI or CCBI Bank may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to CCBI and CCBI Bank have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to CCBI and CCBI Bank for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect on CCBI; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which CCBI or CCBI Bank may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 2.12 of the CCBI Letter sets forth a schedule of the Tax Returns referred to in clause (ii) for the tax periods ended on or after December 31, 2011 relating to income Taxes that have been audited and indicates those Tax Returns that currently are the subject of audit; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing and received by CCBI, with respect to Taxes for which CCBI or CCBI Bank may be liable; (vii) no claim has been made, in the last six (6) years, in writing by a Governmental Entity in a jurisdiction where CCBI or CCBI Bank has never paid Taxes or filed Tax Returns asserting that CCBI or CCBI Bank, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither CCBI nor CCBI Bank will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case made or occurring prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of CCBI or CCBI Bank after the Closing; (xi) there are no Liens for Taxes upon the assets of CCBI or CCBI Bank except Liens relating to current Taxes not yet due; (xii) all material Taxes which CCBI or CCBI Bank is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiii) neither CCBI nor CCBI Bank has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xiv) neither CCBI nor CCBI Bank has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes); (xv) with respect to each transaction in which CCBI or CCBI Bank has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on Internal Revenue Service (“IRS”) Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xvi) during the last three years, neither CCBI nor CCBI Bank has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xvii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to FIRPTA) and (xiii) to the Knowledge of CCBI, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement. For purposes of this Agreement: (A) “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; and (B) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 2.13 ERISA.

(a) Section 2.13(a) of the CCBI Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and (ii) any other employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either CCBI or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which CCBI or any of its ERISA Affiliates, has any current or contingent liability or obligation (“CCBI Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(b) With respect to each material CCBI Plan, to the extent applicable, CCBI has made available or delivered to the Company a true and correct copy of (i) the most recent annual reports (Form 5500) filed with the United States Department of Labor and audited schedules, (ii) the most recent actuarial reports, (iii) each such CCBI Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such CCBI Plan, (v) a written summary of each unwritten CCBI Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each CCBI Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any CCBI Plan intended to be qualified under Section 401(a) of the Code and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit.

(c) Each CCBI Plan complies, and has been operated and administered to comply, in all material respects, with its terms and ERISA, the Code and any other applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or, to CCBI’s Knowledge, threatened involving any CCBI Plan or the assets of any CCBI Plan. All contributions or payments required to be made to each CCBI Plan have been timely made and all obligations in respect of each CCBI Plan have been properly accrued and reflected on CCBI’s financial statements.

(d) Neither CCBI nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a pension plan that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA.

(e) With respect to the CCBI Plans, no event or set of circumstances has occurred and, to CCBI’s Knowledge, there exists no condition or set of circumstances in connection with which CCBI or any of its ERISA Affiliates or any CCBI Plan fiduciary could be subject to any liability under the terms of such CCBI Plans, ERISA, the Code or any other applicable Law. Each CCBI Plan, if any, that is intended by its terms to be, or is otherwise treated by CCBI as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such CCBI Plan is so qualified, and that such CCBI Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. To CCBI’s Knowledge, no event has occurred relating to any such CCBI Plan that would adversely affect its qualification or materially increase its costs. Each of the CCBI Plans is subject only to the Laws of the United States or a political subdivision thereof.

(f) Neither CCBI nor any of its ERISA Affiliates has any liability or obligation under any CCBI Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law. Neither CCBI nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any CCBI Plan that is an employee welfare benefit plan, no such CCBI Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(g) To CCBI’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any CCBI Plan that has occurred that would give rise to liability on the part of CCBI or any of its ERISA Affiliates, any officer of CCBI or any of the CCBI Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and, to CCBI’s Knowledge, no breaches of fiduciary duty have occurred which may give rise to liability on the part of CCBI or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.

(h) With respect to each CCBI Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such CCBI Plan have at all times since January 1, 2009 been in compliance, in all material respects, with, and (ii) such CCBI Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder.

(i) CCBI and its Affiliates have, at all times, provided group medical coverage to their employees in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.

Section 2.14 Compliance with Worker Safety and Environmental Laws. To the Knowledge of CCBI, the properties (including, without limitation, OREO), assets and operations of CCBI and its Subsidiaries are in compliance with all applicable federal, state, and local Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on CCBI. To the Knowledge of CCBI, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of CCBI or its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on CCBI.

Section 2.15 CCBI Loans.

(a) Each loan agreement, note or borrowing arrangement, including portions of outstanding lines of credit, loan commitments and any other contingent exposures (such as letters of credit), on CCBI’s or any of its Subsidiaries’ books and records (collectively, the “CCBI Loans”), (i) was made and has been serviced in accordance with CCBI’s or any of its Subsidiaries’ lending standards in the ordinary course of business in all material respects; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent underwritten as secured, has been secured by valid Liens which have been perfected and provide CCBI Bank with its anticipated priority as a secured lender; and (iv) constitutes, to the Knowledge of CCBI, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. CCBI and each of its Subsidiaries have previously made available to the Company complete and correct copies of their respective lending policies. The loan agreements and lending policies of CCBI and its Subsidiaries are in compliance in all material respects with all applicable Laws. Each CCBI Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all Laws. Section 2.15(a) of the CCBI Letter lists all missing title, lien documents, or other evidence of a perfected security interest in collateral with respect to each CCBI Loan.

(b) Section 2.15(b) of the CCBI Letter discloses in reasonable detail as of February 28, 2017: (i) any CCBI Loan under the terms of which the obligor is more than thirty (30) days delinquent in payment of principal or interest, or to the knowledge of CCBI, in default of any other provision thereof (each a “Delinquent Loan”); (ii) each CCBI Loan which has been classified as “other loans specially mentioned,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets” or “loss” (or words of similar import) by CCBI, any of its Subsidiaries or Governmental Entity (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof or in the process of being so acquired, including the book value thereof (the “OREO”); (iv) each CCBI Loan with any Related Person; (v) each CCBI Loan that has been modified through a troubled debt restructuring; and (vi) a listing and description of all exceptions to CCBI Bank’s loan and underwriting policy made with respect to any CCBI Loan. All CCBI Loans which are classified as loans to insiders under Regulation O have been made by CCBI or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to CCBI’s other loans, and are otherwise in compliance with the requirements of Regulation O.

(c) The allowances for loan losses reflected in the consolidated financial statements included in the CCBI SEC Documents were established in accordance with the requirements of GAAP, consistently applied with CCBI’s past practice and to the Knowledge of CCBI, adequately provide, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such financial statements. All charge-offs, write-downs and valuations of other real estate owned reflected in such financial statements were established in accordance with the requirements of GAAP, consistently applied with CCBI’s past practice and properly reflect the loss incurred on CCBI Loans (including accrual interest receivable) outstanding as of the respective dates of such financial statements.

(d) As to each CCBI Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration (“USSBA”) or any other Governmental Entity, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Section 2.15(g) of the CCBI Letter sets forth each exception to USSBA requirements of any such CCBI Loan, except for such exceptions which are not material, individually or in the aggregate, and the most recent USSBA report with respect to CCBI Loans in liquidation status.

Section 2.16 Approvals. To the Knowledge of CCBI, there is no reason relating to CCBI or any of its Subsidiaries why the Specified Requisite Regulatory Approvals shall not be obtained in a prompt and timely manner.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated the date hereof and delivered on the date hereof by the Company to CCBI, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), (each section of which qualifies the correspondingly numbered representation and warranty in this Article III and such other representations and warranties in this Article III to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent). The Company represents and warrants to CCBI as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. The Company Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and the Company Bank are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 7,500,000 shares of capital stock, 7,000,000 shares of which are designated as Company Common Stock, $.10 par value per share, and 500,000 shares of which are designated as preferred stock, no par value. At the close of business on March 14, 2017, (i) 780,388 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 1,359,991 shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Common Stock were reserved for issuance under outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to the Company’s 2003 Stock Option Plan and 17,425 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Management Stock Bonus Plan (the foregoing plans, the “Company Equity Plans”); and (iv) 543 shares of Company Common Stock were subject to outstanding restricted stock awards (the “Restricted Stock Awards”). No shares of the Company’s preferred stock are issued and outstanding. The Company Equity Plans and the ESOP are the only benefit plans of the Company or its Subsidiaries under which any securities of the Company or its Subsidiaries are issuable. Each share of Company Common Stock which may be issued pursuant to any

Company Equity Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except for the Company Stock Options and Restricted Stock Awards and shares of Company Common Stock held under the Wells Federal Bank Employee Stock Ownership Plan (“ESOP”) or previously distributed from such plan which are subject to a put option in accordance with such plan and Section 409(h) of the Code , in each case outstanding on the date hereof, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. The Company will provide CCBI with a true and correct list of each record holder of Company Common Stock promptly following the entry into this Agreement. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except for the Letter Agreements, there are no Contracts to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or its Subsidiaries. For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(b) All of the outstanding shares of capital stock of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and other than as set forth in Section 3.2(b) of the Company Letter, all such shares are of record and beneficially owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever (“Liens”). Section 3.2(b) of the Company Letter sets forth the authorized capital stock of each Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Subsidiary. There are no Contracts relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Subsidiary.

(c) Other than as set forth in Section 3.2(c) of the Company Letter, neither the Company nor any of its Subsidiaries directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person, (ii) has the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by Contract or otherwise, or (iii) has any right or obligation to acquire any equity interest in or to make a capital contribution to any Person.

(d) Section 3.2(d) of the Company Letter sets forth a complete and accurate list, as of the date hereof, of (A) all Company Stock Options, Restricted Stock Awards and other outstanding options to purchase shares of Company Common Stock issued under the Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant dates, the plans under which such options were granted, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof, the names of the holders thereof and the amount each such holder is entitled to receive pursuant to Section 1.4(c) and (B) all shares of Company Common Stock or other share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards, or were subject to a right of repurchase by the Company at a fixed purchase price as of such time under the Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant and issuance dates, the plan under which such awards were granted, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof.

(e) The Company has delivered to CCBI true and complete copies of the Company Equity Plans and all forms of award agreements with respect to the grant of all Company Stock Options outstanding as of the date hereof and no stock option agreement or other award agreement contains terms that are inconsistent with or in addition to such forms. Prior to the Closing Date, the Company will use its best efforts to obtain written consents, in form and substance reasonably satisfactory to CCBI, from all Persons identified on Section 3.2(e) of the Company Letter regarding the treatment of unexercised Company Stock Options as contemplated by Section 1.4(d).

Section 3.3 Authority.

(a) On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the MBCA, (iii) resolved, subject to the terms of this Agreement, to recommend the approval and adoption of this Agreement by the Company’s shareholders, and (iv) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of the Company and receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of appropriate merger documents as required by the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by CCBI and the validity and binding effect of this Agreement on CCBI, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law). The Company has delivered or made available to CCBI complete and correct copies of the Company Articles of Incorporation and the Company Bylaws and the Articles of Incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (“Organizational Documents”) of each of its Subsidiaries.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of the Company Bank and its shareholder. The Company Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by the Company Bank and the consummation by the Company Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company Bank, subject to the approval and adoption of the Bank Merger Agreement by the Company, the sole shareholder of the Company Bank, and the filing of appropriate merger documents as required by the Minnesota Department of Commerce (“MDOC”).

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement by the Company and the execution and delivery of the Bank Merger Agreement by the Company Bank do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Company and the Company Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Articles of Incorporation or the Company Bylaws, (ii) the Organizational Documents of any of the Company’s Subsidiaries, (iii) any Contract of the Company, or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company or the Company Bank to perform its obligations hereunder or thereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the Bank Merger Agreement by the Company Bank or is necessary for the consummation by the Company or the Company Bank of the Merger or the Bank Merger, as applicable, and the other transactions contemplated by this Agreement, except for (A) the Specified Requisite Regulatory Approvals, (B) with respect to the Merger, the filing of articles of merger with the MDAT and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (C) with respect to the Bank Merger, the filing of the articles of merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company Bank or any of its Subsidiaries is qualified to do business, (D) such authorizations and approvals as may be required to obtain any State Takeover Approvals, (E) compliance with applicable requirements of the OTC Markets and (F) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Bank or materially impair the ability of the Company or the Company Bank to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by the Company or the Company Bank.

Section 3.5 SEC Documents, Other Reports and Sarbanes-Oxley.

(a) From March 12, 2015 until it ceased to be subject to the period reporting requirements of the Exchange Act, the Company has timely made all filings required to be filed by it with the SEC under the Securities Act or the Exchange Act (the “Company SEC Documents”) or under the rules of the OTCQB Marketplace operated by OTC Markets Group, Inc. (the “OTC Markets”) (such documents filed with the OTC Markets together with the Company SEC Documents, the “Company Filings”). As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the Company Filings complied in all material respects with the requirements of the Securities Act, the Exchange Act, the OTC Markets, as applicable, and, at the respective times they were filed, none of the Company Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and the OTC Markets with respect thereto, as applicable, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC or the OTC Markets, as applicable) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Company has not, between December 31, 2015 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on December 31, 2015.

(b) Section 3.5(b) of the Company Letter sets forth the Company’s unaudited balance sheet and statements of income (including, in each case, any notes thereto) as of and for the period ending December 31, 2016 (the “2016 Unaudited Financial Statements”). The Company will provide CCBI with audited 2016 Financial Statements promptly upon their being available (the “2016 Audited Financial Statements”, together with the 2016 Unaudited Financial Statements, the “2016 Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the 2016 Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows included in the 2016 Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the consolidated results of operations, comprehensive income, changes in shareholders’ equity and changes in cash flows, as applicable, of the Company and its Subsidiaries for the periods set forth in such statement, in each case, in accordance with GAAP, during the periods involved. The 2016 Audited Financial Statements will be consistent in all material respects with the 2016 Unaudited Financial Statements.

(c) To the extent subject to the requirements, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act (and the related rules and regulations promulgated thereunder), the Exchange Act, or the rules of the OTC Markets, as applicable, with respect to the Company Filings and, at the time of filing of each such certification, such certification was true and accurate. For purposes of this Section 3.5(c), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(d) The Company has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that the Company maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of its financial statements, including the 2016 Financial Statements, in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) The Company has established and maintains systems and processes that are designed to provide reasonable assurances regarding the reliability of the Company’s financial statements, including the 2016 Financial Statements, and in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company’s financial statements, including the 2016 Financial Statements. Except as set forth in Section 3.5(e) of the Company Letter, neither the Company, nor any employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Company’s financial statements, including the 2016 Financial Statements.

(f) No accounting rule, opinion, standard, consensus or pronouncement applicable to the Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that the Company or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on the Company.

(g) The Company is in compliance in all material respects with the applicable listing and corporate governance rules of the OTC Markets

Section 3.6 Proxy Statement / Prospectus. None of the information to be included in the Proxy Statement / Prospectus supplied in writing by the Company to CCBI expressly for inclusion in the Proxy Statement / Prospectus will, at the time of the mailing of the Proxy Statement / Prospectus and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement / Prospectus or to amend any statements in the Proxy Statement / Prospectus, the Company will inform CCBI so that such event shall be so described, and an appropriate amendment or supplement shall be promptly filed by CCBI with the SEC and, as required by Law, disseminated to the shareholders of the Company.

Section 3.7 Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a) Except as disclosed in Section 3.7(a) of the Company Letter, since December 31, 2015: (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on the Company; (iii) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries which, if taken following entry by the Company into this Agreement, would have required the consent of CCBI pursuant to Section 4.1; and (iv) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to the Company.

(b) Except as set forth in Section 3.7(b) of the Company Letter, neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities, commitments and obligations reflected or reserved against in the balance sheet of the Company included in the 2016 Financial Statements, (ii) liabilities, commitments and obligations reasonably incurred since December 31, 2016 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (iii) liabilities, commitments and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.8 Permits and Compliance. The Company and each of its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company threatened. Neither the Company nor any of its Subsidiaries is, or since December 31, 2015 has been, in violation of (i) its Organizational Documents, (ii) any applicable Law, (iii) any Company Permit or (iv) any Order, except, in the case of clauses (ii) and (iii), for any immaterial violations, and (v) there are no violations of any Law or other material compliance or safety and soundness regulatory concerns of the Company or the Company Bank, from the period from December 31, 2015 to the date of this Agreement, which have not been resolved by the Company or the Company Bank, as the case may be, to the satisfaction of the applicable bank regulatory agency. No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.

Section 3.9 Tax Matters. Except as set forth in Section 3.9 of the Company Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to the Company and each Subsidiary have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which the Company or any Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 3.9 of the Company Letter sets forth a schedule of the Tax Returns referred to in clause (ii) for the tax periods ended on or after December 31, 2011 relating to income Taxes that have been audited and indicates those Tax Returns that currently are the subject of audit; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes for which the Company or any Subsidiary may be liable; (vii) no claim has been made, in the last six (6) years, in writing by a Governmental Entity in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither the Company nor any Subsidiary will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case made or occurring prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of the Company or any Subsidiary after the Closing; (xi) all Tax sharing arrangements and Tax indemnity arrangements relating to the Company or any Subsidiary (other than this Agreement) will terminate prior to the Closing Date; (xii) there are no Liens for Taxes upon the assets of the Company or any Subsidiary except Liens relating to current Taxes not yet due; (xiii) all material Taxes which the Company or any Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiv) neither the Company nor any Subsidiary has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xv) neither the Company nor any Subsidiary has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes); (xvi) with respect to each transaction in which the Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xvii) during the last three years, neither the Company nor any Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xviii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to FIRPTA); and (xix) to the Knowledge of the Company, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement.

Section 3.10 Litigation.

(a) There are no outstanding Orders against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees or consultants, agents or shareholders of the Company or its Subsidiaries as such, or any of its or their properties, assets or business or any Company Plan. Except as set forth in Section 3.10(a) of the Company Letter, no such Order would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Except as set forth in Section 3.10(b) of the Company Letter, none of the Company or any of its Subsidiaries is subject to, nor to the Knowledge of the Company will the Company or any of its Subsidiaries become subject to, any Order.

(c) Except as set forth in Section 3.10(c) of the Company Letter, the Company and each of its Subsidiaries have complied, in all material respects, with all Laws and Orders which are applicable to the Company, the Subsidiaries or their assets, properties or businesses, including, without limitation, all consumer privacy laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has a rating of “Satisfactory” or better), the Home Mortgage Disclosure Act, the Fair Housing Act, the Service Members Civil Relief Act, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Secure and Fair Enforcement for Mortgage Licensing Act, the Minnesota Residential Mortgage Originator and Servicer Licensing Act, and the United States Bankruptcy Code, along with all implementing rules and regulations thereunder.

(d) Except as set forth in Section 3.10(d) of the Company Letter, there are no Actions pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries or, to the Knowledge of the Company, any of its or their present or former directors, officers, employees or consultants, agents or shareholders as such, or any of its or their properties, assets or business or any Company Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.

(e) Except as set forth in Section 3.10(e) of the Company Letter, to the Knowledge of the Company none of the Company or any of its Subsidiaries is subject to any audit, civil investigative demand, subpoena or investigation by any Government Entity.

Section 3.11 Certain Agreements.

(a) Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract which purports to limit or restrict the manner or localities in which the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) may conduct business or the types or lines of business in which any of them may engage, or any Contract which obligates the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) to extend most-favored nation pricing or other rights to any Person, or any Contract imposing exclusivity obligations on the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) or imposing obligations on the Company or any of its Affiliates (including CCBI or any of its Subsidiaries following the Merger) with respect to non-solicitation provisions;

(iii) any Contract which requires any payment by the Company or any of its Subsidiaries in excess of $25,000 in any year or which is not terminable within one year without penalty, or which requires any payment to the Company or any of its Subsidiaries in excess of $50,000 in any year or which is not terminable within one year without penalty, in each case other than extensions of credit made by the Company Bank or Company Deposits;

(iv) any Contract relating to the purchase, sale, lease, remodeling or refurbishing of real property;

(v) any Contract of indemnification or any guaranty of the obligations of any Person by the Company or its Subsidiaries;

(vi) any Contract with any current or former employee of the Company or any of its Subsidiaries or with any Related Person;

(vii) since January 1, 2014, any Contract relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);

(viii) any settlement Contract which affects the conduct of the Company’s or its Subsidiaries’ businesses or under which payments are required to be made by the Company or any of its Subsidiaries;

(ix) any Contract which provides for, or relates to, the incurrence by the Company or any Subsidiary of indebtedness for or the guaranty of borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, commodity swaps or options, forwards, or futures or derivatives or futures on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing), other than agreements among direct or indirect wholly-owned Subsidiaries of the Company, deposit account arrangements (other than deposit arrangements characterized as brokered deposits under applicable FDIC regulations) and ordinary course trade payables and accrued expenses;

(x) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries;

(xi) any Contract with a Governmental Entity;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries is obligated to repurchase any loan agreement, note or borrowing arrangement; or

(xiii) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(b) The Company has previously made available to CCBI complete and correct copies of each Contract of the type described in this Section 3.11 which was entered into prior to the date hereof (the “Company Material Contracts”).

(c) All of the Company Material Contracts are valid and in full force and effect (except those which are canceled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.12 ERISA.

(a) Section 3.12(a) of the Company Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) any other employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either the Company or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which the Company or any of its ERISA Affiliates, has any current or contingent liability or obligation (“Company Plans”).

(b) With respect to each material Company Plan, to the extent applicable, Company has made available or delivered to CCBI a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the United States Department of Labor and audited schedules, (ii) the three (3) most recent actuarial reports, (iii) each such Company Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such Company Plan, (v) a written summary of each unwritten Company Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each Company Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit.

(c) Each Company Plan complies, and has been operated and administered to comply, in all material respects, with its terms and ERISA, the Code and any other applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened involving any Company Plan or the assets of any Company Plan. All contributions or payments required to be made to each Company Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected on the Company’s financial statements.

(d) Except as set forth in Section 3.12(d) of the Company Letter, neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a pension plan that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA.

(e) With respect to the Company Plans, no event or set of circumstances has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law. Each Company Plan, if any, that is intended by its terms to be, or is otherwise treated by the Company as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such Company Plan is so qualified, and that such Company Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. To the Company’s Knowledge, no event has occurred relating to any such Company Plan that would adversely affect its qualification or materially increase its costs. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(f) Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any Company Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law. Neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any Company Plan that is an employee welfare benefit plan, no such Company Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(g) To the Company’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Plan that has occurred that would give rise to liability on the part of the Company or any of its ERISA Affiliates, any officer of the Company or any of the Company Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and, to the Company’s Knowledge, no breaches of fiduciary duty have occurred which may give rise to liability on the part of the Company or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.

(h) With respect to each Company Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Plan have at all times since January 1, 2009 been in compliance, in all material respects, with, and (ii) such Company Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 409A of the Code.

(i) No amount that could be received, whether in cash or property or the vesting of property, as a result of the Merger or any other transaction contemplated hereby by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Company Plan, either alone or together with any other event, could be characterized as an “excess parachute payment,” as defined in Section 280G of the Code, or would constitute an “excess parachute payment” if such amount were subject to the provisions of Section 280G of the Code. No Person is entitled to a gross-up payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.

(j) Except as set forth in Section 3.12(j) of the Company Letter, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to any severance, transaction bonus, change in control, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or (iii) result in any breach or violation of, or a default under, any Company Plan.

(k) The Company and all of its ERISA Affiliates have at all times reserved the right and power to terminate, suspend, discontinue and amend all Company Plans, including all welfare plans that provide benefits to any retiree or other former employee, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.

(l) The Company and its Affiliates have, at all times, provided group medical coverage to their employees in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.

Section 3.13 Compliance with Worker Safety and Environmental Laws. To the Knowledge of the Company, the properties (including, without limitation, OREO), assets and operations of the Company and its Subsidiaries are in compliance with all Worker Safety Laws and Environmental Laws, except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to any collective bargaining agreement or any similar Contract, work rules or practices with any labor union or similar organization. There are no pending or, to the Knowledge of the Company, threatened, and have not been at any time any labor strikes, disputes, slowdowns, stoppages or union organizing efforts, except where such strike, dispute, slowdown, work stoppage or union organizing effort would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and the Company Bank are in material compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work (including all state and federal requirements regarding compensation for time worked, maximum hours of work, child labor restrictions, overtime, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no Actions against the Company or the Company Bank pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company or the Company Bank, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The employment of any terminated former employee of the Company or the Company Bank has been terminated in compliance with any applicable Contract terms and Laws, and the Company does not have any liability under any such Contract or Laws toward any such terminated employee.

(b) The Company and its Subsidiaries are and, during the previous two years, have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any analogous state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (the “WARN Act”) and have no material liabilities or unfulfilled notice obligations pursuant to the WARN Act.

Section 3.15 Intellectual Property.

(a) Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries. Following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights. To the Knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. To the Knowledge of the Company, no third party infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to the Company or its Subsidiaries.

(b) Except as set forth in Section 3.15(b) of the Company Letter, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened that challenge or question the Intellectual Property Rights of the Company or its Subsidiaries.

Section 3.16 Properties and Assets.

(a) Section 3.16(a) of the Company Letter contains a description of each real property owned by the Company or any of its Subsidiaries (including OREO), showing the record title holder, permanent index (tax) number and common addresses (the “Owned Properties”).

(b) The Owned Properties and the properties leased by the Company or its Subsidiaries pursuant to the Contracts set forth in Section 3.11(a)(iv) of the Company Letter constitute all of the real estate on which the Company and its Subsidiaries maintain their facilities or conduct their business or otherwise own.

(c) The Company, directly or through its Subsidiaries, has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s and its Subsidiaries’ real properties and other material tangible assets, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses and all Intellectual Property Rights held by the Company and its Subsidiaries, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries as presently conducted.

Section 3.17 Company Loans.

(a) Each loan agreement, note or borrowing arrangement, including portions of outstanding lines of credit, loan commitments and any other contingent exposures (such as letters of credit), on the Company’s or any of its Subsidiaries’ books and records (collectively, the “Company Loans”), (i) was made and has been serviced in accordance with the Company’s or any of its Subsidiaries’ lending standards in the ordinary course of business in all material respects; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent underwritten as secured, has been secured by valid Liens which have been perfected and provide the Company Bank with its anticipated priority as a secured lender; and (iv) constitutes, to the Knowledge of Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. The Company and each of its Subsidiaries have previously made available to CCBI complete and correct copies of their respective lending policies. The loan agreements and lending policies of the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. Each Company Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all Laws. Section 3.17(a) of the Company Letter lists, as of February 28, 2017, all missing title, lien documents, or other evidence of a perfected security interest in collateral with respect to each Company Loan.

(b) Section 3.17(b) of the Company Letter discloses as of February 28, 2017: (i) any Company Loan that is a Delinquent Loan; (ii) each Company Loan that is a Classified Loans; (iii) a detailed listing of the Company’s OREO; (iv) each Company Loan with any Related Person; (v) each Company Loan that has been modified through a troubled debt restructuring; and (vi) a listing and description of all exceptions to the Company Bank’s loan and underwriting policy made with respect to any Company Loan. All Company Loans which are classified as loans to insiders under Regulation O have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to the Company’s other loans, and are otherwise in compliance with the requirements of Regulation O.

(c) Set forth on Section 3.17(c) of the Company Letter is a complete and accurate list, as of February 28, 2017, of all Company Loans which are subject to any purchased or sold participation or any similar Contract.

(d) Set forth on Section 3.17(d) of the Company Letter is a complete and accurate list, as of February 28, 2017, of all Company Loans which are not serviced by the Company.

(e) The Company has made available to CCBI true and correct copies of the loan files requested by CCBI related to Company Loans, as of February 28, 2017, in a form reasonably acceptable to CCBI. Such files contain, in all material respects, all of the documents and instruments relating to those requested Company Loans.

(f) All payments made on Company Loans have been and will be properly credited to the respective Company Loan.

(g) The allowances for loan losses reflected in the consolidated financial statements included in the Company Filings were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and to the Knowledge of the Company, adequately provide, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such financial statements. All charge-offs, write-downs and valuations of other real estate owned reflected in such financial statements were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and properly reflect the loss incurred on Company Loans (including accrual interest receivable) outstanding as of the respective dates of such financial statements.

(h) As to each Company Loan that is secured, whether in whole or in part, by a guaranty of the USSBA or any other Governmental Entity, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Section 3.17(e) of the Company Letter sets forth each exception to USSBA requirements of any such Company Loan, except for such exceptions which are not material, individually or in the aggregate, and the most recent USSBA report with respect to Company Loans in liquidation status.

Section 3.18 Deposits.

(a) The Company has made available to CCBI true and correct schedules of the Company Bank’s deposits, as of February 28, 2017, in a form reasonably acceptable to CCBI (the “Company Deposits”).

(b) The Company Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all applicable requirements of Laws.

(c) The agreements relating to the Company Deposits are in compliance, in all material respects, with all applicable Laws.

(d) The Company Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by Law. To the Knowledge of the Company, there is no action by the FDIC to terminate the Company Bank’s deposit insurance. The Company Bank has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.

(e) Except as set forth in Section 3.18(e) of the Company Letter, none of the Company Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service (“CDARS Deposits”) or similar pass-through FDIC insured product.

(f) The Company Bank has posted debit card transactions, including point of sale and ATM transactions, checks and any other form of transfer to the accounts of its customers in chronological or “real time” order as the transactions were presented to the Company Bank and such posting order has been used by the Company Bank since no later than January 1, 2014.

Section 3.19 Investment Portfolio.

(a) Section 3.19(a) of the Company Letter sets forth a true and complete list as of February 28, 2017, of all investments owned by the Company or any of its Subsidiaries (collectively, the “Investments”), including (a) the fair market value of each such investment as passed upon by an independent third-party valuation agency, (b) the rating, if any, of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service.

(b) Except as set forth in Section 3.19(a) of the Company Letter, the Company Bank owns the Investments free and clear of any Lien.

Section 3.20 Interest Rate Risk Management Instruments. Except as set forth in Section 3.20 of the Company Letter, neither the Company nor any of its Subsidiaries has entered into or is subject to an interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or any other derivative instruments, including without limitation, currency, commodity, futures and options (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or any of its Subsidiaries or for the account of any customer of the Company or any of the Company’s Subsidiaries. All such Interest Rate Investments have been entered into in accordance with applicable Law. All Interest Rate Instruments are set forth in Section 3.20 of the Company Letter.

Section 3.21 Other Activities.

(a) Except as set forth on Section 3.21 of the Company Letter, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees serves in a fiduciary capacity, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, with respect to any account held by the Company or any of its Subsidiaries, other than with respect to any Company Deposits or as a trustee in connection with any employee benefit plan of the Company.

(b) With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to repurchase by the seller, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) The Board of Directors of the Company Bank and each other of its Subsidiaries has adopted and the Company Bank and each other of its Subsidiaries has implemented (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, (ii) an adequate and appropriate OFAC sanctions compliance program, and (iii) a data privacy and safeguarding program that is adequate and appropriate under applicable federal requirements.

(d) Except as set forth in Section 3.21(d) of the Company Letter, none of the Company, any of its Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under any applicable Laws or industry requirements as an investment adviser, a broker or dealer, an insurance or mortgage agent, agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, a sales person, a real-estate agent or in any similar capacity with a Governmental Entity or industry regulator.

Section 3.22 Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Letter, there are no outstanding loan amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Related Person or employee of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. All Contracts between the Company and any of its Affiliates, or any Related Persons or employees, comply, to the extent applicable, with Regulations O and W.

Section 3.23 Approvals. To the Knowledge of the Company, there is no reason relating to the Company or any of its Subsidiaries why the Specified Requisite Regulatory Approvals shall not be obtained in a prompt and timely manner.

Section 3.24 Insurance. The Company has made available to CCBI prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or any of its Subsidiaries or which names the Company or its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Knowledge of the Company there are no circumstances, which would, or could reasonably could be expected to, give rise to any claim under any such policy.

Section 3.25 Opinion of Financial Advisor. The Company has received the opinion of McAuliffe Financial, LLC, as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s shareholders from a financial point of view. A copy of the draft of such opinion has been delivered to CCBI.

Section 3.26 State Takeover Statutes; Certain Charter Provisions. The Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt CCBI, its Subsidiaries and Affiliates, the Merger, the Bank Merger, this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby from the requirements of any “fair price,” “business combination,” “moratorium,” “control share acquisition” statute or other similar anti-takeover Law, or any takeover provision in the Company Articles of Incorporation or the Company Bylaws.

Section 3.27 Required Vote of the Shareholders of the Company. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve and adopt this Agreement. No other vote of the shareholders of the Company is required by Law, the Company Articles of Incorporation, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.28 Brokers. No broker, investment banker or other Person, other than McAuliffe Financial, LLC, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Bank or any of their respective Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger.

(a) Except as expressly permitted by clauses (i) through (xxvii) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its

Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as required by Law or any Regulatory Authority or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CCBI (which consent shall not be unreasonably withheld):

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or distributions from the Company’s Subsidiaries to the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares (although the exercise of options outstanding as of the date of this Agreement is permitted) or other securities, provided, however, that the Company shall not be prohibited from continuing to declare and pay its usual and customary cash dividend to its stockholders in amounts and at times consistent with past practice, which dividends shall not exceed $0.25 per share in the aggregate in any calendar quarter between the date hereof and the Effective Time; and further, the ESOP trust may tender to the Company a sufficient number of unallocated shares of Company Common Stock valued on the business day immediately prior to the Closing Date necessary to repay the remaining ESOP indebtedness to the Company after giving effect to the final ESOP contribution received from the Company Bank for the loan repayment for the final ESOP plan year, or partial plan year, ending as of the Closing Date;

(ii) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options outstanding on the date of this Agreement, in each case, in accordance with their current terms and Section 1.4(d);

(iii) amend any of its Organizational Documents or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(iv) (A) change its credit, loan, interest rate or fee pricing policies with respect to the Company Deposits or the Company Loans; or (B) agree to accept any public fund deposits in excess of $10,000,000;

(v) amend, terminate, waive or modify any of the terms of (A) any Company Loan or Company Deposit in excess of $250,000 except in the ordinary course of business consistent with past practice and applicable Company Bank policies;

(vi) (A) enter into any new line of business or product marketing campaign, amend, waive or modify its lending, mortgage servicing process, investment, underwriting, risk and asset liability management, loan, personnel, risk management or other banking and operating policies, (B) make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable Laws, (C) introduce any new loan or credit products or (D) acquire any CDARS Deposits or place any Company Deposits into CDARS Deposits or other brokered deposit services.

(vii) enter into or approve (A) any secured Company Loan or a group of related secured Company Loans in excess of $500,000 in the aggregate, (B) any renewal or extensions of any existing secured Company Loan or group of related secured Company Loans in excess of $750,000 in the aggregate, (C) any unsecured Company Loan or a group of related unsecured Company Loans in excess of $100,000 in the aggregate, (D) any renewal or extension of any existing unsecured Company Loan or group of related unsecured Company Loans in excess of $250,000 in the aggregate, or (E) any Company Loan or a group of related Company Loans that is or are special mention, substandard credit, or, if entered into or approved, would be a Classified Loan or Classified Loans.

(viii) purchase or invest in any securities or other investments or sell any securities or other investments other than in the ordinary course of business, consistent with past practice

(ix) close, sell, consolidate, or relocate any of the Company Bank’s branches;

(x) make any material change in any information technology system utilized by Company or any of its Subsidiaries except as required to maintain the integrity of the systems or to protect against cyber-attacks;

(xi) (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole or (B) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000;

(xii) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company or its Subsidiaries), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(xiii) acquire, lease (as lessee) or sell or lease (as lessor) any real property other than (A) the acquisition of real property as the result of foreclosure actions or upon the receipt of a deed in lieu of foreclosure or (B) the disposition of OREO in the ordinary course of business consistent with past practices;

(xiv) (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another Person or make any loans or advances (other than Company Loans) or capital contributions to, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and its Subsidiaries and other than borrowings by the Company Bank from the Federal Home Loan Bank with maturities not exceeding six months, in each case in the ordinary course of business consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (D) enter into any arrangement having the economic effect of any of the foregoing;

(xv) except as required to implement the transactions contemplated by this Agreement, (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Company Plan, except in a manner which is consistent with the Company’s normal and customary past practices or as required by Law or (B) establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any such action(s)) any agreement, plan or arrangement that would constitute a Company Plan if it were in existence on the date hereof, in either case except as required by Law or by any written Contract or any Company Plan in existence on the date hereof;

(xvi) terminate without Cause the employment of or hire any employee whose annual compensation exceeded or is reasonably expected to exceed $50,000.

(xvii) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or its Subsidiaries by any applicable Law;

(xviii) make or adopt any change to its (A) credit, loan or risk policies; (B) methodology or practices for determining its allowance for loan and lease losses (except as may be required by any Law or any directive of any Governmental Entity); or (C) its accounting methods, practices, policies or procedures (other than actions required to be taken by GAAP);

(xix) make any material change in internal control over financial reporting;

(xx) fail to ensure that the charge-offs, write-downs and OREO and other Owned Property valuations established on the Company’s or any of its Subsidiaries’ books and records between the date hereof and the Closing Date will be established in accordance with the requirements of GAAP, consistently applied to the Company’s and its Subsidiaries’ past practice, and will properly reflect the losses incurred on outstanding Company Loans (including accrual interest receivable);

(xxi) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as required by Law, settle or compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxii) (A) enter into, amend, modify or terminate any Company Material Contract (including, without limitation, any Contract for employment or any Contract for any Company Plan), (B) waive, release or assign any rights under any Company Material Contract or (C) enter into, renew, or become subject to any Interest Rate Instrument whether for the account of the Company or any of its Subsidiaries or any of their respective customers;

(xxiii) enter into or amend any Contract (A) that would, after the Effective Time, restrict CCBI or any of its Subsidiaries (including the Company and its Subsidiaries) with respect to engaging in any line of business or in any geographical area or (B) that contains exclusivity, most favored nation pricing or other provisions or non-solicitation provisions;

(xxiv) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and applicable Company Bank policies or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company Filings filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

(xxv) initiate, settle or compromise any Action;

(xxvi) take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxvii) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2 No Solicitation.

(a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its Subsidiaries, or any financial advisor, attorney or other advisor or representative (“Representatives”) of the Company or any of its Subsidiaries, to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Takeover Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or (iv) furnish to any Third Party any information regarding the Company or its Subsidiaries, or afford access to the properties, books and records of the Company or its Subsidiaries, to any Third Party in connection with or in response to any Takeover Proposal; provided, however, that prior to the Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from taking any of the actions described in clauses (iii) and (iv) above in response to any unsolicited bona fide written Takeover Proposal by a Third Party, if and only to the extent that, (A) in the reasonable good faith opinion of the Board of Directors, after consultation with its outside financial advisors and outside legal counsel, such Takeover Proposal would reasonably be expected to lead to a Superior Proposal and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Takeover Proposal has the financial means to conclude such transaction, (B) the failure to take such action would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, violate the fiduciary duties of the Board of Directors of Company to the Company’s shareholders under applicable Law, (C) prior to furnishing such non-public information to, or entering into, continuing or otherwise participating in any discussions or negotiations with, such Third Party, the Board of Directors of the Company receives from such Third Party an executed confidentiality agreement which agreement shall contain provisions not less favorable to the Company than those contained in the Confidentiality Agreement between CCBI and the Company (an “Acceptable Confidentiality Agreement”), (D) the Company shall have provided to CCBI all materials and information required under Section 4.2(b) to be delivered by the Company to CCBI and (5) the Company shall have fully complied with this Section 4.2.

(b) The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, or any written request for information regarding the Company or any of its Subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise CCBI orally and in writing of such Takeover Proposal or request, including providing a description of the Third Party sufficient to permit an evaluation of the relative merits of the Takeover Proposal or request, and (i) if it is in writing, the material terms of such Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Takeover Proposal and (ii) if oral, a reasonably detailed written summary thereof, including a description of such Third Party sufficient to permit an evaluation of the relative merits of the Takeover Proposal. The Company shall keep CCBI informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Takeover Proposal. The Company agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to CCBI any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Takeover Proposal which was not previously provided to CCBI.

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to CCBI), or propose to withdraw (or modify in a manner adverse to CCBI), the approval, recommendation to the holders of the Company Common Stock to adopt this Agreement or declaration of advisability by such Board of Directors or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting, related to or in connection with, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 4.2(a)) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement.

(d) Notwithstanding Section 4.2(c), at any time prior to the approval and adoption of this Agreement by the shareholders of the Company at the Shareholder Meeting, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal made after the date hereof and which shall not have been withdrawn if such Board of Directors determines in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to do so would reasonably be expected to violate the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 4.2, (ii) no such Company Adverse Recommendation Change shall be made until after the third Business Day following CCBI’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising CCBI that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period), identifying the Person making such Superior Proposal, providing copies of any agreements intended to effect such Superior Proposal and representing that the Company has complied with this Section 4.2, (iii) during such three (3) Business Day period, the Company and its advisors shall negotiate with CCBI in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change, and (iv) the Board of Directors of the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, CCBI makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.

(e) For purposes of this Agreement:

(i) “Acquisition Transaction” means any transaction or series of related transactions other than the Merger and the Bank Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets (based on the fair market value thereof) of the Company or any of its Subsidiaries; or (E) any liquidation or dissolution of the Company or any of its Subsidiaries;

(ii) “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal to acquire more than (A) 50% of the outstanding voting securities of the Company or (B) 50% of the consolidated assets of the Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the Termination Fee, a description of the Third Party sufficient to permit an evaluation of the relative merits of the proposal and the conditions for completion of such proposal

(x) is more favorable, from a financial point of view, to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by CCBI in response to such Takeover Proposal or otherwise);

(iii) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than CCBI and its Affiliates;

(iv) “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; and

(v) “Termination Fee” means an amount equal to $1,600,000.

Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or its Subsidiaries is a party (other than any agreement involving CCBI).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Form S-4; Proxy Statement / Prospectus; NASDAQ Listing.

(a) As promptly as practicable following the date of this Agreement, (i) the Company and CCBI shall jointly prepare the Proxy Statement / Prospectus in preliminary form and (ii) CCBI shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Proxy Statement / Prospectus approved by CCBI and the Company (together with all amendments thereto, the “Form S-4”) (in which the Proxy Statement / Prospectus will be included as a prospectus) relating to the registration of the Stock Consideration. The Proxy Statement / Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.

(b) Each of CCBI and the Company shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. Each of CCBI and the Company shall promptly furnish all information concerning it or its stockholders or shareholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement / Prospectus and the Form S-4. CCBI shall, as promptly as practicable after the receipt thereof, provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Proxy Statement / Prospectus and the Form S-4 received by it from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement / Prospectus and the Form S-4, and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Proxy Statement / Prospectus or responding to any comments of the SEC with respect thereto, each of CCBI and the Company (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response which in any event must be approved by CCBI), and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. CCBI shall advise the Company , promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of CCBI Common Stock for offering or sale in any jurisdiction, and CCBI and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CCBI and the Company shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the MBCA, the MGCL and the rules of NASDAQ, in connection with the filing and distribution of the Proxy Statement / Prospectus and the Form S-4, and the solicitation of proxies from the shareholders of the Company.

(c) CCBI shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ and the SEC to enable the listing of shares of CCBI Common Stock on NASDAQ no later than the Effective Time, subject to official notice of issuance. CCBI shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall CCBI be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d) Each of CCBI and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers, (to the extent reasonably available to the applicable party) stockholders and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of CCBI, the Company or any of their respective Subsidiaries to the OTC Markets, NASDAQ or any Governmental Entity (including the Form S-4 and the Proxy Statement / Prospectus) in connection with the Merger and the other transactions contemplated by this Agreement. In addition, to the extent such disclosure is required to be included in the Form S-4 pursuant to the requirements of Form S-4 and the Securities Act and the Exchange Act, each of CCBI and the Company will use its reasonable best efforts to (i) provide interim financial statements (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by such party’s independent registered public accounting firm (to the extent required), (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause such party’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements included in the Form S-4, and (iv) provide information concerning such party necessary to enable CCBI and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit CCBI to prepare the Form S-4.

(e) If at any time prior to the date upon which the shareholder approval of the shareholders of the Company is obtained, any information relating to either the Company or CCBI, or any of their respective Affiliates, officers or directors, should be discovered by the Company or CCBI that should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement / Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of the Company.

(f) The Company’s Board of Directors will authorize the preparation of the portion of the Proxy Statement / Prospectus to be provided by the Company, which is to be included in the Form S-4, its filing with the Securities and Exchange Commission (the “SEC”), and its delivery to the Shareholders of the Company.

Section 5.2 Shareholder Meeting. The Company, as soon as practicable following the effectiveness of the Form S-4 and receipt of the Specified Requisite Regulatory Approvals, shall, in consultation with CCBI, duly call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Shareholder Meeting”) for the purpose of considering the approval and adoption of this Agreement. The Company shall, except to the extent that the Company has made a Company Adverse Recommendation Change in compliance with Section 4.2(d), through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use reasonable best efforts to solicit such approval and adoption by its shareholders, and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to CCBI the Company Recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders or resolve or propose to do any of the foregoing.

Section 5.3 Access to Information.

(a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b) Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither the Company, CCBI, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or confidentiality agreement entered into prior to the date hereof.

(c) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated November 3, 2016, between CCBI and the Company (the “Confidentiality Agreement”).

Section 5.4 Fees and Expenses.

(a) Except as otherwise provided in this Section 5.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) (A) by CCBI pursuant to Section 7.1(b) or (B) by the Company or CCBI pursuant to Section 7.1(e) or (C) by the Company pursuant to Section 7.1(d)(i) and (D) in the case of each of (i)(A), (i)(B) and (i)(C) a Superior Proposal existed between the date hereof and the date of the termination of this Agreement and, (D) concurrently with or within twelve months after any such termination the transactions contemplated by such Superior Proposal are consummated or the Company or its Subsidiaries shall enter into any letter of intent, agreement in principle or definitive agreement with respect to such Superior Proposal , (ii) by CCBI pursuant to Section 7.1(f) or (iii) by the Company pursuant to Section 7.1(g) then, in each case, the Company shall pay to CCBI the Termination Fee by wire transfer of immediately available funds to an account specified in writing by CCBI, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of the transactions contemplated by the Superior Proposal and the entry into such letter of intent, agreement in principle or definitive agreement with respect to such Superior Proposal, (y) in the case of clause (ii), on the first Business Day following such termination, or (z) in the case of clause (iii) concurrent with such termination.

(c) The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the transactions contemplated by this Agreement and that without these agreements CCBI would not enter into this Agreement.

(d) The amount payable by Company to CCBI pursuant to this Section 5.4 constitutes liquidated damages and not a penalty and shall be the sole and exclusive remedy of CCBI with respect to a termination listed in this Section 5.4.

Section 5.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of CCBI and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, including the Specified Requisite Regulatory Approvals (the “Requisite Regulatory Approvals”) and the making of all necessary registrations, declarations and filings with Governmental Entities, including applications, notices and requests for the Requisite Regulatory Approvals; (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings with such Persons, if any; and (iv) the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity.

(b) Notwithstanding anything in this Agreement to the contrary, (i) neither CCBI nor the Company shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, (ii) in no event shall CCBI or its Affiliates be required to agree to any condition or requirement to the receipt of any Specified Requisite Regulatory Approval which would so materially and adversely affect the economic or business benefits to CCBI of the Merger that, had such condition or requirement been known, CCBI would not, in its reasonable judgment, have entered into this Agreement, such condition or requirement being referred to herein as a “Burdensome Condition.” CCBI and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers, stockholders and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any party or any of its Subsidiaries with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.

(c) CCBI and the Company will furnish the other party with drafts of each application, notice or other request for the Specified Requisite Regulatory Approvals and shall provide the other party with a reasonable opportunity to review and comment on such application, notice or other request before the filing thereof.

(d) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

Section 5.6 Public Announcements. Neither CCBI nor the Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national or foreign securities exchange or the rules of NASDAQ.

Section 5.7 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Letter Agreements, CCBI and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

Section 5.8 Indemnification of Directors and Officers.

(a) CCBI agrees that all rights to indemnification, advancement of expenses and exculpation by Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Company or any of its Subsidiaries, as provided in the charter or bylaws of Company or its Subsidiaries, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) Company and its Subsidiaries shall obtain as of the Closing Date pre-paid directors’ and officers’ liability “tail” insurance policies with a claims period of six (6) years from the Closing Date and providing coverage for claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), with at least the same coverage and limits, and containing terms and conditions that are not less advantageous to the directors and officers of Company or its Subsidiaries, as the directors’ and officers’ liability insurance policy in place immediately prior to the Closing Date and covering such directors and officers; provided that in no event shall Company or its Subsidiaries be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by Company or its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Section 5.8(b) of the Company Letter. Company will use its commercially reasonable best efforts (and consult with CCBI in such process) to obtain such policies for premium amounts as contemplated by this Section 5.8(a). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Company and its Subsidiaries shall obtain, and CCBI shall cause them to obtain, that amount of pre-paid directors’ and officers’ liability “tail” insurance policies obtainable for an annual premium equal to the Maximum Premium.

(c) The obligations of CCBI, Company, and its Subsidiaries under this Section 5.9 shall not be terminated or modified in any manner as to adversely affect any director or officer to whom this Section 5.8 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(d) In the event CCBI, Company, Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of CCBI, Company, or its Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.8.

(e) Further, CCBI hereby acknowledges and assumes the obligations of the Company and its Subsidiaries with respect to indemnification of the former employees, officers and directors of St. James Federal Savings and Loan Association (“St. James”) as set for at Section 5.05(b) of the Agreement and Plan of Conversion Merger dated November 14, 2014 by and among the Company, Wells Federal Bank and St. James.

Section 5.9 Notification of Certain Matters. CCBI shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to CCBI, of: (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects; (ii) any failure of CCBI or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the

Company or on CCBI, as the case may be. The delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.10 Employee Benefit Plans and Agreements.

(a) CCBI agrees that it will, from and after the Effective Time, honor all employment Contracts entered into by the Company prior to the date hereof and described in Section 5.10(a) of the Company Letter. Nothing in this Agreement shall be interpreted as limiting the power of CCBI to offer to continue the employment of any employee or the engagement of any independent contractor or, other than as required by its terms, any written employment Contract. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Company or any of its Subsidiaries, or to restrict the right of Surviving Corporation or any of its Subsidiaries to terminate or cause to be terminated the employment of any such employee at any time for any or no reason with or without notice; provided, however, that in the event that after the Effective Time any Eligible Employee of the Company or its Subsidiaries is terminated from employment without Cause prior to the first anniversary of the Closing Date, CCBI shall provide severance benefits consisting of 1.25 weeks of pay for each Year of Service with the Company or its Subsidiaries, with a minimum of 2.0 weeks salary and a maximum of twenty-six (26) weeks’ salary, except where such Eligible Employee is entitled to greater severance benefits under a Company Plan. “Year of Service” as used herein means each full twelve-month period for which such employee was an actual employee of the Company or its Subsidiaries and shall not include any such time period where such employee was previously employed by CCBI or any of its Subsidiaries, or any other entity other than the Company. CCBI and the Company acknowledge and agree that all provisions contained in this Section 5.10 are included for the sole benefit of CCBI, the Company and their respective Subsidiaries, and that nothing in this Section 5.10, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of CCBI, the Company or any of their respective Subsidiaries, or (ii) to continued employment with CCBI, the Company or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

(b) Following the Effective Time, CCBI shall cause employees of the Company or its Subsidiaries to be eligible to participate in the CCBI Plans, and shall cause its Affiliates and the applicable CCBI Plan, to recognize prior service of such employees with the Company and its Subsidiaries as service with CCBI and its Affiliates to (i) credit each employee’s service with the Company or any of its Subsidiaries or any predecessor employers thereto, to the extent credited under the analogous Company Plan, as service with CCBI and its Affiliates for purposes of eligibility, vesting, and vacation (PTO) benefits under such CCBI Plan, but not for any other purposes, including for purposes of determining benefit accruals or early retirement subsidies under any defined benefit pension plan of CCBI or its Affiliates; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such CCBI Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Company Plan in which such employee participated immediately prior to the Closing Date, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such CCBI Plan, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of CCBI’s insurers.

(c) The Company shall, and shall cause the Company Bank to, take all action necessary to terminate the ESOP effective immediately prior to the Effective Time. The Company shall allow CCBI to review any resolutions adopted by the Board of Directors of the Company to effect this Section 5.10(c) prior to their adoption and shall cooperate with CCBI to make any changes to such resolutions reasonably requested by CCBI. Notwithstanding anything herein to the contrary, the Company or its Subsidiaries shall continue to accrue and make contributions to the ESOP for the plan year ending as of the date of termination of the

ESOP in accordance with past practice as in effect during the year ended December 31, 2016, including a pro rata contribution for any partial contribution period ending as of the Closing Date. Such ESOP shall be terminated in a manner consistent with the provisions of Section 8.2(c) of such plan in effect as of the date of this Agreement.

(d) Each employee who is listed on Section 5.10(d) of the Company Letter (an “Eligible Employee”) shall be eligible to receive the severance benefits provided for in Section 5.10(a) as set forth on Section 5.10(d) of the Company Letter, except where such Eligible Employee is entitled to greater severance benefits under a Company Plan.

(e) Each employee of the Company or any Subsidiary of the Company who is listed on Section 5.10(e)(i) of the Company Letter shall be eligible to receive the retention bonus set forth on Section 5.10(e)(i) of the Company Letter pursuant to a retention agreement in form and substance reasonably satisfactory to CCBI and the Company. Each employee of the Company or any Subsidiary of the Company who is listed on Section 5.10(e)(ii) of the Company Letter shall be eligible to receive the stay bonus set forth on Section 5.10(e)(ii) of the Company Letter pursuant to a stay bonus agreement in form and substance reasonably satisfactory to CCBI and the Company.

Section 5.11 Certain Litigation.

(a) Each Party shall promptly advise the other of (i) any Action commenced after the date of this Agreement against the party or any of its subsidiaries, or directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby, and (ii) any Action that could reasonably be expected to have a Material Adverse Effect on the , and shall keep the other reasonably informed on a timely basis regarding any such Action. The Company shall give CCBI the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider CCBI’s views with respect to such Action, and shall not settle without CCBI’s prior written consent (A) any Action related to or challenging this Agreement or the transactions contemplated hereby or (B) any Action where the amount in controversy is greater than $1,500,000. The delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to CCBI.

(b) If permissible under applicable banking Laws, the Company shall promptly advise CCBI of the commencement of any investigation or audit by any Governmental Entity with respect to the Company, the Company Bank or any of their respective directors or employees and shall keep CCBI reasonably informed on a timely basis regarding any such investigation or audit.

Section 5.12 Transition Services.

(a) The Company and CCBI shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of the Company’s back room operations into CCBI’s operations located in Altoona, Wisconsin or any other CCBI site. Consistent with the Company maintaining its independent status prior to the Effective Time, CCBI will provide sufficient resources and personnel to effectively guide the integration team.

(b) The Company and CCBI shall, subject to applicable legal requirements, cooperate with each other, and (ii) if mutually agreed in the interest of an orderly, cost-effective consolidation of operations and competitive market issues, terminate any in-house back office, support, processing or other operational activities or services of the Company or any Company Subsidiary, including, without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between CCBI or any CCBI Subsidiary (as CCBI shall select) and the Company for the provision of similar services to the Company or any Company Subsidiary on terms and conditions mutually acceptable to the Company and CCBI provided that no such termination shall be effective until immediately after the Effective Time.

(c) The Company and CCBI shall cooperate and make all reasonable efforts to cause their respective data processing service providers to cooperate to ensure the orderly and efficient consummation of the

Merger and to take all reasonable steps for an orderly transfer of all applicable data files and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding the Company’s assets and liabilities to CCBI’s own system of electronic data processing as soon as possible after the Effective Time.

Section 5.13 Title Commitments and Surveys. The Company shall cooperate with and assist CCBI in obtaining title commitments for owners’ policies of title insurance prepared by a title insurance company selected by CCBI and certified ALTA surveys prepared by a licensed surveyor selected by CCBI with respect to each of the Owned Properties.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by CCBI and the Company at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of shareholders of the Company in accordance with applicable Law.

(b) No Order. No court or other Governmental Entity having jurisdiction over the Company or CCBI, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger or the Bank Merger, and no Governmental Entity shall have instituted any Action that is pending seeking such an Order.

(c) Form S-4. The Form S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Form S-4; and all approvals deemed necessary by CCBI and Company counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(d) NASDAQ Listing. CCBI Common Stock, including the CCBI Common Stock to be issued in the Merger, shall continue to be listed on NASDAQ.

(e) Approval of Governmental Entities. All Specified Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. CCBI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties. Each of the representations and warranties of CCBI contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties of CCBI contained in this Agreement that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

(c) CCBI Deliveries. CCBI shall have delivered to the Company at or prior to Closing the deliveries specified in Section 1.9(b).

(d) Officer’s Certificate. The Company shall have received a certificate of an executive officer of CCBI to the effect that each of the conditions set forth in this Section 6.2 have been satisfied.

(e) Material Adverse Effect. There shall not exist any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on CCBI.

(f) Exchange Agent Certificate. The Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of CCBI Common Stock to satisfy CCBI’s obligations to pay the aggregate Merger Consideration.

Section 6.3 Conditions to Obligations of CCBI to Effect the Merger. The obligations of CCBI to effect the Merger shall be subject to the fulfillment or waiver by CCBI at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (as modified by updates to the Company Letter prior to Closing for facts, circumstances, or matters arising between the date of this Agreement and the Effective Time ) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date); (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and (iii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.

(d) Consents. The Company shall have obtained the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any Company Material Contract.

(e) Governmental Actions. There shall not be instituted, pending or threatened any Action by a Governmental Entity (i) relating to this Agreement, the Letter Agreements or any of the transactions contemplated herein or (ii) which would have, individually or in the aggregate, a Material Adverse Effect on the Company or CCBI.

(f) Officers’ Certificate. CCBI shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions set forth in this Section 6.3 has been satisfied.

(g) Company Deliveries. The Company shall have delivered to CCBI at or prior to the Closing the deliveries specified in Section 1.9(c).

(h) Dissenting Shares. No more than fifteen percent (15%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual written consent of CCBI and the Company;

(b) by CCBI, provided that CCBI is not then in material breach, if there has been a breach of any representation, warranty, covenant, undertaking or other agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by CCBI to the Company;

(c) by the Company, provided that the Company is not then in material breach, if there has been a breach of any representation, warranty, covenant or other agreement made by CCBI in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to CCBI;

(d) by either CCBI or the Company if: (i) the Merger has not been effected on or prior to the close of business on October 31, 2017 (the “Termination Date”); provided, however, that in the event that the condition set forth in Section 6.1(e) has not been satisfied by the Termination Date, the Termination Date shall automatically be extended by sixty (60) calendar days; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the Termination Date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger or the Bank Merger and such Order, Law or other action shall have become final and nonappealable;

(e) by either CCBI or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Section 4.2, or Section 5.2;

(f) by CCBI if: (i) the Company shall have breached any of the provisions of Section 4.2 or Section 5.2; (ii) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Shareholder Meeting inconsistent with the Company Recommendation or shall have resolved or proposed to do any of the foregoing; (iii) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company any Superior Proposal or shall have resolved to do so; or (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(g) by the Company if prior to the approval and adoption of this Agreement by its shareholders at the Shareholder Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company has complied with Section 4.2, including the negotiation provisions therein, and, after such negotiations, the Board of Directors of the Company continues reasonably to determine that the Takeover

Proposal constitutes a Superior Proposal after giving effect among other things, to the payment of the Termination Fee, and (C) at the time of such termination, CCBI receives the Termination Fee and the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, attorneys or agents, and whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either CCBI or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, CCBI or their respective officers or directors (except for Section 5.3(c) and Section 5.4, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one (1) Business Day after being delivered to an overnight courier or when sent via email (with a confirmatory receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to CCBI, to it c/o:

Citizens Community Bancorp, Inc.

29 Fairfax Street

Altoona, WI 54720

Attention: Stephen Bianchi

Email: sbianchi@ccf.us

with a copy to:

Briggs and Morgan, P.A.

2200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention: Joseph T. Kinning

Email: jkinning@briggs.com

(b) if to the Company, to:

Wells Financial Corp.

53 1st Street SW

Wells, MN 56097

Attention: James D. Moll

Email: jmoll@wellsfederal.com

with a copy to:

Jones Walker LLP

1227 25th Street NW

Suite 200 W

Washington, D.C. 20037

Attention: John J. Spidi

Email: jspidi@joneswalker.com

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section or Article of, or an Exhibit attached to, this Agreement unless otherwise indicated. The Exhibits, the Company Letter and CCBI Letter referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (c) the word “or” is not exclusive. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder

Section 8.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the principles of conflict of laws thereof.

(b) EACH OF THE COMPANY AND CCBI HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CCBI OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of CCBI to pay, and Company’s stockholders’ right to receive, the consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.10 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Business Day” means any day other than a Saturday or Sunday on which national banking associations are required to be open in Eau Claire, Wisconsin.

“Cause” means termination of employment for any of the following reasons:

(a) in the event of the permanent disability of the employee. For the purposes of this Agreement, “permanent disability” means any physical, mental or emotional illness, disease or condition which renders the employee incapable of adequately performing his usual duties for a period of twenty-six (26) weeks or more in one year, whether consecutively or in the aggregate. The determination of whether the employee is disabled under this Section 8.10 shall be made by a physician chosen by the employee and a physician chosen by the Company. The determination of the two physicians shall be binding on the employee and the Company. If the two physicians are unable to agree as to whether the employee is disabled, the two physicians shall designate a third physician mutually agreeable to them and such physician shall determine whether the employee is disabled, and such determination shall be binding on the Company and the employee;

(b) the employee dies;

(c) the employee commits embezzlement, fraud, dishonesty or other acts of misconduct, or is guilty of conduct in material violation of established ethics, regulations, Law or the Company or the Company Bank policy;

(d) the employee is charged with any crime involving the property of the Company or the Company Bank or which has a detrimental impact upon the reputation of the Company or the Company Bank;

(e) the employee is adjudicated as incompetent; or

(f) Cause as defined in any Contract, employment agreement, management change in control agreement, or other comparable agreement with an employee of the Company or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended to date.

“FDIC” means the Federal Deposit Insurance Corporation.

“Knowledge of CCBI” means the actual knowledge of the individuals identified in Section 8.10 of the CCBI Letter, after due inquiry.

“Knowledge of the Company” means the actual knowledge of the individuals identified in Section 8.10 of the Company Letter, after due inquiry.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute, law, executive order, ordinance, rule or regulation.

“Material Adverse Change” or “Material Adverse Effect” means, when used with respect to CCBI or Company, as the case may be, any fact, event, or circumstance that individually or when taken together with all other facts, events, or circumstances is or could reasonably be expected to be materially adverse to the business, assets, reputation, results of operations, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of CCBI and CCBI Bank, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, but excluding any fact, event, or circumstance to the extent caused by (i) any changes in the United States or global economy or capital, financial or securities markets generally including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the securities markets, (ii) changes in Laws or GAAP or regulatory accounting principles, or authoritative interpretation thereof after the date of this Agreement that affect in general the banking industry, (iii) the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in the industry in which the Company operates generally, (v) the public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this

Agreement in contemplation of the transactions contemplated hereby including the expenses incurred as a result of the negotiation and compliance with the terms hereof, (vi) the failure, in and of itself, of Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics, (vii) actions taken by third parties following the public announcement of this Agreement, (viii) actions or omissions with the prior written consent of the other party, (ix) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration of the credit markets generally and including changes to any previously correctly applied asset marks, except in the case of each of clauses (i), (ii), (iii), (iv) and (ix) immediately above to the extent that any such fact, event, or circumstance has a materially disproportionate impact on the business or the assets, reputation, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

“OCC” means the Office of the Comptroller of the Currency.

“Order” means judgment, order, writ, award, injunction (temporary or permanent), agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of either of the Constituent Corporations or any of their respective Subsidiaries or decree of any Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Regulation O” means 12 C.F.R. Part 215, commonly known as Regulation O of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation W” means 12 C.F.R. Part 223, commonly known as Regulation W of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Person(s)” means (i) any Affiliate of the Company or any of its Subsidiaries, (ii) any holder of 10% or more of the shares of the Company Common Stock, (iii) any current or former director or officer of the Company or any of its Subsidiaries, or (iv) any Person that, to the Knowledge of the Company, is an “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of a Person identified in clause (i), (ii) or (iii) immediately above.

“Securities Act” means the Securities Act of 1933 together with the rules and regulations promulgated thereunder.

“Specified Requisite Regulatory Approval” means in connection with this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby each of the following:

(i) The approval by the OCC of the filing by the Company Bank and CCBI Bank of an Interagency Bank Merger Act Application (the “Application”) pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended, with the OCC, and the expiration of the waiting period with respect thereto;

(ii) The notice required to be filed with the OCC with respect to the Company’s insurance agency subsidiary pursuant to 12 CFR 1.5.39 Financial subsidiaries of a national bank;

(iii) The approval by the Minnesota Department of Commerce of CCBI Bank’s Application, pursuant to Minn. Stat. 46.048, after the filing of a notice of proposed acquisition of control;

(iv) The approval of the Federal Reserve Bank pursuant to Section 3(a)(3) of the Bank Holding Company Act of 1956, as amended (the “BHCA”);

(v) The effectiveness of any filing made with the SEC under the Securities Act or the Exchange Act, including the Form S-4; and

(vi) The approval for listing on NASDAQ of the CCBI Common Stock to be issued pursuant to the Merger, subject to notice of issuance.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which CCBI or the Company, as the case may be (either alone or through or together with any other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

[Signature Page Follows]

IN WITNESS WHEREOF, CCBI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CITIZENS COMMUNITY BANCORP, INC.

By:	/s/ Stephen Bianchi
Name:	Stephen Bianchi
Title:	President and CEO

WELLS FINANCIAL CORP.

By:	/s/ James D. Moll
Name:	James D. Moll
Title:	President and CEO

NOTE TO AGREEMENT AND PLAN OF MERGER

The following Exhibits to the Agreement and Plan of Merger have been omitted from this Annex A. The Form of Letter Agreement can be reviewed in its entirety by referencing the Current Report on Form 8-K filed by CCBI on March 17, 2017:

Exhibit A	Form of Letter Agreement
Exhibit B	Form of Bank Agreement and Plan of Merger

Annex B

McAuliffe Financial, LLC

March 17, 2017

Board of Directors

Wells Financial Corp.

53 First Street, SW

Wells, MN 56097

Dear Board Members:

You have requested our opinion, as an independent financial advisor to Wells Financial Corp. (“Wells Financial” or the “Corporation”), as to the fairness, from a financial point of view, the proposed consideration to be paid to the shareholders of Wells Financial by Citizens Community Bancorp, Inc. (“Citizens Community”) in the proposed merger of Wells Financial with and into Citizens Community.

McAuliffe Financial, LLC (“McAuliffe Financial”) is a financial consulting company that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, strategic planning, goodwill impairment analyses, ESOP valuations, investor relations and other corporate purposes. Senior members of McAuliffe Financial have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion, we are independent of the Corporation.

Financial Terms of the Offer

A. Pursuant to an Agreement and Plan of Merger dated March 17, 2017 (the “Agreement”), Citizens Community has agreed to pay cash equal to $41.31 in cash (the “Cash Consideration”) for each share of Company Common Stock; and

B. .7636 share (as such may be adjusted pursuant to the terms of this section, the “Exchange Ratio”) of CCBI Common Stock (the “Stock Consideration”) for each share of Company Common Stock, subject to the application of the following provisions:

1) If the CCBI Closing Price is equal to or greater than $11.42 (the “Floor”) but less than $13.96 (the “Ceiling”), then no adjustment to the Exchange Ratio shall be made.

2) If the CCBI Closing Price is less than the Floor but equal to or greater than $9.00 (the “Basement”), then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the CCBI Closing Price. The “Floor Stock Value” means the product of the Floor and the Exchange Ratio set forth in Section 1.4(c)(i)(B) of the Agreement and Plan of Merger.

3) If the CCBI Closing Price is less than the Basement, then the Exchange Ratio shall be adjusted to equal the Floor Stock Value divided by the Basement.

4) If the CCBI Closing Price is greater than the Ceiling but equal to or less than $16.38 (the “Attic”), then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the CCBI Closing Price. The “Ceiling Stock Value” means the product of the Ceiling and the Exchange Ratio set forth in Section 1.4(c)(i)(B) of the Agreement and Plan of Merger.

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March 17, 2017

5) If the CCBI Closing Price is greater than the Attic, then the Exchange Ratio shall be adjusted to equal the Ceiling Stock Value divided by the Attic.

Materials Reviewed

In the course of rendering our opinion, we have, among other things:

1.	Reviewed the terms of the Agreement and discussed the Agreement with management and the Corporation’s legal counsel, Jones Walker LLP;

2.	Reviewed the following financial data of the Corporation:

a.	The audited financial statements of the Corporation for the fiscal years ended December 31, 2013 through December 31, 2015,

b.	Unaudited consolidated and unconsolidated financial statements for the year ended December 31, 2016 as provided by the Corporation,

c.	A preliminary draft of the audited financial statements for the year ended December 31, 2016 as provided by the Corporation’s auditors,

d.	The Federal Deposit Insurance Corporation (“FDIC”) quarterly reports covering the periods through December 31, 2016, the latest available period,

e.	Other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

f.	The Corporation’s most recent strategic plan and budget report;

3.	Reviewed the Corporation’s Annual Report for fiscal 2015 which provides a discussion of the Corporation’s business and operations and reviews various financial data and trends;

4.	Discussed with executive management of the Corporation, the business, operations, recent financial condition and operating results and future prospects of the Corporation;

5.	Compared the Corporation’s financial condition and operating results to those of banks operating in the Midwest, the U.S. and with similar asset sizes;

6.	Compared the Corporation’s financial condition and operating performance to the published financial statements and market price data of publicly-traded banks in general, and publicly-traded banks in the Midwest region in the U.S. specifically;

7.	Reviewed the relevant market information regarding the shares of common stock of the Corporation including trading activity and volume;

8.	Performed such other financial and pricing analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending or completed acquisitions of companies we consider to be generally similar to the Corporation;

9.	Examined the Corporation’s economic operating environment and the competitive environment of the Corporation’s market area;

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10.	Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis;

11.	Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of Wells Financial and Citizens Community, including cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses;

12.	We have had discussions with the management of the Corporation concerning the business, operations, assets, liabilities, financial condition and prospects of the Corporation and of Citizens Community and have undertaken such other analyses and investigations as we deemed appropriate.

13.	Compared Citizens Community’s recent operating results and pricing ratios with those of certain other publicly traded banks in the U.S.;

14.	Reviewed Citizens Community’s 2015, 2016 and 2017 SEC filings, through the date of this opinion;

15.	Performed such other analyses deemed appropriate.

In performing our review and preparing this opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information made available to us for purposes of this opinion, and we have not independently verified such information nor have we undertaken an independent evaluation of the assets and liabilities of the Corporation. With respect to financial projections reviewed with management, we have assumed, with the Corporation’s consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management and we express no opinion as to those financial projections or the assumptions on which they are based. We further have assumed, with the Corporation’s consent, that the Agreement will be consummated as set forth in the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof, and that, in the course of obtaining any regulatory or third party consents, approvals or agreement in connection with the Agreement, no limitations, restrictions or conditions will be imposed on the Corporation. We have also assumed for purposes of this opinion that there has been no material change in the financial condition of the Corporation from that reflected in the unaudited statements for the period ended December 31, 2016.

Our opinion is based on market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof. Any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We have been engaged by the Corporation to act as its financial advisor in connection with the Merger and we will receive a fee from the Corporation for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the merger or the conclusions reached in our opinion. The Corporation has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of; (i) historical and projected revenues, operating earnings, net income and capitalization of the Corporation and certain other publicly held companies in businesses we believe to be

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comparable to the Corporation; (ii) the current and projected financial position and result of operations of the Corporation; (iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (iv) the general conditions of the securities markets.

In arriving at this opinion, McAuliffe Financial, LLC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McAuliffe Financial, LLC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this fairness opinion.

It is understood that this fairness opinion is for the information of the Corporation in evaluating the proposed Agreement. This letter should not be construed as creating any fiduciary duty on the part of McAuliffe Financial, LLC to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which consent will not unreasonably withheld. Notwithstanding the foregoing, this opinion may be referred to or included in any regulatory filing that Wells Financial or Citizens Community are required to make in connection with the merger if such reference or inclusion is required by applicable law.

This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated March 17, 2017, which has been produced by McAuliffe Financial and will be delivered to the Corporation. We have relied on the Report for purposes of rendering this current fairness opinion.

Opinion

Based on the foregoing and on our knowledge of and experience in the valuation of businesses and securities, we are of the opinion that, as of March 17, 2017, the Merger Consideration is fair, from a financial point of view to the shareholders of Wells Financial.

Respectfully submitted,

McAuliffe Financial, LLC

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Annex C

Minnesota Business Corporation Act Sections 302A.471 and 302A.473

302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B or 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B or 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters’ rights

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The CCBI charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless the charter provides otherwise, which CCBI’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Pursuant to the CCBI charter, CCBI is required to indemnify its current and former directors and officers, whether serving CCBI or at its request any other entity, to the fullest extent required or permitted by the MGCL. Rights to indemnification include the advancement of expenses under the procedures and to the fullest extent permitted by law; provided, however, that, except with respect to proceedings to enforce rights to indemnification, CCBI is only required to indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee if such proceeding was authorized by the CCBI board.

CCBI also maintains directors’ and officers’ liability insurance which indemnifies the Company’s directors and officers against damages arising out of certain kinds of claims which might be made against them based on acts and things done (or not done) by them while acting in their capacity as directors and officers.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description

2.1	Plan and Agreement of Merger by and among Citizens Community Federal N.A., Old Murry Bancorp, Inc. and Community Bank of Northern Wisconsin dated February 10, 2016. (Filed as Exhibit 2.1 to CCBI’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 and incorporated herein by reference.)

2.2***	Agreement and Plan of Merger, dated as of March 17, 2017, by and between Citizens Community Bancorp, Inc. and Wells Financial Corp. (included as Annex A to the proxy statement/prospectus which forms part of this registration statement)

3.1	Articles of Incorporation of Citizens Community Bancorp, Inc. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

3.2	Articles of Amendment to the Articles of Incorporation of Citizens Community Bancorp, Inc. (Filed as Exhibit 3.1 to CCBI’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 and incorporated herein by reference.)

3.3	Bylaws of Citizens Community Bancorp, Inc. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

3.4	Amendment to the Bylaws of Citizens Community Bancorp, Inc. (Filed as an exhibit to CCBI’s Form 8-K dated December 20, 2013, filed on December 26, 2013 and incorporated herein by reference.)

4.1	Subordinated Note Purchase Agreement between Citizens Community Bancorp, Inc. and EJF Debt Opportunities Master Fund, LP dated May 30, 2017. (Filed as Exhibit 4.1 to CCBI’s current report on Form 8-K dated May 30, 2017 and incorporated herein by reference).

4.2	Form of Subordinated Note. (Filed as Exhibit 4.2 to CCBI’s current report on Form 8-K dated May 30, 2017 and incorporated herein by reference).

5.1**	Opinion of Venable LLP as to validity of the securities being registered

10.1+	Citizens Community Bancorp, Inc. 2004 Stock Option Plan. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

10.2+	Citizens Community Bancorp, Inc. 2004 Recognition and Retention Plan. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

10.3+	Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan. (Filed as an exhibit to CCBI’s registration statement on Form S-8 filed on August 28, 2013 (File No. 333-190877) and incorporated herein by reference.)

10.4+	Employment Agreement by and between Edward H. Schaefer and Citizens Community Federal dated effective as of October 28, 2013. (Filed as Exhibit 99.1 to CCBI’s current report on Form 8-K dated as of November 1, 2013 and incorporated herein by reference.)

10.5+	Form of Restricted Stock Grant Agreement under the Citizens Community Bancorp, Inc. 2004 Recognition and Retention Plan. (Filed as Exhibit 10.7 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2010 and incorporated herein by reference.

Exhibit No.	Description

10.6+	Form of Incentive Stock Option Agreement under the Citizens Community Bancorp, Inc. 2004 Stock Option and Incentive Plan. (Filed as Exhibit 10.8 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2010 and incorporated herein by reference.)

10.7+	Form of Restricted Stock Grant Agreement under the Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan. (Filed as Exhibit 10.12 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2014 and incorporated herein by reference.)

10.8+	Form of Stock Option Agreement under the Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan. (Filed as Exhibit 10.12 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2014 and incorporated herein by reference.)

10.9+	First Amendment to Employment Agreement by and between Edward H. Schaefer and Citizens Community Federal dated as of March 3, 2015. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated as of March 5, 2015 and incorporated herein by reference.)

10.10+	First Amendment to Employment Agreement by and between Mark C. Oldenberg and Citizens Community Federal dated as of March 3, 2015. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated as of March 5, 2015 and incorporated herein by reference.)

10.11	Loan Agreement between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated May 16, 2016 (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated May 18, 2016 and incorporated by reference herein).

10.12	Pledge and Security Agreement between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated May 16, 2016. (Filed as Exhibit 10.2 to CCBI’s current report on Form 8-K dated May 18, 2016 and incorporated by reference herein).

10.13+	Executive Employment Agreement between Citizens Community Bancorp, Inc. and Stephen Bianchi dated June 24, 2016. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated June 30, 2016).

10.14	Amended and Restated Loan Agreement by and between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated September 30, 2016. (Filed as Exhibit 10.17 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2016 and incorporated herein by reference).

10.15	Amended and Restated Pledge and Security Agreement by and between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated September 30, 2016 (Filed as Exhibit 10.17 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2016 and incorporated herein by reference).

10.16	Employment Agreement between Citizens Community Federal and Citizens Community Bancorp, Inc. and Mark C. Oldenberg entered into on October 4, 2016 and effective January 1, 2017. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated October 6, 2016).

10.17	Amended and Restated Executive Employment Agreement by and between Citizens Community Bancorp, Inc., Citizens Community Federal, N.A. and Stephen Bianchi, dated May 25, 2017. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated May 26, 2017 and incorporated herein by reference).

10.18	Second Amended and Restated Loan Agreement with First Tennessee, National Association dated May 30, 2017. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated May 30, 2017 and incorporated herein by reference).

21	Subsidiaries of CCBI (Filed as Exhibit 21 to CCBI’s annual report of Form 10-K for the fiscal year ended September 30, 2010 and incorporated herein by reference).

23.1**	Consent of Baker Tilly Virchow Krause, LLP

23.2**	Consent of RSM US LLP

23.3**	Consent of Venable LLP (included in Exhibit 5.1)

Exhibit No.	Description

24.1*	Power of Attorney (included on signature page)

99.1**	Form of Proxy Card

99.2	Consent of McAuliffe Financial, LLC (included within Annex B)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

*	Previously filed
**	Filed herewith
***	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request. A list of omitted exhibits to the Agreement and Plan of Merger appears at the end of Annex A.
+	A management contract or compensatory plan or arrangement

Item 22. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eau Claire, on the 29th day of June, 2017.

Citizens Community Bancorp, Inc.

By:	/s/ Stephen Bianchi
Name:	Stephen Bianchi
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of June, 2017:

/s/ Stephen M. Bianchi
Name:	Stephen Bianchi
Title:	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Mark C. Oldenberg
Name:	Mark C. Oldenberg
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

*
Name:	Richard McHugh
Title:	Chairman of the Board

*
Name:	Michael L. Swenson
Title:	Director

*
Name:	James R. Lang
Title:	Director

*
Name:	Brian R. Schilling
Title:	Director

*
Name:	David B. Westrate
Title:	Director

*
Name:	Timothy A. Nettesheim
Title:	Director

*By:	/s/ Stephen Bianchi
Name:	Stephen Bianchi
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Plan and Agreement of Merger by and among Citizens Community Federal N.A., Old Murry Bancorp, Inc. and Community Bank of Northern Wisconsin dated February 10, 2016. (Filed as Exhibit 2.1 to CCBI’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 and incorporated herein by reference.)

2.2***	Agreement and Plan of Merger, dated as of March 17, 2017, by and between Citizens Community Bancorp, Inc. and Wells Financial Corp. (included as Annex A to the proxy statement/prospectus which forms part of this registration statement)

3.1	Articles of Incorporation of Citizens Community Bancorp, Inc. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

3.2	Articles of Amendment to the Articles of Incorporation of Citizens Community Bancorp, Inc. (Filed as Exhibit 3.1 to CCBI’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 and incorporated herein by reference.)

3.3	Bylaws of Citizens Community Bancorp, Inc. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

3.4	Amendment to the Bylaws of Citizens Community Bancorp, Inc. (Filed as an exhibit to CCBI’s Form 8-K dated December 20, 2013, filed on December 26, 2013 and incorporated herein by reference.)

4.1	Subordinated Note Purchase Agreement between Citizens Community Bancorp, Inc. and EJF Debt Opportunities Master Fund, LP dated May 30, 2017. (Filed as Exhibit 4.1 to CCBI’s current report on Form 8-K dated May 30, 2017 and incorporated herein by reference).

4.2	Form of Subordinated Note. (Filed as Exhibit 4.2 to CCBI’s current report on Form 8-K dated May 30, 2017 and incorporated herein by reference).

5.1**	Opinion of Venable LLP as to validity of the securities being registered

10.1+	Citizens Community Bancorp, Inc. 2004 Stock Option Plan. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

10.2+	Citizens Community Bancorp, Inc. 2004 Recognition and Retention Plan. (Filed as an exhibit to CCBI’s registration statement filed on June 30, 2006 (File No. 333-135527) pursuant to Section 5 of the Securities Act of 1933 and incorporated herein by reference.)

10.3+	Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan. (Filed as an exhibit to CCBI’s registration statement on Form S-8 filed on August 28, 2013 (File No. 333-190877) and incorporated herein by reference.)

10.4+	Employment Agreement by and between Edward H. Schaefer and Citizens Community Federal dated effective as of October 28, 2013. (Filed as Exhibit 99.1 to CCBI’s current report on Form 8-K dated as of November 1, 2013 and incorporated herein by reference.)

10.5+	Form of Restricted Stock Grant Agreement under the Citizens Community Bancorp, Inc. 2004 Recognition and Retention Plan. (Filed as Exhibit 10.7 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2010 and incorporated herein by reference.

Exhibit No.	Description

10.6+	Form of Incentive Stock Option Agreement under the Citizens Community Bancorp, Inc. 2004 Stock Option and Incentive Plan. (Filed as Exhibit 10.8 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2010 and incorporated herein by reference.)

10.7+	Form of Restricted Stock Grant Agreement under the Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan. (Filed as Exhibit 10.12 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2014 and incorporated herein by reference.)

10.8+	Form of Stock Option Agreement under the Citizens Community Bancorp, Inc. 2008 Equity Incentive Plan. (Filed as Exhibit 10.12 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2014 and incorporated herein by reference.)

10.9+	First Amendment to Employment Agreement by and between Edward H. Schaefer and Citizens Community Federal dated as of March 3, 2015. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated as of March 5, 2015 and incorporated herein by reference.)

10.10+	First Amendment to Employment Agreement by and between Mark C. Oldenberg and Citizens Community Federal dated as of March 3, 2015. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated as of March 5, 2015 and incorporated herein by reference.)

10.11	Loan Agreement between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated May 16, 2016 (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated May 18, 2016 and incorporated by reference herein).

10.12	Pledge and Security Agreement between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated May 16, 2016. (Filed as Exhibit 10.2 to CCBI’s current report on Form 8-K dated May 18, 2016 and incorporated by reference herein).

10.13+	Executive Employment Agreement between Citizens Community Bancorp, Inc. and Stephen Bianchi dated June 24, 2016. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated June 30, 2016).

10.14	Amended and Restated Loan Agreement by and between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated September 30, 2016. (Filed as Exhibit 10.17 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2016 and incorporated herein by reference).

10.15	Amended and Restated Pledge and Security Agreement by and between Citizens Community Bancorp, Inc. and First Tennessee Bank National Association dated September 30, 2016 (Filed as Exhibit 10.18 to CCBI’s annual report on Form 10-K for the fiscal year ended as of September 30, 2016 and incorporated herein by reference).

10.16	Employment Agreement between Citizens Community Federal and Citizens Community Bancorp, Inc. and Mark C. Oldenberg entered into on October 4, 2016 and effective January 1, 2017. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated October 6, 2016 and incorporated herein by reference).

10.17	Amended and Restated Executive Employment Agreement by and between Citizens Community Bancorp, Inc., Citizens Community Federal, N.A. and Stephen Bianchi, dated May 25, 2017. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated May 26, 2017 and incorporated herein by reference).

10.18	Second Amended and Restated Loan Agreement with First Tennessee, National Association dated May 30, 2017. (Filed as Exhibit 10.1 to CCBI’s current report on Form 8-K dated May 30, 2017 and incorporated herein by reference).

Exhibit No.	Description

21	Subsidiaries of CCBI (Filed as Exhibit 21 to CCBI’s annual report of Form 10-K for the fiscal year ended September 30, 2010 and incorporated herein by reference).

23.1	Consent of Baker Tilly Virchow Krause, LLP**

23.2	Consent of RSM US LLP**

23.3**	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1**	Form of Proxy Card

99.2	Consent of McAuliffe Financial, LLC (included within Annex B)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

*	Previously filed
**	Filed herewith
***	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request. A list of omitted exhibits to the Agreement and Plan of Merger appears at the end of Annex A.
+	A management contract or compensatory plan or arrangement